As filed with the Securities and Exchange Commission on July__, 2004

                                                     Registration No. 333-117439

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               FORM SB-2/A (No.1)

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         CALYPTE BIOMEDICAL CORPORATION
               (Exact name of registrant as specified in charter)


           Delaware                                3826                                  06-1226727
 (State or other jurisdiction of          Primary Standard Industrial                  (I.R.S. Employer
 incorporation or organization)           Classification Code Number)                Identification No.)



                          5000 HOPYARD ROAD, SUITE 480
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 730-7200

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                J. RICHARD GEORGE
                      President and Chief Executive Officer
                         Calypte Biomedical Corporation
                          5000 Hopyard Road, Suite 480
                          Pleasanton, California 94588
                                 (925) 730-7200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             JOSEPH A. BARATTA, ESQ.
                               BARATTA & GOLDSTEIN
                                597 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                             (212) 750-9700 (PHONE)
                              (212) 750-8297 (FAX)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|.

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. |X|.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                        Amount to be        Proposed        Proposed
                                        Registered(1)       Maximum         Maximum
                                                          ffering Price     Aggregate           Amount  of
  Title of Shares to be Registered                        Per Share(2)    Offering Price     Registration Fee
===============================================================================================================
Common Stock, $0.03 par value per
share                                    6,472,800       $       0.5325   $  3,446,766      $               437


(1) Shares of common stock which may be offered pursuant to this registration statement, which shares have been issued or may be issuable upon conversion of convertible notes and debentures or have been issued upon private placement transactions. The number of shares of common stock registered hereunder includes a good faith estimate by the Company of the number of shares of common stock issuable upon conversion of the debentures. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the closing bid and ask prices of the Company's common stock on the Over-the-Counter Bulletin Board on July 13, 2004.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY __, 2004


                                   PROSPECTUS

                         CALYPTE BIOMEDICAL CORPORATION

                6,472,800 Shares of Common Stock, $0.03 Par Value


   o This Prospectus relates to the resale of our common stock by the selling security holders, all of whom were issued securities pursuant to an exemption under Regulation D, of up to:

   o 6,472,800 shares of our common stock, including 3,720,000 shares that have been previously issued to selling security holders in connection with a $1,488,000 PIPE transaction at $0.40 per share and an additional 2,752,800 shares underlying warrants to purchase our common stock at $0.50 per share issued in conjunction therewith.


   o We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants issued to certain of the selling stockholders. Any proceeds received will be used for general corporate purposes.

   o The subscribers (as detailed below) may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with their sales.

   o Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYPT." The last reported sales price for our common stock on July 22, 2004 was $0.47 per share.




                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

                    SEE " RISK FACTORS" BEGINNING ON PAGE 5.

Wemay amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   The date of this Prospectus is July __, 2004.

                                TABLE OF CONTENTS

                                                                                                      Page
Part I.  Information Required in Prospectus
Where You Can Find More Information                                                                       1

The Company                                                                                               2

The Offering, including Use of Proceeds and Determination of Offering Price                               4

Risk Factors                                                                                              5

Summary of Recent Financings                                                                             18

Dilution                                                                                                 26

Selling Security Holders                                                                                 26

Plan of Distribution                                                                                     27

Legal Proceedings                                                                                        29

Directors, Executive Officers, Promoters and Control Persons                                             30

Security Ownership of Certain Beneficial Owners and Management                                           35

Description of the Securities                                                                            37

Disclosure of Commission Position on Indemnification for Securities Act Liabilities                      37

Description of Business                                                                                  38

Management's Discussion and Analysis                                                                     56

Description of Property                                                                                  75

Certain Relationships and Related Transactions                                                           75

Market for Common Stock and Related Stockholder Matters                                                  75

Executive Compensation                                                                                   78

Financial Statements                                                                                     86

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure                     86

Interest of Named Experts and Counsel                                                                    88

Part II.  Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers                                                    II-1

Item 25.  Other Expenses of Issuance and Distribution                                                  II-1

Item 26.  Recent Sales of Unregistered Securities                                                      II-1

Item 27.  Exhibits                                                                                    II-12

Item 28.  Undertakings                                                                                II-19

Signatures                                                                                            II-21

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and at our website at http://www.calypte.com.

A copy of our Annual Report on Form 10-KSB for the year ended December 31, 2003 is included with this Prospectus. You may request another copy of the 10-KSB, at no cost, by writing or telephoning us at the following address:

                         Calypte Biomedical Corporation
                          5000 Hopyard Road, Suite 480
                          Pleasanton, California 94588
                              Attention: President
                           Telephone: (925) 730-7200.

You should rely only on information provided in this Prospectus. We have not authorized anyone else to provide you with different information.

From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

   o  fluctuations in our operating results;

   o announcements of technological innovations or new products which we or our competitors make;

   o  FDA and international regulatory actions;

   o  developments with respect to patents or proprietary rights;

   o changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

   o changes in domestic or international conditions beyond our control that may disrupt our or our customers' or distributors' ability to meet contractual obligations;

   o  changes in health care policy in the United States or abroad;

   o our ability to obtain additional financing as necessary to fund both our long-and short-term business plans;

   o  fluctuations in market demand for and supply of our products;

   o public concern as to the safety of products that we or others develop and public concern regarding HIV and AIDS;

   o  availability of reimbursement  for use of our products from private health
      insurers,   governmental  health  administration   authorities  and  other
      third-party payors; and

   o price and volume fluctuations in the stock market at large which do not relate to our operating performance.

For a further  discussion of these and other significant  factors to consider in
connection  with  forward-looking   statements,   see  the  discussion  in  this
Prospectus under the heading "RISK FACTORS".

                                  THE COMPANY

Calypte Biomedical Corporation ("Calypte" or the "Company") develops, manufactures and markets in vitro diagnostic tests primarily for the detection of antibodies to the Human Immunodeficiency Virus ("HIV") and other sexually transmitted and infectious diseases. We have historically focused our business on urine-based screening and supplemental tests for use in laboratories. By integrating several proprietary technologies, we developed urine HIV antibody tests, the Calypte urine-based enzyme immunoassay ("EIA") HIV Type 1 ("HIV-1") screening test and the Cambridge Biotech urine-based HIV-1 western blot ("Urine Western Blot") supplemental test. We also manufacture and market the Cambridge Biotech serum-based western blot ("Serum Western Blot") supplemental test for detecting HIV-1 antibodies in serum. Our revenues are currently generated from sales of these three products, which we refer to collectively as our "ELISA tests." The ELISA tests are manufactured in formats that make them most suitable for high-volume laboratory settings.

We are the only company with Food and Drug Administration ("FDA") approval for the marketing and sale of urine-based HIV-1 antibody tests. Our EIA HIV-1 screening test received FDA approval for use in laboratories in August 1996. Our Urine Western Blot supplemental test received FDA approval in May 1998. Our urine-based ELISA tests together, with their screening and confirmatory testing components, are the only complete FDA approved urine-based HIV testing method.

Our business is also involved in developing new test products for the rapid detection of HIV-1 and HIV Type 2, a second type of HIV ("HIV-2"), and other infectious diseases. In November 2003, we filed an Investigational Device Exemption ("IDE") with the FDA announcing our intent to develop a rapid serum-based HIV screening test. Rapid tests provide test results in less than 20 minutes and are particularly suitable for point-of-care testing, especially in lesser developed countries which lack the medical infrastructure to support laboratory based testing. We are currently developing serum- urine- and oral fluid-based HIV-1 and HIV-2 rapid tests and anticipate that our primary focus for the current and longer-term future will be the development, manufacture and sale of our rapid test products, both internationally and domestically.

We were incorporated in California in 1989 and reincorporated in Delaware in 1996 at the time of our initial public offering. In December 1998, we acquired certain assets from Cambridge Biotech Corporation, an entity now owned by bioMerieux, Inc. The acquisition included the Urine Western Blot and Serum Western Blot supplemental tests and leasehold rights to the Rockville, Maryland manufacturing facility.

We are headquartered at 5000 Hopyard Road, Suite 480, Pleasanton, California 94588, telephone number (925) 730-7200. During June 2004, we relocated our headquarters to this location from our previous office and manufacturing site in Alameda, California. Our manufacturing facility is located in Rockville, Maryland. Historically, our Alameda facility had manufactured our EIA screening test and the Rockville facility manufactured our urine and serum Western Blot tests. We are currently consolidating our domestic manufacturing operations by moving all manufacturing to our Rockville facility. We closed the Alameda facility effective June 30, 2004, when the lease expired. As of July 14, 2004, following the cessation of manufacturing operations at our Alameda facility, we had approximately 50 full-time and temporary employees.

To successfully implement our business plans, we must obtain sustainable cash flow and profitability. Our future liquidity and capital requirements will depend on numerous factors, including successful completion of the development of our new rapid tests, acquisition and protection of intellectual property rights, costs of developing our new products, ability to transfer technology, set up manufacturing and obtain regulatory approvals of our new rapid tests, market acceptance of all our products, competing products in our current and anticipated markets, actions by the FDA and other international regulatory bodies, and the ability to raise additional capital in a timely manner.

Since December 31, 2003, we have entered into new financing arrangements that management believes will be adequate to sustain our operations at expected levels through 2004. During 2004, we have completed private placements of our common stock with 12 accredited investors and received aggregate net proceeds of approximately $10.2 million. Additionally, under the amended terms of the Marr Credit Facility between us and Marr Technologies BV, our largest stockholder and a participant in one of the private placements, we currently have access to an additional $3.6 million from the issuance of 9% promissory notes that we may issue through December 31, 2004. If, however, sufficient funds are not available to fund our operations in 2005 or beyond, we may need to arrange additional financing or make other arrangements. There can be no assurance that additional financing, if and as necessary, would be available or, if it is available, that it would be on acceptable terms. The terms of an additional financing could involve a change of control and/or require stockholder approval or could potentially trigger anti-dilution protection clauses that are contained in existing financing agreements. We would or might be required to consider strategic opportunities, such as a merger, consolidation, sale or other comparable transactions, to sustain our operations. We do not currently have any agreements in place with respect to any such new strategic opportunity, and there can be no assurance that any such opportunities will be available to us on acceptable terms, or at all. If additional financing is not available when and if required or is not available on acceptable terms, or if we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and may be unable to continue our operations at current levels, or at all.

Use of Form SB-2 Registration Statement

We were contacted by the San Francisco District Office of the SEC on October 28, 2003 and advised of an informal inquiry being conducted by the enforcement staff of the SEC regarding the Company. The staff requested, among other things, documents related to certain press releases we issued. We voluntarily provided the information sought by the SEC and have cooperated with the SEC in connection with its informal inquiry. Independently, the Audit Committee of our Board of Directors investigated the matter and retained outside counsel to assist in its investigation by reviewing the press releases and related information that were the subject matter of the SEC's informal inquiry letter. The Audit Committee completed its investigation and reported the results of its investigation and associated recommendations to the Board of Directors. Counsel for the Audit Committee advised the Audit Committee and the Board of Directors that the results of their investigation, interviews and review of documents provided in response to the SEC's informal inquiry letter indicated no evidence of management malfeasance with respect to its inquiry. While the SEC has advised us that the inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred, we informed our former independent auditors, KPMG LLP ("KPMG") of the inquiry, and they informed us that they could not complete their quarterly review of our interim financial statements contained in our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003 or audit our financial statements for our fiscal year ended December 31, 2003 until such time as our Audit Committee had completed its investigation related to the Commission's informal inquiry letter, the same was reviewed by KPMG, and KPMG was satisfied that, in its opinion, an adequate investigation was conducted and appropriate conclusions were reached and actions taken.

Subsequently, by letter dated July 14, 2004, the SEC Division of Enforcement notified us that the matter has been terminated and that no enforcement action has been recommended by the Commission at this time.

The interim financial statements contained in a Form 10-QSB are required to be reviewed under Statement of Auditing Standards No. 100 ("SAS 100") by an independent public accountant pursuant to Item 310(b) of Regulation S-B. We filed our Form 10-QSB for the quarterly period ended September 30, 2003 within the time permitted, on November 14, 2003, without KPMG having completed its SAS 100 review. On December 23, 2003, the Company dismissed KPMG as independent auditors for the Company, effective immediately. The decision to dismiss KPMG was recommended by the Audit Committee of the Board of Directors. As of the date of KPMG's dismissal, KPMG had advised us that, in KPMG's opinion, the conditions necessary for KPMG to complete its review had not yet been satisfied. At the time of KPMG's dismissal, the Audit Committee had completed its investigation, had reported the results of its investigation and associated recommendations to the Board of Directors, and the Board of Directors had approved such recommendations. In addition, at such time, counsel for the Audit Committee had advised us that it had commenced to provide information to KPMG concerning the investigation conducted, the conclusions reached and the actions taken by the Company.

On December 24, 2003, upon approval of the Audit Committee of the Board of Directors, we engaged Odenberg Ullakko Muranishi & Co. LLP ("OUM") to audit the consolidated financial statements of the Company for the two years ended December 31, 2003 and 2002 and to review the interim financial statements of the Company contained in its amended Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003. OUM completed its SAS 100 review associated with the Form 10-QSB/A (No.1) for the quarterly period ended September 30, 2003 that we filed on January 29, 2004.

Although we filed an amended 10-QSB on which OUM has completed an SAS 100 review, the staff of the SEC has taken the position that our initial Form 10-QSB was deficient because the required review was not completed on a timely basis. That means that we are viewed as not being current in our filings under the Securities Exchange Act of 1934. Accordingly, having been determined to be deficient in our periodic filings, we are, therefore, ineligible to use Forms S-2 or S-3 to register securities until all required reports under the Securities Exchange Act of 1934 have been timely filed for the 12 months following January 29, 2004. We are currently eligible to use either Form S-1 or SB-2 to satisfy our obligations under the registration rights agreements we have entered into with respect to various financing arrangements and we have elected to use Form SB-2 to register the subject shares of our common stock for resale.

                                  THE OFFERING

Common Stock, $0.03 par value
per share ("Common Stock"),
outstanding as of July 22, 2004:        168,027,514 shares

Shares offered by selling
security holders                        6,472,800  shares,  of  which  3,720,000
                                        shares   have  been  issued  to  selling
                                        security holders and are included in our outstanding shares.

Risk Factors                            The  shares  involve  a high  degree  of
                                        risk.    Investors    should   carefully
                                        consider the information set forth under "RISK FACTORS" beginning on page 5.

Use of Proceeds                         We will not  receive any  proceeds  from
                                        the sale of common stock offered through
                                        this    prospectus    by   the   selling
                                        shareholders.  To date, we have received
                                        gross  amounts  of  $1,488,000  from the
                                        July 2004 PIPE at $0.40 per  share.  All
                                        proceeds from the financing will be used
                                        for    general    corporate    purposes,
                                        including the  commercialization  of our
                                        rapid tests for HIV-1/2  diagnosis  that
                                        are currently under development.  We are
                                        registering  the shares  for  re-sale to
                                        provide  the selling  shareholders  with
                                        freely    tradable    securities.    The
                                        registration  of these  shares  does not
                                        necessarily   mean  that  any  of  these
                                        shares  will be  offered  or sold by the
                                        selling shareholders.  All proceeds from
                                        the  sale  of  shares  sold  under  this
                                        prospectus   will  go  to  the   selling
                                        shareholders.

                                        We may receive proceeds from the selling
                                        shareholders' exercise of warrants. Such
                                        proceeds,  if  any,  will  be  used  for
                                        working   capital  and  other  corporate
                                        purposes   as  noted   above.   However,
                                        warrants    held    by    the    selling
                                        shareholders may be exercised  through a
                                        cashless     exercise     in     certain
                                        circumstances   while   the   underlying
                                        shares are unregistered, in which event we would not receive any proceeds from the exercise.

Determination of Offering Price         This prospectus may be used from time to
                                        time  by the  selling  shareholders  who
                                        offer the common  stock in  transactions
                                        (which may include  block  transactions)
                                        at prevailing  market prices at the time
                                        of  sale,  at  prices   related  to  the
                                        prevailing  market  prices,  or at other
                                        negotiated     prices.    The    selling
                                        shareholders will act independently in determining the offering price of each sale.

Over-the-Counter Bulletin Board
 trading symbol                         CYPT

                           FORWARD-LOOKING INFORMATION

When used in this prospectus, the words "believes," "plans,""anticipates," "will likely result," "will continue," "projects," "expects," and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including those risks defined above, which could cause actual results to differ materially from those projected.

We caution readers not to place undue reliance on any forward-looking statements, which are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve certain risks, including these risks defined below. Sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, our actual results for future periods could differ materially from those anticipated or projected.

                                  RISK FACTORS


In addition to the other information in this Prospectus, Calypte has identified a number of risk factors that the Company faces. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements made in this Prospectus or in other filings with the Securities and Exchange Commission or in press releases or other public disclosures. Investors should be aware of the existence of these factors and should consider them carefully in evaluating our business before purchasing the shares offered in this Prospectus.

                    Risks Related to Our Financial Condition

If We are Unable to Obtain Additional Financing When and If Required We May Have to Significantly Curtail the Scope of Our Operations and Alter Our Business Model.

We believe that the aggregate of approximately $10.2 million of net proceeds of our 2004 private placements and the availability of approximately $3.6 million of borrowing capability from 9% promissory notes that we may issue through December 31, 2004 under the terms of the amended Marr Credit Facility will be adequate to sustain our operations at expected levels through 2004. There can, however, be no assurance that such resources will be adequate. Further, there can be no assurance that we will be able to achieve expanded acceptance of or realize significant revenues from our current or potential new products, including our rapid tests, or that we will achieve significant improvements in the efficiency of our manufacturing processes. In addition, there is no assurance that we will achieve or sustain profitability or positive cash flows in the future. In the absence of adequate resources from current working capital and existing financing, we would need to raise additional capital to sustain our operations. In that case, we would or might be required to consider strategic opportunities, including merger, consolidation, sale or other comparable transaction, to sustain our operations. We do not currently have any agreements in place with respect to any such strategic opportunity, and there can be no assurance that any such opportunity will be available to us on acceptable terms, or at all. If additional financing is not available to us when required or is not available to us on acceptable terms, or we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and we may be unable to continue our operations at current levels, or at all. The terms of a subsequent financing may involve a change of control, require stockholder approval, and/or trigger anti-dilution protection clauses contained in existing financing agreements that would result in substantial dilution to our existing stockholders or might require us to pledge the rights to our products for collateral security for the issuance of a convertible debt security.

Our Financial Condition has Adversely Affected Our Ability to Pay Suppliers, Service Providers and Licensors on a Timely Basis Which May Jeopardize Our Ability to Continue Our Operations and to Maintain License Rights Necessary to Continue Shipments and Sales of Our Products.

As of March 31, 2004 our accounts payable totaled $2.0 million, of which $1.5 million was over sixty days old. We currently have primarily cash-only arrangements with suppliers and certain arrangements require that we pay down certain outstanding amounts due when we make a current payment. These past due payments vary monthly depending on the items purchased and range from approximately $50,000 to $200,000 per month. As of March 31, 2004 we have accrued an aggregate of approximately $551,000 in royalty obligations to our patent licensors, of which approximately $387,000 were past due. The licenses attributable to past due royalty payments relate to technology utilized in both our urine EIA screening test and our supplemental urine and serum tests. Because of the interdependence of the screening and supplemental tests in our testing algorithm, the inability to use any one of the patents could result in the disruption of the revenue stream from all of our products. While at this time we are current with our payment plans for past-due amounts, if we are unable to maintain sufficient working capital, our ability to make payments on past due negotiated royalty obligations, make timely payments to our critical suppliers, service providers and to licensors of intellectual property used in our products will be jeopardized and we may be unable to obtain critical supplies and services and to maintain licenses necessary for us to continue to manufacture, ship and sell our products. Additionally, certain vendors and service providers with whom we have not currently arranged payment plans have or may choose to bring legal action against us to recover amounts they deem due and owing. While we may dispute these claims, should a creditor prevail, we may be required to pay all amounts due to the creditor. If the working capital that will enable us to make the required payment is not available when required, we will be placed in significant financial jeopardy and we may be unable to continue our operations at current levels, or at all.

We Have Incurred Losses in the Past and We Expect to Incur Losses in the Future.

We have incurred losses in each year since our inception. Our net loss for the quarter ended March 31, 2004 was $4.0 million and for the year ended December 31, 2003 was $26.5 million and our accumulated deficit at March 31, 2004 was $131.9 million. We expect operating losses to continue during 2004 and perhaps beyond, as we complete the development and begin commercializing our rapid tests, complete our manufacturing restructuring and consolidation, and conduct additional research and development for product improvements and clinical trials on potential new products.

An Economic Downturn or Terrorist Attacks May Adversely Affect Our Business.

Changes in economic conditions could adversely affect our business. For example, in a difficult economic environment, customers may be unwilling or unable to invest in new diagnostic products, may elect to reduce the amount of their purchases or may perform less HIV testing. A weakening business climate could also cause longer sales cycles and slower growth, and could expose us to increased business or credit risk in dealing with customers adversely affected by economic conditions.

Terrorist attacks and subsequent governmental responses to these attacks could cause further economic instability or lead to further acts of terrorism in the United States and elsewhere. These actions could adversely affect economic conditions outside the United States and reduce demand for our products internationally. Terrorist attacks could also cause regulatory agencies, such as the FDA or agencies that perform similar functions outside the United States, to focus their resources on vaccines or other products intended to address the threat of biological or chemical warfare. This diversion of resources could delay our ability to obtain regulatory approvals required to manufacture, market or sell our products in the United States and other countries.




                Risks Related to the Market for Our Common Stock

The Price of Our Common Stock Has Been Highly Volatile Due to Several Factors Which Will Continue to Affect the Price of Our Stock.

Our common stock has traded as low as $0.11 per share and as high as $1.799 per share in the twelve months ended March 31, 2004. We believe that some of the factors leading to the volatility include:

   o price and volume fluctuations in the stock market at large which do not relate to our operating performance;

   o  fluctuations in our operating results;

   o  concerns about our ability to finance our continuing operations;

   o  financing  arrangements  which may require the  issuance of a  significant
      number  of  shares  in  relation   to  the  number  of  shares   currently
      outstanding;

   o announcements of technological innovations or new products which we or our competitors make;

   o  FDA, SEC and international regulatory actions;

   o  availability of reimbursement  for use of our products from private health
      insurers,   governmental  health  administration   authorities  and  other
      third-party payors;

   o  developments with respect to patents or proprietary rights;

   o  public concern as to the safety of products that we or others develop;

   o  changes in health care policy in the United States or abroad;

   o changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

   o  fluctuations in market demand for and supply of our products;

   o certain world conditions, such as SARS, an economic downturn or terrorist attacks; and

   o  anti-American sentiment in certain international markets.


Our Registration of a Significant Amount of Our Outstanding Stock and the Availability of a Significant Number of Shares Eligible for Future Sale May Have a Negative Effect on the Trading Price of Our Stock.

At June 30, 2004, investors in our common stock held approximately 71 million shares of restricted stock, of which approximately 41.0 million shares related to acquisitions of our common stock by Marr Technologies BV ("Marr" or "MTBV"), the provider of our 9% promissory note credit facility and our largest stockholder, through their participation in private placements in 2003 and 2004 and conversion of debentures. Approximately 15.75 million additional shares were related to issuances of restricted shares of our common stock to other participants in our May 2004 private placement; another 11.6 million restricted shares were related to issuances pursuant to our convertible notes and debentures and an additional 2.6 million shares were related to issuances under contracts and agreements under which we have received goods and services. Further, in the May 2004 private placement we issued warrants that are immediately exercisable or exercisable on 61 days' notice that could result in the issuance of an additional 8.8 million shares. Additionally, we could be required to issue approximately 2.9 million additional shares of our common stock if the holders of currently outstanding convertible debentures or various warrant holders elected to convert the remaining principal and accrued interest of their debentures or exercise their outstanding warrants. We registered essentially all of the outstanding restricted shares as of June 30, 2004 and the shares underlying the outstanding convertible debentures and warrants in a registration statement that became effective on July 8, 2004. Although certain of the Marr agreements require that Marr hold approximately 28.2 million of its its shares for one year following their purchase, essentially all of the other shares are now freely tradable or would be so upon the conversion of the debentures or exercise of the warrants. Futhermore, investors in our July 2004 private placement currently hold approximately 3.7 million shares of our restricted stock and immediately exercisable warrants to purchase an additional
2.6 million shares. We are including the outstanding shares and the shares underlying the warrants in this registration statement. If investors holding a significant number of freely tradable shares decided to sell them in a short period of time, such sales could contribute significant downward pressure on the trading price of our stock. Such sales might also inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

From inception through July 22, 2004, we have issued approximately 168.0 million shares of our common stock and raised approximately $140 million. At a Special Meeting of Stockholders on February 14, 2003, our stockholders approved an increase in the number of authorized shares of the Company's common stock from 200 million to 800 million. Although we have no plans to do so, at July 15, 2004, we have the ability, without further stockholder approval, to issue in excess of 500 million shares of our common stock for financing or for other purposes. The perceived risk of dilution from this amount of authorized but unissued stock may cause our existing stockholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock.

Our Issuance of Warrants, Options and Stock Grants to Consultants for Services and the Granting of Registration Rights for the Underlying Shares of Common Stock May Have a Negative Effect on the Trading Price of Our Common Stock.

As we continue to look for ways to minimize our use of cash while obtaining required services, we have issued and may continue to issue warrants and options at or below the current market price or make additional stock bonus grants. During 2003, we issued warrants, options and stock bonuses for nearly 19.8 million shares, including approximately 10.0 million shares from employee benefit plans and the 2003 Non-Qualified Stock Option Plan, in payment for consulting services. In the first quarter of 2004, we issued approximately 596,000 additional shares in payment for consulting services. In addition to the potential dilutive effect of a large number of shares and a low exercise price for the warrants and options, there is the potential that a large number of the underlying shares may be sold on the open market at any given time, which could place downward pressure on the trading price of our common stock.


Our Stockholders May Experience Substantial Dilution as a Result of Our Recent PIPE Financings and the Anti-Dilution Provisions Contained Therein or as a Result of Future Financings.

The current market price of our common stock and the price at which investors in our May 2004 PIPE and our July 2004 PIPE purchased shares of our common stock is significantly higher than the book value of our common stock. Had the 2004 PIPE transactions occurred in aggregate as of March 31, 2004, the investors would have invested, net of fees, an amount equal to approximately $12.3 million in excess of our total stockholders' equity as of that date, but would own only approximately 16% of our outstanding common stock.

Although we believe that we have sufficient funds to continue our operations through 2004, we may need to arrange additional financing to fund our operations in 2005 or thereafter. There can be no assurance that additional financing would be available, or it if is available, that it would be on acceptable terms. Additionally, the shares issued pursuant to the May 2004 PIPE and the July 2004 PIPE and the related warrants for each have an anti-dilution feature that will require us to issue additional shares to the PIPE investors and modify their outstanding warrants if we subsequently issue additional equity at a per share price of less than $0.40 for a period of one year from the respective closing dates, except under the provisions of previously outstanding convertible debt, option plans, or option or warrant agreements. If we find it necessary to issue additional common stock to fund our operations in the year following the May
2004 PIPE and the July 2004 PIPE, all of our stockholders will experience dilution; if the terms of the potential future financing require that we issue shares of our common stock at a price of less than $0.40 per share, holders of our common stock prior to the 2004 PIPEs will experience even greater proportional dilution.


Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market In Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

Shares of our common stock are "penny stocks" as defined in the Exchange Act, which are traded in the Over-The-Counter Market on the OTC Bulletin Board. As a result, investors may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of our common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this documents are the following:

   o the bid and offer price quotes in and for the "penny stock", and the number of shares to which the quoted prices apply.

   o  the brokerage firm's compensation for the trade.

   o the compensation received by the brokerage firm's sales person for the trade.

In addition, the brokerage firm must send the investor:

   o a monthly account statement that gives an estimate of the value of each "penny stock" in the investor's account.

   o a written statement of the investor's financial situation and investment goals.

Legal remedies, which may be available to you as an investor in "penny stocks", are as follows:

   o if "penny stock" is sold to you in violation of your rights listed above, or other federal or states securities laws, you may be able to cancel your purchase and get your money back.

   o if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.

   o if you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker/dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of our common stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transaction in our stock more difficult and may reduce the value of the investment. Various state securities laws pose restrictions on transferring "penny stocks" and as a result, investors in our common stock may have the ability to sell their shares of our common stock impaired.


                          Risks Related to Our Business

We May Be Unsuccessful in Implementing Our Consolidation, Development and Marketing Plans as Anticipated.

We are in the process of consolidating our manufacturing facilities in a single facility at our Rockville, Maryland location. In addition to internal validation and comparability studies that we conduct in conjunction with our manufacturing consolidation, the FDA must approve our facility changes and urine EIA manufacturing operations in Rockville before we will be permitted to sell urine EIA tests manufactured at that facility in the US. If the consolidation does not proceed as planned, or if the FDA does not approve the facility changes on the timeline anticipated, the anticipated cost reductions as well as increased efficiencies may not occur. There can be no assurance that we will successfully complete the development and commercialization of our rapid tests currently under development, or that our international marketing efforts with respect to these tests will result in significant additional sales. Additionally, there can be no assurance that we will be able to successfully negotiate government or private-sector contracts for mass-testing applications. Consequently, our current financial resources and available financing may be inadequate, and we may have to seek additional financing, which may not be available on the timetable required or on acceptable terms, or we may have to curtail our operations, or both.

In conjunction with our manufacturing consolidation, we expect that we will be unable to produce our HIV-1 Urine EIA product for sale in the US until we complete the required validation and comparability studies at our Rockville facility that will be necessary for FDA review and approval. We expect FDA review and approval of our Rockville facility to be completed during the first quarter of 2005. We believe we have manufactured sufficient inventories of our HIV 1 Urine EIA test to continue to satisfy expected customer orders during the transition period. We have considered historical sales levels and the length of time required to complete the consolidation and obtain FDA approval in determining the amount of inventory required to bridge the transition period. Demand could significantly exceed historical levels, and consolidation of operations or FDA approval could take longer than expected. If one or more of these events occur, then our transition inventory may not be sufficient to supply customer orders and we may lose business that we may find difficult, or impossible, to replace. Alternatively, demand could fall significantly below historical levels, in which case we will have built excess inventory that we may have to dispose of at additional cost, or at a loss.

Our Customers May Not Be Able to Satisfy Their Contractual Obligations and We May Not Be Able to Deliver Our Products as a Result of the Impact of Conditions Such as Severe Acute Respiratory Syndrome ("SARS") or Other World Events.

Our expected first quarter 2003 shipment of urine HIV screening tests to our distributor in the People's Republic Of China was delayed until the third quarter of 2003 in part as a result of the impact of the SARS outbreak in that country. Our distributor has reported that both potential patients and medical personnel were reluctant to visit or report for work at hospitals, clinics and other sites for fear of contracting or spreading SARS and, consequently, both diagnostic and therapeutic procedures were postponed. Additionally, governmentally-imposed facility closures and quarantine restrictions disrupted the ability of the distributor to receive and distribute our HIV tests. This situation may recur.

Our business model and future revenue forecasts call for a significant expansion of sales in the People's Republic of China as well as in Russia and Africa upon successful completion of the rapid product evaluation and regulatory approval. Should conditions beyond our control, such as SARS, redirect attention from the worldwide HIV/AIDS epidemic, our customers' ability to meet their contractual purchase obligations or our ability to supply product internationally for either evaluation or commercial use may prevent us from achieving the revenues we have projected. As a result, we may have to seek additional financing beyond that which we have projected, which may not be available on the timetable required or on acceptable terms that are not substantially dilutive to our stockholders, or we may have to curtail our operations, or both.

Our Quarterly Results May Fluctuate Due to Certain Regulatory, Marketing and Competitive Factors Over Which We Have Little or No Control.

The factors listed below, some of which we cannot control, may cause our revenues and results of operations to fluctuate significantly:

o actions taken by the FDA or foreign regulatory bodies relating to our existing products or products we are currently developing or seeking to develop;

o the extent to which our current or proposed new products gain market acceptance;

o the timing and size of purchases by our laboratory customers, distributors or joint venture partners;

o    introductions of alternative means for testing for HIV by competitors;

o changes in the way requlatory authorities evaluate HIV testing, including supplemental testing of the domestic blood supply; and

o customer concerns about the stability of our business which could cause them to seek alternatives to our product.

Our Research,  Development and Commercialization  Efforts May Not Succeed or Our
Competitors  May  Develop  and   Commercialize   More  Effective  or  Successful
Diagnostic Products.

In order to remain competitive, we must regularly commit substantial resources to research and development and the commercialization of new products.

The research and development process generally takes a significant amount of time and money from inception to commercial product launch. This process is conducted in various stages. During each stage there is a substantial risk that we will not achieve our goals on a timely basis, or at all, and we may have to abandon a product in which we have invested substantial amounts of money.

During the year ended December 31, 2003 and in the first quarter of 2004, we incurred $1.5 million and $0.5 million, respectively, in research and development expenses. We expect to incur even more significant costs from our research and development activities in the future.

A primary focus of our efforts has been, and is expected to continue to be, rapid HIV tests, which are currently under development. However, there can be no assurance that we will succeed in our research and development efforts with respect to rapid tests or other technologies or products.

Successful products require significant development and investment, including testing, to demonstrate their cost-effectiveness or other benefits prior to commercialization. In addition, regulatory approval must be obtained before most products may be sold. Additional development efforts on these products will be required before any regulatory authority will review them. Regulatory authorities may not approve these products for commercial sale. In addition, even if a product is developed and all applicable regulatory approvals are obtained, there may be little or no market for the product, or we may be unable to obtain the requisite licenses to sell the product or to qualify for a government tender, which are often requirements in third world countries where the greatest need and largest market for HIV diagnostic testing exists.
Accordingly, if we fail to develop commercially successful products, or if competitors develop more effective products or a greater number of successful new products, or there are governmental limitations affecting our ability to sell our products, customers may decide to use products developed by our competitors. This would result in a loss of revenues and adversely affect our results of operations, cash flows and business.

We Have Limited Experience Selling and Marketing Our HIV-1 Urine ELISA Tests and No Experience Marketing a Rapid Test.

Our urine-based ELISA products incorporate a unique method of determining the presence of HIV antibodies and we have limited experience marketing and selling them either domestically or internationally. Further, we have no experience marketing and selling blood or oral fluid products. Our company's success depends upon alliances with third-party international distributors and joint venture partners and upon our ability to penetrate expanded markets. There can be no assurance that:

o our international distributors and joint ventures will successfully market our products;

o    our domestic selling efforts will be effective;

o we will obtain any expanded degree of market acceptance among physicians, patients or health care payors; or others in the medical or public health community, including governments and humanitarian funding sources critical in may international markets, which are essential for acceptance of our products; or

o if our relationships with distributors terminate, we will be able to establish relationships with other distributors on satisfactory terms, if at all.

We have had FDA approval to market our current urine HIV-1 screening and supplemental tests in the United States and have been marketing these products since 1998. We have not yet introduced either an HIV-1/2 product or a rapid point of care test, both of which are necessary in many areas of the world. Further, we have not achieved significant market penetration with our current ELISA tests within domestic or international markets. A disruption in our distribution, sales or marketing network could reduce our sales revenues and cause us to either cease operations or expend more resources on market penetration efforts than are available to us without affecting other parts of our business.

We Currently Depend Upon the Viability of Three Primary Products -- Our HIV-1 Urine-Based Screening Test and Our Urine and Blood Based Supplemental Tests.

Our HIV-1 urine-based screening test and urine and blood-based supplemental tests are our current products. Our sales of these products for the quarter ended March, 2004 increased by 24% compared to the comparable period in 2003. There can be no assurance, however, that such a trend will continue and, even with the increase, we still incurred a loss from operations for the quarter. If we cannot profitably introduce new products on a timely basis and if these products and our screening and supplemental tests fail to achieve market acceptance or generate significant revenues, we may have to cease operations.

We May Not be Able to Successfully Develop and Market New Products That We Plan to Introduce.

We plan to develop other urine-based diagnostic products including rapid HIV-1/2 screening tests, tests for other infectious diseases or health conditions and serum-based and oral-fluid based rapid HIV-1/2 screening tests. We are also transfering technology from the Centers for Disease Control and Prevention ("CDC") for an HIV ELISA incidence test and plan to develop, along with the CDC, a blood-based rapid HIV test for diagnostic and surveillance purposes. There are numerous developmental and regulatory issues that may preclude the introduction of these products into commercial sale. If we are unable to demonstrate the feasibility of these products, successfully transfer the technology for commercial-scale manufacturing to either internal, joint venture or outsourced manufacturers or meet regulatory requirements or resolve potential patent licensing or government distribution licensing requirements with respect to their marketing, we may have to abandon them and alter our business plan. Such modifications to our business plan will likely delay achievement of sustainable cash flow from product sales and profitability. As a result, we may have to seek additional financing, which may not be available on the timetable required or on acceptable terms, or we may have to curtail our operations, or both.


A Market for Our Products May Not Develop.

Our future success will depend, in part, on the market acceptance, and the timing of such acceptance, of new products such as our developmental stage rapid HIV tests and other new products or technologies that may be developed or acquired. To achieve market acceptance, we must make substantial marketing efforts and spend significant funds to inform potential customers and the public of the perceived benefits of these products. We currently have limited evidence on which to evaluate the market reaction to products that may be developed, and there can be no assurance that any products will obtain market acceptance and fill the market need that is perceived to exist.


Our Success Depends on Our Ability to Protect Our Proprietary Technology.

The diagnostics test industry places considerable importance on obtaining patent, trademark, and trade secret protection, as well as other intellectual property rights, for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong intellectual property portfolio or obtain licenses to patents for products and technologies both in the United States and in other countries.

As appropriate, we intend to file patent applications and obtain patent protection for our proprietary technology. These patent applications and patents will cover, as applicable, compositions of matter for our products, methods of making those products, methods of using those products, and apparatus relating to the use or manufacture of those products. We will also rely on trade secrets, know-how, and continuing technological advancements to protect our proprietary technology. There is, however, no assurance that we will be successful in obtaining any patent protection.

We have entered, and will continue to enter, into confidentiality agreements with our employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Many of our employees, including scientific and management personnel, were previously employed by competing companies. Although we encourage and expect all of our employees to abide by any confidentiality agreement with a prior employer, competing companies may allege trade secret violations and similar claims against us.

We may collaborate with universities and governmental research organizations which, as a result, may acquire part of the rights to any inventions or technical information derived from collaboration with them.

We may incur substantial costs and be required to expend substantial resources in asserting or protecting our intellectual property rights, or in defending suits against us related to intellectual property rights. Disputes regarding intellectual property rights could substantially delay product development or commercialization activities. Disputes regarding intellectual property rights might include state, federal or foreign court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the United States Patent and Trademark Office. Opposition or revocation proceedings could be instituted in a foreign patent office. An adverse decision in any proceeding regarding intellectual property rights could result in the loss or limitation of our rights to a patent, an invention or trademark.

We are Dependent Upon Patents, Licenses and Other Proprietary Rights From Third Parties.

To facilitate development and commercialization of a proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. Obtaining and maintaining such licenses may require the payment of substantial amounts. In addition, we currently have the right to use patent and proprietary rights which are material to the manufacture and sale of our HIV-1 urine-based screening test under licensing agreements with New York University, Cambridge Biotech Corporation and the Texas A&M University System. We also have the right to use patent and proprietary rights material to the manufacture and sale of our HIV-1 serum- and urine-based supplemental tests under a licensing agreement with National Institutes of Health. We will require license agreements from certain of these parties or other patent holders for technologies used in our rapid tests and other potential new products. As of March 31, 2004 we had accrued an aggregate of approximately $387,000 in past due royalty obligations to our patent licensors. In the event our financial condition inhibits our ability to pay royalty payments due under our license agreements, our rights to use those licenses could be jeopardized in the event of a default in payment of royalties. Specifically, during the 2003 calendar year and the first quarter of 2004, revenues subject to the New York University, Cambridge Biotech and Texas A&M license agreements were $2.0 million and $0.6 million, respectively, and revenues subject to the National Institutes of Health agreement were $1.3 million and $0.4 million in calendar 2003 and in the first quarter of 2004, respectively. The loss of any of the foregoing licenses could have a materially adverse effect on our ability to continue to produce our products since the license agreements provide necessary proprietary processes or components for the manufacture of our products.

The Sales Potential for the Rapid Test Products We Are Developing Will be Affected by Our Ability to Obtain Certain Licenses.

There are two primary factors that will affect the specific countries in which we will be able to sell our rapid HIV tests that are under development and therefore the overall sales potential of the tests. One factor is whether we can arrange a sublicense or distribution agreement related to patents for detection of the HIV-2 virus. HIV-2 is a type of the HIV virus estimated to represent a small fraction of the known HIV cases worldwide. Nevertheless, HIV-2 is considered to be an important component in the testing regimen for HIV in many markets. Access to a license for one or more HIV-2 patents may be necessary to sell HIV-2 tests in countries where such patents are in force, or to manufacture in countries where such patents are in force and then sell into non-patent markets.

Another factor that may affect the specific countries in which we will be able to sell our rapid HIV-1 or HIV-2 tests, and therefore the overall sales potential, concerns whether we can arrange a sublicense or distribution agreement related to any patents which claim lateral flow assay methods and devices covering the our rapid HIV tests or their use. Our developmental stage tests are lateral flow assay devices that test for specific antibodies or other substances. There are numerous patents in the United States and other countries which claim lateral flow assay methods and devices. Some of these patents may broadly cover the technology used in our rapid test products and are in force in the United States and other countries. We may not be able to make or sell our rapid test products in countries where these patents are in force.

In the event that it is determined that a license is required and it is not possible to negotiate a license agreement under a necessary patent, our ability to manufacture and sell our rapid products may be delayed or limited. In such case, we may be able to modify our rapid tests such that a license would not be necessary. However, this alternative may not be possible, or, if feasible, it could delay or limit our ability to sell our rapid test products, which would adversely affect our results of operations, cash flows and business.

We Rely on Sole Source Suppliers that We Cannot Quickly Replace for Certain Components Critical to the Manufacture of Our Products.

Among the critical items we purchase from qualified sole source suppliers are various conjugates, fetal bovine serum, and HIV-positive and HIV-negative urine samples. Any delay or interruption in the supply of these or other sole source components could have a material adverse effect on us by significantly impairing our ability to manufacture products in sufficient quantities, particularly as we increase our manufacturing activities in support of commercial sales. In addition, if our financial condition reduces our ability to pay for critical components on a timely basis, our suppliers may delay or cease selling critical components to us, which could also impair our ability to manufacture. We typically do not have long-term supply agreements with these suppliers, instead using purchase orders to arrange for our purchases of materials, so that suppliers could delay or decline to ship components until payment is made in advance or on a COD basis.

We Have Limited Experience in Manufacturing Our Products and Little Experience in Manufacturing Our Products In Commercial Quantities.

Turnover among our manufacturing personnel as a result of our consolidation of the operations into our Rockville facility has necessitated the hiring of new manufacturing personnel. Such turnover has, in the past, resulted in material production difficulties including problems involving:

o    scaling up production of new products;

o    developing market acceptance for new product;

o    production yields;

o    quality control and assurance;

o    raw material supply; and

o    shortages of qualified personnel.

The current consolidation of manufacturing operations to our Rockville facility, technology transfer and manufacturing transitions and scale-ups in which we may engage in the future could affect our ability to meet increases in demand should our products gain market acceptance and could impede the growth of our sales revenues.

In an Effort to Scale Up Our Manufacturing Capacity Quickly, We May Engage Contract Manufacturers to Produce Some of Our Products, Including Our Rapid Tests Currently Under Development.

Outsourcing some of our manufacturing processes to contract manufacturers may permit us to expand our manufacturing capacity more quickly, but it may also subject us to problems in such areas as:


o    lack of technical knowledge regarding regulated procedures;

o    uncertain or unreliable production yields;

o    maintaining quality control and assurance;

o regulatory compliance, since most rapid test manufacturers do not produce products that are as stringently controlled as HIV diagnostics; and

o    Misappropriation   of  intellectual   property,   particularly  in  foreign
     countries where patent protection is less stringent, and depending on the extent of manufacturing processes that are outsourced.

The  Success  of Our Plans to Enter  International  Markets  May Be  Limited  or
Disrupted Due to Risks Related to International Trade and Marketing and the Capabilities of Our Distributors, Manufacturers and Joint Venture Partners.

Following the anticipated completion of the development of our rapid tests, we believe that sales to international distributors and/or joint ventures will generate a significant portion of our revenues for the next several years. We believe that our urine and oral fluid-based tests can provide significant benefits in countries that do not have the facilities or personnel to safely and effectively collect and test blood samples. However, sales to international customers accounted for only 5% of our revenue in our fiscal year ended December 31, 2003 and less than 1% of our revenue in the first quarter of 2004. A majority of the companies with which we compete in the sale of HIV screening tests actively market their diagnostic products outside of the U.S. In addition, as regulatory requirements for HIV screening tests outside the United States are less demanding than those of the FDA, we compete with our EIA products against a much wider range of competitors that may not be FDA approved. Manufacturers from Japan, Canada, Europe, and Australia offer a number of HIV screening tests in those markets including HIV-1/2 tests, rapid tests and other non-EIA format tests, which are not approved for sale in the U.S. market. There can be no assurance that our products will compete effectively against these products in foreign markets, or that these competing products will not achieve FDA approval. The following risks may limit or disrupt our international sales:

o    the imposition of government controls (regulatory approval);

o    export license requirements;

o    domestic license requirements;

o    political instability;

o    trade restrictions;

o    changes in tariffs;

o difficulties in managing international operations (difficulty in establishing a relationship with a foreign distributor, joint venture partner, or contract manufacturer with the financial and logistical ability to maintain quality control of product);

o the ability to secure licenses for intellectual property or technology that are necessary to manufacture or sell our products in the selected countries;

o    fluctuations in foreign currency exchanges rates;

o the financial stability of our distributors and/or their expertise in obtaining local country regulatory approvals;

o the financial capabilities of potential customers in lesser-developed countries or, alternatively, our inability to obtain approvals which would enable such countries access to outside financing, such as the World Bank;

o the ability of our distributors to successfully sell into their contractual market territory or to successfully cover their entire territory;

o    the  possibility   that  a  distributor  may  be  unable  to  meet  minimum
     contractual commitments;

o    establishing market awareness; and

o external conditions such as regional conflicts or health crises resulting from SARS.

Some of our distributors have limited international marketing experience. There can be no assurance that these distributors will be able to successfully market our products in foreign markets. Any such failure will delay or disrupt our plans to expand the Company's business.

The Chinese Government Could Change Its Policies Toward Private Enterprises or Even Nationalize or Expropoiate Them, Which Could Result in the Total Loss of Business in That Country.

We have established a joint venture in China and are currently planning to sell both our existing products and our rapid products currently under development through it. Our business in China is subject to political or economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past decade, the Chinese government has pursued economic reform policies, including the encouragement of private economic activity and greater economic decentralization. The Chinese government may choose to end these policies or alter them significantly to our detriment with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of taxation, restrictions on currency conversion, restrictions or devaluations of currency, nationalization or other expropriation of private enterprises could have a material adverse effect on our business in China. Nationalization or expropriation could result in the total loss of business in China.

We Face Intense Competition in the Medical Diagnostic Products Market and Rapid Technological Advances by Competitors.

Competition in our diagnostic market is intense and we expect it to increase. The marketplace where we sell our products is divided into two categories: (i)
screening, and (ii) supplemental testing. Within the United States, our competitors for screening tests include a number of well-established manufacturers of HIV tests using blood samples, plus at least one system for the detection of HIV antibodies using oral fluid samples. In the supplemental testing category of the market, we offer the only FDA approved urine-based test as well as a blood-based test. One other company offers an FDA approved supplemental blood test. In addition to our urine and blood-based confirmation test, there is also an oral mucosal transidate (saliva) based supplemental test to complement the oral-fluid screening test. Many of our competitors have significantly greater financial, marketing and distribution resources than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective than ours, including several recently-FDA approved rapid blood tests. In addition, as the anticipated acceptance for urine testing grows, we may experience competition from companies in areas where intellectual property rights may not be as stringent as in the US. These developments could render our technologies or products obsolete or noncompetitive or otherwise affect our ability to increase or maintain our products' market share.

Our Research and Development of HIV Urine Tests Involves the Controlled Use of Hazardous Materials.

There can be no assurance that the Company's safety procedures for handling and disposing of hazardous materials such as azide will comply with applicable regulations. For example, azide, when present in high concentrations and not diluted with water, can have an explosive reaction. Azide is a chemical used as a preservative in our kits. In addition, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be held liable for damages from such an accident and that liability could have a material adverse effect on the Company.

We May Not Be Able to Retain Our Key Executives and Research and Development Personnel.

As a small company, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of such employees could have a material adverse effect on us.

As a Small Manufacturer of Medical Diagnostic Products, We Are Exposed to Product Liability and Recall Risks For Which Insurance Coverage is Expensive, Limited and Potentially Inadequate.

We manufacture medical diagnostic products, which subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims that exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims made policy of product liability insurance. However, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liability that we incur in connection with clinical trials or sales of our products.

Our Charter Documents May Inhibit a Takeover.

Certain provisions of our Certificate of Incorporation and Bylaws could:

o discourage potential acquisition proposals (i.e. shareholder rights plan also known as a "poison pill");

o    delay or prevent a change in control of Calypte;

o diminish stockholders' opportunities to participate in tender offers for our common stock, including tender offers at prices above the then-current market price;

o inhibit increases in the market price of our common stock that could result from takeover attempts; or

o grant to the Board of Directors the discretionary right to designate specific rights and preferences of preferred stock greater than those of our common stock.

We Have  Adopted  a  Stockholder  Rights  Plan  That Has  Certain  Anti-takeover
Effects.

On December 15, 1998, the Board of Directors of Calypte declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. The dividend was payable to the stockholders of record on January 5, 1999 with respect to each share of common stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of common stock issued after the Distribution Date.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer, or merger, which is approved by the Company because the Rights do not become exercisable in the event of an offer or other acquisition exempted by Calypte's Board of Directors.

Our Board of  Directors  has Certain  Discretionary  Rights With  Respect to Our
Preferred   Shares  That  May   Adversely   Effect  the  Rights  of  our  Common
Stockholders.

Our Board may, without shareholder approval, designate and issue our preferred stock in one or more series. Additionally, our Board may designate the rights and preferences of each series of preferred stock it designates which may be greater than the rights of our common stock. Potential effects on our common stock may include among other things:

o    restricting dividends;

o    dilution of voting power;

o    impairment of liquidation rights; and

o    delay or preventing a change in control of the Company.

Additionally, following the 1:30 reverse split of our common stock that became effective in May 2003, we currently have over 500 million shares of common stock that could be issued without further stockholder approval. Although there are no current plans to issue such a large number of shares, the dilution resulting from such issuance could also adversely affect the rights of our current common stockholders.

              Risks Related to Regulatory Approvals and Clearances

The Time Needed to Obtain Regulatory Approvals and Respond to Changes in Regulatory Requirements Could Adversely Affect Our Business.

Our proposed and existing products are subject to regulation by the FDA and other governmental or public health agencies. In particular, we are subject to strict governmental controls on the development, manufacture, labeling, distribution and marketing of our products. In addition, we are often required to obtain approval or registration with foreign governments or regulatory bodies before we can import and sell our products in foreign countries.

The process of obtaining required approvals or clearances from governmental or public health agencies can involve lengthy and detailed laboratory testing, human clinical trials, sampling activities and other costly, time-consuming procedures. The submission of an application to the FDA or other regulatory authority does not guarantee that an approval or clearance to market a product will be received. Each authority may impose its own requirements and delay or refuse to grant approval or clearance, even though a product has been approved in another country or by another agency.

Moreover, the approval or clearance process for a new product can be complex and lengthy. This time span increases our costs to develop new products as well as the risk that we will not succeed in introducing or selling them in the United States or other countries.

Newly promulgated or changed regulations could also require us to undergo additional trials or procedures, or could make it impractical or impossible for us to market our products for certain uses, in certain markets, or at all.

Failure to Comply With FDA or Similar International Regulatory Bodies or Other Requirements May Require Us to Suspend Production of Our Products Which Could Result in a Loss of Revenues.

We can manufacture and sell products, both in the United States and abroad, only if we comply with regulations of government agencies such as the FDA. We have implemented quality assurance and other systems that are intended to comply with applicable regulations in the United States.

Although we believe that we have adequate processes in place to ensure compliance with these requirements, the FDA could force us to stop manufacturing our products if it concludes that we are out of compliance with applicable regulations. The FDA could also require us to recall products if we fail to comply with applicable regulations, which could force us to stop manufacturing such products. We will face similar risks when we establish our international manufacturing operations.

                          SUMMARY OF RECENT FINANCINGS

In April 2002, we announced that we planned to wind down our operations as a result of insufficient working capital and the lack of funds with which to continue our operations and business plan. In May 2002, however, prior to the complete cessation of our operations, we received a financing commitment and restarted our operations. We subsequently negotiated several additional financings which have enabled us to sustain operations. In July 2003, we filed a registration statement for the Common Stock underlying approximately $7.8 million of these financings. In June 2004, we filed a registration statement for the Common Stock underlying an additional $22.5 million of these financings. Since May 2002 through July 22, 2004, we have raised approximately $31.8 million in gross proceeds from the intial restart financings and those completed subsequently. The following table summarizes these financings by major category and the subsequent table provides the details of these financings. (Both tables are in thousands, except share price and per share data in the second table. All share amounts and per share prices reflect the post-split basis of the 1:30 reverse stock split approved by our stockholders on May 20, 2003 and which became effective on May 28, 2003.)


                                                                        Total
                                              Gross  Net               Shares          Shares   Shares being
        Financing Source                   Proceeds    Proceeds       Issued        Issuable      Registered
        ----------------------------       --------    --------       -------      ----------     -----------
         Securities in July 2003
         Registration Statement: (1)

          8% Convertible Notes              $ 3,232     $ 2,594      46,084.3              -               -
          Other Restart Financings              750         730       2,720.3              -               -
          Mercator 12% and 10%
             Debentures                       3,850       2,950      32,229.3          100.0               -
                                           --------    --------       -------      ----------     -----------
                                              7,832       6,274      81,033.9          100.0               -
                                           --------    --------       -------      ----------     -----------

        Securities in June 15, 2004
         Registration Statement (3):

          Mercator 12% Debentures:
             Purchased by Marr                  570         570       5,181.8              -               -
             Purchased by others                130         130         118.4     (2)  158.8               -

          Marr Private Placements            12,500      11,900      28,333.3              -               -
          Warrants issued in
             connection with Marr 5%
             Promissory Note
             Commitment                           -           -             -        1,275.0               -

          May 2004 Private Placement:
             PIPE at $0.40 per share          9,300       8,769      23,250.0              -               -
             Warrant at $0.50 per
               share                                                                 8,767.5               -
                                            --------    --------       -------      ----------     -----------
                                              -               -            -
                                            --------    --------       -------      ----------     -----------
                                             22,500      21,369      56,883.5       10,201.3               -
                                            --------    --------       -------      ----------     -----------

        New securities in this
         Registration Statement

          July 2004 Private Placement

          PIPE at $0.40 per share             1,488       1,384       3,720.0              -         3,720.0

          Warrant at $0.50 per share                                                2,752.8         2,752.8
                                            --------    --------       -------      ----------     -----------
                                              1,488       1,384       3,720.0        2,752.8         6,472.8
                                            --------    --------    ---------       -----------    -----------

        Total                               $31,820     $29,027     141,637.4       13,054.1         6,472.8
                                            ========    ========    =========       ===========    ===========


----------------

(1) The registration statement for the shares underlying these financings (File No. 333-106862) became effective on July 18, 2003. In that registration statement, we registered 52.5 million shares of our common stock on the basis of a then-current market price applicable to the convertible securities of approximately $0.28 per share, before contractual discounts. Shortly following the effectiveness of the registration statement, many of the investors holding the convertible notes and debentures elected to convert their holdings into shares of our stock and to immediately sell the shares. The market price of our stock declined significantly and the holders were unable to convert all of the notes and debentures into registered shares of common stock. Many of the investors chose to convert at the lower, then-current market price and we issued restricted shares of our common stock to the holders of such convertible notes and debentures. Many of these holders subsequently sold their restricted shares under the provisions of Rule 144. The June 15, 2004 registration statement included approximately 12.2 million outstanding restricted shares of our common stock issued to these holders of the convertible notes and debentures.

(2) The market price of Calypte common stock on July 22, 2004 was $0.47 per share. The average of the three lowest trades for the 20 trading days preceding July 22, 2004 is $0.487 per share, which, adjusted for the applicable discount, is the basis for the determination of the number of shares issuable pursuant to convertible debentures which have not yet been converted. See also Note 11 in Detail of Financings, following.

(3) The registration statement for the approximately 67.1 million shares of our Common Stock underlying these financings (File No. 333-116491) became effective on July 8, 2004. That registration statement included the shares underlying the financings indicated as well as approximately 12.2 million shares related to earlier financings as described in Note 1. Additionally, that registration statement included approximately 3.3 million shares of our Common Stock that have been issued, that we are contractually obligated to issue, or that may be issued pursuant to warrant agreements with certain vendors, consultants and other parties who have agreed to accept shares of our Common Stock in lieu of cash. That registration statement also included additional shares which may be issuable pending the resolution of the dispute regarding certain debentures as described in Note 11 in Detail of Financings, following.

                           DETAIL OF RECENT FINANCINGS

                                                                                         Calypte                         Shares
                                     Conversion       Gross        Net     Transaction   Closing     Shares Issued/     Currently
Financing Type and Investor (1)       Feature       Proceeds     Proceeds     Date        Price      $ Redeemed (2)     Issuable
-------------------------------       -------       --------     --------     ----        -----      --------------     --------
Financings included in July 2003
Registration Statement
8% Convertible Notes                    Lesser of
Alpha Capital Aktiengesellshaft      (i) $3.00 or       $500                 5/24/02      $ 3.60        7,260.7/ $500           -
Stonestreet Limited Partnership       (ii) 70% of       $500                 5/24/02      $ 3.60        7,075.7/ $500           -
Filter International Ltd.             the average       $150                 5/24/02      $ 3.60        2,452.4/ $150           -
                                               of
Camden International Ltd.            the 3 lowest       $350                 5/24/02      $ 3.60        5,279.1/ $350           -
Domino International Ltd.           trades for 30       $150                 5/24/02      $ 3.60        1,767.4/ $150           -
Thunderbird Global Corporation               days       $ 75                 5/24/02      $ 3.60         1,083.1/ $75           -
BNC Bach International Ltd.             preceding       $200                 5/24/02      $ 3.60        2,463.8/ $200           -
Excalibur Limited Partnership          conversion       $200                 5/24/02      $ 3.60        1,678.9/ $200           -
Standard Resources Ltd.                                 $100                 5/24/02      $ 3.60        1,542.5/ $100           -
SDS Capital International Ltd.                          $300                 7/10/02     $ 10.20        4,189.8/ $300           -
Camden International Ltd.                               $100                 7/10/02     $ 10.20        1,707.9/ $100           -
Excalibur Limited Partnership                           $250                 7/24/02      $ 6.60        4,238.3/ $250           -
Stonestreet Limited Partnership                         $250                 8/21/02      $ 3.90        4,042.2/ $250           -
Alpha Capital Aktiengesellshaft                         $107                  5/9/03      $ 0.63        1,302.5/ $107           -
                                                        ----                                            -------------  ----------

   Total 8% Convertible Notes                         $3,232     $2,594                              46,084.3/ $3,232           -
                                                      ======     ======                              ================  ==========

Other Restart Financings:

10% Convertible Note
BNC Bach International Ltd.            50% of the      $ 150    $ 150      5/14/02           $4.20      2,217.8/ $150           -
   (Note: on 7/14/02 the             average of 3                                       $10.80 on
   maturity date was extended              lowest                                         7/14/02;
   until 12/31/02; on December        closing bid                                       $1.92 on
   27, 2002, the maturity date      prices for 22                                        12/27/02;
   was extended until January                days                                         $1.80 on
   15, 2003; on January 15,             preceding                                       1/15/03;
   2003 the maturity date was          conversion                                       $1.50 on
   extended until March 17,                   (4)                                         3/17/03;
   2003, on March 17, 2003 the                                                            $0.99 on
   maturity date was extended                                                               4/2/03
   until April 4, 2003; on                                                              $0.75 on
   April 2, 2003, the maturity                                                             4/30/03
   date was  extended until May
   5, 2003; on April 30, 2003,
   the maturity date was
   subsequently extended until
   May 10, 2004)(3)

8% Convertible Debentures
Su So                                  80% of the      $ 100       $ 90      6/17/02       $4.20       36.7 (3)/ $100           -
                                     lower of the
                                          average
                                      closing bid
                                         or trade
                                    price for the
                                           5 days
                                        preceding
                                      conversion,
                                     but not less
                                       than $3.00


                                                                                         Calypte                         Shares
                                     Conversion       Gross        Net     Transaction   Closing     Shares Issued/     Currently
Financing Type and Investor (1)       Feature       Proceeds     Proceeds     Date        Price      $ Redeemed (2)     Issuable
-------------------------------       -------       --------     --------     ----        -----      --------------     --------
Jason Arasheben                        70% of the      $ 100       $ 90      7/03/02       $8.10       15.8 (3)/ $100           -
                                     lower of the
                                          average
                                      closing bid
                                         or trade
                                    price for the
                                           5 days
                                        preceding
                                      conversion,
                                     but not less
                                       than $3.00

PIPE at $1.50 per share
Careen Ltd.                             $1.50 per      $ 200      $ 200    8/28/02        $ 4.80         225.0/ N/A             -
Caledonia Corporate Group                   Share      $ 200      $ 200    8/28/02        $ 4.80         225.0/ N/A             -
                                                       -----      -----                                  ----------    -------- -
    Limited

    Total Other Restart                                $ 750      $ 730                                 2,720.3/ $350           -
                                                       =====      =====                                 =============  ======== =
      Financings


Mercator 12% and 10% Debentures
Previously Registered

12% Convertible Debentures
Mercator Momentum Fund, L.P.           85% of the      $ 550    $345         9/12/02       $3.00         4,866.4(3)/            -
($2,000 total commitment; $1,300       average of                   (5)                                         $550
previously registered)               the 3 lowest
                                          trading
Mercator assigned its rights to:       prices for
   Alpha Capital AG                        the 20        250        250      7/24/03      $0.115       2,673.8/ $250            -
   Gamma Opportunity Capital         trading days        250        250      7/24/03      $0.115       2,685.6/ $250            -
     Partners, LP                       preceding
   Goldplate Investment Partners       conversion        250        250      7/24/03      $0.115         2,673.8/ $             -
                                                         ---    -------                                  -----------   ----------
                                              (7)                                                                250
                                                                                                                 ---
                                                      $1,300     $1,095                                                         -
                                                      ------     ------                                                ----------
                                                                                                    12,899.6/ $1,300


Mercator Momentum Fund, L.P.           80% of the       $300       $260     10/22/02       $3.90        0/ $300 (6)             -
                                       average of
                                     the 3 lowest
                                          trading
                                       prices for
                                           the 20
                                     trading days
                                        preceding
                                      conversion,
                                     but not less
                                       than $1.50

Mercator Momentum Fund L.P.  (9)       70% of the       $300       $245      4/29/03      $0.825      3,475.7/ $300           -
                                       average of
                                     the 3 lowest
                                          trading
                                       prices for
                                           the 20
                                     trading days
                                        preceding
                                      conversion,
                                     but not more
                                       than $1.20


                                                                                         Calypte                         Shares
                                     Conversion       Gross        Net     Transaction   Closing     Shares Issued/     Currently
Financing Type and Investor (1)       Feature       Proceeds     Proceeds     Date        Price      $ Redeemed (2)     Issuable
-------------------------------       -------       --------     --------     ----        -----      --------------     --------
Mercator warrant                        $3.00 per         $0         $0     10/22/02       $3.90                  0       100.0
                                            share
10% Convertible Debentures
Mercator Focus Fund, L.P. (9)          80% of the     $1,000       $510      1/14/03       $1.92    7,941.1/ $1,000           -
                                       average of                   (6)
                                     the 3 lowest
                                          trading
                                       prices for
                                           the 20
                                     trading days
                                        preceding
                                      conversion,
                                     but not more
                                       than $3.00

Mercator Momentum Fund, L.P. (9)       80% of the       $450       $440      1/30/03       $1.86      2,857.7/ $450           -
                                       average of
                                     the 3 lowest
                                          trading
                                       prices for
                                           the 20
                                     trading days
                                        preceding
                                      conversion,
                                     but not more
                                       than $3.00
Mercator Focus Fund, L.P. (9)                           $400                 3/13/03       $1.47        3,428.9/ $400          -
Mercator Momentum Fund III, L.P.       65% of the        100                                            1,626.3/ $100          -
                                                         ---                                            -------------  ---------
                                       average of       $500       $400                                 5,055.2/ $500          -
                                                        ----       ----                                 -------------  ---------
                                     the 3 lowest
                                          trading
                                       prices for
                                           the 20
                                     trading days
                                        preceding
                                      conversion,
                                     but not more
                                       than $2.10
 Total Mercator Debentures
      previously registered                           $3,850     $2,950                              32,229.3/ $3,850       100.0
                                                      ======     ======                              ================  ==   =====



Financings Included in the June
15, 2004 Registration Statement

Mercator 12% Convertible
Debentures
Mercator Momentum Fund, L.P.           85% of the
($2,000 total commitment; $1,300       average of
previously registered)               the 3 lowest
                                          trading
Mercator assigned its rights to:       prices for
   Marr Technologies, B.V. (10)            the 20        570          570      9/1/03   $0.498         5,181.8/ $570          -
   Dr. Khalid Ahmed                  trading days         50           50     10/2/03   $1.310            84.6/ $ 50          -
   Roger Suyama                         preceding         20           20     10/2/03   $1.310            33.8/ $ 20          -
   Logisticorp, Inc.               conversion (7)         20           20  10/2/03      $1.310                     -       52.9
   Southwest Resource                                                            (11)
     Preservation Inc.                                    40           40               $1.310                            105.9
                                                          --           --                           --------------------- -----
                                                                           10/2/03                                 -
                                                                                                                   -
                                                         700          700        (11)                                     158.8
                                                         ===          ===                                                 =====
                                                                                                       5,300.2/ $640

                                                                                         Calypte                         Shares
                                     Conversion       Gross        Net     Transaction   Closing     Shares Issued/     Currently
Financing Type and Investor (1)       Feature       Proceeds     Proceeds     Date        Price      $ Redeemed (2)     Issuable
-------------------------------       -------       --------     --------     ----        -----      --------------     --------
Marr Private Placements

     PIPE at $0.30 per share
Marr Technologies B.V. (8)(10)         $0.30 per       $2,500      $2,300      8/1/03     $0.152              8,333.3         -
                                           share

     PIPE at $0.50 per share

Marr Technologies B.V. (8)(10)         $0.50 per      $10,000      $9,600      9/1/03     $0.498             20,000.0         -
                                           share

    5% Promissory Note
    Commitment Agreement (12)
Boodle Hatfield warrant                $0.80 per        $   0       $   0    11/13/03     $0.880                    -     375.0
                                           share
Boodle Hatfield warrant                $0.46 per            0           0     3/19/04     $0.575                    -     400.0
                                           share
Marr Technologies BV warrant           $0.40 per                              5/26/04     $0.460                    -     500.0
                                                   ----------   ----------                          ------------    -     -----
                                           share            0           0
                                                            -           -

 Total Marr Private Placements                        $12,500     $11,900                                    28,333.3   1,275.0
                                                      =======     =======                                    ========   =======

May 2004 Private Placement
  PIPE at $0.40 per share (13)            Shares
    SF Capital Partners Ltd.           issued at       $4,000      $3,720     5/28/04      $0.50             10,000.0   3,500.0
    Marr Technologies BV               $0.40 per        3,000       2,910     5/28/04      $0.50              7,500.0   2,625.0
    Proximity Fund LP                     share;          500         465     5/28/04      $0.50              1,250.0     437.5
    Proximity Partners LP                 5 year          500         465     5/28/04      $0.50              1,250.0     437.5
    MTB Small Cap Growth Fund         warrant at          500         465     5/28/04      $0.50              1,250.0     437.5
                                           $0.50
    MTB Multi Cap Growth Fund          per share          500         465     5/28/04      $0.50              1,250.0     437.5
    Bridges & PIPES LLC                                   300         279     5/28/04      $0.50                750.0     262.5
    Duncan Capital LLC (14)                                 0           0     5/28/04      $0.50                    -      30.0
    Capstone Investments (14)                               0           0     5/28/04      $0.50                    -     600.0
                                                      -------     -------                                    --------  --------
                                                      $ 9,300     $ 8,769                                    23,250.0   8,767.5
                                                      =======     =======                                    ========   =======

New Financings included in this
  Registration Statement

July 2004 Private Placement
 PIPE at $0.40 per share (13)             Shares
    Sunrise Equity Partners, L.P.      issued at         $ 750       $698       7/9/04      $0.615           1,875.0     1,312.5
    Amnon Mandelbaum                   $0.40 per            80         74       7/9/04      $0.615             200.0       140.0
    David I. Goodfriend                   share;             8          7       7/9/04      $0.615              20.0        14.0
    TCMP3 Partners                        5 year           150        140       7/9/04      $0.615             375.0       262.5
    United Capital Partners, LLC      warrant at
                                           $0.50           500        465       7/9/04      $0.615           1,250.0       875.0
    Duncan Capital (14)                                                         7/9/04      $0.615                 -       148.8
                                                       -------     -------                                   -------       -----
                                                      $ 1,488     $ 1,384                                    3,720.0     2,752.8
                                                       =======     =======                                   =======     =======

---------------------

      (1) The 8% Convertible Notes, the Other Restart Financings, the Mercator 12% and 10% Debentures and warrants, the Common Stock underlying MTBV's 2003 PIPEs and the Common Stock underlying the May 2004 PIPE and the July 2004 PIPE were issued under exemptions provided by Regulation S or Regulation D. With the exception of MTBV, which has identified itself as an affiliate of the Company in public filings with the Securities and Exchange Commission based on its August and September 2003 PIPE investments and other market purchases of Common Stock, none of the entities listed above is or has been an affiliate of the Company. Other than MTBV and SF Capital Partners Ltd., all of the listed investors were subject to ownership limitations restricting their ownership of our stock to a maximum of 4.9% or 9.9%, depending on the specific agreement.

       (2) On July 18, 2003, the registration statement for 52,500,000 shares underlying the 8% Convertible Notes, the Other Restart Financings and certain of the Mercator 12% and 10% Convertible Debentures became effective (File No. 333-106862). As a result of a decline in the market price of our stock subsequent to the effective date of the July 2003 registration statement, the number of shares registered was insufficient to permit the complete conversion of the notes and debentures into registered shares. The shares underlying certain of the convertible securities have become eligible for resale under Rule 144, and certain investors have availed themselves of that eligibility to convert restricted shares issued pursuant to conversions into free-trading shares. On July 8, 2004, the registration statement for 83,056,050 shares underlying Marr Private Placements, the May 2004 PIPE, certain of the Mercator 12% Convertible Debentures, approximately 12.2 million additional shares attributable to financings included in the July 2003 registration statement and approximately 3.3 million shares issued or issuable to vendors consultants and other parties who agreed to accept shares of our Common Stock in lieu of cash became effective (File No. 333-116491). Investors in our July 2004 PIPE hold 3.7 million restricted shares of our Common Stock. We are registering the shares of Common Stock underlying the July 2004 PIPE on a cost-free basis to the holders of said shares of Common Stock in this registration statement.

       (3) Includes fee shares.

       (4) On April 30, 2003, when the market price the Common Stock was $0.75, we and BNC Bach amended the conversion price to eliminate a conversion price ceiling of $1.50 per share and to increase the discount applicable to the conversion price from 40% to 50%. In return for this modification of the conversion price, BNC Bach agreed to extend the maturity of the note until May 10, 2004. BNC Bach subsequently converted the outstanding principal and accrued interest into shares of Common Stock.

       (5) Reflects a 10% cash commitment fee on the entire $2 million commitment paid to The Mercator Group less additional fees and expenses. We initially registered shares underlying $1,300,000 of the commitment in July 2003 and are registering the shares underlying the final $700,000 of this commitment in this registration statement.

       (6) In conjunction with the issuance of the $1,000,000 10% convertible debenture to Mercator Focus Fund, L.P., we used the proceeds to repay the $300,000 outstanding principal balance of the 12% convertible debenture previously issued to Mercator Momentum Fund, L.P. plus accrued interest. The balance of costs incurred represents transactional and legal fees.

       (7) On March 31, 2003, when the market price of the Common Stock was $0.885, we amended the conversion price to eliminate a conversion price floor of $1.50 per share in return for an extension of time in which to register the shares of common stock underlying the various Mercator financings.

       (8) The Securities Purchase Agreements for both transactions between the Company and MTBV require that we provide cost-free registration rights to MTBV; however, MTBV is subject to a one-year lock-up provision following the transaction date with respect to the shares purchased.

       (9) On January 14, 2004, when the market price of the Common Stock was $0.60, we extended the maturity date of the following debentures until July 14, 2004: o 10% Convertible Debenture dated January 14, 2003 issued to Mercator Focus Fund, LP o 10% Convertible Debenture dated January 30, 2003 issued to Mercator Momentum Fund, LP o 10% Convertible Debentures dated March 13, 2003 issued to Mercator Focus Fund, LP o 12% Convertible Debenture dated April 29, 2003 issued to Mercator Momentum Fund, LP

In return for the extension of the maturity dates, we have agreed to pay an additional extension fee equal to 2% of the outstanding principal balance per month until the earlier of the extended maturity date or conversion. The extension fee is payable 1% in cash and 1% in shares of Common Stock. Additionally, we agreed to file a registration statement including the shares potentially applicable to the conversion of the outstanding debenture balances and the extension fees by no later than April 29, 2004. On April 23, 2004, when the market price of the Common Stock was $0.625, we and the various Mercator Funds agreed to extend until May 14, 2004 the period for filing the registration statement including the extension fee shares and shares issued or potentially issuable upon conversion. On May 7, 2004, when the market price of our common stock was $0.48 per share, we and the various Mercator Funds agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued or potentially issuable upon conversion. Such shares were included in our June 15, 2004 registration statement which was declared effective on July 8, 2004. All of the subject convertible debentures were converted prior to the extended maturity date.

       (10) On January 23, 2004, when the market price of the Common Stock was $0.695, we and MTBV agreed to extend the registration rights period attributable to 5,181,818 shares of Common Stock issued in conjunction with MTBV's conversion of $570,000 principal amount of our 12% Convertible Debentures from February 27, 2004 to April 29, 2004. In return for the extension, we agreed to include in our next registration statement an aggregate of 28,333,333 shares of our Common Stock purchased by MTBV in PIPE transactions in the third quarter of 2003. On April 23 2004, when the market price of the Common Stock was $0.625, we and MTBV agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. On May 7 2004, when the market price of our common stock was $0.48 per share, MTBV agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004.

       (11) The holder claims an earlier transaction date, which we dispute. This debenture has not yet been converted. The number of shares currently issuable reported here assumes conversion based on current market prices as of July 22, 2004. Assuming immediate conversion at the earlier, disputed transaction date, the number of shares of common stock issuable to Logisticorp and Southwest Resource Preservation would be 213,903 and 427,807, respectively. While not necessarily agreeing to issue the number of shares calculated as issuable based on the disputed transaction date, we registered that number of shares of Common Stock in our June 15, 2004 registration statement pending resolution of the dispute. The ultimate resolution of the transaction date dispute may determine the number of shares of our stock to which the holder is entitled upon conversion. See Legal Proceedings.

       (12) On November 13, 2003, when the market price of the Common Stock was $0.88 per share, we and MTBV entered into an agreement in which MTBV agreed to provide us up to an aggregate of $10,000,000 (the "Marr Credit Facility") pursuant to promissory notes we may issue to MTBV on an as-needed basis (the "Notes"). Each Note would bear interest at the rate of 5% per annum and have a 12-month term. The Marr Credit Facility was available during the period beginning on February 28, 2004 and ending on May 31, 2004. The aggregate amount available under the Marr Credit Facility is proportionally reduced by the amount of any equity financing we obtain during the term of the Marr Credit Facility. MTBV has the right of first refusal to participate in any such equity financing on the same terms as the other investors. The Marr Credit Facility initially provided for earlier termination as of March 31, 2004, if we failed to have our Common Stock listed on an established stock exchange by that date. Moreover, upon the failure to obtain such stock exchange listing, any outstanding Notes would be due and payable on April 30, 2004. As consideration for the Marr Credit Facility, the Company issued to a party designated by MTBV a warrant to purchase 375,000 shares of Common Stock at an exercise price of $0.80 per share. The warrant is immediately exercisable and expires two years after issuance on November 12, 2005.

On March 19, 2004, when the market price of the Common Stock was $0.575 per share, we and MTBV amended the Marr Credit Facility to increase the aggregate amount available under the Marr Credit Facility to $15,000,000 and to eliminate the termination provision upon failure to have the Common Stock listed on an established stock exchange by March 31, 2004. As additional consideration for the amendment of the Marr Credit Facility, we issued to a party designated by MTBV an additional warrant to purchase 400,000 shares of our Common Stock at an exercise price of $0.46 per share. This warrant is immediately exercisable and expires two years from its date of issuance on March 18, 2006.

On May 26, 2004, when the market price of the Common Stock was $0.46 per share, we and MTBV again amended the Marr Credit Facility whereby MTBV has committed to purchase up to $5,000,000 of Promissory Notes that we may issue through December 31, 2004. Any Notes issued pursuant to this second amendment will bear interest at 9% per annum and will have a maturity date of May 31, 2005. The $5,000,000 amount available under the amended Marr Credit Facility will be reduced by the net amount of any equity financing we obtain after the May 26, 2004 effective date of the second amendment and through the December 31, 2004 commitment period, exclusive of the proceeds from the May 2004 Private Placement. Accordingly, the commitment has been reduced to approximately $ 3.6 million as a result of the closing of the July 2004 PIPE. At July 22, 2004, we have issued no Notes under the Marr Credit Facility. As consideration for the extension of the commitment period reflected in the second amendment of the Marr Credit Facility, we issued to MTBV a warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.40 per share. This warrant is immediately exercisable and expires two years from its date of issuance on May 26, 2006. The Common Stock underlying these three warrants was included in our June 15, 2004 registration statement.

       (13) The shares issued pursuant to the May 2004 PIPE and the July 2004 PIPE and the related warrants for each have an anti-dilution feature that will require us to issue additional shares to the PIPE investors and modify their outstanding warrants if we subsequently issue additional equity at a per share price of less than $0.40 for a period of one year from the respective closing dates, except under the provisions of previously outstanding convertible debt, option plans, or option or warrant agreements.

       (14) Reflects warrants issued pursuant to placement agent agreements.


                                    DILUTION

The issuance of additional shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower the price of our Common Stock. If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay for the Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of Common Stock.

The net tangible book value of our Common Stock as of March 31, 2004, was ($2,181,000) or approximately ($0.0159) per share. Assuming that on March 31, 2004,

o if we had issued a total of 3,720,000 shares to the investors in the July 2004 PIPE upon their purchase of 3,720,000 shares at a price of $0.40 per share and if we had received $1,383,800 in net proceeds; and

o if we had issued a total of 2,752,800 shares to the investors in the July 2004 PIPE upon their exercise of warrants to purchase 2,752,800 shares at a price of $0.50 per share and if we had received $1,376,400 in net proceeds; and

o if you had purchased shares under this prospectus for $0.3685 per share, which was the closing price for our common stock on March 31, 2004,

o then our pro forma net tangible book value as of March 31, 2004 would have been $580,000, or approximately $0.0040 per share.


This represents an immediate increase in the net tangible book value of approximately $0.020 per share to existing stockholders on March 31, 2004. This also represents an immediate dilution in net tangible book value of approximately $0.365 per share to all acquirers of common stock in this offering.

The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to the various parties under the convertible debenture agreements and how many of the exercisable options and warrants outstanding have been exercised at the time of your investment. The convertible note and debenture agreements each contain ownership limitations that would preclude certain parties from converting the entire face amount of their notes and debentures in a single transaction as contemplated in the calculations above.


                            SELLING SECURITY HOLDERS

The number of shares set forth in the table for the various subscribers represents an estimate of the number of shares of Common Stock to be offered by them. The actual number of shares of Common Stock issuable upon conversion of the remaining debentures and exercise of warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of Common Stock offered in this Prospectus, and included in the registration statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the debentures and exercise of related warrants by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

Under the terms of the warrants issued to the selling security holders, the warrants are exercisable by any holder only to the extent that the number of shares of Common Stock issuable pursuant to the warrants, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unexercised portions of the warrants) would not exceed 4.99% of the then-outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act, except that this restriction may be waived upon 61 days' notice by the holder. Accordingly, the number of shares of Common Stock set forth in the table for the selling security holder may exceed the number of shares of Common Stock that the selling security holder could own beneficially at any given time through its ownership of the debentures and the warrants. In that regard, the beneficial ownership of the Common Stock by the selling security holder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

The applicable percentage of ownership listed below is based on 168,027,514 shares of Common Stock outstanding as of July 22, 2004.


                                                      Common Stock
                                                      Beneficially                                   Common Stock
                                                     Owned Prior to           Common Stock to     Beneficially Owned
                                                        Offering                  be Sold           After Offering
                                                   -------------------         ---------------- -----------------------
                  Holder                                 Number                    Number         Number      Percent

Sunrise Equity Partners L.P.                  (1)           3,187,500    (7)         3,187,500          -0-          *
Amnon Mandelbaum                              (2)             340,000    (8)           340,000          -0-          *
David I. Goodfriend                           (3)              34,000    (9)            34,000          -0-          *
TCMP3 Partners                                (4)             637,500   (10)           637,500          -0-          *
United Capital Partners, LLC                  (5)           2,125,000   (11)         2,125,000          -0-          *
Duncan Capital LLC                            (6)             148,800   (12)           148,800          -0-          *
                                                              -------                  -------          ---

                                                            6,472,800                6,472,800          -0-
                                                            =========                ---------          ===


------------------
*    Represents beneficial ownership of less than 1%
(a) Assumes all shares included in this offering are sold by the selling security holder.

 (1) Sunrise Equity Partners, L.P. is engaged in the business of investing in publicly-traded equity securities for its own account. Sunrise Equity's primary offices are located at 641 Lexington Avenue, 25th Floor, New York, NY 10022. Level Counter, LLC has voting and investment control over investments held by Sunrise Equity Partners, L.P. The unanimous votes of Marilyn Adler, Nathan Low and Amnon Mandelbaum control Level Counter,

(2) Amnon Mandelbaum is an individual investor in publicly-traded equity securities for his own account. Mr. Mandelbaum's address is c/o Sunrise Equity Partners, L.P., 641 Lexington Avenue, 25th Floor, New York, NY 10022.

(3) David I. Goodfriend is an individual investor in publicly-traded equity securities for his own account. Mr. Goodfriend's address is c/o Sunrise Equity Partners, L.P., 641 Lexington Avenue, 25th Floor, New York, NY 10022.

(4) TCMP3 Partners is engaged in the business of investing in publicly-traded equity securities for its own account. TCMP3's primary offices are located at Titan Capital Management, 7 Century Drive, Suite 201, Parsippany NJ 07054. Steven Slawson and Walter Schenker have voting and investment control over investments held by TCMP3 Partners.

(5) United Capital Partners is engaged in the business of investing in publicly-traded equity securities for its own account. United Capital Partners' primary offices are located at 505 Montgomery Street, Suite 1033, San Francisco, CA 94111. John F. Heerdink, Jr . has voting and investment control over investments held by United Capital Partners.

(6) Duncan Capital LLC is engaged in the business of investing in publicly-traded equity securities for its own account. Duncan Capital's primary offices are located at 830 Third Avenue, 14th Floor, New York, NY 10022. David Fuchs has voting and investment control over investments held by Duncan Capital.

(7) Includes 1,312,500 shares of Common Stock that are issuable upon the exercise of a warrant issued to the selling stockholder.

(8) Includes 140,000 shares of Common Stock that are issuable upon the exercise of a warrant issued to the selling stockholder.

(9) Includes 14,000 shares of Common Stock that are issuable upon the exercise of a warrant issued to the selling stockholder.

(10) Includes 262,500 shares of Common Stock that are issuable upon the exercise of a warrant issued to the selling stockholder.

(11) Includes 875,000 shares of Common Stock that are issuable upon the exercise of a warrant issued to the selling stockholder.

(12) Includes 148,800 shares of Common Stock that are issuable upon the exercise of a warrant issued to the selling stockholder.



                              PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon the Company being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling security holder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder's business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling security holder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling security holder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling security holders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

                                LEGAL PROCEEDINGS

On January 24, 2003, we were informed that one of our former vendors, Validation Systems, Inc. ("Validation"), had commenced an action in Santa Clara County Superior Court on an open book account in the amount of $79,614, incurred between April 1999 and July 2002 and which we accrued, concurrently, plus $20,156 in interest, at the rate of 10% per annum until payment, wherein it has claimed that it rendered services related to the validation of biomedical equipment and processes at our facilities. We have contested the claim as the alleged services claimed by Validation were not performed in a timely fashion and were, thus, unusable. On September 9, 2003 the Court dismissed Validation's lawsuit against us due to the failure of Validation's counsel to appear at a mediation status review and to respond to an order to show cause regarding the failure to appear. Validation has filed a motion to vacate this dismissal on grounds of inadvertence, mistake, surprise and excusable neglect. The Court vacated the dismissal and reinstated the case at a hearing on December 2, 2003 in return for Validation's payment of fees incurred by us in connection with Validation's failure to appear. Additonally, the Court ordered the parties to mediation. In June 2004, following the mediation, we agreed to settle the claim for $80,000. The parties have executed formal settlement documents and we have made the agreed upon settlement payment.

A claim has been made by Logisticorp, Inc. ("Logisticorp") and Southwest Resource Preservation, Inc. ("Southwest") with respect to an aggregate of $60,000 of 12% Convertible Debentures assigned to Logisticorp and Southwest by a debenture holder. Logisticorp's and Southwest's claim is that each tendered their respective conversion notice requests in August, 2003 and that as a result of their separate notice of election to convert their debentures, that Southwest is entitled to receive 427,807 registered shares of common stock, and Logisticorp 213,903 registered shares of common stock for an aggregate of 641,710 shares of common stock. Additionally, Logisticorp claims damages in the sum of at least $235,000, and Southwest claims damages in the sum of at least $471,000, or an aggregate of at least $706,000. The Company has advised
Logisticorp and Southwest that it disputes their claims with respect to the conversion notice date, the conversion price and the number of shares based upon the formula in the debenture and the registration rights for the underlying shares. The Company, Logisticorp and Southwest are discussing a possible resolution of the claims.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and significant employees are listed below.


Name                      Age         Position with the Company / Principal Occupation     Director Since (1)
-------------------       ----        ------------------------------------------------     ------------------
Anthony J. Cataldo        53          Chairman                                             5/02
John J. DiPietro          46          Director / Chief Financial Officer, Chronix          10/99
                                      Biomedical, Inc.
Paul E. Freiman           69          Director / President and Chief Executive             12/97
                                      Officer, Neurobiological Technologies, Inc.
Julius R. Krevans, M.D.   80          Director / Retired Chancellor Emeritus,               3/95
                                      Director of International Medical Services
                                      University of California, San Francisco
Maxim A. Soulimov         32          Director / Director of Legal Affairs, Global          4/04
                                      Corporate Ventures Limited
J. Richard George, Ph.D.  62          President and Chief Executive Officer                  n/a
Richard D. Brounstein     54          Executive Vice President and Chief Financial           n/a
                                      Officer

--------------------
(1) Dr. Zafar I. Randawa resigned from the Board of Directors effective June 30, 2004 citing personal reasons and time constraints; accordingly, the Board of Directors was reduced in size to 5 members.


     Anthony J.  Cataldo  was  appointed  Executive  Chairman  in May 2002.  Mr.
Cataldo has held management positions with a number of emerging growth and publicly traded companies. He served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production Company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, a publicly traded biotechnology company involved in age-related therapies. From 1990 to 1995, Mr. Cataldo held various positions including Chairman and Chief Executive Officer with Management Technologies, Inc., a manufacturer and seller of trading system and banking software systems. He has also held the position of Executive Vice President of Hogan Systems, a banking software manufacturer and retailer. Mr. Cataldo has also served as President of Internet Systems, a pioneer in the Internet banking arena. Mr. Cataldo served in the United States Air Force from 1969 to 1973. Since October 2003, Mr. Cataldo has served as the Chairman of the Board of Directors of BrandPartners Group, Inc. a publicly-held brand building communication services company.

     John J. DiPietro was elected to the Company's Board of Directors in October 1999. Since September 2002, he has served as the Chief Financial Officer of Chronix Biomedical Inc, a private biotechnology company. Since February 2003, Mr. DiPietro has also been a member of the Board of Chronix Biomedical. From September 1999 to September 2002 he had been the Chief Financial Officer and Vice President-Finance and Administration of Tripath Technology, Inc., a semi-conductor manufacturing company. He served as Calypte's Chief Operating Officer, Vice President of Finance, Chief Financial Officer and Secretary from December 1997 through September 1999. From October 1995 until December 1997, he served as Calypte's Vice President of Finance, Chief Financial Officer and Secretary. Prior to joining the Company, he was Vice President of Finance, Chief Financial Officer and Secretary of Meris Laboratories, Inc., a full service clinical laboratory, from 1991 until 1995. He is a Certified Public Accountant and received his M.B.A. from the University of Chicago, Graduate School of Business and a B.S. in Accounting from Lehigh University.

     Paul E. Freiman has served as a member of the Company's Board of Directors since December 1997. He has served as the President and Chief Executive Officer of Neurobiological Technologies, Inc. since May 1997. In 1995, Mr. Freiman retired from his position as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company. From 1962 until 1994, he held several other positions at Syntex Corporation, including President and Chief Operating Officer. Mr. Freiman is currently serving on the board of Penwest Pharmaceuticals Inc. and Neurobiological Technologies, Inc and several private biotechnology companies. He has been chairman of the Pharmaceutical Manufacturers Association of America (PhARMA) and has also chaired a number of key PhARMA committees. Mr. Freiman is also an advisor to Burrill & Co., a San Francisco merchant bank.

      Julius R. Krevans, M.D. has served on the Company's Board of Directors since March 1995. Dr. Krevans served as Chancellor Emeritus and Director of International Medical Care at University of California at San Francisco from 1993 until his retirement in June 2002. From 1982 until 1993, Dr. Krevans served as Chancellor at UCSF, and was Dean of the School of Medicine at UCSF from 1971 until 1982. Prior to this, Dr. Krevans served as Dean for Academic Affairs at Johns Hopkins University School of Medicine where he also served on the faculty for 18 years and was Professor of Medicine from 1968 until 1971. He is also Chairman of the Board of Directors of Neoprobe Corporation and a member of the Board of Directors of AccuImage Corporation. Dr. Krevans received his M.D. from New York University, College of Medicine and completed a residency in Medicine at Johns Hopkins University School of Medicine.

       Maxim A. Soulimov was appointed to the Company's Board of Directors in April 2004 pursuant to an August 2003 agreement between the Company and Marr
Technologies BV ("MTBV") in which MTBV purchased $2.5 million of Common Stock and the Company agreed to grant MTBV the right to appoint two mutually-agreeable representatives to the Board. MTBV is currently the Company's largest stockholder, holding approximately 28% of the Company's outstanding Common Stock. Since November 2002, Mr. Soulimov has served as Director of Legal Affairs of Global Corporate Ventures Limited ("GCVL") of London, a company providing consultancy services to a variety of private investors including Marr and its affiliates. From April 2000 through October 2002, Mr. Soulimov served as in-house legal counsel for Lukoil Europe Limited and Lukoil Europe Holdings Limited, private companies involved in the management of all Lukoil downstream companies outside the Russian Federation. From September 1997 to April 2000, Mr. Soulimov served as Trainee and then as Assistant Solicitor in the London firm of Norton Rose Solicitors. Mr. Soulimov holds a Degree in Modern Languages from
Tver State University in Russia and an LLB Law degree from University of Hertfordshire in the United Kingdom.

      J. Richard George, Ph.D. has served as Calypte's President and Chief Executive Oficer since January 2004. Dr. George joined the Company in January 2003 as Vice President - Government Affairs. From September 2000 to March 2002, Dr. George served as Senior Vice President - Research & Development, Infectious Diseases at Orasure Technologies, Inc. (Nasdaq: OSUR), a company involved in developing and marketing oral fluid specimen collection devices, including devices involved in testing for HIV/AIDS. Dr. George served from April 1995 through August 2000 as Chief Science Officer of Epitope, Inc. (a predecessor company to Orasure Technologies, Inc.). Dr. George was employed in various roles at the Centers for Disease Control and Prevention (CDC) from 1960 to 1995. He left the CDC in 1995 as Chief of the Developmental Technology Section, Laboratory Investigations Branch of the Division of HIV/AIDS. Dr. George received his Ph.D. in Microbiology from the University of Georgia; he received his Master of Science and B.S. degrees in Biology from Georgia State University.

      Richard D. Brounstein has served as Executive Vice President and Chief Financial Officer since joining Calypte in December 2001, following a short period in which he served as a financial consultant and interim CFO. He also served as member of the Board of Directors from December 2001 until May 2003, when he did not stand for re-election. Prior to joining Calypte, Mr. Brounstein served as Chief Financial Officer for Certicom Corporation, a mobile and wireless software security company from 2000 to 2001. From 1997 to 2000, Rick served as Chief Financial Officer for VidaMed, Inc., a growth-stage medical device company. From 1989 to 1997, Mr. Brounstein served as Chief Financial Officer and Chief Quality Officer of MedaSonics, Inc., a manufacturer of non-invasive medical ultrasound devices. Mr. Brounstein is a CPA; he received both his MBA in Finance and his BA in Accounting from Michigan State University.


The Board of Directors and Committees

     The Board of Directors has standing Audit, Compensation and Nominating Committees.

Audit Committee

       The Audit Committee currently consists of Mr. Freiman as Chairman, Mr. DiPietro, and Dr. Krevans. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the independent auditor. It is not the duty of the Audit Committee to plan or conduct audits, to prepare the Company's financial statements or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. In discharging its responsibilities, the Audit Committee engages the Company's independent auditors, approves the services performed by such auditors, reviews and evaluates the Company's accounting principles and its system of accounting controls, and reviews with the auditors the Company's quarterly unaudited and annual audited financial statements and the results of the reviews and audit thereof.

       The Board has determined that all current members of the Audit Committee are independent Directors and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has also determined that Mr. Freiman and Mr. DiPietro qualify as "Audit Committee financial experts" as defined under Item 410(h) of Regulation S-B of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. DiPietro served as a member of the Audit Committee from January 2003 until May 2003, but because of his prior consulting agreement with the Company, he did not meet the independence requirements for a member of the Audit Committee at that time. Consequently, Dr. Randawa, who subsequently resigned from the Board on June 30, 2004, replaced Mr. DiPietro on the Audit Committee in May 2003. In January 2004, subsequent to his being considered independent in September 2003, Mr. DiPietro was re-appointed to the Audit Committee and replaced Dr. Krevans, who resigned from the Committee. Dr. Krevans was re-appointed to the Audit Committee on June 30, 2004, as a result of Dr. Randawa's resignation from the Board.

Compensation Committee

      The Compensation Committee consists of Dr. Krevans as Chairman and Mr. Freiman, both of whom are independent directors who have served on the Compensation Committee since at least 2000. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and administration of the Company's stock option, incentive and other benefit plans, including, without limitation the 1995 Director Option Plan (the "Director Plan") and the 2000 Equity Inventive Plan (the "2000 Plan").

Nominating Committee

The Nominating Committee consists of Mr. Freiman as Chairman and Dr. Krevans, both of whom have served on the Nominating Committee since 2002. The Nominating Committee assists the Board in fulfilling its oversight responsibilities relating to the Company's corporate governance matters, including the determination of the independence status of current and prospective Board members, periodic evaluation of the Board of Directors, its committees and individual directors, and the identification and selection of director nominees. The Nominating Committee will also consider stockholder suggestions for nominees for director other than self-nominating suggestions.


                            REPORT OF AUDIT COMMITTEE

Annual Report on Form 10-KSB

The role of the Audit Committee (the "Committee") is to assist the Board in its oversight of the Company's financial reporting process. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on January 19, 2004. Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

         In the performance of its oversight function, the Committee met and held discussions with management and Odenberg Ullakko Muranishi & Co. LLP
("OUM"), the Company's independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and with OUM. The Committee also discussed with OUM the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

         In addition, the Committee discussed with OUM their independence from the Company and its management, and OUM provided to the Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         The Committee discussed with OUM the overall scope and plans for their audit. The Committee met with OUM, with and without management present, to discuss the results of their examination, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         The members of the Committee are not professionally engaged in the practice of auditing and therefore rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's reviews and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

         Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee's Charter, the Audit Committee approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 for filing with the SEC.

SEC Informal Inquiry

         The Company was contacted by the San Francisco District Office of the Securities and Exchange Commission (the "Commission") on October 28, 2003 and advised that the enforcement staff of the Commission was conducting an informal inquiry regarding the Company. The Commission has requested, among other things, documents and information related to certain press releases issued by the Company. The Commission has advised the Company that the inquiry should not be construed as an indication by the Commission or its staff that any violation of law has occurred. The Company has voluntarily provided the information sought by the Commission and is cooperating with the Commission in connection with its informal inquiry.

         Independently, the Committee investigated the matter and retained outside counsel to assist in its investigation by reviewing the press releases and related information that were the subject matter of the Commission's informal inquiry letter. The Committee completed its investigation and reported the results of its investigation and associated recommendations to the Board of Directors. Counsel for the Committee advised both the Committee and the Board of Directors that the results of their investigation, interviews and review of documents provided in response to the Commission's informal inquiry letter indicated no evidence of management malfeasance with respect to its inquiry. The Committee, based upon its counsel's recommendations, proposed that the Company implement certain practices and procedures, some of which represent a continuation or formalization of present practices. The recommendations and proposals of the Committee were approved by the Board of Directors and include certain improvements in the Company's press release issuance process and investor relations and regulatory recordkeeping procedures. Additionally, the Board of Directors has directed management to implement the American Stock Exchange corporate governance standards (SR-AMEX-2003-65) approved by the Commission on December 1, 2003. While corporate governance is an on-going process, the Company has substantially implemented our recommendations and proposals and we and the Board have approved the updated policies and charters, including those attached as exhibits to this Proxy Statement.


Change of Auditors

         The Company's interim financial statements are required to be reviewed under Statement of Auditing Standards 100 ("SAS 100") by an independent public accountant pursuant to Item 310(b) of Regulation S B and our annual financial statements must be audited by an independent public accountant pursuant to Item 310(a) of Regulation S B. Calypte's former independent auditors, KPMG LLP ("KPMG"), informed the Company that they could not complete their quarterly review of the Company's interim financial statements contained in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003 or audit the Company's financial statements for its fiscal year ended December 31, 2003 until such time as the Audit Committee had completed its investigation related to the Commission's informal inquiry letter, the same was reviewed by KPMG, and KPMG was satisfied that, in its opinion, an adequate investigation was conducted and appropriate conclusions were reached and actions taken.

         On December 23, 2003, the Board dismissed KPMG as independent auditors for the Company, effective immediately, at the recommendation of the Committee. As of the date of KPMG's dismissal, KPMG had advised the Company that, in KPMG's opinion, the conditions necessary for KPMG to complete its review had not yet been satisfied. At the time of KPMG's dismissal, the Committee had completed its investigation, had reported the results of its investigation and associated recommendations to the Board of Directors, and the Board of Directors had approved the recommendations. Additionally, at that time, counsel for the Committee had advised the Company and the Committee that it had commenced to provide to KPMG information concerning the investigation conducted, the conclusions reached and the actions taken by the Company.

         On December 24, 2003, upon the approval of and at the direction of the Committee, the Company engaged OUM to audit the consolidated financial statements of the Company for the two years ended December 31, 2003 and 2002 for inclusion in the Company's Annual Report on Form 10-KSB and to review the interim financial statements of the Company contained in its Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003. OUM has completed the SAS 100 review associated with the Company's Form 10-QSB/A (No.1) and its audit of the Company's financial statements for the years ended December 31, 2003 and 2002.

         The Committee and the Board have appointed, subject to stockholder ratification, OUM as the Company's independent auditors for the fiscal year ending December 31, 2004.

                  SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD

                                                     Paul E. Freiman, Chairman
                                                     John J. DiPietro
                                                     Zafar I. Randawa, Ph.D.

April 16, 2004

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Except as set forth in the footnotes to this table, the following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of July 22, 2004 for (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock,
(ii) each of the Company's  directors,  (iii) each Named  Executive  Officer and
(iv) all directors and executive officers of the Company as a group.


                                                                        Shares      % of
                                                                     Beneficially   Total(2)
                       5% Stockholders, Directors and Officers(1)        Owned
                       ------------------------------------------     ----------   ----------
Marr Technologies BV (3)                                               49,540,151      28.95
   Strawinskylaan 1431
   1077XX, Amsterdam
   The Netherlands
SF Capital Partners Ltd. (4)                                           10,322,000       6.16
    3600 South Lake Drive
    St. Francis, WI 53235
Anthony J. Cataldo (5)                                                  5,022,341       2.91
Richard D. Brounstein (6)                                               1,507,371          *
J. Richard George (7)                                                   2,551,273       1.50
John DiPietro (8)                                                         307,977          *
Paul Freiman (9)                                                          309,901          *
Julius Krevans, M.D.(10)                                                  308,468          *
Maxim A. Soulimov (11)                                                    200,000          *

All current directors and executive officers as a group (7 persons)    10,207,331       5.74


------------
 * Represents beneficial ownership of less than 1%.

(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 5000 Hopyard Road, Suite 480, Pleasanton, California 94588.

(2)    Based on 168,027,514 shares outstanding as of July 22, 2004.

(3) As reported in Amendment No. 3 to Schedule 13D dated December 2, 2003 filed with the Securities and Exchange Commission adjusted for shares and warrants purchased in the 2004 PIPE transaction. Includes 3,125,000 shares subject to warrants exercisable within 60 days. Marat Safin has voting and investment control over shares held by Marr Technologies BV.

(4) As reported in Schedule 13G dated June 3, 2004 filed with the Securities and Exchange Commission. Excludes 3,500,000 shares subject to warrants held by SF Capital Partners Ltd. Such warrants are subject to conversion caps that preclude SF Capital Partners Ltd. From utilizing its exercise rights within 60 days to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Securities Act of 1934) in excess of 4.999% of the Company's common stock, giving effect to such exercise. Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, LLC, a Wisconsin limited liability company ("Staro"), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares owned by SF Capital Partners Ltd.

(5)    Includes 4,765,556 shares subject to options exercisable within 60 days

(6)    Includes 1,507,371 shares subject to options exercisable within 60 days.

(7)    Includes 2,551,273 shares subject to options exercisable within 60 days.

(8)    Includes 307,734 shares subject to options exercisable within 60 days.

(9)    Includes 309,901 shares subject to options exercisable within 60 days.

(10)   Includes 308,001 shares subject to options exercisable within 60 days.

(11) Includes 200,000 shares subject to options exercisable within 60 days. Marr Technologies BV ("Marr"), the beneficial owner of 49,540,151 shares of Calypte Common stock (the "Marr Holdings") has the right to nominate two (2) candidates to serve on the Calypte Board of Directors. Mr. Soulimov was nominated by Marr and subsequently appointed as a director upon approval of the Calypte Board of Directors. Mr. Soulimov disclaims any direct or indirect beneficial ownership of Marr Holdings and does not exercise any control nor does he take part in any investment decisions undertaken by Marr and does not have a direct or indirect pecuniary interest in Marr Holdings.

                          DESCRIPTION OF THE SECURITIES


July 2004 Private Placement - PIPE at $0.40 per share and related Warrants exercisable at $0.50 per share

On July 9, 2004, when the market price of our Common Stock was $0.615 per share and pursuant to Regulation D, we issued 3,720,000 restricted shares of our Common Stock at a price of $0.40 per share to 5 unaffiliated investors and received gross proceeds of $1,488,000. Under the terms of the subscription agreement, each investor received warrants to purchase our Common Stock in an amount equal to 70% of the number of shares purchased in the private placement. Accordingly, we issued warrants to purchase an aggregate of 2,604,000 shares of our Common Stock to the investors and warrants to purchase an additional 148,800 shares of our Common Stock pursuant to a placement agent agreement. The warrants are exercisable at a price of $0.50 per share for a period of five years from the July 9, 2004 date of issuance.

The securities purchase agreements for this private placement provide the investors with participation rights on the same terms and conditions as other investors in any subsequent financing transactions we may complete within one year of the closing of this placement. The securities purchase agreements also contain anti-dilution provisions that could require us to issue additional shares of common stock to the investors if we raise additional equity financing at a price below $0.40 per share in the year following the closing of the PIPE transaction. We are including the shares issued in the private placement and the shares underlying the warrants in this registration statement. We are not including in this registration statement any shares which may be potentially issuable as a result of anti-dilution provisions.

The following table summarizes the investments and transaction dates related to the issuances under the July 2004 Private Placement.


                                                                        Calypte                    Shares
                                   Gross        Net      Transaction    Closing      Shares      Currently    Shares being
Investor                          Amount       Amount        Date        Price       Issued       Issuable     Registered
--------                          ------       ------        ----        -----       ------       --------     ----------
Sunrise Equity Partners, L.P.        $750        $698        7/9/04      $0.615      1,875.0        1,312.5        3,187.5
Amnon Mandelbaum                       80          74        7/9/04      $0.615        200.0          140.0          340.0
David I Goodfriend                      8           7        7/9/04      $0.615         20.0           14.0           34.0
TCMP3 Partners                        150         140        7/9/04      $0.615        375.0          262.5          637.5
United Capital Partners LLC           500         465        7/9/04      $0.615      1,250.0          875.0        2,125.0
Duncan Capital LLC (1)                  -           -        7/9/04      $0.615            -          148.8          148.8
                                   ------      ------                               --------        -------        -------
                                   $1,488      $1,384                                3,720.0        2,752.8        6,472.8
                                   ======      ======                                =======        =======        =======

----------------

(1) reflects shares underlying warrants issued pursuant to placement agent agreements.



    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

                             DESCRIPTION OF BUSINESS

Our business involves the development, manufacture and marketing of in vitro diagnostic tests primarily for the detection of antibodies to the Human Immunodeficiency Virus ("HIV") and other sexually transmitted and infectious diseases. We have historically focused our business on urine-based screening and supplemental tests for use in laboratories. By integrating several proprietary technologies, we developed novel urine HIV antibody tests, the Calypte urine-based enzyme immunoassay ("EIA") HIV Type 1 ("HIV-1") screening test and the Cambridge Biotech urine-based HIV-1 western blot ("Urine Western Blot") supplemental test. We also manufacture and market the Cambridge Biotech serum-based western blot ("Serum Western Blot") supplemental test for detecting HIV-1 antibodies in serum. Our revenues are currently generated from sales of these three products, which we refer to collectively as our "ELISA tests." The ELISA tests are manufactured in formats that make them most suitable for high-volume laboratory settings. We shall sometimes refer to ourselves herein as "Calypte" or the "Company."

We are the only company with Food and Drug Administration ("FDA") approval for the marketing and sale of urine-based HIV-1 antibody tests. Our EIA HIV-1 screening test received FDA approval for use in laboratories in August 1996. Our Urine Western Blot supplemental test received FDA approval in May 1998. Our urine-based ELISA tests together, with their screening and confirmatory testing components, are the only complete FDA approved urine-based HIV testing method.

Our business is also involved in developing new test products for the rapid detection of HIV-1 and HIV Type 2, a second type of HIV ("HIV-2"), and other infectious diseases. In November 2003, we filed an Investigational Device Exemption ("IDE") with the FDA announcing our intent to develop a rapid serum-based HIV screening test. Rapid tests provide test results in less than 20 minutes and are particularly suitable for point-of-care testing, especially in lesser developed countries which lack the medical infrastructure to support laboratory based testing. We are currently developing both serum- and urine-based HIV-1 and HIV-2 rapid tests and anticipate that our primary focus will be the development, manufacture and sale of our rapid test products, both internationally and domestically.

Background

HIV
HIV, the cause of AIDS, is a leading cause of death for persons ages 25 to 44 in the U.S. and for persons of all ages in many international locales. Those infected with HIV generally do not show symptoms of AIDS until several years after HIV infection, if at all. Because most persons infected with HIV are unaware of their HIV status and are asymptomatic for AIDS, they do not avail themselves of medical treatment and may unknowingly expose others to the risk of HIV infection.

Prior exposure to HIV can be detected in laboratory and point-of-care tests even though the infected individual is asymptomatic. Although the human immune system typically requires a number of weeks or months to begin producing antibodies following exposure to HIV, there is no consensus in the scientific community as to whether antibodies can first be detected in blood, urine or oral fluid.

According to the December 2003 AIDS Epidemic Update published jointly by the Joint United Nations Programme on HIV/AIDS and the World Health Organization (the "WHO"), at the end of 2003 an estimated 40 million people globally were living with HIV; over 30.9 million people had already died from the disease, and an estimated 5 million people were newly infected with HIV during 2003. The Update reported that about 3 million people died of AIDS during 2003. HIV is spread by a transfer of bodily fluids, primarily through sexual contact, blood transfusions, sharing intravenous needles, accidental needle sticks or transmission from infected mothers to newborns.

In its February 2004 presentation, Global Health, The Bill & Melinda Gates Foundation (the "Gates Foundation") cites a mid-2002 UNAIDS report indicating that in the absence of dramatically expanded prevention and treatment efforts, 68 million people will die of AIDS in the 45 most affected countries between 2000 and 2020, a mortality outlook that is five times the number of AIDS-related deaths in the previous two decades in these countries. Further, the Gates Foundation report projects approximately 45 million new HIV/AIDS infections by the year 2010, with 28 million of these infections considered to be preventable. Whereas the epidemic is currently centered primarily in sub-Saharan Africa, where expectations of current and future infection range from 30 to 35 million adults by 2010, the Gates Foundation study identifies countries in northern Africa as well as Russia, India and China as the "next wave" countries which will experience the HIV/AIDS pandemic, as demonstrated in the following chart:

--------------------------------------------------------------------------------

    High and Low Estimates of Current and Future HIV/AIDS-Infected Adults in
                       Next-Wave Countries, 2002 and 2010

                                           (in millions)

                                           High      Low
                                           ----      ---
Nigeria                           2002        4        2
                                  2010       10        5
Ethiopia                          2002        3        2
                                  2010        7        3
Russia                            2002        1        1
                                  2010        5        3
India                             2002        5        3
                                  2010       20        5
China                             2002        1        1
                                  2010     10.5      4.5

SOURCE: Bill and Melinda Gates Foundation Global Health report 2/2004

--------------------------------------------------------------------------------

Current Status of HIV/AIDS Testing

A May 2004 report by the Global Business Coalition on HIV/AIDS (GBC), based on their own estimates and those of the World Health Organization (WHO), disclosed that less than 10% of infected individuals in the developing world know their HIV status. According to this report, new infections are on the rise -- and only 400,000 of the 6 million people in need of antiretroviral therapy have access to these life saving medicines. Testing for HIV serves as an entry point for both prevention and treatment. The objective of treating 3,000,000 people by the end of 2005, the stated goal of the WHO "3 by 5" Initiative, would require that 500,000 people will need to be tested each day. This is based on the report's estimate that 50,000 people will test positive in hard hit countries where the prevalence rates average 10%, and that 10% or 5,000 per day of those will require immediate initiation of treatment. GBC states that the challenge is enormous but attainable with increases in funding from donor governments, reductions in drug and diagnostic pricing, integration of public-private delivery of healthcare and overarching shifts in policy.

HIV Testing
The discovery in 1984 of HIV antibodies circulating in the blood led to the development and widespread use of blood screening tests for the detection of HIV antibodies. Blood banks began testing their supplies of blood in an effort to maintain and protect the integrity of the blood. Most current HIV antibody screening tests are EIA tests which operate on the principle that antibodies react with antigens. Antibodies are produced by the human body in response to the presence of an infectious disease, such as HIV. Antigens are substances that stimulate production of antibodies. EIA tests provide an antigen base that will react with HIV antibodies, if such antibodies are present. Enzymes are used to detect the reaction between the antigens and antibodies.

Since then, the blood screening test has been considered the gold standard of HIV testing. In the United States, in addition to blood banks, physicians, life insurance companies, the military, the criminal justice system, the Immigration and Naturalization Service and community-based organizations all use blood-based testing. Unfortunately, HIV blood testing can be expensive and poses risk of infection to health care personnel. Blood is typically drawn at physician offices, clinics, hospitals or blood draw stations, where trained personnel are available. The blood is then sent to a laboratory where a trained health care worker or phlebotomist must first centrifuge the blood sample and then test it for the presence of HIV antibodies. Blood samples and related blood-sampling equipment require careful handling to avoid accidental exposure to blood-borne pathogens, such as HIV. Additionally, blood-based testing has become increasingly more costly as the costs of disposing of potentially infected specimens, syringes, needles and transfer tubes has increased. The cost of blood-based testing is prohibitive to many large public health screening programs, particularly in lesser-developed countries, many of which have significantly higher rates of HIV infection. Even in the United States, certain populations are not routinely screened due to the high cost of blood-based testing.

We  have  consistently   maintained  that  urine-based   testing  offers  unique
advantages to blood-based testing. The following table illustrates these advantages:


       -------------------------------------------------------------------------
                               Advantage of Urine over Blood
       -------------------------------------------------------------------------
       SAFETY                  o Urine is non-invasive
                               o Urine collection uses no needles or lancets
                               o Urine does not spread HIV
       -------------------------------------------------------------------------
       COST EFFECTIVE, SIMPLE  o No special handling. Urine is stable for
       TO COLLECT                4 weeks without refrigeration
                               o A urine sample is easier to obtain
                               o Urine is not a bio-hazard and does not require
                                 expensive disposal
       -------------------------------------------------------------------------
       CONVENIENCE             o Urine collection does not require sterile
                                 collection devices  or trained health care
                                 providers
       -------------------------------------------------------------------------
       PATIENT APPEAL          o Urine has been shown to increase voluntary
                                 testing by up to 73% (Source:
                                 University of Pennsylvania study results)
       -------------------------------------------------------------------------
       PATIENT SUITABILITY     o  Urine is easy to collect from patients and is
                                  the most commonly collected bodily fluid
       -------------------------------------------------------------------------
       COMPLEMENTARY  MENU OF  o  Similar  commercialized  urine  tests  exist
       TESTS                      for drugs of abuse, pregnancy, other sexually
                                  transmitted diseases
       -------------------------------------------------------------------------
       ACCURACY                o  Clinical data of urine testing shows a high
                                  correlation to blood, approaching 100%
       -------------------------------------------------------------------------

All methods of HIV testing follow the same testing protocol. The protocol is to first test a sample for the presence of HIV antibodies. Any sample found to be reactive is then retested in duplicate. If either of the retests is reactive, the same sample is tested again using a more precise and expensive supplemental test. The presence of HIV antibodies, based on the results of the supplemental test, is considered a positive diagnosis of HIV infection. This protocol minimizes the risk of incorrectly reporting a false positive result that an individual is infected with HIV.

Organization
We were incorporated in California in 1989 and reincorporated in Delaware in 1996 at the time of our initial public offering. In December 1998, we acquired certain assets from Cambridge Biotech Corporation, an entity now owned by bioMerieux, Inc. The acquisition included the Urine Western Blot and Serum Western Blot supplemental tests and leasehold rights to the Rockville, Maryland facility.

We are headquartered in Pleasanton, California. During June 2004 we relocated our headquarters to Pleasanton from our previous office and manufacturing site in Alameda, California. Our manufacturing facility is located in Rockville, Maryland. Historically, our Alameda facility had manufactured our EIA screening test and our Rockville facility manufactured our Urine and Serum Western Blot tests. However, we are currently consolidating our manufacturing operations by moving all manufacturing to our Rockville facility. We closed the Alameda facility effective June 30, 2004, when the lease expired.

In November, 2003, we became the 51% owner of a joint venture, Beijing Calypte Biomedical Technology Ltd. (the "Beijing Calypte Joint Venture"), created to market existing and potential new products in the People's Republic of China ("China"). The remaining 49% of the joint venture is owned by Marr Technologies Limited, an affiliate of Marr Technologies BV ("Marr"), our largest stockholder, with a security ownership of approximately 28% of our outstanding stock as of June 30, 2004.

Currently, we and our distributors market our ELISA tests in approximately half a dozen countries worldwide, primarily, however, in China and Brazil. Our current marketing strategy is to use distributors, both third party and joint venture partners, to penetrate targeted domestic and international markets. In the future, we may use the Beijing Calypte Joint Venture or other joint ventures to manufacture and market our products in international markets or as vehicles to manage our international manufacturing arrangements.

Financial considerations
To successfully implement our business plans, we must obtain sustainable cash flow and profitability. Our future liquidity and capital requirements will depend on numerous factors, including successful completion of the development of our new rapid tests, acquisition and protection of intellectual property rights, costs of developing our new products, ability to transfer technology, set up manufacturing and obtain regulatory approvals of our new rapid tests, market acceptance of all our products, competing products in our current and anticipated markets, actions by the FDA and other international regulatory bodies, and the ability to raise additional capital in a timely manner.

Since December 31, 2003, we have entered into new financing arrangements that management believes will be adequate to sustain operations at expected levels through 2004. During 2004, we have completed private placements of our common stock with 12 accredited investors and received aggregate net proceeds of approximately $10.2 million. Additionally, under the amended terms of the Marr credit Facility between us and Marr Technologies BV, our largest stockholder and a participant in one of the private placements, we have access to an additional $3.6 million from the issuance of 9% promissory notes that we may issue through December 31, 2004. If, however, sufficient funds are not available to fund our operations in 2005 or beyond, we may need to arrange additional financing or make other arrangements. There can be no assurance that additional financing, if and as necessary, would be available or, if it is available, that it would be on acceptable terms. The terms of an additional financing could involve a change of control and/or require stockholder approval or could require us to obtain waivers of certain covenants that are contained in existing agreements. We would or might be required to consider strategic opportunities, such as a merger, consolidation, sale or other comparable transaction, to sustain our operations. We do not currently have any agreements in place with respect to any such new strategic opportunity, and there can be no assurance that any such opportunities will be available to us on acceptable terms, or at all. If additional financing is not available when and if required or is not available on acceptable terms, or we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and may be unable to continue our operations at current levels, or at all.

Products

The Calypte Urine-Based HIV-1 Screening and Supplemental Tests (the urine ELISA tests)

Our proprietary urine-based HIV-1 EIA (the "EIA Screening Test") is non-invasive, easy to use, reliable and avoids many of the costs and risks associated with blood-based testing. Our EIA Screening Test, when used with our Urine Western Blot supplemental test provides the only complete urine-based HIV testing method. Laboratories using our urine-based testing method can complete the entire testing profile for HIV-1 antibody using a single urine specimen. Key benefits of our test include:

Convenience and Safety. Urine is the most commonly collected bodily fluid for laboratory testing. Collection of urine can take place any time of day. Urine testing does not require a 24-hour voided specimen or a midstream, clean-catch sample. Because it requires no special preservatives or containers, urine is also easy to collect, handle and discard. Our EIA Screening Test is in standard EIA format and is designed to be used with standard laboratory equipment.

Independent studies have concluded that the likelihood of contracting infectious HIV virus in urine is extremely low. There have been no reported cases of transmission of HIV virus through contact with urine of HIV-infected patients. Accordingly, the risk of HIV infection to health care and laboratory workers accidentally exposed to urine samples appears to be negligible. Since no needles are used in the urine sampling process, our test avoids this route of accidental infection. In lesser-developed countries, where the supply of sterile needles and syringes cannot be guaranteed and the medical infrastructure to support laboratory testing is scarce or nonexistent, the safety benefits of using urine sampling extend to patients as well as to health care workers.

Patient Appeal The ability to screen non-invasively for HIV in all types of patients, including injection drug users and newborns, may both enhance patient comfort and significantly increase the voluntary testing rates in patients who might otherwise decline testing. A recent study conducted by Johns Hopkins University entitled "Screening for HIV Infection in High-Risk Communities by Urine Antibody Testing," published in the December 2002 volume of Journal of Acquired Immune Deficiency Syndromes utilized Calypte's EIA Screening and Urine Western Blot Tests. The study concluded that "[u]rine-based screening for HIV infection in high-prevalence inner city communities can be an effective tool for identifying and treating infected persons who are unaware of their infection."

Cost Effective. Our EIA Screening Test may significantly lower the overall cost of testing for HIV infection because the cost of collecting, transporting, testing and disposing of urine specimens is relatively inexpensive. Our urine ELISA tests do not require the use of trained healthcare professionals to obtain samples and we believe that a urine collection cup costs between $0.05 and $0.50. Moreover, since urine is often already being collected for other testing purposes, the incremental cost of collecting urine samples is likely to be insignificant.

Domestically, our current testing products qualify for insurance reimbursement coverage. We sell our current ELISA tests primarily to reference laboratories which in turn receive compensation from the insurance companies who order the tests. Even with reimbursement approvals, there can be no assurance that our ELISA tests will gain any significant degree of market acceptance among physicians, patients, or healthcare payers. As we seek to develop new products and obtain FDA approval for them in the future, insurance reimbursements may be necessary to facilitate their market acceptance.

Accuracy We have performed clinical studies demonstrating the effectiveness of using urine as a reliable and clinically valid sample for HIV testing. In the clinical trials for FDA approval of our urine ELISA tests, which followed FDA protocol of using the screening and supplemental tests together, our tests detected the presence of HIV-1 antibodies in urine with 99.7% sensitivity in subjects previously identified as HIV-1 infected through blood-based screening tests. Approximately 13,000 paired blood and urine specimens were tested. In subjects at low risk for HIV, the specificity of tests was 100%. "Specificity" is the ability to identify all non-HIV infected individuals correctly. "Sensitivity" is the ability to detect HIV infected individuals. Specificity and sensitivity of our urine ELISA tests in certain populations, including those at high risk and those with other medical conditions, was lower when compared to blood-based testing.

Calypte's HIV-1 antibody test is a much-needed alternative for people who fail to get tested for HIV because they are afraid of needles. According to the Centers for Disease Control and Prevention ("CDC"), approximately 665,000 Americans are living with HIV and AIDS. An estimated one in four does not know they are infected. It is critical for all people at potential risk for HIV infection to learn their status because early detection and treatment have been shown to prevent debilitating opportunistic infections and to extend life. Studies have shown that between 21% and 50% of people would prefer a urine test to a blood test, and up to 80% of these individuals cited fear of needles as the reason for preferring a urine test.

In spite of the benefits of our urine ELISA tests, these tests represent an alternative method of determining the presence of HIV antibodies. Blood-based and oral fluid-based tests have the advantage of already being commercially marketed and of having gained acceptance from the medical community. Both blood-based and oral fluid-based tests have been shown to be reliable media for HIV detection. There can be no assurance that our urine ELISA tests will gain any significant degree of market acceptance among physicians, other health care providers or patients.

Moreover, some blood-based HIV tests have also been proven effective in testing for both HIV-1 and HIV-2. Our urine ELISA tests are currently limited to testing for HIV-1 only. Although HIV-1 is the predominant strain of the virus, there are certain regions of the world, such as western Africa, where HIV-2 also exists. To date, although our urine ELISA tests are limited to HIV-1, we believe that factor has not had a materially adverse effect on our operations and revenues. However, there can be no assurance that this HIV-1 screening limitation will not have an adverse effect on our ability to market our urine ELISA tests in the future if another strain of HIV not detectable by our urine ELISA tests develops or if HIV-2 becomes more prevalent. Additionally, although we are working on development of rapid HIV diagnostic tests, there can be no assurance that our current lack of a rapid test will not adversely affect our operations and revenues.

Test Methodology. Our EIA Screening Test uses an industry-standard 96 well microtiter plate to detect antibodies to HIV-1 in urine. The HIV-1 antibodies, when present in urine, bind to our proprietary antigen coated on prepared microtiter plates. A subsequent enzymatic reaction produces a color change revealing the presence of HIV-1 antibodies.

The screening test requires only 200 microliters of urine (approximately four drops) and can be performed using standard laboratory equipment. Samples can be shipped and stored at 15 to 30 degrees centigrade for up to 55 days, or for up to 1 year at 2 to 8 degrees centigrade, before testing. The laboratory protocol for testing urine is nearly identical to that of blood, and therefore requires few, if any, modifications to existing laboratory protocols.

Our Urine Western Blot test is an in vitro qualitative assay for the detection and identification of antibodies to HIV-1. This more specific assay is used as a supplemental test with urine specimens that tested repeatedly reactive using our EIA Screening Test.

Our Urine Western Blot test is manufactured from HIV-1 propagated in an H9/HTLV-IIIB T-Lymphocyte cell line. The virus is inactivated and specific HIV-1 proteins are bound to a nitrocellulose strip. Each strip contains all of the proteins and glycoproteins of HIV arranged in bands across the strip in order of molecular weight. If HIV-1 antibodies are present in the specimen, they will bind to the viral antigens present on the nitrocellulose strip. The position of bands on the nitrocellulose strips allows this antibody reactivity to be associated with specific viral antigens.

Our Urine Western Blot supplemental test uses the same commercially available western blot kit components as used in our Serum Western Blot supplemental test. The test procedure is virtually identical as well, except that the Urine Western Blot supplemental test requires 1.0 milliliter of urine added directly to the standard kit diluent and requires additional times of incubation for the two detection steps. The same laboratory equipment is used for both the Urine and Serum Western Blot supplemental tests.

Additionally, our Urine Western Blot test is differentiated by the blot controls it employs and the use of a positive criterion for blot interpretation. In urine, blots showing the presence of a single band, gp160, equal to or greater in intensity than the low positive urine western blot control are interpreted as a positive HIV-1 result. Urine blots have a lower indeterminate rate than blood, allowing more definitive negative or positive results.

The Cambridge Biotech Serum-Based HIV-1 Supplemental Test
----------------------------------------------------------

Our Serum Western Blot test was the first supplemental western blot test to be FDA-approved and licensed for the detection of HIV-1 antibodies in blood. Our Serum Western Blot test has been distributed commercially for more than 15 years. Today, there are only two such products on the market. Since the FDA's November 1999 approval of a "Day Assay" format, the supplemental test is available in both a five-hour and an overnight format. We sell our Serum Western Blot test as a supplemental test to HIV-1 EIA screening tests produced by other manufacturers. Additionally, our Serum Western Blot test has been approved by the FDA for use as a supplemental test to HIV-1 rapid blood tests products by other manufacturers.

Products Under Development
---------------------------

Our research and development efforts are currently directed toward the development of select high-priority new diagnostic tests, primarily for the detection of HIV-1 and HIV-2. Priority is determined on the basis of feasibility, probable cost to develop, ability to acquire necessary intellectual property rights, regulatory complexity, market size and competition. Our product development strategy includes both internal product development and partnering with other companies to optimize existing tests and test formats and to obtain freedom to operate in conformity with other companies' intellectual property rights.

Rapid Tests. In response to reports by the CDC on the value of rapid HIV antibody test results, we have been pursuing the development of HIV-1 and HIV-2 rapid tests as our primary new products effort. We believe that such rapid tests are feasible and that a significant market exists for such tests. The high number of individuals who do not return for test results and counseling constitutes a threat to public health. In addition, in emergency rooms, delivery rooms and other settings, there is an urgent need to immediately know the HIV status of patients. For example, since azidothymidine ("AZT") treatment of pregnant mothers, even at delivery, has been shown to result in a substantial decrease in mother-to-child HIV transmission, there appears to be a ready market for reliable rapid HIV tests. Internationally, lesser-developed countries have the highest incidence of HIV infection and the least effective medical infrastructure with which to diagnose and treat it. This situation largely exists in the "next wave" countries in northern Africa, Russia, India and China. We believe that a rapid test is much more appropriate in these countries than a laboratory test.

We are designing our rapid tests to comply with the rapid testing protocol promulgated by WHO. Under that protocol, if a sample is non-reactive on the basis of a single rapid test, testing is complete and the diagnosis is considered negative for HIV infection. If the sample is reactive using the first rapid test, it is tested with a second, different rapid test. A reactive sample using the second test, having already been indicated as a presumptive positive by the first test, is considered to be a positive diagnosis for HIV. A sample that is non-reactive to the second test, after having been reactive to the first test, is re-tested using a third, different rapid test. A reactive sample on the third test is considered a positive diagnosis for HIV; a non-reactive sample is considered a negative diagnosis.

We have already conducted in-house trials of our development stage blood, oral fluid and urine rapid tests and have conducted field trials in Thailand to validate the performance of these products. Through the validation process, any enhancements necessary and/or desired in the performance of the rapid tests in the field are worked on in the laboratory. The reworked rapid tests are then returned to the field for further evaluation. This process is iterative and precedes the larger clinical trials that will be required for regulatory approval in many countries prior to bringing the products to market. In the first phase of our initial field trials, we tested our development-stage blood and urine rapid tests. These studies identified certain refinements that we have implemented.

We began the second phase of our initial field trials of our blood, oral fluid and urine rapid HIV antibody assays in April 2004 at the Thai Red Cross Anonymous HIV Clinic in Bangkok, Thailand. We completed this prospective and random study in June 2004 and provided the results to delegates of the XV International AIDS Conference held July 11-16, 2004 in Bangkok. This study tested a total of 1023 subjects, 392 seropositive subjects, including 37 seropositive subjects receiving anti-retroviral therapy, and 631 seronegative subjects. The true antibody status of these subjects was determined by testing of a blood sample using the standard testing method routinely used by the Anonymous Clinic for diagnostic testing. Our blood rapid test was 100% concordant with the results of the standard blood tests. Our oral fluid test demonstrated 99.5% sensitivity (390 of 392 subjects). The two false negative results were from two known positive subjects who were on anti-retroviral therapy. These patients are known to have diminished antibody levels and would not normally be seeking HIV diagnostic testing. The specificity of the oral fluid test was 100%. Our rapid urine assay was found to be 99.0% sensitive (388 of 392 subjects) and 100% specific. Our rapid blood, oral fluid, and urine tests correctly identified 1023 of 1023 subjects, 1021 of 1023 subjects, and 1019 of 1023 subjects for an overall accuracy of 100%, 99.8%, and 99.6%, respectively.


Based on our field study results to-date, we believe that we have finalized our blood rapid test. We are making plans to conduct a formal clinical trial in China using the blood test, as well as our oral fluid and urine rapid tests. We expect all phases of that clinical trial to be completed during the fourth quarter of 2004. We believe that we have successfully field tested and are now finalizing our oral fluid rapid test. We plan to initiate manufacturing of the oral fluid test in Thailand shortly following the start-up of blood test manufacturing, followied by our urine rapid test. We believe that the urine test used in the initial trials can be improved prior to commercialization. Urine contains a lesser amount of antibody than either blood or oral fluid, making the the identification of those individuals with low levels of antibodies, especially those who are receiving anti-retroviral therapy, even more difficult. While we believe that the results to date are acceptable, we are continuing the iterative development and testing process and are evaluating other alternatives for our urine test. There can, however, be no assurance that we will successfully manufacture and commercialize a urine rapid test, or our other rapid tests.


Our urine test development efforts have identified certain unique product properties and processes that we plan to protect. We believe that this intellectual property is significant as it may result in a blocking patent to those who may consider urine testing by protecting a key step necessary in achieving the highest levels of specificity.

As mentioned above, we plan to initially manufacture our rapid tests in Thailand. In preparation for our first foreign manufacturing technology transfer, we announced on May 11, 2004 that we have finalized a non-exclusive contract manufacturing agreement with Thailand-based Pacific Biotech Co., Ltd. to act as our initial international manufacturer for our HIV-1/2 blood, serum and plasma rapid tests. Manufacturing will be located at the Pacific Biotech facility in Phetchaboon, Thailand. We have commenced the technology transfer of the blood rapid test with the objective of completing our first pilot production lots in the third quarter of 2004. Further, on May 13, 2004, we announced that we have selected Beijing Tiantan Biological Products Co, Ltd. ("BTBP") as our manufacturing partner for the production of our rapid tests in China. On the basis of a memorandum of understanding between the parties, BTBP has commenced the construction of a manufacturing site in China where the HIV rapid tests will be produced.

One of the most critical components affecting the design and composition of our rapid test products is the acquisition of patent rights. A number of patents from a number of third parties are required for the unrestricted manufacture of the rapid test platforms and contents. These patent rights may restrict us as to use, territories in which we may sell products and modes of operation. These restrictions may impact whether we can transfer any of our rights to manufacture and/or distribute products incorporating particular patents and how we may conduct such manufacturing and/or distribution arrangements. We may need to enter into partnering arrangements with other entities in order to manufacture and/or distribute our products, but we may be restricted from doing so because of restrictions on certain patent rights. We may be required to devote substantial funds and other resources to acquire the necessary patent rights in a manner that will not hinder our ability to commercialize our products. There can be no assurance that we will be successful in our endeavors to commercialize these products. On April 1, 2004, we announced that we had entered into an agreement with Adaltis, Inc. to license and supply certain peptides for use in our immunodiagnostic assays. The first application for the peptides will be in our HIV rapid diagnostic tests currently under development. The agreement will provide us with our supply of key, patented HIV-Type 1 and HIV-Type 2 ("HIV-1/2") peptides from Adaltis. Our non-exclusive license to Adaltis' peptide sequences provides us freedom to operate throughout the world, with the exception of Canada, where we would work with Adaltis in its home territory.

Incidence Tests. On April 12, 2004, we announced that the Centers for Disease Control and Prevention ("CDC") had granted us a worldwide, non-exclusive license enabling us to use technologies developed by the CDC to manufacture and commercialize a serum enzyme immunoassay (HIV 1-EIA) that can be used to estimate the proportion of HIV infections that are recently acquired in a population (infections occurring in the last 6-8 months). This laboratory assay can be used to identify those regions and the populations within those regions where HIV transmission is occurring most recently. Once our production capabilities are in place, the CDC will no longer supply this product. We expect that the US FDA will classify this product as being for research use only, thereby minimizing the regulatory approval process. We expect to have this product available for international distribution by mid-August 2004. On April 14, 2004, we announced that we had executed a CRADA - a Cooperative Research and Development Agreement - with the CDC for the development of a new HIV rapid blood assay. Like current rapid test assays, the proposed device will be for diagnostic use to detect HIV antibodies, but it will also be used to determine the proportion of HIV-1 infections that have occurred in the last six months. The purpose of the test is to provide a simplified and rapid format that can be performed in resource poor settings and remote outreach locations for diagnostic and surveillance purposes.

Over-the-Counter. There are currently no FDA approved over-the-counter HIV test products providing an immediate diagnosis. Nonethless, we believe there may be interest in an over-the-counter in-home rapid test in a number of countries worldwide. We will continue to explore the potential for an over-the-counter in-home urine collection kit for use in HIV diagnosis. However, due to regulatory approval uncertainties and cost concerns in the more developed countries, and especially in the United States, this is not a near-term priority development for us on our own.

 Other Diagnostics. We intend to develop and/or market additional or improved tests, focusing on our expertise in urine and oral fluid, for other infectious and viral diseases, including other sexually transmitted diseases. We intend to focus on developing and marketing products that are complementary to our existing product lines, technical expertise and market opportunities. These efforts are in the early research and evaluation stages and are not expected to result in revenues in 2004, if at all.

Research and Development Spending. We continue to invest funds in research and development that we believe are necessary and appropriate to bring our rapid HIV-1 and HIV-2 tests to market, to ensure that our ELISA tests meet customer requirements and to explore the potential for other new diagnostic test products. We spent $1.5 million and $0.9 million on product research and development in 2003 and 2002, respectively. We expect future spending will continue to be devoted to development and commercialization of HIV-1 and HIV-2 rapid tests and improvements for our existing products, as well as to investigation of other potential new test products. There can be no assurance that we will achieve or sustain any revenues from sales of rapid HIV diagnostic tests, internationally or domestically, or from other new products we may develop or introduce.


Sales, Marketing and Distribution

Our marketing strategy is to continue to expand our global distribution network through the use of third party distributors and joint venture partners. In addition to FDA approvals, to date, we have received approval to market our ELISA urine tests in Indonesia, South Africa, Uganda, Kenya, China and Malaysia. Other international approvals for the ELISA urine tests are pending. We are working collaboratively with our third party distributors and through our Beijing Calypte Joint Venture to obtain regulatory approval to market and promote our products in certain international markets.

We anticipate that a greater portion of our revenues for the next several years will be derived from sales to international distributors and by manufacturing collaborations in key markets. International sales and operations involve a number of inherent risks and may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in managing international operations and fluctuations in foreign currency exchange rates. Distributors of medical products in developing countries where the need for cost-effective HIV diagnostic tests may be the most acute often find it difficult to establish and maintain the necessary transportation, storage and credit facilities. Certain of our distributors have limited international marketing experience, and there can be no assurance that our distributors will be able to successfully market our products in any international market.

The following table summarizes the markets and geographic regions that we and our current marketing partners for our ELISA tests cover. The table includes marketing and distribution arrangements that were in effect at July 22, 2004. Material terms of the respective distribution arrangements are described in more detail below.


                               Effective
                               Date of      Term of        Geographic                    Type of
Marketing Partner/Company      Arrangement  Arrangement    Region        Market/products Arrangement(1)
-------------------------      -----------  -----------    ------------  --------------- --------------
Calypte                                                    United States All
                                                           and Canada
Otsuka Pharmaceutical             12/98     Evergreen      Japan         Urine only      Exclusive
Teva Medical Ltd.                 12/94     Evergreen      Israel        Urine only      Exclusive
Uni-Health Services Sdn. Bhd.      4/01     3 years, with  Malaysia      All             Exclusive -
                                            2 year renewal                               urine
                                            option                                       Non-exclusive
                                                                                         - serum
BioBras S. A.                      5/00     3 years; 2     Brazil        All             Exclusive -
                                            year renewal                                 urine
                                            option                                       Non-exclusive
                                                                                         - serum
Medicure, Inc.                     3/01     3 years with 2 Philippines   All             Exclusive-
                                            year renewal                                 urine
                                            option                                       Non-exclusive
                                                                                         - serum
PCN Healthcare                     6/01     3 years with 2 Thailand      All             Exclusive-
                                            year renewal                                 urine
                                            option                                       Non-exclusive
                                                                                         - serum
Centrum Promotora                  4/01     2/04           Mexico        All             Exclusive -
  Internacional                                                                          urine
                                                                                         Non-exclusive
                                                                                         - serum
REM Industria E. Comerica LTDA    12/01     3 years with 2 Brazil        Serum only      Non-Exclusive
                                            year renewal
                                            option
Zhong Yang Pute Biomedical Co.    10/02     2 years, with  20 Provinces  All except drug Exclusive -
                                            2 year renewal in China      rehabilitation  urine
                                            option (2)                   and criminal    Non-exclusive
                                                                         justice         - serum
Beijing Calypte Biomedical        11/03     Not applicable China         All             51%-owned
  Technology Ltd.                                                                        joint venture
Sumit Exports and Trades Pvt.      6/02     3 years, with  India         All             Exclusive -
  Ltd..                                     2 year renewal                               urine
                                            option                                       Non-exclusive
                                                                                         - serum


                               Effective
                               Date of      Term of        Geographic                    Type of
Marketing Partner/Company      Arrangement  Arrangement    Region        Market/products Arrangement(1)
-------------------------      -----------  -----------    ------------  --------------- --------------
bioMerieux Mexico S.A. de C.V.    12/01     3 years with 2 Mexico        Serum only      Non-exclusive
                                  year renewal
                                            option
bioCiencia Tecnologia e            4/02     3 years with 2 Brazil        Serum only      Non-exclusive
  Comercio Ltda.                            year renewal
                                            option
Adaltis Inc.                       3/02     3 years with 2 Worldwide     Serum only      Non-exclusive
                                  year renewal
                                            option
Mistaire LLC                       3/03     3 years with 2 Gulf          All             Exclusive -
                                            year renewal   Cooperative                   serum in
                                            option         Council,                      GCC;
                                                           Botswana                      non-exclusive
                                                                                         - urine and
                                                                                         serum in
                                                                                         Botswana



(1) All serum products are sold on a non-exclusive basis. Urine EIA screening and supplemental tests are distributed on the basis of country or territory exclusivity.

(2) The agreement calls for minimum purchases of $3 million over the two-year term of the agreement, and provides for a two-year extension contingent upon the distributor's purchase of a specified minimum number of tests (EIA
     - 1,500,000 tests the first twelve months and 2,500,000 tests the second twelve months; Urine Western Blot - 15,000 tests the first twelve months and 30,000 tests the second twelve months) during the original term of the agreement. Based on purchases to date, it is not likely that the distributor will achieve the required minimum purchases and, consequently, the agreement will likely not be renewed. This distribution agreement has been assigned to Beijing Calypte Joint Venture. The agreement can be terminated by either party upon ninety days notice.

In 2003, our revenue from product sales totaled $3.5 million. Approximately 95% of our 2003 revenues were derived from sales to customers in the United States.

Manufacturing

The manufacture of our urine ELISA tests involves antigen production, plate processing and preparation of certain washes and other reagents. All processes are carried out under FDA Quality System/ Good Manufacturing Practices ("GMP") regulations. Antigen production involves cell culture, antigen expression and purification. Following purification, the antigen is tested extensively and optimized for plate coating. The coating of standard 96 well microtiter plates with antigen is completed using industry standard plate coating equipment. Following binding of the antigen to the plates, the plates are blocked and stabilized to prevent nonspecific binding of the antigen. The plates are then dried and packaged in foil pouches. The washes and reagents are produced using standard solution preparation techniques.

The physical relocation of our our manufacturing operations to Rockville was completed at June 30, 2004. This process has required significant investment of both capital and human resources to transfer the manufacturing processes and procedures for our urine ELISA tests, to reconfigure space and purchase new equipment at the Rockville facility and to hire and train current and additional staff. The transition will continue to require significant resources as we conduct validation studies and complete comparability studies which will be necessary for FDA review and approval, which we expect to be completed during the first quarter of 2005.

We have a Biologics License ("BL") from the FDA for the manufacture and sale of our serum Western Blot tests for our Rockville, Maryland facility. We also have a pre-market approval ("PMA") from the FDA for the manufacture and sale of our urine Western Blot tests for our Rockville facility. We had previously obtained a PMA from the FDA for the manufacture and sale of our EIA screening test for our Alameda, California facility. We have applied for a PMA to manufacture and sell our EIA test kits at our Rockville facility and expect to receive it in the spring of 2005. Until we receive the PMA, we will not be able to manufacture our EIA screening test for sale in the United States at our Rockville facility. As a result, we increased our production of EIA screening tests at our Alameda facility prior to its closure in an attempt to establish a sufficient supply of inventory to meet our expected demand during the consolidation period. We considered historical sales levels and the expected length of time required to complete the consolidation and obtain the PMA in determining the amount of inventory we would need to cover demand during the transition period. Demand could significantly exceed historical levels and consolidation of operations or FDA approval could take longer than expected. If one or more of these events occur, our transition inventory may not be sufficient to supply customer orders. Alternatively, demand could fall significantly below historical levels, in which case we will have manufactured excess inventory that we may have to dispose of at additional cost.

The lease for our Alameda facility expired on June 30, 2004 and, as part of our Rockville consolidation, we have ceased manufacturing operations there. We have relocated our corporate headquarters within the San Francisco bay area to Pleasanton, California.

The FDA did not inspect either of our facilities during 2002. It inspected our Alameda facility in June 2003 and our Rockville facility in October 2003. Both inspections resulted in a few minor observations requiring response or corrective action, which we have made. Although we believe the FDA is currently satisfied with our responses and corrective actions resulting from its latest inspections, if it subsequently determines that it is not satisfied with them or, if it observes new conditions requiring corrective actions which remain unresolved following a future inspection, the FDA could take regulatory actions against us, including license suspension, revocation, and/or denial, seizure of products and/or injunction, and/or civil penalties or criminal sanctions. Any such FDA action would likely have a material adverse effect upon our ability to conduct our ELISA test business.

Except as may be limited by licensed patent right restrictions and other regulatory or government imposed considerations, we expect to outsource the manufacture of our rapid test products and are in the process of identifying manufacturers and potential joint venture partners that we believe could manufacture the rapid tests in the quantity and quality that we desire. There can be no assurance that we can successfully develop and transfer our rapid test technologies to another manufacturer or that the manufacturer will be able to successfully obtain local regulatory approval or meet expected commercial demand. Additionally, more than one manufacturer may produce various components of the tests, and there can be no assurance that the production from various sources will be successfully coordinated. Governmental regulations will likely affect the cost of production and time to production in amounts and manners that we cannot quantify.

We purchase and expect to purchase or have our manufacturing partners purchase raw materials and other components obtained from various suppliers in the manufacture of our test products. We also use some single-source components. Any delay or interruption in supply of these raw materials or components, especially in regard to single-source components, could significantly impair our ability to manufacture products in sufficient quantities to meet established and increasing commercial demand because additional or replacement suppliers cannot be quickly established.

As a result of limited financial resources in the past and related personnel turnover, we have had limited experience in the commercial-scale manufacture of our products. We currently manufacture our products for sale, for submission to FDA for ongoing compliance, for clinical trials, and for building our inventory. We may encounter difficulties in transferring the technology to our manufacturing partners or scaling-up production of our products, including problems involving production yields, quality control and assurance, raw material supply and shortages of qualified personnel. Due to our limited manufacturing experience, our estimates with regard to these and other operational requirements may be incomplete or inaccurate and unanticipated events and circumstances are likely to occur. Difficulties we may encounter in the scale-up of manufacturing inventory following the consolidation of our domestic manufacturing operations could have a material adverse effect on our business, financial condition and results of operations.

Due to the nature of our manufacturing processes, we are subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, discharge, handling and disposal of certain materials and wastes. There can be no assurance that we will not be required to incur significant costs to comply with land use and environmental regulations as manufacturing is scaled-up to commercial levels, nor that our operations, business or financial condition will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies. There can be no assurance that we will be able to obtain and maintain all required permits in connection with the operation of our manufacturing facilities. If we attempt to manufacture our products on a larger commercial scale, we may become a significant user and disposer of water. The disposal of water used in our manufacturing processes must comply with applicable federal, state and local environmental protection laws, and compliance with these laws may be costly and difficult.

Our Rockville facility is a specialized facility incorporating Biosafety Level 3 controls for the manipulation of potentially infectious biological agents (HIV viruses). It also uses hazardous chemical materials. As such, this facility and the products manufactured there are subject to rigorous federal, state and local regulatory controls including registration, licensing and specific material use permits.

Technology

Our urine ELISA tests are based on the discovery by scientists at the New York University Medical Center ("NYU") in 1988 that antibodies to HIV could be found in urine. Prior to this discovery, it was commonly held that antibodies to systemic infections could not pass through the kidneys, and thus, could not be found in the urine of infected individuals. The NYU scientists showed that antibodies to HIV-1 envelope antigens were present in all urine samples from HIV-1 seropositive subjects. Building on this discovery, we developed our enzyme immunoassay ("EIA") to detect antibodies to HIV-1 in urine. There are two proprietary features of our EIA test that result in a format sensitive enough to detect the low levels of HIV antibodies in urine, the antigen target and the sample buffer in the assay.

Recognizing the prominence of envelope antibodies in urine, the antigen target in the assay is a full length, recombinant glycosylated HIV-1 envelope protein, rgp160. Although this antigen is a recombinant glycoprotein, it is identical to the viral envelope protein gp160 in amino acid sequence and in the presence of carbohydrate at glycosylation sites. This kind of antigen target can efficiently capture the full range of HIV-1 envelope specific antibodies produced in the human polyclonal response to the virus. The microwell assay format permits the high availability of epitopes of the recombinant envelope glycoprotein for antibody binding. This availability of epitopes results in the sensitivity verified in clinical trials.

We have non-exclusive rights to the proprietary process used to express the recombinant HIV-1 envelope glycoprotein from Texas A&M University System ("TAMUS"). This proprietary process for the manufacture of rgp160 begins with the baculovirus expression vector system established in an insect cell culture. The consistent and high levels of rgp160 expression in baculovirus infected insect cell culture are a critical step in the overall manufacturing of rgp160. We improved and upgraded the Repligen Corporation process with a proprietary process which uses a system in which the HIV-1 envelope protein is produced in the insect cell membrane rather than typical tissue culture systems where the protein is secreted into insect cell culture media. Rgp160 is an insoluble protein and requires detergent based extraction and purification procedures which are proprietary. We developed and have obtained a United States patent claiming a sample buffer formulation, which is used in the HIV-1 urine test. This sample buffer acts as a diluent for urine in the assay procedure and significantly increases test specificity by reducing non-specific binding of immunoglobulins (non-specific antibodies) and other substances in urine that would decrease specificity and sensitivity of HIV-1 antibody binding. Sample buffer was manufactured in our Alameda facility and is being transferred as part of our consolidation in our Rockville facility.

Our products incorporate established immunoassay technology based on antibody-antigen reactions. Antibodies are immune system proteins produced as a result of an organism's immune response to substances (antigens) foreign to the body and specifically bind to antigens and signal the immune system to assist in eliminating them. Immunoassays are used for diagnostic applications where the presence or absence of a specific analyte is being evaluated and allow the detection of some analytes at levels as low as one part per billion. Antigens include viruses, bacteria, parasites, chemical toxins and other foreign substances and hormones.

The HIV-1 urine assay format includes a standard 96 well microtiter plate which is compatible with standard laboratory instrumentation. The microwell plates are coated with proprietary recombinant HIV-1 envelope protein antigen. Patient urine and the unique specimen diluent are introduced to the microwell simultaneously. If HIV-1 antibodies are present, they bind to the antigen coated well and remain during the subsequent wash steps. An enzyme labeled conjugate is added to the well. This conjugate binds specifically to human antibodies which remain from the previous step. Following another wash, substrate reagent is added and color development occurs due to the presence of the enzyme conjugate in the well. This color is measured spectrophotometrically on a standard laboratory microwell plate reader. The presence of HIV antibodies in the specimen is indicated by the development of color in the microwell, and the intensity of the color is proportional to the amount of antibody.

Our Urine Western Blot supplemental test combines the Cambridge Biotech HIV-1 Western Blot test with a procedure we developed for testing urine specimens. Our Urine Western Blot test is based on the combination of electrophoretic separation of complex mixtures of proteins with the highly sensitive immunoblotting technique. This method has been highly useful in characterizing the antigenic profile of HIV-1 and describing the immune response to HIV-1 in the serum/plasma of exposed or infected persons.

The manufacture of our Urine Western Blot and Serum Western Blot tests involves the production of an inactivated, partially purified HIV-1 lysate from HIV-1 propagated in an H9/HTLV-IIIb T-lymphcyte cell line. HIV-1 proteins are separated by molecular size using gel electrophoresis of the lysate in the presence of detergent (sodium dodecylsulfate). The separated HIV-1 proteins are electrotransferred from gel to a nitrocellulose membrane that is washed, blocked to minimize non-specific immunoglobulin binding and packaged. These tests provide controls and components which enable the detection and visualization of HIV-1 antibodies present in the specimen incubated with individual nitrocellulose membrane strips. Bands corresponding to specific location of HIV-1 proteins are used to interpret a positive, negative or indeterminate result.

The format of both of our urine and blood rapid tests under development is based on a lateral flow device where the specimen enters by capillary action into a sample pad, where conditioning of the specimen takes place. The specimen then moves into a conjugate pad where the presence of antibodies in the urine or blood results in binding to a detection molecule carrying a color indicator. This antibody complex moves to a nitrocellulose test strip containing the HIV-1 and HIV-2 antigen targets and in a separate area as a control zone. If HIV-1 or HIV-2 specific antibodies are present in the complex, binding occurs between the antibody complex and the antigen band forming a red line. Absence of a red line at this location indicates the absence of HIV-1 and/or HIV-2 antibodies and a non-reactive result for the specimen. The validity of that result depends on the binding of the antibody complex to the control zone to form a red line. Results are seen in about 20 minutes in contrast with the laboratory based EIA tests that take 2 to 3 hours to perform.

Patents, Proprietary Rights and Licenses

We seek patent and other intellectual property rights to protect and preserve our proprietary technology and our right to capitalize on the results of our research and development activities. We also rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to provide competitive advantages for our products in our markets and to develop new products.

We have two United States patents, one pending United States patent application, six foreign patents, and eight pending foreign patent applications. In addition, we currently license the right to use certain patents and other intellectual proprietary rights from NYU, Cambridge Biotech and TAMUS. These licenses secure intellectual property rights necessary for the manufacture and sale of our ELISA test products as summarized below:


-------------------------- ------------------- ---------------------------- ------------------------ -----------------
                                                                                                     Expiration -
                                                                                                     upon expiration
                                                                                                     of patent in:
Issuer of License          Owner               Description                  Additional provisions
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
EIA:
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   NYU                     NYU                 Exclusive license for        Right to make, use,      2009
                                               using urine in place of      sell and sublicense
                                               blood as a specimen sample   products utilizing the
                                               for detecting HIV            technology described
                                                                            in the patent
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   Texas A&M University    TAMUS               Non-exclusive license for    Right to make, have      2009
   System (TAMUS)                              using insect cells to        made, use and sell
                                               obtain gp160                 products based on its
                                                                            proprietary
                                                                            recombinant expression
                                                                            systems
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   bioMerieux (Cambridge   Harvard University  Non-exclusive license for    Sublicense to make,      2005
   Biotech Corporation)                        using gp160 to detect HIV    have made, use and
                                               infection                    sell products that
                                                                            relate to the licensed
                                                                            technology
-------------------------- ------------------- ---------------------------- ------------------------ -----------------


-------------------------- ------------------- ---------------------------- ------------------------ -----------------
                                                                                                     Expiration -
                                                                                                     upon expiration
                                                                                                     of patent in:
Issuer of License          Owner               Description                  Additional provisions
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
Urine Western Blot
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   NYU                     NYU                 Exclusive license for        Right to make, use,      2009
                                               using urine in place of      sell and sublicense
                                               blood as a specimen sample   products utilizing the
                                               for detecting HIV            technology described
                                                                            in the patent
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   NIH                     Pasteur Institute   HIV 1 virus                                           2112

-------------------------- ------------------- ---------------------------- ------------------------ -----------------

Serum Western Blot
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   NIH                     Pasteur Institute   HIV 1 virus                                           2112
-------------------------- ------------------- ---------------------------- ------------------------ -----------------


As we pursue the development of our rapid HIV tests, we will need to obtain licenses or other rights under, or enter into distribution or other business arrangements in connection with, certain patents for HIV-2, peptides, analytes and lateral flow technology, in order to manufacture and sell our rapid HIV tests. See the Section entitled, "Risk Factors" for a further discussion of these issues. To obtain these licenses, we will have to pay upfront fees and ongoing royalties.

In April 2004, we announced that we entered into a license and supply agreement with Adaltis, Inc. under which Adaltis will supply us with key HIV-1/2 peptides for use in our rapid tests. The table below identifies the primary patent suites we will need to acquire for the manufacture of our rapid tests.


-------------------------- ------------------- ---------------------------- ------------------------ -----------------
                                                                                                     Expiration -
                                                                                                     upon expiration
                                                                                                     of patent in:
Issuer of License          Owner               Description                  Additional provisions
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
Rapid Urine:
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   Adaltis, Inc.           Adaltis, Inc.       Non-exclusive license for    Right to make, have      2010 - 2012
                                               use of HIV-1 and HIV-2       made, use and sell
                                               peptide sequences            Calypte products
                                                                            throughout the world,
                                                                            except in Canada,
                                                                            utilizing the
                                                                            technology described
                                                                            in the patent
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   Bio-Rad Laboratories                        Non-exclusive license for    Right to make, have      2006 - 2015
   and Bio-Rad Pasteur                         use of HIV-2 virus           made, use and sell
   (In negotiations)                                                        products utilizing the
                                                                            technology described
                                                                            in the patent
-------------------------- ------------------- ---------------------------- ------------------------ -----------------
   Abbott Laboratories                         Non-exclusive sublicense     Right to make, have      2008 - 2017
   (In negotiations)                           of the Swanson, et al and    made, use and sell
                                               Guire et al lateral flow     products utilizing the
                                               patent suite                 technology described
                                                                            in the patent
-------------------------- ------------------- ---------------------------- ------------------------ -----------------


We have filed patent applications in the United States, China and Russia for a "Rapid Test For Antibodies Against HIV In Urine." These applications are in the early stages of prosecution but establish a priority date for our invention.

Although important, the issuance of a patent or existence of trademark or trade secret protection does not in itself ensure the success of our business. Competitors may be able to produce products competing with our patented products without infringing our patent rights. Issuance of a patent in one country generally does not prevent manufacture or sale of the patented product in other countries. The issuance of a patent is not conclusive as to validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged by litigation after its issuance. If the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. Trade secret protection does not prevent independent discovery and exploitation of the secret product or technique.

We are not aware of any pending claims of infringement or other challenges to our patents or our rights to use our trademarks or trade secrets in the United States or in other countries.

We require our employees, consultants, outside collaborators, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed by or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual during his or her tenure with us will be our exclusive property.

Government Regulation

Overview

Our products are subject to extensive regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Our products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act (the "Act"), as amended by the Medical Device Amendments of 1976, the Safe Medical Devices Act of 1990, the FDA Modernization Act of 1997, and the Medical Devices User Fee and Modernization Act ("MDUFMA") among other laws. Under the Act, the FDA regulates the pre-clinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States. Beginning in October 2002, MDUFMA requires companies to pay substantial user fees for many FDA applications for new product approvals and for some product modifications. The FDA prohibits a device, whether or not cleared under a 510(k) pre-market notification, or approved under a pre-market approval ("PMA") or a biologics license application, from being marketed for unapproved uses. If the FDA believes that a company is not in compliance with the regulations, it can institute proceedings to detain or seize a product, issue a recall, prohibit marketing and sales of the company's products and assess civil and criminal penalties against the company, its officers or its employees.

We plan to sell our products in certain foreign countries which impose local regulatory requirements. The preparation of required applications and subsequent FDA and foreign regulatory approval processes are expensive, lengthy and uncertain. Failure to comply with FDA and foreign regulatory requirements could result in civil monetary penalties or criminal sanctions, restrictions on or injunctions against marketing of our products. Additional enforcement actions may potentially include seizure or recall of our products, and other regulatory actions. There can be no assurance that we will be able to obtain necessary regulatory approvals or clearances in a timely manner or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

HIV-1 Screening and Supplemental Tests

Our ELISA tests are regulated by the FDA Center for Biologics Evaluation and Research. When our EIA screening test was submitted to the FDA in September 1992, the FDA required a product license application ("PLA") and an establishment licensing application ("ELA") for our Berkeley, California manufacturing facility. In August 1996, we received a product license and an establishment license from the FDA to manufacture and sell, in interstate and foreign commerce, our EIA screening test for use in laboratory settings.

In December 1998, when we acquired the assets relating to the Cambridge Biotech Western Blot tests for HIV-1, Cambridge Biotech had a product license and an establishment license from the FDA for both the urine and serum-based Western Blot tests. In March 1999, the licenses were transferred from Cambridge Biotech to us and replaced with a Biologics License ("BL"). In January 2001, our EIA screening test was transferred from the biologics license to an approved PMA license as a Class III medical device concurrent with the approval of our Alameda, California manufacturing facility. In June 2001, our urine Western Blot test, manufactured in our Rockville, Maryland facility, was transferred from the biologics license to an approved PMA license as a Class III medical device. As a result of the closure of our Alameda facility and the planned transfer of EIA screening test manufacturing to Rockville, we have applied for a PMA to manufacture and sell our EIA test kits at our Rockville facility and expect to receive it in the spring of 2005.

In December 2002, we received FDA approval to eliminate the lot release testing requirement for our EIA test. In February 2003, we received FDA approval for elimination of lot release testing for our urine Western Blot test.

Clinical Laboratory

We have not established nor do we plan to establish a clinical reference laboratory. Our customers depend upon the services and facilities of independent clinical reference laboratories to process our ELISA tests.

Manufacturing Facilities

The FDA requires our products to be manufactured in compliance with its Quality System/Good Manufacturing Practices ("GMP") regulations. In addition, we were or are subject to certain additional manufacturing regulations imposed by the State of California for our Alameda facility and the State of Maryland for our Rockville facility. These regulations require that we manufacture our products and maintain related documentation for testing and control activities. Our facilities and manufacturing processes have been periodically inspected by the FDA and other agencies and remain subject to audit from time to time. We believe that we are in substantial compliance with all applicable federal and state regulations. Nevertheless, there can be no assurance that our manufacturing facilities will satisfy FDA, GMP or California and Maryland manufacturing requirements. Enforcement of the GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly enforced. In the event the FDA determines that we are not in compliance with its regulations and, to the extent that we are unable to convince the FDA of the adequacy of our compliance, the FDA has the power to assert penalties, including injunctions or temporary suspension of shipment until compliance is achieved. In addition, the FDA will not approve a biologics license or PMA if the facility is found in noncompliance with GMPs. Such penalties could have a material adverse effect on our business, financial condition and results of operations.

We are also subject to regulation by other federal entities, such as the Occupational Safety and Health Agency, the Environmental Protection Agency, and by various state agencies, including the California Environmental Protection Agency. Federal and state regulations regarding the manufacture, sale or use of our products are subject to future change, and these changes could have a material adverse effect on our business, financial condition and results of operations.

Product Liability and Recall Risk; Limited Insurance Coverage. The manufacture and sale of medical diagnostic products subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims that exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims made policy of product liability insurance against which no claims have been made. However, product liability insurance is expensive. In the future, we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liability that we incur in connection with clinical trials or sales of our products.

International

Our Alameda, California manufacturing site was awarded International Organization for Standardization ("ISO") 9001/EN 46001/ ISO 13485 certification on March 14, 2001 and maintained that certification until the facility was closed as part of our consolidation of manufacturing operations in Rockville. Our Rockville, Maryland manufacturing site underwent an assessment in December 2003 for ISO certification. The Rockville site was awarded ISO 13485 certification effective May 14, 2004. The certification is effective until March 15, 2006.

Distribution of our products outside the United States is subject to regulatory requirements that vary from country to country. Our export from the United States of certain of products that have not yet been approved for domestic commercial distribution is subject to FDA export restrictions. The European Union ("EU") requires a CE mark as well as ISO 9001 certification to qualify for sale in the EU. We have no immediate plans to seek such qualification. In a number of foreign countries, FDA approval is required prior to approval in that country to avoid additional in-country regulatory processes. Other countries require approval in the country of manufacture to avoid the in-country regulatory processes. Still other countries look to the results of WHO evaluations for guidance.

WHO serves as both a quasi-regulatory body and a potential funding source for many developing countries that might not otherwise possess the regulatory infrastructure or financial resources to avail themselves of products for the diagnosis and treatment of HIV and AIDS. We believe that a strong performance of our proposed rapid urine tests in a WHO evaluation would be an equally, if not more, effective demonstration of the viability of urine testing for HIV antibodies than the evaluation we earlier contemplated for our ELISA tests. We have been advised by WHO that its bulk procurement program for HIV tests focuses on diagnostic and blood donation screening tests capable of detecting the presence of both HIV-1 and HIV-2 antibodies. Although WHO has previously reported the results of its Phase 1 trials of our current EIA and Western Blot tests on its website, WHO has advised us that, in principle, it views those tests as suitable only for surveillance purposes and therefore not eligible for WHO's bulk procurement program. We anticipate that certain countries will look to the results of WHO evaluations for guidance on the potential uses of urine tests and for this reason we intend to continue to work with WHO. In our view, the attributes of our planned rapid tests for HIV-1 and HIV-2 in both urine and whole blood samples more closely match the needs of the developing world and, once evaluated by WHO, are more likely to meet its bulk procurement eligibility criteria. For these reasons, we may request WHO either to put further evaluations of our ELISA tests on hold or to drop them entirely in order to help WHO focus its limited resources on evaluation of the technology to be employed by the rapid tests.

We have obtained regulatory approval for our ELISA tests in certain international markets including Malaysia, China, Indonesia, the Republic of South Africa, Kenya and Uganda. These approvals validate the use of urine testing in the diagnosis of HIV. We believe that the two largest international markets for our urine ELISA tests are (1) China, where our ELISA tests have already been granted approval as a medical device and where we are attempting to achieve expanded access to governmental testing applications by obtaining an additional Biologics Branch approval, and (2) Russia, where we are considering expansion. Although we have obtained approval for our urine ELISA tests in certain African countries and are engaged in the approval process in others, we have determined that most hospitals and voluntary testing centers in these countries, due to their limited infrastructure, can best utilize our proposed HIV urine rapid test. Even though many hospitals, clinics or testing centers may recognize the advantages of and prefer urine testing, there is negligible demand for our current urine ELISA tests as they would prefer to wait for the availability of our announced rapid test products than implement procedures applicable to the current lab-based urine testing alternative.

Since we are still in the development stage for our rapid test products, we have not begun the regulatory process for those tests in any target market, although we have begun preparations for clinical trials in China. We believe that the regulatory processes in certain foreign countries having a greater prevalence of HIV will be faster, which should result in a quicker timeframe for approval and right to bring our rapid tests to market. Consequently, we plan to focus our efforts on obtaining approvals for our rapid tests in those countries. We expect that our initial focus for obtaining approval of our rapid tests will be in Africa and the key "next wave" countries of China, Russia and, subsequently, India. We anticipate that there will be distinct approval processes for the professional market (hospitals, clinics, testing centers and government testing applications) and the over-the-counter market. The over-the-counter approval process may include additional requirements relating to self-testing with the rapid test. In China, regulatory approval for a product is granted only for products manufactured in China and only to the Chinese manufacturer of such product. As a result, for us to maintain control of our products in China, we plan to manufacture our products in China through our Beijing Calypte Joint Venture. Failure to obtain necessary regulatory approvals for our rapid tests would have a material adverse effect on our business, financial condition and results of operations.

Competition

Competition in the market for HIV testing is intense and is expected to increase. We believe that the principal competition will come from existing laboratory-based blood tests, point-of-care rapid blood tests, oral fluid-based tests, or other laboratory-based urine assays that may be developed. Our competitors include specialized biotechnology firms as well as pharmaceutical companies with biotechnology divisions and medical diagnostic companies, many of which are substantially larger and have greater financial, research, manufacturing, and marketing resources.

Important competitive factors for our products include product quality, price, ease of use, customer service, and reputation. Industry competition is based on the following:

o    Scientific and technological capability;

o    Proprietary know-how;

o    The ability to develop and market products and processes;

o    The ability to obtain FDA or other regulatory approvals;

o The ability to manufacture products that meet applicable FDA requirements (i.e., good manufacturing practices);

o    Access to adequate capital;

o    The  ability  to  attract  and  retain  qualified  personnel;   and  o  The
     availability of patent protection.

We expect competition to intensify as technological advances are made and become more widely known, and as new products reach the market. Furthermore, new testing methodologies could be developed in the future that render our products impractical, uneconomical or obsolete. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective than those we develop or that would render our technologies and products obsolete or otherwise commercially unattractive. In addition, there can be no assurance that our competitors will not succeed in obtaining regulatory approval for these products, or introduce or commercialize them before we can do so. These developments could have a material adverse effect on our business, financial condition and results of operations.

Significant competitors for our current and developmental stage HIV antibody tests are Abbott Laboratories, bioMerieux, the Ortho Diagnostics division of Johnson & Johnson and Bio-Rad Laboratories, which sell blood-based HIV-1 EIAs and Orasure Technologies, Inc., which sells FDA-approved HIV tests including an oral fluid-based laboratory test, a blood-based rapid HIV-1 and HIV-2 test and an oral fluid-based rapid HIV-1 test. MedMira and Trinity Biotech each recently received FDA approval to sell rapid HIV-1 blood tests in the United States. We believe other companies may seek FDA approval to sell competing rapid HIV tests in the future.

Several companies market or have announced plans to market blood-based or oral fluid-based HIV rapid tests in the United States and abroad. We expect the number of blood-based and oral fluid-based HIV rapid tests to increase as these tests become more widely accepted. We are not aware of any companies marketing or planning to market competing urine-based HIV rapid tests, although, Murex
Corporation, owned by Abbott Laboratories, has previously announced urine capability for an HIV test.

Outside of the United States, where regulatory requirements for HIV screening tests are sometimes less demanding, a much wider range of competitors may be found. Manufacturers from Japan, Canada, Europe, and Australia offer a number of HIV screening tests in those markets including HIV-1 and HIV-2 tests, rapid tests and other non-EIA format tests. There can be no assurances that our products will compete effectively against these products in foreign markets, or that these competing products will not achieve FDA approval.

Employees

As of July 16, 2004, following the cessation of our Alameda, California manufacturing operations, we had an aggregate of 51 full time, part time and temporary employees, 10 of whom were engaged in or directly supported our research and development activities, 30 of whom were in manufacturing, manufacturing support and quality assurance, one of whom was in marketing and 10 of whom were in administration. Our employees are not represented by a union or collective bargaining entity. We believe our relations with our employees are good.

Risk Factors

See Risk Factors beginning on page 5 of this Prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following information should be read in conjunction with the consolidated financial statements and related notes that are provided as a part of this Prospectus.

Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

o    fluctuations in our operating results;

o announcements of technological innovations or new products which we or our competitors make;

o    FDA and international regulatory actions;

o    developments with respect to patents or proprietary rights;

o changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

o changes in domestic or international conditions beyond our control that may disrupt our or our customers' or distributors' ability to meet contractual obligations;

o    changes in health care policy in the United States or abroad;

o our ability to obtain additional financing as necessary to fund both our long- and short-term business plans;

o    fluctuations in market demand for and supply of our products;

o public concern as to the safety of products that we or others develop and public concern regarding HIV and AIDS;

o    availability of  reimbursement  for use of our products from private health
     insurers,   governmental  health   administration   authorities  and  other
     third-party payors; and

o price and volume fluctuations in the stock market at large which do not relate to our operating performance.

The forward-looking information set forth in this Prospectus is as of July 22, 2004, and Calypte undertakes no duty to update this information. Should events occur subsequent to July 22, 2004 that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed with the SEC in a Quarterly Report on Form 10-QSB, as an earnings or other release included as an exhibit to a Form 8-K or as an amendment to this registration statement, each of which will be available at the SEC's website at www.sec.gov or our website at www.calypte.com. More information about potential factors that could affect Calypte's business and financial results is included in the section entitled "Risk Factors" beginning on page 5 of this Prospectus.

Overview and Outlook

Since 1998, following FDA approval for both the current ELISA screening and supplemental tests, Calypte has been marketing and selling in the United States the only available FDA-approved urine-based HIV testing method. We have since received regulatory approval to sell our ELISA tests in China, Malaysia, Indonesia, and in parts of Africa. Unfortunately, the tests have not received significant acceptance in those markets. We believe that there is a small established market for our current ELISA tests in the United States and a potential market in certain foreign countries with established medical diagnostic and treatment infrastructures as well. We believe that rapid tests are more suitable in many of the countries in which HIV/AIDS is epidemic, and particularly so in the "next wave" countries of Russia, China, Africa and India. Consequently, we are now actively working to commercialize our HIV rapid test products -and to obtain requisite regulatory approvals to introduce these products in these countries, as well as in other international markets. There can be no assurance that we will achieve or sustain significant revenues from sales of HIV diagnostic tests, internationally or domestically, or from other new products we may develop or introduce.

During the first quarter of 2002, our financial condition and cash availability deteriorated so significantly that by early April 2002 we had determined that we would need to curtail our operations and consider filing for bankruptcy protection. We announced that the situation had reached a critical point in mid-April 2002, at which time management began the process of winding down operations, with the likely expectation of a complete cessation of business. In early May 2002, however, before the wind-down process was completed, we received commitments for what management deemed to be sufficient additional financing to resume operations and stopped the wind-down process. In conjunction with the new financing commitment, the Board of Directors appointed a new chairman and we resumed operations.

We must achieve profitability and sustainable cash flows for our business model to succeed. To the extent that we have not yet achieved these objectives, we must continually evaluate both our current and long-term business plan and capital requirements. While the validation of our business plan is ongoing, we have identified and begun to implement certain critical components:

o We have strengthened our financial position with the receipt of an aggregate of $12.5 million in new investment financing in two third-quarter 2003 transactions from Marr Technologies BV ("Marr") and the approximately $10.2 million in aggregate net proceeds from our recently-completed PIPE financings, in which Marr also participated. Marr now owns approximately 28% of our outstanding common stock and is our largest stockholder. Marr has previously identified itself in a public filing with the SEC as a "related party." Additionally, under the amended terms of the Marr Credit Facility between us and Marr, we have access to an additional $3.6 million from the issuance of 9% promissory notes that we may issue through December 31, 2004. We believe that our currently available cash, plus the funds that would be available, if necessary, through the Marr Credit Facility are adequate to sustain our operations at expected levels through 2004. If, however, sufficient funds are not available from our operations to fund our business in 2005 and beyond or to repay any promissory notes we may issue under the Marr Credit Facility when they mature in May 2005, we may need to arrange additional financing, attempt to extend or otherwise modify the promissory note or make other arrangements. There can be no assurance that additional financing would be available or, if it is available, that it would be on acceptable terms.

o We have ceased operations and closed down our former manufacturing facility in Alameda, California. The consolidation of our domestic manufacturing operations is progressing according to our schedule and, when completed, is expected to eliminate approximately $1 million of annual expense, including approximately $500,000 in annual occupancy costs, and create a more efficient and cost effective manufacturing structure.

o We are committed to and focused on the introduction of one or more rapid HIV-1 and HIV-2 diagnostic tests in international markets. We will continue to distribute our ELISA test products internationally through our current distribution networks and will also seek new distribution relationships for our current and future test products. We may set up international manufacturing and distribution facilities utilizing joint venture or similar entities. We believe our initial international focus will be on China and Russia, two of the "next wave" HIV epidemic countries. We intend to pursue additional international distribution opportunities from government AIDS initiatives and humanitarian organizations as they provide funds for HIV testing in lesser-developed countries where the HIV infection is epidemic.

Guidance We have previously projected 2004 annual sales of our legacy business products, our current, primarily domestic, ELISA tests, to generate approximately $3.2 million to $4.0 million in aggregate revenues, spread generally evenly over the four quarters of the year. We continue to believe that projection is realistic. Revenue from sales of those products during the first quarter of 2004 was $971,000. Revenue for the second quarter of 2004 is expected to be within our previously stated guidance. Sales of our urine ELISA test products will continue to be primarily to reference laboratories supporting the domestic life insurance industry and sales of our Serum Western Blot supplemental test will continue to be primarily to distributors, blood banks and similar testing institutions. Although we have received certain international approvals for our ELISA tests, we are not offering guidance on any international sales of these products as we have no firm purchase orders. Additionally, we are not offering any guidance at this time with respect to potential sales of the ELISA incidence tests we expect to manufacture using the technology recently licensed from the CDC. Although we have received inquiries regarding the availability of the product for sale, we have no firm orders at this time. We expect to have this product available for international distribution by mid-August 2004.

We have previously indicated that our primary focus for 2004 is completing the development and commercialization of certain rapid HIV tests. We have recently completed the second phase of our initial international field trials of our developmental stage urine, blood and oral fluid rapid HIV tests in Thailand. We believe that the studies validated the technology for all of our rapid tests. All three assays will be moved into manufacturing sequentially. We have commenced the technology transfer of the blood rapid test to our Thailand manufacturer with the objective of completing our first pilot production lots in the third quarter of 2004. We plan to initiate manufacturing of the oral fluid test in Thailand shortly following the start-up of blood test manufacturing, followed by the urine test. We believe the urine test used in these trials can be improved prior to commercialization. Currently, we have two additional field studies underway in Thailand that began a few weeks ago and that we expect to be completed in the fourth quarter of this year. Additionally we plan to start a third study in China in the coming weeks that will also be completed in the fourth quarter. In these trials, we are using a modified test intended to concentrate the urine sample and amplify the intensity of the antibody signal. There can, however, be no assurance that we will complete the development and testing process during the timeframe indicated.


Additionally, we have just begun the research on a blood-based rapid HIV test for diagnostic and surveillance purposes under the terms of a Cooperative Research and Development Agreement with the CDC.


Our plans are to begin marketing our blood, oral fluid and urine rapid tests, in respective stages, in select markets during the fourth quarter of 2004 and the first quarter of 2005. Commercialization of these rapid HIV tests entails many steps and variables not under our control. We expect that different regulations and customs in each foreign country will further complicate the commercialization process. As a result, we are unable to predict with any certainty a timetable for the various steps and milestones required for the successful commercialization of our rapid HIV tests. Nevertheless, we believe that the primary milestones necessary to achieve commercialization of our rapid HIV tests include the following:


o    Achievement of desired performance in one or more field evaluations.

o    Acquisition of necessary intellectual property rights.

o    Entrance into manufacturing arrangements in targeted countries.

o    Acquisition of regulatory approval in targeted countries.

o    Performance of clinical trials.

o Initiation of manufacturing and distribution efforts for commercial sale. o Prediction with certainty of the amount of investment required.


Based on our current understanding of the intellectual property landscape and the various regulatory processses, we do not expect to generate significant revenues, if any, from the sale of any rapid HIV test products during 2004. It will take at least six months from the time we commence the process to complete the regulatory approval process in China. Based on our understanding of the Chinese regulatory process, we expect to be able to begin taking orders in China as early as the first quarter of 2005. Depending on the manufacturing site chosen to manufacture products for importation into Russia, we may be able to commence a regulatory process of six to 12 months there in the third quarter of 2004. We expect Pacific Biotech, our Thailand manufacturer, to manufacture our rapid tests for distribution in Russia, Southeast Asia and certain parts of Africa, subject to regulatory approval in each jurisdiction. Products might be ready for market in Africa late in 2004 or early in 2005. While we cannot estimate the regulatory approval process in various other international markets, we are encouraged by the interest we have received in our proposed rapid HIV tests.



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

We believe that the key to our penetration of the Chinese market will hinge on the success of the Beijing Calypte Joint Venture with our rapid HIV test products in China. Early indications, based on meetings with high-level Chinese authorities in which both we and representatives of our joint venture partner participated, lead us to expect that there is great potential for significant revenues from the sale of rapid HIV tests in China. As a result, based on a memorandum of understanding with Beijing Tiantan Biological Products, Co., Inc. ("BTBP"), construction is underway on a Chinese manufacturing facility and BTBP is currently completing production of a clinical trial lot for a trial that is expected to begin in August 2004. BTBP manufactures multiple vaccines for both viral and bacterial infections and has experience in operating life-science quality manufacturing facilities and obtaining regulatory approvals for its products. Its parent company is the National Vaccine & Serum Institute of the Peoples Republic of China, which currently owns over 66% of BTBP. We have also had similar indications of interest in our proposed rapid HIV tests in meetings with various Russian officials. After receiving regulatory approval, we visited local hospitals and voluntary testing centers in Africa during the third quarter of 2003 to determine how best to proceed with sales of our current urine ELISA tests there. As a result of these visits, we have determined that most of these installations, due to their limited infrastructure, can best utilize our rapid HIV tests. Even though many centers indicated a preference for urine testing, there is negligible demand for our current ELISA tests. The clinics and testing centers indicated that they preferred to wait for the rapid HIV tests.

Our operating cash burn rate for the quarter ended March 31, 2004 and for the year ended December 31, 2003 averaged approximately $1.1 million per month. Our current cash balances reflecting the approximately $8.8 million in net proceeds from our May 2004 private placement and the remaining $5 million commitment available through December 31, 2004 under the amended Marr Credit Facility should, if our Board of Directors unanimously approves the issuance of a promissory note before the availability expires, and in the absence of any unanticipated material costs and expenses that are not factored into our cash flow projections, be adequate to sustain our operations at expected levels through 2004, which is expected to enable us to pursue the commercialization of our rapid HIV test products currently in development. Alternatively, we may seek to raise additional capital; however, we may not be able to obtain additional financing on acceptable terms, or at all.

Our cash flow requirements may vary materially from those now planned due to many factors, including, but not limited to, the progress of our research and development of our rapid HIV test products, the scope and timing of strategic alliances, the costs and timing of the expansion of our manufacturing capacity, the results of clinical testing, the magnitude of capital expenditures, changes in existing and potential relationships with business partners, the time and costs of obtaining regulatory approvals, the costs involved in obtaining and enforcing patents, proprietary rights and other necessary licenses, the cost and timing of expansion of sales and marketing activities, the timing of the commercial launch of our new rapid HIV test products, market acceptance of our new rapid HIV tests, competing technological and market developments, the ability to raise additional capital in a timely manner and other factors. Additionally, if, and as, we issue a Promissory Note under the Marr Credit Facility, the Note would become due on May 31, 2005, further increasing our capital requirements.

There can be no assurance that subsequent additional financing, if and as necessary, would be available, or if it is available, that it would be on acceptable terms. The terms of an additional financing could involve a change of control and/or require stockholder approval, or could potentially trigger anti-dilution clauses that are contained in existing financing agreements. We would or might be required to consider strategic opportunities, including merger, consolidation, sale or other comparable transaction, to sustain our operations. We do not currently have any agreements in place with respect to any such new strategic opportunity, and there can be no assurance that any such opportunities will be available to us on acceptable terms, or at all. If additional financing is not available when and if required or is not available on acceptable terms, or we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and we may be unable to continue our operations at current levels, or at all.

Off-Balance   Sheet   Arrangements  We  do  not  have  any   off-balance   sheet
arrangements, as defined in Item 303(a)(4)(ii).


Critical Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon Calypte's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to bad debts, inventories, intangible assets, income taxes, restructuring costs, and contingencies and litigation. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

o Revenue Recognition We recognize revenue from product sales upon shipment to customers and when all requirements related to the shipments have occurred. Should changes in terms cause us to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.


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

o Allowance for Doubtful Accounts We maintain an allowance for doubtful accounts on a specific account identification basis for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, or regulatory issues with our products were raised, additional allowances may be required.

o Inventory Valuation We adjust the value of our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions and development of new products by our competitors. Further, since we have continued to incur negative gross profit on an annual basis, and have high fixed manufacturing costs, we also review our inventories for lower of cost or market valuation. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. In connection with the build-up of inventory of our screening test prior to the transfer of its manufacturing to our Rockville, MD facility, demand for this product could fall significantly below the historical levels on which the production was based or international demand for this product may not occur, in which case we may have built excess inventory that we may have to dispose of at additional cost, or at a loss.

o Deferred Tax Asset Realization We record a full valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Wind-down and Restart

In mid-April 2002, as a result of insufficient cash to continue our operations, we announced that we were winding down our operations and might have to cease our operations entirely and file for bankruptcy. We immediately furloughed all but a few manufacturing and administrative employees, making no separation payments or payments of accrued vacation to any employees. The manufacturing employees who were retained completed certain lots of in-process inventory and readied them for sale and were then also furloughed. Immediately prior to the restart, we had terminated all but 5 employees, retaining only the minimum necessary to ensure regulatory compliance for our facilities should additional financing enabling a restart become available. Upon receipt of the initial financing commitment that permitted the restart, we recalled key management and manufacturing employees and began the process of resuming our manufacturing operations. Other employees, such as administrative and sales personnel, were recalled in stages as required and as funding permitted. We had 73 full- and part-time employees prior to our wind-down and, prior to the closure of our Alameda, California manufacturing facility in June 2004, we had returned to our approximate pre-wind-down headcount levels. Not all of the pre-wind-down employees were rehired, and we believe our current complement is generally sufficient to meet our operational needs.

The costs of the wind-down and restart are difficult to quantify precisely. 2002 operations reflect both the inherent inefficiencies in the restart of our manufacturing processes, including the excess overhead and capacity costs incurred, as well as the lower sales demand resulting from abnormally-large purchases prior to the wind-down, and the time required to rebuild demand among customers concerned with our longer-term stability. Additionally, we have incurred incremental general and administrative costs, as well as financial costs in obtaining new capital investments and financing in the Company, (some of them non-cash) attributable to consultants engaged in the restart process and thereafter in investor relations initiatives within the financial community, and in other areas of expertise.

Customer Trends

The  trends   discussed   below  reflect  our  more  recent  sales  results  and
expectations. The sales mix for 2002 was abnormally skewed due to the impact of the wind-down and restart, as discussed above.

ELISA Test Sales Sales of our EIA Screening Test accounted for 66%, 63% and 45% of our total sales for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. Sales of our Urine Western Blot supplemental test accounted for approximately 3% of first quarter 2004 revenue and approximately 4% of revenue in both calendar year 2003 and 2002. With the possible exception of a short time during our planned transition of EIA manufacturing to our Rockville facility, we do not expect significant changes in the level of sales


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

or the purchasers of our current urine EIA screening test in the near future. We are, however, exploring opportunities for our EIA test in "next wave" countries such as China and Russia. Additionally, we have just begun the technology transfer from the CDC for a serum-based ELISA HIV incidence test that we plan to market. It is too early to project any trends from potential sales of this product, although we have received inquiries regarding its expected availability. We expect that our rapid urine HIV tests, once completely developed and commercialized, will comprise an increasing proportion of our future sales, as we expand our distribution of these products internationally.

     Domestic Sales Sales of our EIA Screening Test to domestic life insurance reference laboratories accounted for 96%, 89% and 85% of screening test revenue for the first quarter 2004 and the years 2003 and 2002, respectively. These reference laboratory sales were distributed among three laboratories during the first quarter 2004 and four laboratories during calendar 2003 and 2002. Individual laboratory sales as a percentage of total reference laboratory sales ranged from 13% to 66% during the first three months of 2004; from 2% to 63% during 2003, and from 2% to 59% during 2002, with LabOne being the largest customer in all periods. In October
     2003,  LabOne  acquired  the  smallest  of the  above  mentioned  reference laboratories, bringing the number of laboratories to which we sell to three. We do not expect this acquisition to have a material effect on our aggregate sales to reference laboratories. We sell our product to the reference laboratories who service over 100 life insurance companies who have committed to urine testing for HIV screening of at least some of their policy applicants and who employ the labs to conduct their applicant testing. Individual life insurance companies can and do move their business from one laboratory to another based on a number of considerations, including the availability of urine testing. As the only supplier of an FDA-approved urine based testing algorithm for HIV-1, reference laboratories must use our testing products to satisfy the demand of insurance companies desiring urine testing. Based on our recent multi-year agreement with LabOne, we do not expect to lose LabOne, or any of the other current reference laboratories, as a customer. However, should such a loss occur, the insurance companies using urine-based testing in their policy underwriting determinations could realign themselves with another lab offering our urine-based testing algorithm. We could, however, potentially lose a significant amount of business because insurance companies that rely on this large laboratory could switch to another form of testing, either blood or oral fluid, and remain with LabOne. Further, any disruption in the supply of this sole-source product would force our customers to find alternative testing solutions - either blood or oral fluid. In such a situation, it is unlikely that we could subsequently regain a material amount of this business. Direct or distributor sales of our screening test to domestic diagnostic clinics, public health agencies and community-based organizations were not material in either period. During the third quarter of 2003 we eliminated the sales force that had focused on this diverse and disaggregated market. Sales of our Urine Western Blot test are generally made to the same customers who purchase the EIA Screening Test.

     International Sales International sales of our EIA Screening Test are not currently a material component of our revenue. Although we have obtained approval of our EIA Screening Test in several international markets and we believe that such approvals validate the use of urine as a testing medium, we see little interest in our current format screening test in most international markets and project minimal revenues from their sale internationally in 2004. The distribution agreement with our Chinese distributor has been assumed by the Beijing Calypte Joint Venture, but as the distributor is unlikely to achieve the minimum purchase requirements, the agreement is not expected to be renewed. We are in the process of expanding our Chinese ELISA test approval, which may open new markets within the government sector in China. We have no firm commitments at this time, however. We are also seeking approval for our ELISA tests in Russia. As noted earlier, we have just begun the development of an ELISA serum-based HIV incidence test based on technology recently licensed from the CDC and contemplate the development of a rapid test version. We expect that these products, when and if available and approved by international regulatory authorities, may have international research and public health applications, based on inquiries received to date.


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

     While we believe there is interest in our rapid HIV tests currently under development, the timing of revenues from our rapid HIV tests will be contingent upon completing our field evaluations and clinical trials, acquiring intellectual property rights, establishing manufacturing operations and obtaining the necessary regulatory approvals, as more fully discussed in the comments on Guidance earlier in this section, as we complete the development activities for our rapid HIV tests, our primary focus will be on developing manufacturing relationships and developing or expanding distribution relationships.

     While many counties have their own regulatory  approval  processes,  others look to the results of WHO evaluations for guidance. The World Health Organization ("WHO") serves as both a quasi-regulatory body and a potential funding source for many developing countries that might not otherwise possess the regulatory infrastructure or financial resources to avail themselves of products for the diagnosis and treatment of HIV and AIDS. Calypte believes that a strong performance of the rapid urine tests in a WHO evaluation would be an equally, if not more, effective demonstration of the viability of urine testing for HIV antibodies as the evaluation we earlier contemplated for the EIA and Western Blot algorithm. We have been advised by WHO that its bulk procurement program for HIV tests focuses on diagnostic and blood donation screening tests capable of detecting the presence of both HIV-1 and HIV-2 antibodies. Although WHO has previously reported the results of its Phase 1 trials of Calypte's current HIV-1 EIA and Western Blot tests on its website, WHO has advised us that, in principle, it views those tests as suitable only for surveillance purposes and therefore not eligible for WHO's bulk procurement program. We anticipate, however, that certain countries will look to the results of WHO evaluations for guidance on the potential uses of urine tests and for this reason the Company wants to continue to work with WHO. In our view, the attributes of Calypte's planned rapid tests for HIV-1 and HIV-2 in both urine and whole blood samples will more closely match the needs of the developing world and, once evaluated by WHO, are more likely to meet its bulk procurement eligibility criteria. For these reasons, Calypte may request WHO either to put further evaluations of our EIA and Western Blot on hold or to drop them entirely in order to help WHO focus its limited resources on evaluation of the technology employed by the rapid tests.

Serum Western Blot Sales Sales of our Serum Western Blot supplemental test accounted for 33%, 32% and 43% of our revenues for the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively. While at this time our manufacturing consolidation with respect to the urine EIA product does not impact the Serum Western Blot product, there can be no assurance that the final results will not impact the financial viability of this product and our ability to maintain it on a long-term basis. Additionally, in mid-April 2004, our primary domestic distributor for the serum Western Blot was acquired by another entity and informed us that it would no longer serve as a distributor of our product. We have not appointed a successor distributor and while several of the former distributor's customers are now purchasing the serum Western Blot directly from us, we do not know how many of these customers will continue using our test. Furthermore, while the Western Blot is key in the FDA-regulated testing algorithm today, it is unclear if, or when, rapid testing may substantially replace ELISA-based testing. If that trend occurs, the need for Western Blot supplemental tests may also be significantly reduced or eliminated.

Viral Lysate Sales In 2002, we sold approximately $0.2 million of HIV viral lysate, a component used in manufacturing our Western Blot products and which we have sold sporadically to another manufacturer of serum-based HIV diagnostic tests and other parties. Such sales represented approximately 6% of our total revenues in 2002 and were negligible in 2003 and in the first quarter of 2004. We do not consider such sales to be a core component of our on-going business.

Results of Operations

Years Ended December 31, 2003 and 2002
---------------------------------------

Calypte's 2003 revenues totaled $3.5 million compared with $3.7 million for 2002, a decrease of $0.2 million or 6%. Screening test revenues increased by $508,000 or 30%. Sales of the screening tests to insurance company reference labs increased by $528,000 or 37%. During the fourth quarter of 2003, our largest customer purchased remaining consignment inventory on hand and switched to a standard contractual relationship. This increased our fourth quarter revenue by approximately $167,000. Additionally, screening tests revenues were lower than historical levels in 2002 due primarily to a reduction in product availability as a result of our wind-down and restart.

International sales of our screening tests accounted for approximately $173,000 and $143,000 in 2003 and 2002, respectively. International sales amounted to approximately 5% of total revenue in 2003 and 4% in 2002. Our primary international sales in both 2003 and 2002 were to our Chinese distributor. Domestic diagnostic and direct screening test sales were insignificant in both 2003 and 2002.

Revenue from the sale of our supplemental tests and viral lysate decreased $0.7 million or 35% in 2003 compared with 2002. Urine Western Blot sales decreased $7,000 or 5%, from $162,000 in 2002 to $154,000 in 2003. Serum Western Blot
sales decreased by 30% or approximately $0.5 million compared with 2002 levels. The decrease is due to product availability issues related to the wind-down and restart, as well as to the loss of bioMerieux as a distributor after our restart. We engaged Adaltis Inc. as our new distributor in the second half of 2002, but have yet to regain our pre-wind-down market share, as there have not been significant sales by Adaltis.


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

Sales of HIV viral lysate, a component we use in the production of our Western Blot products and which we previously sporadically sold to another manufacturer of serum-based HIV diagnostic tests and other parties, decreased by $0.2 million or nearly 100% compared to 2002 levels. The sale of viral lysate accounted for approximately 6% of 2002 revenues. We have not sold viral lysate since we restarted our operations in mid-2002 and we do not consider its sale to be a core component of our on-going business.

Of customers accounting individually for more than 10% of our revenues, two customers accounted for an aggregate of 50% of our total revenues in 2003 and 3 customers accounted for an aggregate of 52% of our total revenues in 2002. As noted, previously, bioMerieux accounted for approximately 18% of our total revenues in 2002 and has not purchased from us since our mid-2002 restart.

Gross margin decreased from a loss of $2,492,000 (-68% of sales in 2002) to a loss of $2,654,000 (-77% of sales in 2003). As an FDA-regulated manufacturing entity with two geographically diverse locations, we incur a significant level of relatively fixed costs, including personnel-related costs, to operate and maintain our manufacturing facilities in compliance with Good Manufacturing Practices. Once those relatively fixed manufacturing costs are covered, we enjoy a significant contribution margin on additional sales. When we incur those costs without sufficient revenues from the sale of our products to offset them, we report negative margins. To restart our manufacturing operations in 2002, we had a workforce in place at both facilities and incurred both personnel and manufacturing process expenses throughout the second and third quarters of 2002, however only late in the third quarter was a complete cycle of post-restart production and sales achieved at both manufacturing facilities. Partially mitigating the impact of the wind-down and restart on manufacturing operations and expenses during 2002 was the completion of a facility consolidation project at our Rockville, Maryland location during the first quarter 2002, which reduced occupancy costs by approximately $200,000 on an annualized basis without impacting quality or efficiency. 2003 results include a full year's facility costs in product cost expense whereas only a portion of these costs were included in product costs during 2002. Additionally, the higher margins we achieved from viral lysate sales compared with those achieved from sales of either our screening or supplemental tests improved the overall margin on sales in 2002. As noted previously, we did not sell viral lysate during 2003 and do not expect viral lysate sales to recur in the near term.

Included in cost of sales, a component of gross margin, is royalty expense, which we pay on the sale of all of our products. Royalty expense was approximately $670,000 in 2003 and $412,000 in 2002. Our effective royalty rate varies based on our product mix, with the rate being higher on our EIA screening tests than on our urine or serum supplemental tests. Additionally, certain of our license agreements contain minimum royalty provisions which, in both 2003 and 2002, exceed amounts due based on the contractual percentage rates. In both 2002 and 2003, one licensor accepted shares of our common stock in satisfaction of discounted amounts due for one or more years in excess of the percentage royalty rate. The value of the common stock issued in both 2003 and 2002 was recorded as royalty expense.

R&D costs increased $615,000 or 66% from $929,000 in 2002 to $1,544,000 in 2003.
Approximately 47% of the increase is due to expenses associated with the increased headcount involved in our rapid test development. The remaining increase is due to expense associated with the acquisition of specimens and product prototypes in preparation for clinical trials to pursue our rapid test initiative.

Selling, general and administrative costs increased from $9,006,000 in 2002 to $15,517,000 in 2003, an increase of $6,511,000 or 72%. Sales and marketing expenses increased by approximately $1,096,000 or 70% composed primarily of:

o    Increases of $1,455,000 in marketing consulting contracts, and

o    Increases of $247,000 for marketing materials.

o Partially offsetting these increases was a decrease in salaries and benefits expenses due to the elimination of our direct sales and marketing force which occurred between June and August of 2003.

General and administrative expenses increased by approximately $5,415,000 or 80%. The primary components of the increase include the following:

o An increase of $3,325,000 in primarily non-cash expense recorded in connection with the issuance of warrants and options to consultants and third party firms for various investor relations and other projects;

o    An increase of $1,200,000 in compensation expense comprised of

     o    Severance costs paid to senior management

     o Restoration of certain management employees' salaries in June 2002 and certain increases in 2003;

     o Senior management salaries incurred for the full year in 2003 versus a portion of the year in 2002 and

     o Non-cash expense attributable to the intrinsic value of below-market grants of stock options to certain management employees in return for a salary deferral in 2003.

o An increase of $259,000 in international and domestic travel related expense incurred primarily by senior executives.

o Increased legal and auditor fees incurred in connection with the informal SEC inquiry.

o Fees associated with our new auditor's re-audit of our financial statements for the year ended December 31, 2002.

o Accrued severance-related costs attributable to the announced shutdown of our Alameda, California facility in mid-2004.


The loss from operations for 2003, at $19,715,000, reflects a 59% increase over the $12,427,000 loss reported for 2002.

Net interest expense for 2003 increased by $4,766,000, from $2,203,000 in 2002 to $6,969,000 in 2003. The change is primarily attributable to (in thousands):


                                                                  2003              2002            Change
                                                                  ----              ----            ------
Interest on debt instruments                                  $     425        $     332          $     93

Non-cash expense composed of:
   Amortization and proportional write-off upon
     conversion of note and debenture discounts                   4,835            1,188             3,647
   Liquidated damages due to delayed registration of
     shares underlying convertible securities                       620              546                74
   Amortization and proportional write-off upon
     conversion of deferred offering costs                          997              210               787
   Expense attributable to warrants issued in
     conjunction with the Marr $10 million Promissory
     Note Agreement                                                 322                -               322
   Warrant liability mark-to-market adjustment (these
     warrants were exercised by Bristol during the third quarter of 2003 and the remaining  warrant  liability  was  written  off to  APIC  at the  time  of exercise.)
                                                                   (275)             (70)             (205)
   Expense attributable to dividends on mandatorily
     redeemable Series A preferred stock                             60                -                60
                                                              ---------      -----------        ----------
Total interest expense                                            6,984            2,206             4,778

Interest income                                                     (15)              (3)              (12)
                                                              ----------     ------------       -----------

Net interest expense                                            $ 6,969         $  2,203           $ 4,766
                                                             ===========     ============       ============

Quarters ended March 31, 2004 and 2003

Revenues for the first quarter of 2004 increased 24% or $187,000, to $971,000, compared with $784,000 for the first quarter of 2003. Sales of the screening tests to insurance company reference labs increased by $203,000 or nearly 50%. Much of this increase is attributable to purchases made by our largest customer. Domestic test sales through the direct diagnostic channel, as well as international test sales, were insignificant during the first quarter in both 2004 and 2003. Revenue from the sale of our supplemental tests decreased $22,000 or 45% during the first quarter of 2004 compared with the first quarter of 2003.

Of customers accounting individually for more than 10% of our revenues, two customers accounted for an aggregate of 57% and 49% of our first quarter revenue in 2004 and 2003, respectively.

Gross margin decreased to a loss of $1,009,000 (-104% of first quarter sales in 2004) from a loss of $631,000 (-81% of first quarter sales in 2003). As an FDA-regulated manufacturing entity with two geographically diverse locations, we incur a significant level of relatively fixed costs, including personnel-related costs, to operate and maintain both manufacturing facilities in compliance with Good Manufacturing Practices. When we incur those costs without sufficient revenues from the sale of our products to offset them, we report negative margins. Our Maryland facility ceased its primary production activities during the first quarter 2004 while it was being modified to produce the EIA screening test kits currently manufactured in California. We have continued to incur the relatively fixed costs described above during this modification, which has negatively affected our gross margin. The modifications to the Maryland facility are expected to be substantially completed during the second quarter of 2004.

Included in cost of sales, a component of gross margin, is royalty expense, which we pay on the sale of all of our products. Royalty expense was approximately $172,000 and $101,000 in the first quarter of 2004 and 2003, respectively. Our effective royalty rate varies based on our product mix, with the rate being higher on our EIA screening tests than on our urine or serum supplemental tests. Additionally, certain of our license agreements contain minimum royalty provisions which, in 2004 and 2003, exceed amounts due based on the contractual percentage rates. In both 2004 and 2003, one licensor accepted shares of our common stock in satisfaction of discounted amounts due for one or more years in excess of the percentage royalty rate. The value of the common stock issued in both periods was recorded as royalty expense.

R&D costs increased $227,000 or 72% to $541,000 for the first quarter of 2004 from $314,000 for the first quarter of 2003. Approximately half of the increase is the result of additional compensation and benefits expense for new personnel involved in our rapid test development. The remaining increase is due to expense associated with the acquisition of specimens and product prototypes in preparation for clinical trials to pursue our rapid test initiative.

Selling, general and administrative costs decreased to $2,196,000 during the first quarter of 2004 from $4,009,000 during the first quarter of 2003, a decrease of $1,813,000 or 45%. Sales and marketing expenses were essentially unchanged with a decrease in compensation and benefits expenses due to the elimination of our direct sales and marketing force in the second and third quarters of 2003 offsetting an increase in marketing consulting expenses. General and administrative expenses decreased by approximately $1,784,000 or 49%. The primary components of the decrease include the following:

     o a decrease of approximately $2,485,000 in primarily non-cash expense recorded in connection with the issuance of warrants and options to consultants and third party firms for various investor relations and other projects, offset by

     o expense of approximately $575,000, of which $225,000 is non-cash, in costs incurred as a result of a Separation Agreement between the Company and a former executive;

     o an increase in legal and audit fees incurred in connection with an informal SEC inquiry;

     o an accrual for severance-related costs attributable to the announced shutdown of our Alameda, California facility in mid-2004.

The loss from operations for the first three months of 2004, at $3,746,000, reflects a 24% decrease compared with the $4,954,000 loss reported for the first three months of 2003.

Net interest expense for the first quarter of 2004 decreased to $297,000 compared with $1,516,000 in the first quarter of 2003, a decrease of $1,219,000. The decrease is primarily the result of the conversion of a significant portion of the Company's convertible debt during the third quarter of 2003 and the accounting treatment applicable to the related discounts and deferred offering costs.

Liquidity and Capital Resources

Financing Activities
In February 2002, we entered into an agreement to issue up to $850,000 face value of 12% secured convertible debentures. We issued one debenture in the face amount of $425,000 concurrent with signing the agreement and a second debenture in the face amount of $100,000 in May 2002. We also issued warrants to purchase up to 459,500 shares of our common stock in conjunction with the convertible debenture agreement. During the second quarter of 2002, the investor converted principal of approximately $60,000 plus accrued interest attributable to the February debenture into 148,747 shares of restricted common stock. During the first quarter of 2003, the investor converted the remaining $465,000 of outstanding principal plus accrued interest and liquidated damages resulting from delay in registration into 870,695 shares of registered common stock. In September 2003, the investor exercised warrants to purchase 456,667 shares of our common stock and we received proceeds of approximately $37,000. Our registration statement on Form S-2/A (No. 6) registering 1,010,000 shares of common stock for resale by the investor pursuant to conversion of the $525,000 face value of debentures issued became effective on February 14, 2003. The proceeds from the issuance of the debentures and from the exercise of the warrants were used to finance operations.

Subsequently, beginning in May 2002, we negotiated several new financings from which, through July 22, 2004, we have raised approximately $31.8 million in gross proceeds. The following table summarizes these financings by major category and the subsequent table provides the details of these financings.

                          SUMMARY OF RECENT FINANCINGS


                                                                               Total   Restricted Shares
                                                 Gross    Net Proceeds        Shares         Outstanding
       Financing Source                       Proceeds                        Issued
       -------------------------------        --------    -------------     ---------   -----------------
       8% Convertible Notes                    $ 3,232         $ 2,594      46,084.3                    -
       Other Restart Financings                    750             730       2,720.3                    -
       Mercator 12% and 10% Debentures           4,550           3,650      37,529.5                    -
          (1)
       Marr 2003 Private Placements             12,500          11,900      28,333.3                    -
       May 2004 PIPE                             9,300           8,769      23,250.0
       July 2004 PIPE                            1,488           1,384       3,720.0              3,720.0
                                              --------        --------     ---------              -------
         Total                                $ 31,820        $ 29,027     141,637.4              3,720.0
                                              ========        ========     =========              =======

----------------
(1) At July 22, 2004, the holders have converted all but $60,000 of principal of the convertible debentures issued since September 2002. Based on current market prices, we estimate that we would be required to issue approximately
     0.2 million additional shares of our common stock if the holders elected to convert the remaining principal and accrued interest of their debentures at this time. The holders of these 12% convertible debentures claim a transaction date which we dispute. These debentures have not yet been converted pending resolution of the transaction date dispute, which may impact the number of shares of our stock to which the holder is entitled upon conversion. See Legal Proceedings and Note 12 to Detail of Financings.

                           DETAIL OF RECENT FINANCINGS

                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
8% Convertible Notes                   Lesser of
Alpha Capital Aktiengesellshaft     (i) $3.00 or      $500                      5/24/02        $ 3.60         7,260.7/ $500
Stonestreet Limited Partnership      (ii) 70% of      $500                      5/24/02        $ 3.60         7,075.7/ $500
Filter International Ltd.            The average      $150                      5/24/02        $ 3.60         2,452.4/ $150
                                              of
Camden International Ltd.           The 3 lowest      $350                      5/24/02        $ 3.60         5,279.1/ $350
Domino International Ltd.             Trades for      $150                      5/24/02        $ 3.60         1,767.4/ $150
                                              30
Thunderbird Global Corporation              days      $ 75                      5/24/02        $ 3.60          1,083.1/ $75
BNC Bach International Ltd.            Preceding      $200                      5/24/02        $ 3.60         2,463.8/ $200
Excalibur Limited Partnership         conversion      $200                      5/24/02        $ 3.60         1,678.9/ $200
Standard Resources Ltd.                               $100                      5/24/02        $ 3.60         1,542.5/ $100
SDS Capital International Ltd.                        $300                      7/10/02       $ 10.20         4,189.8/ $300
Camden International Ltd.                             $100                      7/10/02       $ 10.20         1,707.9/ $100
Excalibur Limited Partnership                         $250                      7/24/02        $ 6.60         4,238.3/ $250
Stonestreet Limited Partnership                       $250                      8/21/02        $ 3.90         4,042.2/ $250
Alpha Capital Aktiengesellshaft                       $107                       5/9/03        $ 0.63         1,302.5/ $107
                                                      ----                                                    -------------

   Total 8% Convertible Notes                       $3,232        $2,594                                   46,084.3/ $3,232
                                                    ======        ======                                   ================

Other Restart Financings:

10% Convertible Note
BNC Bach International Ltd.           50% of the     $ 150       $ 150        5/14/02             $4.20       2,217.8/ $150
   (Note: on 7/14/02 the            average of 3                                              $10.80 on
   maturity date was extended             lowest                                               7/14/02;
   until 12/31/02; on December       closing bid                                               $1.92 on
   27, 2002, the maturity date        prices for                                              12/27/02;
   was extended until January            22 days                                               $1.80 on
   15, 2003; on January 15,            preceding                                               1/15/03;
   2003 the maturity date was         conversion                                               $1.50 on
   extended until March 17,                                                                    3/17/03;
   2003, on March 17, 2003 the                                                                 $0.99 on
   maturity date was extended                                                                    4/2/03
   until April 4, 2003; on                                                                     $0.75 on
   April 2, 2003, the maturity                                                                  4/30/03
   date was  extended until May
   5, 2003; on April 30, 2003,
   the maturity date was
   subsequently extended until
   May 10, 2004)(5)

8% Convertible Debentures
Su So                                 80% of the     $ 100          $ 90        6/17/02         $4.20        36.7 (4)/ $100
                                    lower of the
                                         average
                                     closing bid
                                        or trade
                                       price for
                                      the 5 days
                                       preceding
                                     conversion,
                                    but not less
                                      than $3.00


                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
Jason Arasheben                       70% of the     $ 100          $ 90        7/03/02         $8.10        15.8 (4)/ $100
                                    lower of the
                                         average
                                     closing bid
                                    or trade
                                    price for
                                   the 5 days
                                       preceding
                                     conversion,
                                    but not less
                                      than $3.00

PIPE at $1.50 per share
Careen Ltd.                            $1.50 per     $ 200         $ 200      8/28/02          $ 4.80          225.0/ N/A
Caledonia Corporate Group                  Share     $ 200         $ 200      8/28/02          $ 4.80          225.0/ N/A
                                                     -----         -----                                       ----------
    Limited

    Total Other Restart
      Financings                                     $ 750         $ 730                                      2,720.3/ $350
                                                     =====         =====                                      =============

 Mercator 12% and 10% Debentures
               (2)

12% Convertible Debentures
Mercator Momentum Fund, L.P.          85% of the     $ 550      $345 (6)        9/12/02         $3.00       4,866.4(4)/$550
($2,000 total commitment)             average of
                                    the 3 lowest
Mercator assigned its rights to:         trading
   Alpha Capital AG                   prices for       250           250        7/24/03        $0.115         2,673.8/ $250
   Gamma Opportunity Capital              the 20       250           250        7/24/03        $0.115         2,685.6/ $250
     Partners, LP                   trading days
   Goldplate Investment Partners       preceding       250           250        7/24/03        $0.115         2,673.8/ $250
   Marr Technologies, B.V. (11)       conversion       570           570         9/1/03        $0.498         5,181.8/ $570
                                                  --------    ----------
                                             (8)     1,870         1,665
   Dr. Khalid Ahmed                                     50            50        10/2/03        $1.310             84.6/ $50
   Roger Suyama                                         20            20        10/2/03        $1.310             33.8/ $20
   Logisticorp, Inc.                                    20            20        10/2/03        $1.310                     -
   Southwest Resource                                                 40           (12)        $1.310
                                                  --------    ----------
     Preservation Inc.                                  40        $1,795        10/2/03                                   -
                                                  --------    ----------                                                  -
                                                    $2,000                         (12)                    18,199.8/ $1,940
                                                    ------                                                 ----------------


Mercator Momentum Fund, L.P.          80% of the      $300          $260       10/22/02         $3.90         0/ $300 (7)
                                      average of
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not less
                                      than $1.50

Mercator Momentum Fund L.P.  (10)     70% of the      $300          $245        4/29/03        $0.825       3,475.7/ $300
                                      average of
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $1.20

                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
Mercator warrant                       $3.00 per        $0            $0       10/22/02         $3.90                   0
                                           share
10% Convertible Debentures
Mercator Focus Fund, L.P. (10)        80% of the    $1,000          $510        1/14/03         $1.92     7,941.1/ $1,000
                                      average of                     (6)
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $3.00

Mercator   Momentum  Fund,   L.P.     80% of the      $450          $440        1/30/03         $1.86       2,857.7/ $450
(10)                                  average of
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $3.00
Mercator Focus Fund, L.P. (10)                        $400                      3/13/03         $1.47       3,428.9/ $400
Mercator Momentum Fund III, L.P.      65% of the       100                                                  1,626.3/ $100
                                                       ---                                                  -------------
                                      average of      $500          $400                                    5,055.2/ $500
                                                      ----          ----                                    -------------
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $2.10
   Total Mercator Debentures                        $4,550        $3,650                                   37,529.5/ $4,490
                                                    ======        ======                                   ================

Marr Private Placements

     PIPE at $0.30 per share
Marr Technologies B.V. (9)(11)        $0.30 per       $2,500     $2,300        8/1/03          $0.152             8,333.3
                                          share

     PIPE at $0.50 per share
Marr Technologies B.V. (9)(11)        $0.50 per      $10,000     $9,600        9/1/03          $0.498            20,000.0
                                                     -------     ------                                          --------
                                          share
 Total Marr Private Placements                       $12,500    $11,900                                          28,333.3
                                                     =======    =======                                          ========

                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
May 2004 Private Placement
 PIPE at $0.40 per share (13)            Shares
    SF Capital Partners LP            Issued at       $4,000        $3,720       5/28/04        $0.50              10,000.0
    Marr Technologies BV              $0.40 per        3,000         2,910       5/28/04        $0.50               7,500.0
    Proximity Fund LP                    share;          500           465       5/28/04        $0.50               1,250.0
    Proximity Partners LP                5 year          500           465       5/28/04        $0.50               1,250.0
    MTB Small Cap Growth Fund        warrant at          500           465       5/28/04        $0.50               1,250.0
                                          $0.50
    MTB Multi Cap Growth Fund         per share          500           465       5/28/04        $0.50               1,250.0
    Bridges & PIPES LLC                                  300           279       5/28/04        $0.50                 750.0
                                                      ------       -------                                         ---------
       Total May 2004 PIPE                            $9,300       $ 8,769                                         23,250.0
                                                      ======       =======                                         ========


July 2004 Private Placement
---------------------------
 PIPE at $0.40 per share (13)            Shares
    Sunrise Equity Partners, L.P.     issued at        $ 750          $698        7/9/04       $0.615               1,875.0
    Amnon Mandelbaum                  $0.40 per           80            74        7/9/04       $0.615                 200.0
    David I. Goodfriend                share; 5            8             7        7/9/04       $0.615                  20.0
                                           year
    TCMP3 Partners                   warrant at          150           140        7/9/04       $0.615                 375.0
    United Capital Partners, LLC      $0.50 per
                                          share          500           465        7/9/04       $0.615               1,250.0
                                                     -------       -------                                          -------
       Total July 2004 PIPE                          $ 1,488       $ 1,384                                          3,720.0
                                                     =======       =======                                          =======


---------------------

(1) The 8% Convertible Notes, the Other Restart Financings, the Mercator 12% and 10% Debentures and warrants, and ther Common Stock underlying MTBV's 2003 PIPE's, the May 2004 and the July 2004 PIPEs were issued under exemptions provided by Regulation S or Regulation D. With the exception of Marr Technologies B.V., which is an affiliate of the Company based on its August and September 2003 PIPE investments and participation in the May 2004 PIPE, none of the entities listed above is or has been an affiliate of the Company. Other than Marr Technologies B.V. and SF Capital Partners Ltd., all of the listed investors were subject to ownership limitations restricting their ownership of our stock to a maximum of 4.9% or 9.9%, depending on the specific agreement.

(2) At July 22, 2004, the holders have converted all but $60,000 of principal of the convertible debentures issued since September 2002. Based on current market prices, we estimate that we would be required to issue approximately
     0.2 million additional shares of our common stock if the holders elected to convert the remaining principal and accrued interest of their debentures at this time. See also Note 12.

(3) On July 18, 2003, the registration statement for 52,500,000 shares underlying the 8% Convertible Notes, the Other Restart Financings and
     $1,300,000 of the Mercator 12% and 10% Convertible Debentures became effective. As a result of a decline in the market price of our stock subsequent to the effective date of the July 2003 registration statement, the number of shares registered was insufficient to permit the complete conversion of the notes and debentures into registered shares. The shares underlying certain of the convertible securities have become eligible for resale under Rule 144, and certain investors have availed themselves of that eligibility to convert restricted shares issued pursuant to conversions into free-trading shares. On July 8, 2004, the registration statement for 83,056,050 shares underlying Marr Private Placements, the May 2004 PIPE, certain of the Mercator 12% Convertible Debentures, approximately 12.2 million additional shares attributable to financings included in the July 2003 registration statement and approximately 3.3 million shares issued or issuable to vendors consultants and other parties who agreed to accept shares of our Common Stock in lieu of cash became effective (File No. 333-116491). Investors in our July 2004 PIPE hold 3.7 million restricted shares of our Common Stock. We are registering the shares of Common Stock underlying the July 2004 PIPE on a cost-free basis to the holders of said shares of Common Stock in this registration statement.

(4)  Includes fee shares.

(5) On April 30, 2003, when the market price of the common stock was $0.75, we and BNC Bach amended the conversion price to eliminate a conversion price ceiling of $1.50 per share and to increase the discount applicable to the conversion price from 40% to 50%. In return for this modification of the conversion price, BNC Bach agreed to extend the maturity of the note until May 10, 2004. BNC Bach subsequently converted the outstanding principal and accrued interest into shares of our common stock.

(6) Reflects a 10% cash commitment fee on the entire $2 million commitment paid to The Mercator Group less additional fees and expenses. We registered shares underlying $1,300,000 of the total $2,000,000 commitment in July 2003 and the shares underlying the final $700,000 of this commitment are included in this registration statement.

(7) In conjunction with the issuance of the $1 million 10% convertible debenture to Mercator Focus Fund, L.P., we used the proceeds to repay the $0.3 million outstanding principal balance of the 12% convertible debenture previously issued to Mercator Momentum Fund, L.P. plus accrued interest. The balance of costs incurred represents transactional and legal fees.

(8) On March 31, 2003, when the market price of our Common Stock was $0.885, we amended the conversion price to eliminate a conversion price floor of $1.50 per share in return for an extension of time in which to register the shares of common stock underlying the various Mercator financings.

(9) The Securities Purchase Agreements for both transactions between the Company and Marr Technologies B.V. require that we provide cost-free registration rights to Marr; however, Marr is subject to a one-year lock-up provision following the transaction date with respect to the shares purchased.

       (10) On January 14, 2004, when the market price of our common stock was $0.60, we extended the maturity date of the following debentures until July 14, 2004:

     o 10% Convertible Debenture dated January 14, 2003 issued to Mercator Focus Fund, LP

     o 10% Convertible Debenture dated January 30, 2003 issued to Mercator Momentum Fund, LP

     o 10% Convertible Debentures dated March 13, 2003 issued to Mercator Focus Fund, and

     o 12% Convertible Debenture dated April 29, 2003 issued to Mercator Momentum Fund, LP.

In return for the extension of the maturity dates, we have agreed to pay an additional extension fee equal to 2% of the outstanding principal balance per month until the earlier of the extended maturity date or conversion. The extension fee is payable 1% in cash and 1% in shares of our common stock. Additionally, we agreed to file a registration statement including the shares potentially applicable to the conversion of the outstanding debenture balances by no later than April 29, 2004. On April 23, 2004, when the market price of our Common Stock was $0.625, we and the various Mercator Funds agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued or potentially issuable upon conversion. On May 7, 2004, when the market price of our common stock was $0.48 per share, we and the various Mercator Funds agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued or potentially issuable upon conversion. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004. All of the subject convertible debentures were converted prior to the extended maturity date.

(11) On January 23, 2004, when the market price of our common stock was $0.695, we and Marr agreed to extend the registration rights period attributable to 5,181,818 shares of our common stock issued in conjunction with Marr's conversion of $570,000 principal amount of the Company's 12% Convertible Debentures from February 27, 2004 to April 29, 2004. In return for the extension, we agreed to include in our next registration statement an aggregate of 28,333,333 shares of our common stock purchased by Marr in PIPE transactions in the third quarter of 2003. On April 23 2004, when the market price of the Common Stock was $0.625, we MTBV agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. On May 7 2004, when the market price of our common stock was $0.48 per share, MTBV agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004.

(12) The holder claims an earlier transaction date, which we dispute. This debenture has not yet been converted Assuming immediate conversion at the earlier, disputed transaction date, the number of shares of common stock issuable to Logisticorp and Southwest Resource Preservation would be 213,903 and 427,807, respectively. While not necessarily agreeing to issue the number of shares calculated as issuable based on the disputed transaction date, we registered that number of shares of Common Stock in our June 15, 2004 registration statement pending resolution of the dispute. The ultimate resolution of the transaction date dispute may determine the number of shares of our stock to which the holder is entitled upon conversion. See Legal Proceedings.

(13) The shares issued pursuant to the May 2004 PIPE and the July 2004 PIPE and the related warrants for each have an anti-dilution feature that will require us to issue additional shares to the PIPE investors and modify their warrants if we subsequently issue additional equity at a per share price of less than $0.40 for a period of one year from the respective closing dates, except under the provisions of previously outstanding convertible debt, option plans, or option or warrant agreements.



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

On November 13, 2003, when the market price of our common stock was $0.88 per share, the Company and Marr, its largest stockholder, entered into an agreement in which Marr agreed to provide us up to an aggregate of $10,000,000 (the "Marr Credit Facility") pursuant to promissory notes we may issue to Marr on an as-needed basis (the "Notes"). Each Note would bear interest at the rate of 5% per annum and have a 12-month term. The Marr Credit Facility was available during the period beginning on February 28, 2004 and ending on May 31, 2004. The aggregate amount available under the Marr Credit Facility is proportionally reduced by the amount of any equity financing we obtain during the term of the Marr Credit Facility. Marr has participation rights in any such equity financing on the same terms as the other investors. The Marr Credit Facility provided for earlier termination as of March 31, 2004, if we failed to have our common stock listed on an established stock exchange by that date. Moreover, upon the failure to obtain such stock exchange listing, any outstanding Notes would be due and payable on April 30, 2004. As consideration for the Marr Credit Facility, we issued to a party designated by Marr a warrant to purchase 375,000 shares of its common stock at an exercise price of $0.80 per share. The warrant is immediately exercisable and expires two years after issuance on November 12, 2005.

On March 19, 2004, when the market price of our common stock was $0.575 per share, we and Marr amended the Marr Credit Facility to increase the aggregate amount available under the Marr Credit Facility to $15,000,000 and to eliminate the termination provision upon failure to have our common stock listed on an established stock exchange by March 31, 2004. As additional consideration for the amendment of the Marr Credit Facility, we issued to a party designated by Marr an additional warrant to purchase 400,000 shares of our common stock at an exercise price of $0.46 per share. This warrant is immediately exercisable and expires two years from its date of issuance on March 18, 2006.

On May 26, 2004, when the market price of our Common Stock was $0.46 per share, we and MTBV again amended the Marr Credit Facility whereby MTBV has committed to purchase up to $5,000,000 of Promissory Notes that we may issue through December 31, 2004. Any Notes issued pursuant to this second amendment will bear interest at 9% per annum and will have a maturity date of May 31, 2005. The $5,000,000 amount available under the amended Marr Credit Facility will be reduced by the amount of any equity financing we obtain after the May 26, 2004 effective date of the second amendment and through the December 31, 2004 commitment period, exclusive of the proceeds from the May 2004 Private Placement. Accordingly, the commitment has been reduced to approximately $3.6 million as a result of the closing of the July 2004 PIPE. At July 22, 2004, the Company has issued no Notes under the Marr Credit Facility. As consideration for the extension of the commitment period reflected in the second amendment of the Marr Credit Facility, we issued to MTBV a warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.40 per share. This warrant is immediately exercisable and expires two years from its date of issuance on May 26, 2006. The shares underlying these three warrants were included in our June 15, 2004 registration statement.


Warrants, Options and Stock Grants

Since January 2002, we have entered into various contracts and agreements with consultants who have agreed to accept payment for their services in the form of warrants, options and/or stock grants. We have obtained various services under these arrangements, including legal, financial, business advisory, and other services including business introductions and arrangements with respect to potential domestic and international product placement and the development of potentially synergistic relationships with appropriate public service or other governmental and non-governmental organizations. We have generally issued the warrants at a discount to the then-current market price and has registered the shares underlying the warrants, options and stock grants on Form S-8 Registration Statements for resale by the consultants. We have, since January 2002, issued approximately 9.6 million shares of our common stock as a result of warrant or option exercises and stock grants related to these consulting agreements, of which approximately 7.9 million shares were issued during 2003.

In May 2002, Calypte issued warrants and options to purchase 633,333 shares of its common stock under agreements with consultants to perform legal, financial, business advisory and other services associated with the restart of its operations. The warrants were issued at $0.45 per share on May 9, 2002 when the market price of our common stock was $0.90 per share. The option was granted at $0.90 per share on May 10, 2002, when the market price of our common stock was $0.90 per share. All of the warrant and option grants were non-forfeitable and fully-vested at the date of issuance and were registered for resale by the consultants under Form S-8. The consultants exercised all the warrants and options and Calypte issued 633,333 shares and received proceeds of $292,500. All but one of the consulting agreements discussed above expired in August and we have entered into new agreements for legal, financial, business advisory, and other services including introductions and arrangements with respect to potential domestic and international product development of synergistic relationships with appropriate public service organizations. In November 2002, Calypte issued warrants to purchase 950,000 shares of our common stock and stock grants for 70,000 shares of our stock to consultants under the terms of these new agreements. The Company issued 350,000 warrants at an exercise price of $1.50 per share on November 1, 2002, when the market price of our stock was $4.20 per share. The Company issued an additional 600,000 warrants at an exercise price of $1.50 on November 20, 2002, when the market price of our common stock was $2.70. All of the warrant grants were non-forfeitable and fully-vested at the date of issuance and were registered for resale by the consultants under Form S-8. By February 2003, the consultants had exercised all the warrants and the Company had received aggregate proceeds of $1.425 million. The Company issued 986,667 shares of its common stock pursuant to the exercises of the November 2002 warrant and stock grants. In January and February 2003, the Company entered into new contracts and extended certain other contracts with existing consultants to perform services as described above. On February 14, 2003, when the market price of the Company's stock was $2.01, the Company issued warrants exercisable at $1.50 per share and stock grants for an aggregate of 975,216 shares of its common stock as compensation for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of $0.8 million.

During March 2003, when the market price of the Company's stock ranged from $1.32 to $1.50 per share, the Company issued warrants exercisable at $0.75 per share and stock grants for an aggregate of 1,350,400 as compensation for services under new or extended contracts. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of approximately $0.9 million.

In April 2003, when the price of the Company's stock ranged from $0.81 to $0.885 per share, the Company entered into additional contracts, extended certain contracts, and modified certain other contracts with existing consultants who agreed to settle a portion of the outstanding balance due for services under their contracts in stock. The Company issued warrants at $0.75 per share and stock grants for an aggregate of 1,490,600 shares of its common stock as compensation or settlement for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of approximately $0.1 million.

In May 2003, when the price of the Company's stock ranged from $0.552 to $0.576 per share, the Company again entered into new contracts, extended certain contracts, and modified certain other contracts with existing consultants who agreed to settle a portion of the outstanding balance due for services under their contracts in shares of stock. The Company issued warrants at $0.30 per share and stock grants for an aggregate of 2,080,305 shares of its common stock as compensation or settlement for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By September 30, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of approximately $0.5 million.

In July 2003, when the price of the Company's stock ranged from $0.11 to $0.30 per share, the Company extended a contract for consulting and other services and granted the consultant a warrant to purchase 722,500 shares of its common stock at 50% of the closing market price on the date of any exercise as compensation under the contract. The warrant was granted as fully-vested and expired on September 30, 2003. By September 30, 2003, the consultant had exercised the entire warrant at prices ranging from $0.08 to $0.61 per share and the Company had received proceeds of approximately $0.4 million. Also during July 2003, the Company issued stock grants to consultants for an aggregate of 356,344 shares of its common stock as compensation under their contracts.

On August 20, 2003, when the price of the Company's stock was $0.18 per share, the Company issued consulting contracts to two new consultants pursuant to which it issued warrants for 100,000 shares each, exercisable at $0.18 per share. The warrants were non-cancelable and fully-vested at the date of issuance. At December 31, 2003, the consultants had exercised none of the warrants.

In September 2003, when the price of the Company's stock ranged from $0.50 to $1.80 per share, the Company issued an aggregate of 800,000 shares of its common stock to consultants and other service providers who agreed to take shares of stock in lieu of cash as compensation under their contracts.

In October and November 2003, when the price of the Company's stock ranged from $0.53 to $1.65 per share, the Company issued an aggregate of 125,000 shares of its common stock to consultants and other service providers who agreed to take shares of stock in lieu of cash as compensation under their contracts.

In February 2004, when the price of the Company's stock was $0.67 per share, the Company issued 500,000 shares of its common stock to a consultant who had agreed to accept shares of stock as a portion of its compensation under a consulting agreement. The Company issued approximately 67,000 additional shares of its common stock during the first quarter of 2004 to another consultant under the terms of a long-term consulting agreement.

In May 2004, when the price of the Company's stock was $0.465 per share, the Company issued warrants to purchase 150,000 shares of its common stock at an exercise price of $0.50 as a portion of the compensation under a consulting contract. The warrants were exercisable immediately and remain so for a period of five years.

In June 2004, when the price of the Company's stock was $0.52 per share, the Company issued 250,000 shares of its common stock to a consultant who had agreed to accept shares of stock as compensation under a consulting agreement.

To conserve cash and to obtain goods and services, the Company may continue to issue options and warrants at discounts to market or issue direct stock grants. In the event that the Company issues additional options and warrants, it is anticipated that the securities will contain cost-free registration rights which will be granted to holders of the options and warrants, and that there may be dilution to the Company's existing stockholders.


Summary of Financing Activities

To successfully implement our business plan, we must obtain sustainable cash flow and profitability. Since December 31, 2003, we have entered into new financing arrangements that management believes will be adequate to sustain operations at expected levels through 2004. During 2004, we have completed private placements of our common stock with 12 accredited investors and received net proceeds of approximately $10.2 million. Additionally, under the amended terms of the Marr Credit Facility between us and Marr Technologies BV, our largest stockholder and a participant in one of the private placements, we currently have access to an additional $3.6 million from the issuance of 9% promissory notes that we may issue through December 31, 2004. If, however, sufficient funds are not available to fund our operations in 2005 or beyond, we may need to arrange additional financing or make other arrangements. There can be no assurance that additional financing would be available, or it if is available, that it would be on acceptable terms. Our future liquidity and capital requirements will depend on numerous factors, including successful completion of the development of our new rapid tests, acquisition and protection of intellectual property rights, costs of developing our new products, ability to transfer technology, set up manufacturing and obtain regulatory approvals of our new rapid tests, market acceptance of all our products, existence of competing products in our current and anticipated markets, actions by the FDA and other international regulatory bodies, and the ability to raise additional capital in a timely manner.

Our longer-term liquidity and capital requirements are dependent on factors similar to those which impact our current liquidity and capital resource considerations and which will be critical in validating our business model during 2004. Consequently, we cannot predict the adequacy of our capital resources on a long-term basis. There can be no assurance that we will achieve or sustain profitability or positive cash flows in the future. In addition, there can be no assurance that subsequent additional financings, if and as necessary,  would  be  available  to us on a  timely  basis,  or  that  if it is available, that it would be on acceptable terms, if at all. The terms of additional financing could involve a change of control and/or require stockholder approval, or could require us to obtain waivers of certain covenants that are contained in existing agreements. We would or might be required to consider strategic opportunities, such as merger, consolidation, sale or other comparable transaction, to sustain our operations. We do not currently have any agreements in place with respect to any such new strategic opportunity, and there can be no assurance that any such opportunities will be available to us on acceptable terms, or at all. If additional financing is not available when and if required or is not available on acceptable terms, or we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and we may be unable to continue our operations at current levels, or at all.


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


                             DESCRIPTION OF PROPERTY

Until the expiration of the lease on June 30, 2004, we leased approximately 20,000 square feet of office, research and manufacturing space in Alameda, California. In conjunction with the consolidation of all of our domestic manufacturing operations at our Rockville, Maryland location, we vacated this space prior to June 30, 2004. On May 7, 2004, we signed a three year lease that commenced on June 18, 2004 for approximately 4,400 square feet of office space in Pleasanton, California that now houses our corporate headquarters.

We lease two manufacturing sites in Rockville, Maryland, a 26,000 square foot manufacturing, research and office site and a 3,000 square foot site which houses our BSL-3 virus laboratory. Our lease on the virus lab site expires in October 2006 and our lease on the larger site expires in February 2009.

We believe that the facilities described above are adequate for our current requirements. We are currently evaluating our requirements for our developmental stage rapid test products.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2001, the Company issued a $400,000 8.5% Promissory Note to the parent company of its then-largest stockholder. The Company renegotiated the note during 2001, 2002 and subsequently in 2003. This note was repaid in 2003.

In connection with Marr Technologies BV's aggregate $12.5 million investment in the Common Stock during 2003, the Company signed a Memorandum of Understanding with Marr Technologies Limited, an affiliate of MTBV, to create a joint venture in China to market the Company's current and future products. Additionally, the Nominating Committee of the Company's Board agreed to grant MTBV the right to appoint two mutually-agreeable representatives to the Company's Board at a mutually-agreeable future date.

In November 2003, the joint venture, Beijing Calypte Biomedical Technology Ltd., was formed, with the Company owning a 51% interest in the entity and Marr Technologies Limited holding a 49% interest. In April 2004, upon the nomination by MTBV and the recommendation of the Nominating Committee of the Board, the Company's Board appointed Maxim A. Soulimov as a member of the Board.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Stock split

Our Common Stock commenced trading on the Nasdaq SmallCap Market on July 26, 1996, the time of our Initial Public Offering, under the symbol "CALY". Our Company's stock was removed from listing on the Nasdaq Small Cap Market on July 13, 2001 as a result of our failure to meet the market's listing maintenance requirements. Beginning on July 13, 2001 and until May 28, 2003, our stock traded on the Over the Counter Bulletin Board under the symbol "CALY". On May 20, 2003, our stockholders approved a 1:30 reverse stock split, which became effective on May 28, 2003. Since May 28, 2003, our stock has traded on the Over the Counter Bulletin Board under the symbol "CYPT". At the time of the reverse split, the stated par value of our common stock was changed to $0.03 from $0.001 per share. The number of our authorized shares of common stock remained at 800 million. High and low quotations reported by the Over the Counter Bulletin Board during the periods indicated are shown below. These quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not represent actual transactions. All share prices reported in this document have been restated to reflect the reverse stock split.

Fiscal Year  (reflects stock split)      Quarter     High       Low
----------------------------------       -------- ---------   -------
2004                                        2nd   $    0.67   $  0.38
2004                                        1st        0.90      0.35

2003                                        4th        1.74      0.44
2003                                        3rd        1.80      0.11
2003                                        2nd        1.05      0.25
2003                                        1st        3.45      0.75

2002                                        4th        4.80      1.50
2002                                        3rd       12.90      2.40
2002                                        2nd        8.70      0.30
2002                                        1st        8.10      5.10

On May 3, 2004, the record date for our 2004 Annual Meeting of Stockholders, there were approximately 450 holders of record of our common stock. The closing price of our common stock on July 22, 2004 was $0.47 We have never paid any cash dividends, and our Board of Directors does not anticipate paying cash dividends in the foreseeable future. We intend to retain any future earnings to provide funds for the operation and expansion of our business.

Description of Capital Stock

Our authorized capital stock consists of 800 million shares of Common Stock and five million shares of preferred stock. The following summaries of certain provisions of the Common Stock and preferred stock do not purport to be complete and are subject to, and qualified in their entirety by the provisions of our Certificate of Incorporation, as amended.

Common Stock. At July 22, 2004, there were 168,027,514 shares of Common Stock outstanding, which were held of record by approximately 450 registered stockholders and approximately 16,000 additional holders who hold their shares in street name in brokerage accounts. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock. The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders.

Warrants. As of July 22, 2004, we had outstanding warrants to purchase 13,490,210 shares of Common Stock, at a weighted average exercise price of $0.75 per share. Such warrants expire on various dates, the latest of which is July 9, 2009. Included in the above number are the following warrants for which an aggregate of 2,752,800 underlying shares are being included in this registration statement:

o On July 9, 2004, we granted the investors in our July 2004 PIPE immediately exercisable warrants to purchase 2,604,000 shares of Common Stock, exercisable at $0.50 per share at any time up to and including July 9, 2009. These warrants also have an anti-dilution feature should the Company issue additional equity in a financing transaction at a per share price of less than $0.40 per share for a period of one year following the PIPE transaction. Additionally, we granted another party warrants to purchase 148,800 shares as fees for services rendered in connection with the PIPE financing. These warrants have the same terms as those issued to the investors, with the exception of the anti-dilution feature.

Stockholders Rights Plan. On December 15, 1998, our Board of Directors declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. The dividend was payable to the stockholders of record on January 5, 1999 with respect to each share of common stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of common stock issued after the Distribution Date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer, or merger, which is approved by us because the Rights do not become exercisable in the event of an offer or other acquisition exempted by our Board of Directors.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain compensation awarded or paid by the Company during the years ended December 31, 2003, 2002 and 2001 to persons who served as its Chief Executive Officer and as its other executive officers during 2003 (collectively, the "Named Executive Officers"). The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total salary and bonus earned by each of the named Executive Officers in each fiscal year.


                           Summary Compensation Table


                                                                               Long-Term
                                                                              Compensation
                                                                               Securities
                                                                               Underlying
                                                                                 Options             All Other
     Name and Principal Position         Year     Salary($)       Bonus($)       Granted (1)        Compensation ($)
-----------------------------------     -------  ------------     ---------     -------------      -----------------
Anthony J. Cataldo (2)                    2003     445,667(3)          0         2,492,341(4)                  0
    Executive Chairman of the Board       2002     185,726(3)          0            30,000(4)                  0
J. Richard George (5)                     2003     135,692             0           103,494(6)                  0
    Chief Executive Officer and
    President
Nancy E. Katz (7)                         2003     121,073             0         1,544,476(8)            312,692 (9)
   Former President, Chief Executive      2002     265,269             0            14,049(8)                  0
      Officer and Member of the Board     2001     239,039             0            30,000                     0
      of Directors
Jay Oyakawa (10)                          2003     209,941             0                 0                     0
    Former President and Chief
      Operating Officer and Member of
      the Board
Richard D. Brounstein (11)                2003     201,792             0           757,371(12)                 0
   Executive Vice President and Chief     2002     122,596        15,000                 0                     0
      Financial Officer; Former           2001       4,808             0            25,000(13)            26,000(14)
      Member of the Board


  (1) All figures in this column represent options to purchase Common Stock.

  (2) Mr. Cataldo has served as Executive Chairman of the Board since May 2002.

  (3) At the Company's request, Mr. Cataldo deferred approximately 30% of his cash salary from May 2002 through April 2003. The figure reported here for calendar 2002 is net of the deferral. At December 31, 2002, the Company had recorded expense totaling approximately $266,000, including an accrual of approximately $80,000 for Mr. Cataldo's deferred salary. All deferred amounts due Mr. Cataldo were paid during 2003 and the figure reported here for calendar 2003 reflects the payment of all such deferred amounts.

  (4) On May 10, 2002, when the market price of the Common Stock was $0.90 per share and pursuant to his employment agreement, Mr. Cataldo was granted fully-vested options to purchase 65,556 shares at $0.45 per share and options to purchase 200,000 shares at $0.90 per share, with the option to purchase 100,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. In the fourth quarter of 2002, the Company renegotiated the terms of the option grant in Mr. Cataldo's employment agreement, canceling all but 30,000 of the options granted at $0.90. Mr. Cataldo was subsequently granted 235,556 fully-vested options at an exercise price of $0.32 per share, the market price of the Common Stock on the May 29, 2003 grant date, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the Company's 2000 Plan. Additionally, on May 29, 2003, Mr. Cataldo was granted fully-exercisable options to purchase 256,785 shares at $0.01 per share, in recognition of an additional temporary salary deferral arrangement beyond that described in (3) above, and options to purchase 2,000,000 shares at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant.

  (5) Dr. George has served as President and Chief Executive Officer since January 2004. He joined the Company in January 2003 as Vice President of Government Affairs.

  (6) Represents a fully-vested option grant for 16,827 shares at an exercise price of $0.01 per share in recognition of a temporary salary deferral arrangement and grants of 6,667 shares and 80,000 shares, both at an exercise price of $0.32 per share, which vest over a three year period from the grant date.

  (7) Ms. Katz served as President and Chief Executive Officer from December 2001 to June 2003. From June 2000 through December 2001, she served as President, Chief Executive Officer and Chief Financial Officer. She joined the Company in October 1999 as President, Chief Operating Officer, and Chief Financial Officer.

  (8) All of Ms. Katz' unexercised options, together aggregating options to purchase 62,573 shares, were cancelled in the fourth quarter of 2002. Subsequently, Ms. Katz was granted 62,573 fully-vested options at an exercise price of $0.32 per share, the market price of the Common Stock on the May 29, 2003 grant date, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan. She was also granted 146,667 fully vested options at $0.32 per share on May 29, 2003 pursuant to her amended October 2002 employment agreement. Additionally, on May 29, 2003, Ms. Katz was granted fully-exercisable options to purchase 85,236 shares at $0.01 per share, in recognition of a temporary salary deferral arrangement, and options to purchase 1,250,000 shares of the Common Stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant.

  (9) Under the terms of a Separation Agreement, Mutual Release and Waiver of Claims, Ms. Katz resigned effective June 2, 2003 as the Company's President and Chief Executive Officer and effective June 27, 2003 as a member of the Company's Board of Directors. Under the terms of the Separation Agreement, the Company agreed to pay Ms. Katz approximately $313,000 over a period of up to one year and to permit previously issued options to vest in accordance with the terms of their grants. The Company paid Ms. Katz all amounts due pursuant to the Separation Agreement during 2003.

(10) Mr. Oyakawa served as the Company's President and Chief Operating Officer and member of the Board from June 2003 to January 2004. Under the terms of a January 19, 2004 Separation Agreement and Release, Mr. Oyakawa resigned effective January 19, 2004 from his positions as an officer and director of the Company. The Company agreed to pay Mr. Oyakawa a severance equal to one year's salary of $350,000 over a twelve month period. On January 15, 2004, the Company granted Mr. Oyakawa options to purchase 750,000 shares of Common Stock at an exercise price of $0.32 per share. At the time of Mr. Oyakawa's grant, the market price of the Common Stock was $0.62 per share. Under the terms of the Separation Agreement and Release, the options were fully vested. Mr. Oyakawa may exercise the options for two years from the date of grant.

(11) Mr. Brounstein has served as Executive Vice President and Chief Financial Officer since joining the Company in December 2001. He had served the Company as a financial consultant from July 2001 through December 2001. He served as a member of the Board from December 2001 until May 2003, when he did not stand for re-election.

(12) All of Mr. Brounstein's options, together aggregating options to purchase 25,000 shares, were cancelled in the fourth quarter of 2002. Mr. Brounstein was granted 25,000 fully-vested options at an exercise price of $0.32 per share, the market price of the Common Stock on the May 29, 2003 grant date, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan. Under the terms of a January 2003 employment agreement, Mr. Brounstein was granted fully vested options to purchase 83,333 shares at an exercise price of $0.32 per share on May 29, 2003. Additionally, on May 29, 2003, Mr. Brounstein was granted fully-exercisable options to purchase 24,038 shares at $0.01 per share, in recognition of a temporary salary deferral arrangement, and options to purchase 625,000 shares at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant.

(13) Represents option grant for 16,667 shares pursuant to an employment agreement between Mr. Brounstein and the Company and an option grant for 8,333 shares made pursuant to a July 2001 Consulting Contract between Mr. Brounstein and the Company under which he served as a financial consultant to the Company. All of these options were cancelled in the fourth quarter of 2002.

(14) Represents cash payments made to Mr. Brounstein pursuant to the July 2001 Consulting Contract referred to in Note (13).


                     Stock Option Grants in Last Fiscal Year
                                Individual Grants

      The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2003:


                            Number of Securities   Percent of Total             Expiration
                                Underlying          Options Granted                Date
                             Options Granted         to Employees      Exercise
                                                      in Fiscal        Price
Name                                                   Year(1)         ($/sh)(2)
------------------          -----------------       --------------     ---------   ----------
Anthony J. Cataldo                   256,785   (3)            2.80 %      0.01      5/29/13
                                     235,556   (4)            2.57 %      0.32      5/29/08
                                   2,000,000   (5)           21.83 %      0.32      5/29/13
J. Richard George                     16,827   (3)            0.18 %      0.01      5/29/13
                                       6,667   (6)            0.07 %      0.32      5/29/13
                                      80,000   (7)            0.87 %      0.32      5/29/13
Nancy E. Katz (8)                     85,236   (3)            0.93 %      0.01      5/29/13
                                      62,573   (9)            0.68 %      0.32      5/29/13
                                     146,667  (10)            1.60 %      0.32      5/29/08
                                   1,250,000   (5)           13.65 %      0.32      5/29/13
Jay Oyakawa (11)                           -                     -           -            -
Richard D. Brounstein                 24,038   (3)            0.26%       0.01      5/29/13
                                      25,000   (9)            0.27%       0.32      5/29/13
                                      83,333  (12)            0.91%       0.32      5/29/08
                                     625,000   (5)            6.82%       0.32      5/29/13



----------------
  (1) Based on the aggregate of 8,528,626 options granted under the 2000 Plan to employees and consultants to the Company and 631,667 options granted to Directors under the Director Plan during the year ended December 31, 2003, including grants to the Named Executive Officers.

  (2) All  options  grants  reported  here were made on May 29,  2003,  when the
      market    price   of   the    Common    Stock   as    reported    on   the
      Over-The-Counter-Bulletin-Board was $0.32 per share.

  (3) Options granted as fully vested under the 2000 Plan in recognition of a temporary salary deferral arrangement. The options expire ten years from the date of grant.

  (4) Options granted as fully-vested under the 2000 Plan. The grant was made pursuant to Mr. Cataldo's May 2002 Employment Agreement with the Company, but was deferred until May 29, 2003, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan. The options expire five years from the date of grant. In the event of a change of control, the options will become fully vested and Mr. Cataldo may exercise them for the shorter of the remainder of their five year term or two years from the effective date of the change of control.

  (5) Options granted under the 2000 Plan. The options vest 50% on the date of grant and 50% on the one-year anniversary of the grant date. The options expire ten years from the date of grant. In the event of a change of control, the options will become fully vested and the grantee may exercise them for the shorter of the remainder of their ten year term or two years from the effective date of the change of control.

  (6) Options granted under the 2000 Plan. The options vest at the rate of 1,117 shares on the six month anniversary of the May 29, 2003 grant date and at 185 shares per month for the remaining 30 months. The options will expire 10 years from the date of grant.

  (7) Options granted under the 2000 Plan. The options vest at the rate of 13,340 shares on the six month anniversary of the May 29, 2003 grant date and at 2,222 shares per month for the remaining 30 months. The options will expire 10 years from the date of grant.

 (8) Under the terms of the Separation Agreement, Mutual Release and Waiver of Claims between the Company and Ms. Katz, the Company agreed to permit the options issued to Ms. Katz during 2003 prior to her termination to vest in accordance with the terms of their grants.

  (9) Options granted under the 2000 Plan. These options were issued pursuant to the Company's fourth quarter 2002 cancellation of the grantee's previously-unexercised options. The options were granted as fully-vested and expire ten years from the May 29, 2003 grant date. In the event of a change of control, the grantee may exercise the options for the shorter of the remainder of their ten year term or two years from the effective date of the change of control.

  (10) Options granted under the 2000 Plan. The grant was made pursuant to Ms. Katz' October 2002 Employment Agreement with the Company, but was deferred until May 29, 2003, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan. The options expire five years from the date of grant. In the event of a change of control, the options will become fully vested and Ms. Katz may exercise them for the shorter of the remainder of their five year term or two years from the effective date of the change of control.

  (11) Pursuant to the Employment Agreement between the Company and Mr. Oyakawa, on January 15, 2004, when the market value of the Common Stock was $0.62, the Company granted Mr. Oyakawa options to purchase 750,000 shares of Common Stock at $0.32 per share. Under the terms of the January 19, 2004 Separation Agreement and Release between the Company and Mr. Oyakawa, the options became fully-vested. Mr. Oyakawa may exercise the options for two years from the date of grant.

  (12) Options granted under the 2000 Plan. The grant was made pursuant to Mr. Brounstein's January 2003 Employment Agreement with the Company, but was deferred until May 29, 2003, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan. The options expire five years from the date of grant. In the event of a change of control, the options will become fully vested and Mr. Brounstein may exercise them for the shorter of the remainder of their five year term or two years from the effective date of the change of control.



The following table sets forth information concerning option exercises for the year ended December 31, 2003, with respect to each of the Named Executive Officers.

                       Aggregated Option Exercises in 2003
                       and December 31, 2003 Option Values


                                                                       Number of Securities      alue of88nexercised
                                         Shares          Value       Underlying Unexercisable      In-the-Money
                                       acquired on   Realized ($)(2)  Options at Fiscal Year     Options at Fiscal
                                       AExercise                              End (#)                Year End ($)
                                           (#)                        Exercisable/Unexercisable(1) (Exercisable/
                 Name                                                                              Unexercisable)(1)(3)
----------------------------          ------------   --------------- --------------------------   ---------------------
Anthony J. Cataldo                               0               0       1,522,341 / 1,000,000    227,639 / 145,000
J Richard George                                 0               0             33,495 / 69,999      10,073 / 10,150
Nancy E. Katz (4)                          919,477         227,666                 0 / 624,999           0 / 90,625
Jay Oyakawa (5)                                  0               0                       0 / 0                0 / 0
Richard D. Brounstein                            0               0           444,871 / 312,500      71,958 / 45,313



------------------
(1)  Reflects in-the-money options granted under the 2000 Plan.

(2) Value realized is based on the fair market value of the shares on the date of exercise as reported on the Over-The-Counter Bulletin Board minus the exercise price multiplied by the number of shares acquired on exercise.

(3) Value realized and value of unexercised in-the-money options is based on a value of $0.465 per share of the Common Stock, the closing price on December 31, 2003 as quoted on the Over-The-Counter-Bulletin-Board. Amounts reflect such fair market value minus the exercise price multiplied by the number of shares to be acquired on exercise and do not indicate that the optionee actually sold such stock.

(4) Under the terms of the Separation Agreement, Mutual Release and Waiver of Claims between the Company and Ms. Katz, the Company agreed to permit options previously issued to Ms. Katz to vest in accordance with the terms of their grants.

(5) Pursuant to the Employment Agreement between the Company and Mr. Oyakawa, on January 15, 2004, when the fair market value of the Common Stock was $0.62, the Company granted Mr. Oyakawa options to purchase 750,000 shares of the Common Stock at $0.32 per share. Under the terms of the January 19, 2004 Separation Agreement and Release between the Company and Mr. Oyakawa, the options became fully-vested. Mr. Oyakawa may exercise the options for two years from the date of grant.



             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for administering the Company's executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses, if any, of the Company's executive officers as well as all grants of long term incentive and equity-based compensation awards. The Compensation Committee currently consists of two directors, each of whom are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as a Compensation Committee member. Further, the members of the Compensation Committee are directors who qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended and as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

         Executive Officer Compensation Policy. The Compensation Committee administers the Company's executive compensation policies with the objectives of:

o aligning the interests of executive officers with the long-term interests of the Company's stockholders;

o providing competitive levels of compensation which are, in large part, conditioned on the Company's attainment of specified performance targets and/or stock price appreciation; and

o attracting, motivating and retaining the best possible executive talent for the benefit of the Company's stockholders.

      In assessing overall compensation for executive officers, the Compensation Committee considers the Company's performance and industry position, and general industry data. In furtherance of these goals, the components of executive compensation are linked to both Company and individual performance.

     Employment Agreements. Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each employment agreement reflects the terms that the Compensation Committee believed were appropriate and/or necessary to retain the services of the particular executive officer at the time it was executed, within the framework of the Company's compensation policies and its financial condition. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as it permits the Company to achieve its desired goals of retaining the best possible executive talent. In addition, each employment agreement contains restrictive covenants, including non-competition, non-solicitation and confidentiality covenants, for the benefit of the Company. The Compensation Committee has determined that the use of employment agreements may be necessary in certain cases to help ensure the retention of key executive officers, to attract additional executive talent to the Company and to impose appropriate restrictive covenants on such officers.

     Components of Executive Compensation. The material elements of the Company's current executive compensation arrangements include base salary and equity incentive awards. In 2003 and prior years, equity awards were generally granted in the form of options to purchase shares of Common Stock. This strategy is intended to increase the beneficial ownership of Common Stock by Company executives while at the same time continuing to align their interests with those of the Company's stockholders.

     The  Company  does  not   presently   have  a  formal  annual  bonus  plan.
Nevertheless, subject to the availability of sufficient cash resources, executives and certain other key employees are eligible to earn annual cash or stock bonuses for achievement of both Company-wide and individual or departmental goals.

     For 2004, the Company expects to continue to use options to purchase Common Stock as a primary vehicle for equity grants to further align the interests of Company employees with Company stockholders. Subject to the stockholders' approval at the 2004 Annual Meeting of Proposal 2 adopting the Company's 2004 Incentive Plan, the Committee plans to grant options to purchase an aggregate of 18,000,000 shares of Common Stock at an exercise price of $0.585 per share to seven executives and other key employees. The Compensation Committee and Company management view this approach as the most appropriate and effective manner of meeting the critical goals of retaining key management employees and minimizing cash outflows while at the same time aligning the interests of key employees and stockholders. If approved by the stockholders, the 2004 Incentive Plan permits the Company to issue a variety of other equity-based awards in addition to stock options, which the Compensation Committee and management may consider in the future.

     Base Salaries. Base salary represents the fixed component of the executive compensation program. Base salaries of the Executive Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and senior management are determined by reviewing comparable market base salary compensation, individual performance, and relevant experience and demonstrated capabilities in meeting the requirements of the position. The base salaries of the Executive Chairman, Chief Executive, Financial and Operating Officers and other members of Senior Management are determined by the Compensation Committee's evaluation of the Company's attainment of its stated overall goals and targets and the individual's contribution toward and performance in attaining such goals.

     Long-term Incentive Awards. As noted previously, the Committee believes that stock option grants serve to align the goals of the Company's stockholders and employees. In addition to that objective, the Company's stock option and purchase plans, including the proposed 2004 Incentive Plan also assist the Company in providing (1) a long-term incentive to help reduce employee turnover,
(2) a competitive package for recruiting new employees, (3) a long-term reward for loyalty, dedication and service, and (4) the vehicle for employees to share in the rewards of "building stockholder value."

   Executive Chairman Compensation

     In May 2002, in conjunction with the financing proposal enabling the restart of the Company's operations, the independent members of the Company's Board entered into a five-year employment agreement with Anthony Cataldo to serve as the Company's new Executive Chairman. The employment agreement specifies a base annual salary of $400,000 and allows for annual increases based on the Company's performance and approval of the Compensation Committee. The Compensation Committee has not adjusted Mr. Cataldo's base salary during 2003 or subsequently. The Company deferred approximately 30% of Mr. Cataldo's cash compensation during 2002, which it accrued. The Company continued to defer and accrue this compensation until it was paid during the third quarter of 2003. On May 10, 2002, when the market price of the Common Stock was $0.90 per share, the Company granted Mr. Cataldo fully-vested options to purchase 65,556 shares of Common Stock at $0.45 per share and options to purchase 200,000 shares of Common Stock at $0.90 per share, with the option to purchase 100,000 shares vested immediately and the option to purchase the remainder vesting on the one-year anniversary of the option grant. Both option grants have a five-year term. In the fourth quarter of 2002, the Company renegotiated the terms of the option grant contained in Mr. Cataldo's Employment Agreement, canceling all but 30,000 of the options granted at $0.90. Subsequently, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan, on May 29, 2003, Mr. Cataldo was granted 235,556 fully-vested options at an exercise price of $0.32 per share, the market price of the Common Stock on that date. Additionally, on May 29, 2003, Mr. Cataldo was granted fully-exercisable options to purchase 256,785 shares of Common Stock at $0.01 per share, in recognition of an additional salary deferral arrangement, and options to purchase 2,000,000 shares of Common Stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant. Subject to the approval by the Company's stockholders of Proposal 2 to adopt the Company's 2004 Incentive Plan, the Committee plans to grant options to purchase 5,000,000 shares of the Company's common stock to Mr. Cataldo at an exercise price of $0.585 per share, the price of the Common Stock on February 24, 2004, the date the Committee approved the grant. The options will have a ten-year term and will be exercisable 50% upon grant and 50% one year thereafter. The Compensation Committee considers this level of compensation appropriate in view of Mr. Cataldo's background, leadership and accomplishments.

   Chief Executive Officer, President, and Chief Operating Officer Compensation

     In October 2002, the Company entered into a five-year employment agreement with Nancy E. Katz, the Company's former President and Chief Executive Officer and member of the Board, that included an annual salary of $300,000, subject to annual review. The Compensation Committee did not adjust Ms. Katz' base salary prior to her resignation in June 2003. In conjunction with the agreement, the Company granted Ms. Katz options to purchase 146,667 shares of Common Stock, at an exercise price of $2.40, subject to stockholder approval of amendments at the 2003 Annual Meeting of Stockholders to the 2000 Plan. These options were to be fully vested on the grant date. In February 2003, the exercise price of this option was reduced to the lesser of $1.50 per share or the market price on the grant date. In the fourth quarter of 2002, Ms. Katz permitted the Company to cancel all outstanding options previously granted to her under the 1991 Incentive Stock Plan and the 2000 Plan, an aggregate of 62,573 options. Subsequently, following stockholder approval at the May 20, 2003 Annual
Stockholders' Meeting of amendments to the 2000 Plan, on May 29, 2003, the Company granted Ms. Katz 62,573 fully-vested options at an exercise price of $0.32 per share, the market price of the Common Stock on that date. The options granted conditionally under Ms. Katz' October 2002 Employment Agreement were also granted as fully vested at $0.32 per share on May 29, 2003. Additionally, on May 29, 2003, Ms. Katz was granted fully-exercisable options to purchase 85,236 shares of Common Stock at $0.01 per share, in recognition of an earlier salary deferral arrangement, and options to purchase 1,250,000 shares of Common Stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant. Under the terms of a Separation Agreement, Mutual Release and Waiver of Claims, Ms. Katz resigned effective June 2, 2003 as the Company's President and Chief Executive Officer and effective June 27, 2003 as a member of the Company's Board. Under the terms of the Separation Agreement, the Company agreed to pay approximately $313,000 over a period of up to one year and to permit previously issued options to vest in accordance with the terms of their grants. All amounts due to Ms. Katz under the Separation Agreement were paid during 2003.

     In June 2003, the Company entered into a five year employment agreement with Jay Oyakawa, the Company's former President and Chief Operating Officer and member of the Board, that included an annual base salary of $350,000. On January 15, 2004, when the market price of the Common Stock was $0.62 per share, Mr. Oyakawa was granted options to purchase 750,000 shares of Common Stock exercisable at $0.32 pursuant to the 2000 Plan. The options vested 50% upon grant and 50% on the one-year anniversary of the grant. On January 19, 2004, Mr. Oyakawa resigned from his position as President, Chief Operating Officer and as a member of the Board. The Company entered into a Separation Agreement and Release with Mr. Oyakawa effective on January 19, 2004 pursuant to which the Company will pay him severance in an amount equal to one year's salary of $350,000 over a twelve month period. Under the terms of the Separation Agreement and Release, the options became fully-vested. Mr. Oyakawa may exercise the options for two years from the date of grant.

     In January 2004, the Company entered into a three year employment agreement with J. Richard George to serve as the Company's Chief Executive Officer and President and that includes an annual base salary of $250,000. Subject to the approval by the Company's stockholders of Proposal 2 to adopt the Company's 2004 Incentive Plan, the Committee plans to grant options to purchase 5,000,000 shares of the Company's common stock to Dr. George at an exercise price of $0.585 per share, the price of the Common Stock on February 24, 2004, the date the Committee approved the grant. The options will have a ten-year term and will be exercisable 50% upon grant and 50% one year thereafter. The Compensation Committee considers this level of compensation appropriate in view of Dr. George's background, leadership and accomplishments.


Chief Financial Officer Compensation

     On January 1, 2003, the Company entered into a twelve month employment agreement, with automatic renewal options, with Richard D. Brounstein, the Company's Executive Vice President and Chief Financial Officer, that included an annual base salary of $200,000, and the grant of options to purchase 83,333 shares of Common Stock at an exercise price of $1.50 per share, subject to stockholder approval of amendments at the 2003 Annual Meeting of Stockholders to the 2000 Plan. The Compensation Committee did not adjust Mr. Brounstein's base salary during 2003 or subsequently. The options granted were to be fully vested on the grant date. Mr. Brounstein had previously been granted options to purchase an aggregate of 25,000 shares of Common Stock in 2001 and 2002, pursuant to a July 2001 consulting contract under which he served as a financial consultant to the Company. In the fourth quarter of 2002, Mr. Brounstein permitted the Company to cancel all outstanding options previously granted to him. Subsequently, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the 2000 Plan, on May 29, 2003 Mr. Brounstein was granted 25,000 fully-vested options at an exercise price of $0.32 per share, the market price of the Common Stock on that date. The options granted conditionally to Mr. Brounstein under his Employment Agreement were also granted as fully vested at $0.32 per share on May 29, 2003. Additionally, on May 29, 2003, Mr. Brounstein was granted fully-exercisable options to purchase 24,038 shares of Common Stock at $0.01 per share, in recognition of an earlier temporary salary deferral arrangement, and options to purchase 625,000 shares of Common Stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant. Subject to the approval by the Company's stockholders of Proposal 2 to adopt the Company's 2004 Incentive Plan, the Committee plans to grant options to purchase 1,500,000 shares of the Company's common stock to Mr. Brounstein at an exercise price of $0.585 per share, the price of the Common Stock on February 24, 2004, the date the Committee approved the grant. The options will have a ten-year term and will be exercisable 50% upon grant and 50% one year thereafter. The Committee considers this level of compensation appropriate in view of Mr. Brounstein's background, leadership and accomplishments.

              SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD

                                                    Julius Krevans, M.D.
                                                    Paul Freiman

April 16, 2004

                              FINANCIAL STATEMENTS

The Company's audited Consolidated Financial Statements for the years ended December 31, 2003 and 2002 are included on pages F-1 through F-38 of this Prospectus. The Company's unaudited Condensed Consolidated Financial Statements for the quarter ended March 31, 2004 are included on pages F-39 through F-50 of this Prospectus.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

Calypte was contacted by the San Francisco District Office of the Securities and Exchange Commission ("Commission") on October 28, 2003 and advised of an informal inquiry being conducted by the enforcement staff of the Commission regarding the Company. The staff requested, among other things, documents and information related to certain press releases issued by the Company. The Commission advised the Company that the inquiry should not be construed as an indication by the Commission or its staff that any violation of law has occurred. The Company voluntarily provided the information sought by the Commission and has cooperated with the Commission in connection with its informal inquiry. Independently, the Company's Audit Committee investigated the matter and retained outside counsel to assist in its investigation by reviewing the press releases and related information that were the subject matter of the Commission's informal inquiry letter. The Audit Committee completed its investigation and reported the results of its investigation and associated recommendations to the Board of Directors. Counsel for the Audit Committee advised the Audit Committee and the Board of Directors that the results of their investigation, interviews and review of documents provided in response to the Commission's informal inquiry letter indicated no evidence of management malfeasance with respect to its inquiry. The Audit Committee, based upon its counsel's recommendations, proposed that the Company implement certain practices and procedures, some of which represent a continuation or formalization of present practices. The recommendations and proposals of the Audit Committee that were approved by the Board of Directors include certain improvements in the Company's press release issuance process and investor relations and regulatory recordkeeping procedures. Additionally, the Board of Directors directed management to implement the American Stock Exchange corporate governance standards (SR-AMEX-2003-65) approved by the Commission on December 1, 2003. The Company continues to implement the directives of its Board of Directors regarding Corporate Governance and has submitted to the Board, and the Board has approved, certain policies and guidelines related to press releases and investor relations that reflect the recommendations of the Audit Committee.

Subsequently, by letter dated July 14, 2004, the SEC Division of Enforcement notified the Company that the matter has been terminated and that no enforcement action has been recommended by the Commissiion at this time.

The interim financial statements contained in a Form 10-QSB are required to be reviewed under Statement of Auditing Standards No. 100 ("SAS 100") by an independent public accountant pursuant to Item 310(b) of the Commission's Regulation S-B. Calypte's former independent auditors, KPMG LLP ("KPMG"), informed the Company that they could not complete their quarterly review of the Company's interim financial statements contained in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003 or audit the Company's financial statements for its fiscal year ended December 31, 2003 until such time as the Company's Audit Committee had completed the investigation related to the Commission's informal inquiry letter, the same was reviewed by KPMG, and KPMG was satisfied that, in its opinion, an adequate investigation was conducted and appropriate conclusions were reached and actions taken. On December 23, 2003, the Company dismissed KPMG as independent auditors for the Company, effective immediately. The decision to dismiss KPMG was recommended by the Audit Committee of the Board of Directors. As of the date of KPMG's dismissal, KPMG had advised the Company that, in KPMG's opinion, the conditions necessary for KPMG to complete its review had not yet been satisfied. At the time of KPMG's dismissal, the Audit Committee had completed its investigation, had reported the results of its investigation and associated recommendations to the Board of Directors, and the Board of Directors had approved such recommendations. In addition, at such time, counsel for the Audit Committee had advised the Company that it had commenced to provide information to KPMG concerning the investigation conducted, the conclusions reached and the actions taken by the Company.

KPMG's reports on the financial statements of the Company for its fiscal years ended December 31, 2002 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of KPMG on the financial statements of the Company for its fiscal year ended December 31, 2002 included the following separate paragraph:

         "The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficit and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

And the report of KPMG on the financial statements of the Company for its fiscal year ended December 31, 2001 included the following separate paragraph:

         "The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

During the Company's 2001 and 2002 fiscal years and through the date of dismissal of KPMG, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its reports.

Prior to its dismissal, KPMG informed the Company that it could not complete its quarterly review of the interim financial statements of the Company contained in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003 or audit the Company's financial statements for its fiscal year ending December 31, 2003 until such time as the Company's Audit Committee had completed the investigation referred to in such report, the same was reviewed by KPMG, and KPMG was satisfied that, in its opinion, an adequate investigation was conducted and appropriate conclusions were reached and actions taken. As of the date of KPMG's dismissal, KPMG had advised the Company that in KPMG's opinion these conditions had not yet been satisfied. At the time of KPMG's dismissal, the Audit Committee had completed its investigation, had reported the results of its investigation and associated recommendations to the Board of Directors, and the Board of Directors had approved such recommendations. In addition, at such time counsel for the Audit Committee had commenced to provide information to KPMG concerning the investigation conducted, the conclusions reached and the actions taken by the Company.

The Company provided KPMG with a copy of the disclosures contained in its Current Report on Form 8-K, Item 4 filed on January 2, 2004 and requested KPMG to furnish the Company with a letter addressed to the Securities and Exchange Commission (the "SEC") stating whether KPMG agreed with the above statements, and, if not, the respects in which it did not agree. On January 7, 2004, the Company received a copy of a letter dated January 6, 2004 addressed to the SEC by KPMG and filed it as Exhibit 16.1 to its Amended Form 8-K, Item 4 on January 9, 2004. The KPMG letter stated "we disagree with the statement that at the time of KPMG's dismissal, counsel for the Audit Committee had commenced to provide information to KPMG concerning the investigation conducted, conclusions reached and the actions taken by the Company." Contrary to KPMG's statement, the Company was advised by counsel for the Audit Committee that it had commenced to provide information to KPMG concerning the investigation conducted, the conclusions reached and the actions taken by the Company.

In responding to the statement in the KPMG letter regarding KPMG's disagreement as to the Audit Committee's counsel's provision of information to KPMG, the Company provided the following additional disclosure in its Amended Form 8-K,
Item 4 filed on January 9, 2004. "In connection with the SEC's informal inquiry letter dated October 27, 2003, the Audit Committee of the Company (the "Audit Committee" or "Committee") retained counsel to review the press releases and related information that were the subject matter of the SEC informal inquiry letter. Counsel for the Audit Committee advised the Committee and the Board of Directors that the results of their investigation, interviews and review of documents provided in response to the SEC informal inquiry letter indicated no evidence of management malfeasance with respect to its inquiry. The Audit Committee, based upon its counsel's recommendations, proposed that the Company
implement  certain   practices  and  procedures,   some  of  which
represent a continuation or formalization of present practices. The recommendations and proposals of the Audit Committee that were approved by the Board of Directors include certain improvements in the Company's press release issuance process and investor relations and regulatory recordkeeping procedures. Additionally, the Board of Directors has directed management to implement the American Stock Exchange corporate governance standards (SR-AMEX-2003-65) approved by the SEC on December 1, 2003." The Company has not had any further communication with KPMG since receiving a copy of its January 6, 2004 letter.

On December 24, 2003, upon approval of the Audit Committee, the Company engaged Odenberg Ullakko Muranishi & Co. LLP ("OUM") to audit the consolidated financial statements of the Company for the two years ending December 31, 2003 and 2002 and to review the interim financial statements of the Company contained in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003. During the Company's two most recent fiscal years and through December 24, 2003, the Company had not consulted with OUM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

The Company has provided OUM with a copy of the disclosures contained in its Form 8-K, Item 4 filings and has provided OUM with an opportunity to furnish the Company with a letter addressed to the SEC containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made by the Company herein. OUM has advised the Company that it has reviewed this filing and has no basis on which to submit a letter addressed to the SEC in response to Item 304(a) of Regulation S-B.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Calypte Biomedical Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, are included on pages F-1 through F-38 in this registration statement in reliance upon the reports of Odenberg Ullakko Muranishi & Co. LLP, independent auditors and upon the authority of said firm as experts in accounting and auditing.

The validity of the issuance of the shares being offered hereby will be passed upon for us by Baratta & Goldstein, New York, New York.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.


Item 25.    Other Expenses of Issuance and Distribution.

SEC registration fees                   $       437.00

Legal fees and expenses                 $    10,000.00

Accountants' fees                       $     5,000.00

Miscellaneous                           $     1,563.00
                                        --------------

Total                                   $    17,000.00
                                        ==============


Item 26.    Recent Sales of Unregistered Securities`

Private Placements of Common Stock

On January 22, 2001, the Company signed an agreement to place up to $1.1 million in convertible short-term debentures. Under this arrangement, the Company issued two convertible debentures to the debenture holders in the principal amount of $550,000, pursuant to Regulation S of the Securities Act. Each debenture had an interest rate of 6% and was issued at an original issue discount of 9.1%. The Company issued the first debenture on January 26, 2001 and the second on March 13, 2001. Each debenture matured 90 days from the date of issuance, or on April 26, 2001 and June 11, 2001, respectively. Under the terms of the debentures, the debenture holder could elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of the Company's common stock at a fixed price that represented a 5% discount to the average trading price of the shares for the 10 trading days preceding the issuance of each debenture. If the Company chose not to redeem the debentures upon maturity, as in the case of the second debenture, the conversion discount to the debenture holder increased to 15% of the average low bid price for the Company's common stock for any three of the 22 trading days prior to the date of conversion. Concurrent with the issuance of the first debenture, the Company also issued a warrant to the debenture holder for 6,667 shares of common stock at an exercise price of $45. The shares underlying the debentures and warrant were registered using a Form S-3 Registration Statement. The Company received aggregate net proceeds from the issuance of the two debentures of $925,000 during the first quarter of 2001.

On January 24, 2001, the Company amended a common stock purchase agreement with a private investment fund for the issuance and purchase of its common stock. The initial closing of the transaction took place on November 2, 2000. The stock purchase agreement established what is sometimes termed an equity line of credit or an equity draw down facility. The facility generally operated with the investor committed to purchase up to $25 million or up to 20% of the Company's outstanding shares of common stock over a twelve-month period. Once during each draw down pricing period, the Company could request a draw, subject to a formula based on the Company's average stock price and average trading volume setting the maximum amount of the request for any given draw. The amount of money that the investor provided to the Company and the number of shares the Company issued to the investor in return for that money was settled during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. The investor received a 5% discount to the market price for the 22 day period and the Company received the settled amount of the draw down. By June 30, 2001, the Company had issued 169,500 shares of its common stock, the total number registered for the equity line with the Securities and Exchange Commission, at an average price of $12.60 per share and had received net proceeds of approximately $2,014,000 after deducting expenses of the transaction. There are no further funds available to the Company under this equity line.

In August 2001, the Company and the same private investment fund mentioned in the preceding paragraph signed a common stock purchase agreement for the future issuance and purchase of up to $10 million of the Company's common stock over a twenty-four month period. The initial closing of the transaction occurred in October 2001. Under this arrangement, the Company, at its sole discretion, could draw down on this facility, sometimes termed an equity line, from time to time, and the investment fund was obligated to purchase shares of the Company's common stock. The purchase price of the common stock purchased pursuant to any draw down was equal to 88% of the daily volume weighted average price of the Company's common stock on the applicable date. In conjunction with the signing of the stock purchase agreement, in October 2001, the Company issued a 7-year fully-vested warrant to the investment fund to purchase up to 139,742 shares of common stock at an exercise price of $8.23 per share and 3,833 shares of its common stock as additional fees to the investment fund. The private placement of the related warrants was exempt from registration pursuant to Regulation S. From the time the Registration statement became effective in November 2001 through the expiration of the facility in October 2003, the Company issued a total of 855,776 shares of its common stock at an average price of $3.93 per share and received proceeds of approximately $3.2 million after deducting expenses of the transactions. At the time the facility expired, 633 registered shares remained available for sale under this facility.

In November 2001, the Company sold 52,528 shares of common stock under Regulation D of the Securities Act of 1933 ("the Securities Act") to various investors in a private placement at $5.70 per share, receiving net proceeds of $295,000. The private placement did not include registration rights. Therefore, pursuant to Rule 144 of the Securities Act, the transfer of the securities purchased by the investors was restricted for twelve months from the date of purchase. Three former members of the Company's Board of Directors, Nancy Katz, Mark Novitch and David Collins, purchased an aggregate of 24,038 shares of this offering. The proceeds of this offering were used to fund the Company's current operations. The purchase transactions by the Company's Board members were on a fair and reasonable basis and on terms more favorable to the Company than could have been obtained with non-affiliated parties as a result of the tenuous financial condition of the Company at the time.

In February 2002, the Company entered into an agreement to issue up to $850,000 face value of 12% secured convertible debentures. The Company issued one debenture in the face amount of $425,000 concurrent with signing the agreement and a second debenture in the face amount of $100,000 in May 2002. The Company also issued warrants to purchase up to 459,500 shares of its common stock in conjunction with the convertible debenture agreement. During the second quarter of 2002, the investor converted principal of approximately $60,000 plus accrued interest attributable to the February debenture into 148,747 shares of restricted common stock. During the first quarter of 2003, the investor converted the remaining $465,000 of outstanding principal plus accrued interest and liquidated damages resulting from delay in registration into 870,695 shares of registered common stock. In September 2003, the investor exercised warrants to purchase 456,667 shares of the Company's common stock and the Company's received proceeds of approximately $37,000. The Company's registration statement on Form S-2/A (No. 6) registering 1,010,000 shares of common stock for resale by the investor pursuant to conversion of the $525,000 face value of debentures issued became effective on February 14, 2003. The proceeds from the issuance of the debentures and from the exercise of the warrants were used to finance operations.

Subsequently, beginning in May 2002, the Company negotiated several new financings from which, through July 22, 2004, it has raised approximately $31.8 million in gross proceeds. The following table summarizes these financings by major category and the subsequent table provides the details of these financings.

                          SUMMARY OF RECENT FINANCINGS


                                                                               Total   Restricted Shares
                                                 Gross    Net Proceeds        Shares         Outstanding
       Financing Source                       Proceeds                        Issued
       -------------------------------       ---------    -------------    ----------   -----------------
       8% Convertible Notes                    $ 3,232         $ 2,594      46,084.3                    -
       Other Restart Financings                    750             730       2,720.3                    -
       Mercator 12% and 10% Debentures           4,550           3,650      37,529.5                    -
          (1)
       Marr 2003 Private Placements             12,500          11,900      28,333.3                    -
       May 2004 PIPE                             9,300           8,769      23,250.0
       July 2004 PIPE                            1,488           1,384       3,720.0              3,720.0
                                              --------        --------     ---------              -------
         Total                                $ 31,820        $ 29,027     141,637.4              3,720.0
                                              ========        ========     =========              =======


-----------

(1) At July 22, 2004, the holders have converted all but $60,000 of principal of the convertible debentures issued since September 2002. Based on current market prices, we estimate that we would be required to issue approximately
     0.2 million additional shares of our common stock if the holders elected to convert the remaining principal and accrued interest of their debentures at this time. The holders of these 12% convertible debentures claim a transaction date which we dispute. These debentures have not yet been converted pending resolution of the transaction date dispute, which may impact the number of shares of our stock to which the holder is entitled upon conversion. See Legal Proceedings and Note 12 to Detail of Financings.

                           DETAIL OF RECENT FINANCINGS


                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
8% Convertible Notes                   Lesser of
Alpha Capital Aktiengesellshaft     (i) $3.00 or      $500                      5/24/02        $ 3.60         7,260.7/ $500
Stonestreet Limited Partnership      (ii) 70% of      $500                      5/24/02        $ 3.60         7,075.7/ $500
Filter International Ltd.            The average      $150                      5/24/02        $ 3.60         2,452.4/ $150
                                              of
Camden International Ltd.           The 3 lowest      $350                      5/24/02        $ 3.60         5,279.1/ $350
Domino International Ltd.             Trades for      $150                      5/24/02        $ 3.60         1,767.4/ $150
                                              30
Thunderbird Global Corporation              days      $ 75                      5/24/02        $ 3.60          1,083.1/ $75
BNC Bach International Ltd.            Preceding      $200                      5/24/02        $ 3.60         2,463.8/ $200
Excalibur Limited Partnership         conversion      $200                      5/24/02        $ 3.60         1,678.9/ $200
Standard Resources Ltd.                               $100                      5/24/02        $ 3.60         1,542.5/ $100
SDS Capital International Ltd.                        $300                      7/10/02       $ 10.20         4,189.8/ $300
Camden International Ltd.                             $100                      7/10/02       $ 10.20         1,707.9/ $100
Excalibur Limited Partnership                         $250                      7/24/02        $ 6.60         4,238.3/ $250
Stonestreet Limited Partnership                       $250                      8/21/02        $ 3.90         4,042.2/ $250
Alpha Capital Aktiengesellshaft                       $107                       5/9/03        $ 0.63         1,302.5/ $107
                                                      ----                                                    -------------

   Total 8% Convertible Notes                       $3,232        $2,594                                   46,084.3/ $3,232
                                                    ======        ======                                   ================

Other Restart Financings:

10% Convertible Note
BNC Bach International Ltd.           50% of the     $ 150       $ 150        5/14/02             $4.20       2,217.8/ $150
   (Note: on 7/14/02 the            average of 3                                              $10.80 on
   maturity date was extended             lowest                                               7/14/02;
   until 12/31/02; on December       closing bid                                               $1.92 on
   27, 2002, the maturity date        prices for                                              12/27/02;
   was extended until January            22 days                                               $1.80 on
   15, 2003; on January 15,            preceding                                               1/15/03;
   2003 the maturity date was         conversion                                               $1.50 on
   extended until March 17,                                                                    3/17/03;
   2003, on March 17, 2003 the                                                                 $0.99 on
   maturity date was extended                                                                    4/2/03
   until April 4, 2003; on                                                                     $0.75 on
   April 2, 2003, the maturity                                                                  4/30/03
   date was  extended until May
   5, 2003; on April 30, 2003,
   the maturity date was
   subsequently extended until
   May 10, 2004)(5)

8% Convertible Debentures
Su So                                 80% of the     $ 100          $ 90        6/17/02         $4.20        36.7 (4)/ $100
                                    lower of the
                                         average
                                     closing bid
                                        or trade
                                       price for
                                      the 5 days
                                       preceding
                                     conversion,
                                    but not less
                                      than $3.00



                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
Jason Arasheben                       70% of the     $ 100          $ 90        7/03/02         $8.10        15.8 (4)/ $100
                                    lower of the
                                         average
                                     closing bid
                                        or trade
                                       price for
                                      the 5 days
                                       preceding
                                     conversion,
                                    but not less
                                      than $3.00

PIPE at $1.50 per share
Careen Ltd.                            $1.50 per     $ 200         $ 200      8/28/02          $ 4.80          225.0/ N/A
Caledonia Corporate Group                  Share     $ 200         $ 200      8/28/02          $ 4.80          225.0/ N/A
                                                     -----         -----                                       ----------
    Limited

    Total Other Restart
      Financings                                     $ 750         $ 730                                      2,720.3/ $350
                                                     =====         =====                                      =============

 Mercator 12% and 10% Debentures
               (2)

12% Convertible Debentures
Mercator Momentum Fund, L.P.          85% of the     $ 550      $345 (6)        9/12/02         $3.00       4,866.4(4)/$550
($2,000 total commitment)             average of
                                    the 3 lowest
Mercator assigned its rights to:         trading
   Alpha Capital AG                   prices for       250           250        7/24/03        $0.115         2,673.8/ $250
   Gamma Opportunity Capital              the 20       250           250        7/24/03        $0.115         2,685.6/ $250
     Partners, LP                   trading days
   Goldplate Investment Partners       preceding       250           250        7/24/03        $0.115         2,673.8/ $250
   Marr Technologies, B.V. (11)       conversion       570           570         9/1/03        $0.498         5,181.8/ $570
                                                  ---------      -------
                                             (8)     1,870         1,665
   Dr. Khalid Ahmed                                     50            50        10/2/03        $1.310             84.6/ $50
   Roger Suyama                                         20            20        10/2/03        $1.310             33.8/ $20
   Logisticorp, Inc.                                    20            20        10/2/03        $1.310                     -
   Southwest Resource                                                 40           (12)        $1.310
                                                  ---------      -------
     Preservation Inc.                                  40        $1,795        10/2/03                                   -
                                                  --------       -------                                                  -
                                                    $2,000                         (12)                    18,199.8/ $1,940
                                                  --------                                                 ----------------


Mercator Momentum Fund, L.P.          80% of the      $300          $260       10/22/02         $3.90         0/ $300 (7)
                                      average of
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                     trading days
                                       preceding
                                     conversion,
                                    but not less
                                      than $1.50



                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
Mercator Momentum Fund L.P.  (10)     70% of the      $300          $245        4/29/03        $0.825       3,475.7/ $300
                                      average of
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $1.20

Mercator warrant                       $3.00 per        $0            $0       10/22/02         $3.90                   0
                                           share
10% Convertible Debentures
Mercator Focus Fund, L.P. (10)        80% of the    $1,000          $510        1/14/03         $1.92     7,941.1/ $1,000
                                      average of                     (6)
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $3.00

Mercator   Momentum  Fund,   L.P.     80% of the      $450          $440        1/30/03         $1.86       2,857.7/ $450
(10)                                  average of
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $3.00
Mercator Focus Fund, L.P. (10)                        $400                      3/13/03         $1.47       3,428.9/ $400
Mercator Momentum Fund III, L.P.      65% of the       100                                                  1,626.3/ $100
                                                     -----                                                  -------------
                                      average of      $500          $400                                    5,055.2/ $500
                                                     -----          ----                                    -------------
                                    the 3 lowest
                                         trading
                                      prices for
                                          the 20
                                    trading days
                                       preceding
                                     conversion,
                                    but not more
                                      than $2.10
   Total Mercator Debentures                        $4,550        $3,650                                   37,529.5/ $4,490
                                                    ======        ======                                   ================

Marr Private Placements

     PIPE at $0.30 per share
Marr Technologies B.V. (9)(11)        $0.30 per       $2,500     $2,300        8/1/03          $0.152             8,333.3
                                          share

     PIPE at $0.50 per share
Marr Technologies B.V. (9)(11)        $0.50 per      $10,000     $9,600        9/1/03          $0.498            20,000.0
                                                     -------     ------                                          --------
                                          share
 Total Marr Private Placements                       $12,500    $11,900                                          28,333.3
                                                     =======    =======                                          ========


                                                                                             Calypte           Shares
Financing Type and                  Conversion      Gross         Net        Transaction     Closing         Issued/ $
Investor (1)                          Feature      Proceeds     Proceeds        Date          Price         Redeemed (3)
------------                          -------      --------     --------        ----          -----         ------------
May 2004 Private Placement
 PIPE at $0.40 per share (13)            Shares
    SF Capital Partners LP            Issued at       $4,000        $3,720       5/28/04        $0.50              10,000.0
    Marr Technologies BV              $0.40 per        3,000         2,910       5/28/04        $0.50               7,500.0
    Proximity Fund LP                    share;          500           465       5/28/04        $0.50               1,250.0
    Proximity Partners LP                5 year          500           465       5/28/04        $0.50               1,250.0
    MTB Small Cap Growth Fund        warrant at          500           465       5/28/04        $0.50               1,250.0
                                          $0.50
    MTB Multi Cap Growth Fund         per share          500           465       5/28/04        $0.50               1,250.0
    Bridges & PIPES LLC                                  300           279       5/28/04        $0.50                 750.0
                                                      -------      -------                      ------             ---------
       Total May 2004 PIPE                            $9,300       $ 8,769                                         23,250.0
                                                      ======       =======                                         ========


July 2004 Private Placement
---------------------------
 PIPE at $0.40 per share (13)            Shares
    Sunrise Equity Partners, L.P.     issued at        $ 750          $698        7/9/04       $0.615               1,875.0
    Amnon Mandelbaum                  $0.40 per           80            74        7/9/04       $0.615                 200.0
    David I. Goodfriend                share; 5            8             7        7/9/04       $0.615                  20.0
                                           year
    TCMP3 Partners                   warrant at          150           140        7/9/04       $0.615                 375.0
    United Capital Partners, LLC      $0.50 per
                                          share          500           465        7/9/04       $0.615               1,250.0
                                                     -------       -------                                          -------
       Total July 2004 PIPE                          $ 1,488       $ 1,384                                          3,720.0
                                                     =======       =======                                          =======

---------------------

(1) The 8% Convertible Notes, the Other Restart Financings, the Mercator 12% and 10% Debentures and warrants, and ther Common Stock underlying MTBV's 2003 PIPE's, the May 2004 and the July 2004 PIPEs were issued under exemptions provided by Regulation S or Regulation D. With the exception of Marr Technologies B.V., which is an affiliate of the Company based on its August and September 2003 PIPE investments and participation in the May 2004 PIPE, none of the entities listed above is or has been an affiliate of the Company. Other than Marr Technologies B.V. and SF Capital Partners Ltd., all of the listed investors were subject to ownership limitations restricting their ownership of our stock to a maximum of 4.9% or 9.9%, depending on the specific agreement.

(2) At July 22, 2004, the holders have converted all but $60,000 of principal of the convertible debentures issued since September 2002. Based on current market prices, we estimate that we would be required to issue approximately
     0.2 million additional shares of our common stock if the holders elected to convert the remaining principal and accrued interest of their debentures at this time. See also Note 12.

(3) On July 18, 2003, the registration statement for 52,500,000 shares underlying the 8% Convertible Notes, the Other Restart Financings and
     $1,300,000 of the Mercator 12% and 10% Convertible Debentures became effective. As a result of a decline in the market price of our stock subsequent to the effective date of the July 2003 registration statement, the number of shares registered was insufficient to permit the complete conversion of the notes and debentures into registered shares. The shares underlying certain of the convertible securities have become eligible for resale under Rule 144, and certain investors have availed themselves of that eligibility to convert restricted shares issued pursuant to conversions into free-trading shares. On July 8, 2004, the registration statement for 83,056,050 shares underlying Marr Private Placements, the May 2004 PIPE, certain of the Mercator 12% Convertible Debentures, approximately 12.2 million additional shares attributable to financings included in the July 2003 registration statement and approximately 3.3 million shares issued or issuable to vendors consultants and other parties who agreed to accept shares of our Common Stock in lieu of cash became effective (File No. 333-116491). Investors in our July 2004 PIPE hold 3.7 million restricted shares of our Common Stock. We are registering the shares of Common Stock underlying the July 2004 PIPE on a cost-free basis to the holders of said shares of Common Stock in this registration statement.

(4)  Includes fee shares.

(5) On April 30, 2003, when the market price of the common stock was $0.75, we and BNC Bach amended the conversion price to eliminate a conversion price ceiling of $1.50 per share and to increase the discount applicable to the conversion price from 40% to 50%. In return for this modification of the conversion price, BNC Bach agreed to extend the maturity of the note until May 10, 2004. BNC Bach subsequently converted the outstanding principal and accrued interest into shares of our common stock.

(6) Reflects a 10% cash commitment fee on the entire $2 million commitment paid to The Mercator Group less additional fees and expenses. We registered shares underlying $1,300,000 of the total $2,000,000 commitment in July 2003 and the shares underlying the final $700,000 of this commitment are included in this registration statement.

(7) In conjunction with the issuance of the $1 million 10% convertible debenture to Mercator Focus Fund, L.P., we used the proceeds to repay the $0.3 million outstanding principal balance of the 12% convertible debenture previously issued to Mercator Momentum Fund, L.P. plus accrued interest. The balance of costs incurred represents transactional and legal fees.


(8) On March 31, 2003, when the market price of our Common Stock was $0.885, we amended the conversion price to eliminate a conversion price floor of $1.50 per share in return for an extension of time in which to register the shares of common stock underlying the various Mercator financings.

(9) The Securities Purchase Agreements for both transactions between the Company and Marr Technologies B.V. require that we provide cost-free registration rights to Marr; however, Marr is subject to a one-year lock-up provision following the transaction date with respect to the shares purchased.

(10) On January 14, 2004, when the market price of our common stock was $0.60, we extended the maturity date of the following debentures until July 14, 2004:

     o 10% Convertible Debenture dated January 14, 2003 issued to Mercator Focus Fund, LP

     o 10% Convertible Debenture dated January 30, 2003 issued to Mercator Momentum Fund, LP

     o 10% Convertible Debentures dated March 13, 2003 issued to Mercator Focus Fund, and

     o 12% Convertible Debenture dated April 29, 2003 issued to Mercator Momentum Fund, LP.

In return for the extension of the maturity dates, we have agreed to pay an additional extension fee equal to 2% of the outstanding principal balance per month until the earlier of the extended maturity date or conversion. The extension fee is payable 1% in cash and 1% in shares of our common stock. Additionally, we agreed to file a registration statement including the shares potentially applicable to the conversion of the outstanding debenture balances by no later than April 29, 2004. On April 23, 2004, when the market price of our Common Stock was $0.625, we and the various Mercator Funds agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued or potentially issuable upon conversion. On May 7, 2004, when the market price of our common stock was $0.48 per share, we and the various Mercator Funds agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued or potentially issuable upon conversion. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004. All of the subject convertible debentures were converted prior to the extended maturity date.

(11) On January 23, 2004, when the market price of our common stock was $0.695, we and Marr agreed to extend the registration rights period attributable to 5,181,818 shares of our common stock issued in conjunction with Marr's conversion of $570,000 principal amount of the Company's 12% Convertible Debentures from February 27, 2004 to April 29, 2004. In return for the extension, we agreed to include in our next registration statement an aggregate of 28,333,333 shares of our common stock purchased by Marr in PIPE transactions in the third quarter of 2003. On April 23 2004, when the market price of the Common Stock was $0.625, we MTBV agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. On May 7 2004, when the market price of our common stock was $0.48 per share, MTBV agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004.

(12) The holder claims an earlier transaction date, which we dispute. This debenture has not yet been converted Assuming immediate conversion at the earlier, disputed transaction date, the number of shares of common stock issuable to Logisticorp and Southwest Resource Preservation would be 213,903 and 427,807, respectively. While not necessarily agreeing to issue the number of shares calculated as issuable based on the disputed transaction date, we registered that number of shares of Common Stock in our June 15, 2004 registration statement pending resolution of the dispute. The ultimate resolution of the transaction date dispute may determine the number of shares of our stock to which the holder is entitled upon conversion. See Legal Proceedings.

       (13) The shares issued pursuant to the May 2004 PIPE and the July 2004 PIPE and the related warrants for each have an anti-dilution feature that will require us to issue additional shares to the PIPE investors and modify their warrants if we subsequently issue additional equity at a per share price of less than $0.40 for a period of one year from the respective closing dates, except under the provisions of previously outstanding convertible debt, option plans, or option or warrant agreements.


On November 13, 2003, when the market price of our common stock was $0.88 per share, we and Marr, our largest stockholder, entered into an agreement in which Marr agreed to provide us up to an aggregate of $10,000,000 (the "Marr Credit Facility") pursuant to promissory notes that we may issue to Marr on an as-needed basis (the "Notes"). Each Note will bear interest at the rate of 5% per annum and will have a 12-month term. The Marr Credit Facility was available during the period beginning on February 28, 2004 and ending on May 31, 2004. The aggregate amount available under the Marr Credit Facility is proportionally reduced by the amount of any equity financing obtained by the Company during the term of the Marr Credit Facility. Marr has participation rights in any such equity financing on the same terms as the other investors. The Marr Credit Facility provided for earlier termination as of March 31, 2004, if we failed to have our common stock listed on an established stock exchange by that date. Moreover, upon the failure to obtain such stock exchange listing, any outstanding Notes would be due and payable on April 30, 2004. As consideration for the Marr Credit Facility, we issued to a party designated by Marr a warrant to purchase 375,000 shares of our common stock at an exercise price of $0.80 per share. The warrant is immediately exercisable and expires two years after issuance on November 12, 2005.

On March 19, 2004, when the market price of our common stock was $0.575 per share, we and Marr amended the Marr Credit Facility to increase the aggregate amount available under the Marr Credit Facility to $15,000,000 and to eliminate the termination provision upon failure to have the common stock listed on an established stock exchange by March 31, 2004. As additional consideration for the amendment of the Marr Credit Facility, we issued to a party designated by Marr an additional warrant to purchase 400,000 shares of our common stock at an exercise price of $0.46 per share. This warrant is immediately exercisable and expires two years from its date of issuance on March 18, 2006.

On May 26, 2004, when the market price of the Common Stock was $0.46 per share, we and MTBV again amended the Marr Credit Facility whereby MTBV has committed to purchase up to $5,000,000 of Promissory Notes that we may issue through December 31, 2004. Any Notes issued pursuant to this second amendment will bear interest at 9% per annum and will have a maturity date of May 31, 2005. The $5,000,000 amount available under the amended Marr Credit Facility will be reduced by the amount of any equity financing obtained by the Company after the May 26, 2004 effective date of the second amendment and through the December 31, 2004 commitment period, exclusive of the proceeds from the May 2004 Private Placement. Accordingly, the commitment has been reduced to approximately $3.6 million as a result of the closing of the July 2004 PIPE. At July 22, 2004, we have issued no Notes under the Marr Credit Facility. As consideration for the extension of the commitment period reflected in the second amendment of the Marr Credit Facility, we issued to MTBV a warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.40 per share. This warrant is immediately exercisable and expires two years from its date of issuance on May 26, 2006. The shares underlying these three warrants were included in our June 15, 2004 registration statement.


Warrants, Options and Stock Grants

Since January 2002, the Company has entered into various contracts and agreements with consultants who have agreed to accept payment for their services in the form of warrants, options and/or stock grants. The Company has obtained various services under these arrangements, including legal, financial, business advisory, and other services including business introductions and arrangements with respect to potential domestic and international product placement and the development of potentially synergistic relationships with appropriate public service or other governmental and non-governmental organizations. The Company has generally issued the warrants at a discount to the then-current market price and has registered the shares underlying the warrants, options and stock grants on Form S-8 Registration Statements for resale by the consultants. The Company has, since January 2002, issued approximately 9.6 million shares of its common stock as a result of warrant or option exercises and stock grants related to these consulting agreements, of which approximately 7.9 million shares have been issued during 2003.

In May 2002, Calypte issued warrants and options to purchase 633,333 shares of its common stock under agreements with consultants to perform legal, financial, business advisory and other services associated with the restart of its operations. The warrants were issued at $0.45 per share on May 9, 2002 when the market price of our common stock was $0.90 per share. The option was granted at $0.90 per share on May 10, 2002, when the market price of our common stock was $0.90 per share. All of the warrant and option grants were non-forfeitable and fully-vested at the date of issuance and were registered for resale by the consultants under Form S-8. The consultants exercised all the warrants and options and Calypte issued 633,333 shares and received proceeds of $292,500. All but one of the consulting agreements discussed above expired in August and we have entered into new agreements for legal, financial, business advisory, and other services including introductions and arrangements with respect to potential domestic and international product development of synergistic relationships with appropriate public service organizations. In November 2002, Calypte issued warrants to purchase 950,000 shares of our common stock and stock grants for 70,000 shares of our stock to consultants under the terms of these new agreements. The Company issued 350,000 warrants at an exercise price of $1.50 per share on November 1, 2002, when the market price of our stock was $4.20 per share. The Company issued an additional 600,000 warrants at an exercise price of $1.50 on November 20, 2002, when the market price of our common stock was $2.70. All of the warrant grants were non-cancelable and fully-vested at the date of issuance and were registered for resale by the consultants under Form S-8. By February 2003, the consultants had exercised all the warrants and the Company had received aggregate proceeds of $1.425 million. The Company issued 986,667 shares of its common stock pursuant to the exercises of the November 2002 warrant and stock grants.

In January and February 2003, the Company entered into new contracts and extended certain other contracts with existing consultants to perform services as described above. On February 14, 2003, when the market price of the Company's stock was $2.01, the Company issued warrants exercisable at $1.50 per share and stock grants for an aggregate of 975,216 shares of its common stock as compensation for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of $0.8 million.

During March 2003, when the market price of the Company's stock ranged from $1.32 to $1.50 per share, the Company issued warrants exercisable at $0.75 per share and stock grants for an aggregate of 1,350,400 as compensation for services under new or extended contracts. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of approximately $0.9 million.

In April 2003, when the price of the Company's stock ranged from $0.81 to $0.885 per share, the Company entered into additional contracts, extended certain contracts, and modified certain other contracts with existing consultants who agreed to settle a portion of the outstanding balance due for services under their contracts in stock. The Company issued warrants at $0.75 per share and stock grants for an aggregate of 1,490,600 shares of its common stock as compensation or settlement for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of approximately $0.1 million.

In May 2003, when the price of the Company's stock ranged from $0.552 to $0.576 per share, the Company again entered into new contracts, extended certain contracts, and modified certain other contracts with existing consultants who agreed to settle a portion of the outstanding balance due for services under their contracts in shares of stock. The Company issued warrants at $0.30 per share and stock grants for an aggregate of 2,080,305 shares of its common stock as compensation or settlement for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By September 30, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and the Company had received proceeds of approximately $0.5 million.

In July 2003, when the price of the Company's stock ranged from $0.11 to $0.30 per share, the Company extended a contract for consulting and other services and granted the consultant a warrant to purchase 722,500 shares of its common stock at 50% of the closing market price on the date of any exercise as compensation under the contract. The warrant was granted as fully-vested and expired on September 30, 2003. By September 30, 2003, the consultant had exercised the entire warrant at prices ranging from $0.08 to $0.61 per share and the Company had received proceeds of approximately $0.4 million. Also during July 2003, the Company issued stock grants to consultants for an aggregate of 356,344 shares of its common stock as compensation under their contracts.

On August 20, 2003, when the price of the Company's stock was $0.18 per share, the Company issued consulting contracts to two new consultants pursuant to which it issued warrants for 100,000 shares each, exercisable at $0.18 per share. The warrants were non-cancelable and fully-vested at the date of issuance. At December 31, 2003, the consultants had exercised none of the warrants.

In September 2003, when the price of the Company's stock ranged from $0.50 to $1.80 per share, the Company issued an aggregate of 800,000 shares of its common stock to consultants and other service providers who agreed to take shares of stock in lieu of cash as compensation under their contracts.

In October and November 2003, when the price of the Company's stock ranged from $0.53 to $1.65 per share, the Company issued an aggregate of 125,000 shares of its common stock to consultants and other service providers who agreed to take shares of stock in lieu of cash as compensation under their contracts.

In February 2004, when the price of the Company's stock was $0.67 per share, the Company issued 500,000 shares of its common stock to a consultant who had agreed to accept shares of stock as a portion of its compensation under a consulting agreement. The Company issued approximately 67,000 additional shares of its common stock during the first quarter of 2004 to another consultant under the terms of a long-term consulting agreement.

In May 2004, when the price of the Company's stock was $0.465 per share, the Company issued warrants to purchase 150,000 shares of its common stock at an exercise price of $0.50 as a portion of the compensation under a consulting contract. The warrants were exercisable immediately and remain so for a period of five years.

In June 2004, when the price of the Company's stock was $0.52 per share, the Company issued 250,000 shares of its common stock to a consultant who had agreed to accept shares of stock as a portion of its compensation under a consulting agreement.

To conserve cash and to obtain goods and services, the Company may continue to issue options and warrants at discounts to market or issue direct stock grants. In the event that the Company issues additional options and warrants, it is anticipated that the securities will contain cost-free registration rights which will be granted to holders of the options and warrants, and that there may be dilution to the Company's existing stockholders.

Item 27.    Exhibits.

The exhibits filed as part of this Registration Statement are as follows:


2.1 Asset Purchase Agreement, dated as of November 18, 1998, between Calypte and Cambridge; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 16, 1998.

3.1 Bylaws of the Registrant, as amended on January 19, 2004. incorporated by reference from an exhibit filed with the Company's Quarterly report on Form 10-QSB/A (No. 1) dated January 29, 2004.

3.2 Restated Certificate of Incorporation of Calypte Biomedical Corporation, a Delaware corporation, filed July 31, 1996; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 28, 1997.

3.3 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Calypte Biomedical Corporation effective as of February 14, 2003 incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 26, 2003.

3.4 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Calypte Biomedical Corporation, effective as of May 27, 2003.

3.5 Certificate of Correction of Calypte Biomedical Corporation , effective as of May 28, 2003.

4.1 Rights Agreement between the Registrant and Chase Mellon Shareholders L.L.C. as Rights Agents dated December 15, 1998; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 16, 1998.

5.1      Opinion of Baratta & Goldstein.

10.1 Form of Indemnification Agreement between the Company and each of its directors and officers, as amended January 19, 2004.

10.2 1991 Incentive Stock Plan; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.3 1995 Director Option Plan, as amended effective May 20, 2003; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106389) dated June 23, 2003.

10.4 1995 Employee Stock Purchase Plan, amended as of May 20, 2003; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106389) dated June 23, 2003.

10.9 Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay Business Park between Commercial Center Bank and the Registrant, dated as of August 22, 1992; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.15 ^ License Agreement between the Registrant and New York University, dated as of August 13, 1993; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.16 First Amendment to License Agreement between the Registrant and New York University, dated as of January 11, 1995; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.17 Second Amendment to License Agreement between the Registrant and New York University, dated as of October 15, 1995; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996..

10.18^ Third Amendment to License Agreement between the Registrant and New York University, dated as of January 31, 1996; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.21^ Sublicense Agreement between the Registrant and Cambridge Biotech Corporation, dated as of March 31, 1992; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.22^ Master Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.23^ Sub-License Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.24^ Agreement between the Registrant and Repligen Corporation, dated as of March 8, 1993; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.25^ Non-Exclusive License Agreement between the Registrant and The Texas A&M University System, dated as of September 12, 1993; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.33 Form of Option Agreement for Stockholders of Pepgen Corporation, dated as of October 12, 1995; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.41 Second Addendum to Lease between the Registrant and Commercial Center Bank dated as of July 21, 1997; incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 25, 1998.

10.51 Non-Exclusive Patent and License Agreement between the Registrant and Public Health Service, dated June 30, 1999; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 15, 1999.

10.55 Master Lease Agreement between Aquila Biopharmaceuticals, Inc., Landlord, and Biomerieux Vitek, Inc., Tenant, dated as of October 22, 1996; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.56 First Amendment to Lease between Aquila Biopharmaceuticals, Inc. Landlord, and Biomerieux Vitek, Inc., Tenant, dated October 2, 1997; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.57 Sublease Agreement between Registrant and Cambridge Biotech Corporation, assignee of Biomerieux, Inc. dated as of December 17, 1998; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.58 Sublease Agreement between Registrant and Cambridge Biotech Corporation, sub-lessee of DynCorp, dated as of December 17, 1998; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.62 Employment Agreement between the Registrant and Nancy E. Katz, dated as of October 18, 1999; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.66 Restated Technology Rights Agreement between Registrant and Howard B. Urnovitz, Ph.D. dated as of March 1, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

10.67 Technology Rights Agreement between Registrant and Chronix Biomedical dated as of March 1, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

10.70^ Distribution Agreement between the Registrant and Biobras S.A., dated as of May 11, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

10.73^ Fourth Amendment to the License Agreement between the Registrant and New York University, dated as of June 1, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

10.74 2000 Equity Incentive Plan, amended as of May 20, 2003; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106389) dated June 23, 2003.

10.79 Convertible Debentures and Warrants Purchase Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.84 Stock Purchase Warrant to purchase common stock dated January 24, 2001 issued to Townsbury Investments Limited; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.85 Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.86 Registration Rights Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.87 Escrow Agreement among Calypte, Townsbury Investments Limited and Epstein, Becker & Green, P.C. dated November 2, 2000; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.88 Amendment to Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated January 24, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.91 Third Addendum to Lease between the Registrant and Gee-Aspora LLC dated as of October 31, 2001; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

10.92 Registration Rights Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.93 Escrow Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.94 Stock Purchase Warrant to purchase common stock issued to AMRO International, S.A. on January 24, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.95 6% Convertible Debenture in the principal amount of $550,000, due April 26, 2001, issued to AMRO International, S.A. ; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001

10.96 6% Convertible Debenture in the principal amount of $550,000, due June 11, 2001, issued to AMRO International, S.A. ; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001

10.97 Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.98 Registration Rights Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.99 Escrow Agreement among Calypte, Townsbury Investments Limited and New York Escrow Services, LLC dated August 23, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.100 Stock Purchase Warrant to purchase Common Stock dated October 19, 2001 issued to Townsbury Investments Limited; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.101 Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.102 Registration Rights Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.103 Security Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.104 Form of Secured Convertible Debenture Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.105 Class A Stock Purchase Warrant for 56,667 shares of Common Stock issued to Bristol Investment Fund, Ltd.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.106 Class B Stock Purchase Warrant for 400,000 shares of Common Stock issued to Bristol Investment Fund, Ltd.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.107 Stock Purchase Warrant for 283 shares of Common Stock issued to Alexander Dunham Capital Group, Inc.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.108 Stock Purchase Warrant for 2,550 shares of Common Stock issued to Bristol Capital, LLC. ; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.109 Form of Common Stock Purchase Agreement between the Registrant and certain Purchasers dated November 13, 2001; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

10.110 Form of Common Stock Purchase Agreement with certain trade creditors issued pursuant to a private placement completed on February 12, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

10.111 Form of Subscription Agreement and 8% Convertible Note; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated June 3, 2002.

10.112 Form of Subscription Agreement and 8% Convertible Note Issued July 17, 2002 by Registrant; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2002.

10.113 Employment Agreement between the Registrant and Anthony J. Cataldo dated May 10, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2002.

10.114 Amendment to Non-Exclusive Patent and License Agreement between Registrant and Public Health Service, dated April 5, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2002.

10.115   Investment  Commitment   Arrangement  with  Cataldo  Investment  Group;
         incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002.

10.116 Term Sheet for Mercator Momentum Fund LP and Form of Registration Rights Agreement; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002.

10.117 Form of Subscription Agreement under Regulation S for Caledonia Corporate Group Ltd. And Careen Ltd.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002

10.118 Bi-Coastal Consulting, Inc. Agreements; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002.

10.119 Employment Agreement between the Registrant and Nancy E. Katz, dated October 31, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 14, 2002.

10.120 12% Convertible Debenture Agreement and related Warrant and Registration Rights Agreement dated as of October 22, 2002 between Registrant and Mercator Momentum Fund, L.P.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 10, 2002.

10.121 Distribution Agreement between the Registrant and Zhong Yang Pute Co. dated as of October 10, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q/A (No.3) dated February 4, 2003.

10.122 Amendment to Agreement with Mercator Momentum Fund dated as of December 23, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K/A dated January 21, 2003.

10.123 10% convertible Debenture and related Registration Rights Agreement dated as of January 14, 2003 between Registrant and Mercator Focus Fund, L.P.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated January 21, 2003.

10.124 Distribution and Usage Memorandum of Understanding between Registrant and Safe Blood for Africa Foundation, dated as of December 10, 2002; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2/A (No. 5) (File No. 333-84660) dated February 4, 2003.

10.125 Employment Agreement between Registrant and Richard D. Brounstein dated as of January 1, 2003; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K dated March 26, 2003.

10.126 Letter Agreement between Registrant and Nancy E. Katz dated February 14, 2003; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K dated March 26, 2003.

10.127 Letter Agreement between Registrant and Bristol Investment Fund, Ltd. Dated February 28, 2003; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K dated March 26, 2003.

10.128 2003 Non-Qualified Stock Option Plan; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106387) dated June 23, 2003.

10.129 Consulting Agreement between Registrant and Junebug Enterprises effective as of April 23, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.130 Employment Agreement between Registrant and Jay Oyakawa, dated as of August 12, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.131   Separation  Agreement,  Mutual  Release  and  Waiver of Claims  between
         Registrant and Nancy E. Katz, effective as of June 27, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.132 Subscription Agreement between Registrant and Marr Technologies B.V. dated as of August 1, 2003 incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.133 Subscription Agreement between the Company and Marr Technologies B.V. for 20,000,000 shares of Registrant's Common Stock dated August 28, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated September 12, 2003.

10.134 Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Company and Marr Technologies B.V. dated November 13, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated November 14, 2003.

10.135 Separation Agreement and Release between the Company and Jay Oyakawa dated January 19, 2004; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB/A (No. 1) dated January 29, 2004.

10.136 Employment Agreement between the Company and J. Richard George effective as of January 20, 2004; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-KSB dated March 29, 2004.

10.137 Lease Agreement between the Company and ARE-1500 East Gude LLC dated as of March 1, 2004; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-KSB dated March 29, 2004.

10.138 Amendment No. 1 to Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Company and Marr Technologies B.V. dated March 19, 2004 incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated March 19, 2004.

10.139 Common Stock Purchase Warrant to Purchase 400,000 Shares of Common Stock between the Company and Boodle Hatfield dated March 19, 2004 incorported by reference from filed as an exhibit with the Company's Report on Form 8-K dated March 19, 2004

10.140 Amendment No. 1 to Separation Agreement and Release between the Company and Jay Oyakawa dated February 25, 2004 incorporated by reference from filed as an exhibit with the Company's Quarterly Report on Form 10-QSB dated May 13, 2004.

10.141 Form of Securities Purchase Agreement between the Company and the investors in the May 2004 PIPE financing incorporated by reference from an exhibit filed with the Company's Report on Form 8-K on June 1, 2004.

10.142 Form of Registration Rights Agreement between the Company and the investors in the May 2004 PIPE financing incorported by reference from an exhibit filed with the Company's Report on Form 8-K on June 1, 2004.

10.143 Form of Warrant between the Company and the investors in the May 2004 PIPE financing incorported by reference from an exhibit filed with the Company's Report on Form 8-K on June 1, 2004

10.144 Amendment No. 2 to Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Company and Marr Technologies B.V. effective May 26, 2004, incorporated by reference from an exhibit filed with the Company's report on Form 8-K on June 3, 2004.

10.145 Common Stock Purchase Warrant to Purchase 500,000 Shares of Common Stock issued by the Company to Marr Technologies B.V. dated May 26, 2004, incorporated by reference from an exhibit filed with the Company's report on Form 8-K on June 3, 2004.

10.146 2004 Incentive Plan, incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 on June 25, 2004.

10.147 Form of Securities Purchase Agreement between the Company and the investors in the July 2004 PIPE financing incorporated by reference from an exhibit filed with the Company's Report on Form 8-K on July 13, 2004.

10.148 Form of Registration Rights Agreement between the Company and the investors in the July 2004 PIPE financing incorported by reference from an exhibit filed with the Company's Report on Form 8-K on July 13, 2004.

10.149 Form of Warrant between the Company and the investors in the July 2004 PIPE financing incorported by reference from an exhibit filed with the Company's Report on Form 8-K on July 13, 2004.

15.1 Letter from Odenberg Ullakko Muranishi & Co. LLP dated June 8, 2004 regarding Interim Financial Statements

16.1 Letter from KPMG to SEC regarding Registrant's change in accountants; incorporated by reference from an exhibit filed on the Company's Report on Form 8-K dated January 2, 2004 and amended January 9, 2004.

21.1 Subsidiaries of the Registrant; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

23.1 Consent of Odenberg Ullakko Muranishi & Co. LLP, Independent Registered Public Accounting Firm.

23.2     Consent of Baratta & Goldstein  (included  in opinion  filed as Exhibit
         5.1).

24.1     Power of Attorney (see page II-19 to II-20).

-----------
^ Confidential treatment has been granted as to certain portions of this exhibit.


 Item 28.    Undertakings

(a)  The undersigned Registrant hereby undertakes:


     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Calypte Biomedical Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on the 23rd day of July , 2004.

                                        CALYPTE BIOMEDICAL CORPORATION

                                        By: /s/ J. Richard George
                                          --------------------------------------
                                          J. Richard George
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Richard George and Richard Brounstein his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2/A has been signed below by the following persons in the capacities and on the dates indicated:




                 Signature                                   Title                                            Date
----------------------------------------       ------------------------------------                      --------------


          /s/ Anthony J. Cataldo               Chairman of the Board of Directors                         July 23, 2004
----------------------------------------
            Anthony J. Cataldo


           /s/ J. Richard George               President and Chief Ececutive Officer                      July 23, 2004
----------------------------------------
             J. Richard George P


         /s/ Richard D. Brounstein             Executive Vice President, Chief Financial                  July 23, 2004
----------------------------------------       Officer (Principal Financial and Accounting
           Richard D. Brounstein               Officer)



           /s/ John J. DiPietro                Director                                                   July 23, 2004
----------------------------------------
             John J. DiPietro


             /s/ Paul Freiman                  Director                                                   July 23, 2004
----------------------------------------
               Paul Freiman


        /s/ Julius R. Krevans, M.D.            Director                                                   July 23, 2004
----------------------------------------
          Julius R. Krevans, M.D.


           /s/ Maxim A. Soulimov               Director                                                   July 23, 2004
----------------------------------------
             Maxim A. Soulimov


                                  EXHIBIT INDEX


2.1 Asset Purchase Agreement, dated as of November 18, 1998, between Calypte and Cambridge; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 16, 1998.

3.1 Bylaws of the Registrant, as amended on January 19, 2004. incorporated by reference from an exhibit filed with the Company's Quarterly report on Form 10-QSB/A (No. 1) dated January 29, 2004.

3.2 Restated Certificate of Incorporation of Calypte Biomedical Corporation, a Delaware corporation, filed July 31, 1996; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 28, 1997.

3.3 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Calypte Biomedical Corporation effective as of February 14, 2003 incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 26, 2003.

3.4 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Calypte Biomedical Corporation, effective as of May 27, 2003.

3.5 Certificate of Correction of Calypte Biomedical Corporation, effective as of May 28, 2003.

4.1 Rights Agreement between the Registrant and Chase Mellon Shareholders L.L.C. as Rights Agents dated December 15, 1998; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 16, 1998.

5.1      Opinion of Baratta & Goldstein.

10.1 Form of Indemnification Agreement between the Company and each of its directors and officers, as amended January 19, 2004.

10.2 1991 Incentive Stock Plan; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.3 1995 Director Option Plan, as amended effective May 20, 2003; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106389) dated June 23, 2003.

10.4 1995 Employee Stock Purchase Plan, amended as of May 20, 2003; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106389) dated June 23, 2003.

10.9 Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay Business Park between Commercial Center Bank and the Registrant, dated as of August 22, 1992; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.15^ License Agreement between the Registrant and New York University, dated as of August 13, 1993; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.16 First Amendment to License Agreement between the Registrant and New York University, dated as of January 11, 1995; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.17 Second Amendment to License Agreement between the Registrant and New York University, dated as of October 15, 1995; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996..

10.18^ Third Amendment to License Agreement between the Registrant and New York University, dated as of January 31, 1996; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.21^ Sublicense Agreement between the Registrant and Cambridge Biotech Corporation, dated as of March 31, 1992; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.22^ Master Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.23^ Sub-License Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.24^ Agreement between the Registrant and Repligen Corporation, dated as of March 8, 1993; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.25^ Non-Exclusive License Agreement between the Registrant and The Texas A&M University System, dated as of September 12, 1993; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.33 Form of Option Agreement for Stockholders of Pepgen Corporation, dated as of October 12, 1995; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

10.41 Second Addendum to Lease between the Registrant and Commercial Center Bank dated as of July 21, 1997; incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 25, 1998.

10.51 Non-Exclusive Patent and License Agreement between the Registrant and Public Health Service, dated June 30, 1999; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 15, 1999.

10.55 Master Lease Agreement between Aquila Biopharmaceuticals, Inc., Landlord, and Biomerieux Vitek, Inc., Tenant, dated as of October 22, 1996; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.56 First Amendment to Lease between Aquila Biopharmaceuticals, Inc. Landlord, and Biomerieux Vitek, Inc., Tenant, dated October 2, 1997; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.57 Sublease Agreement between Registrant and Cambridge Biotech Corporation, assignee of Biomerieux, Inc. dated as of December 17, 1998; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.58 Sublease Agreement between Registrant and Cambridge Biotech Corporation, sub-lessee of DynCorp, dated as of December 17, 1998; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.62 Employment Agreement between the Registrant and Nancy E. Katz, dated as of October 18, 1999; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 30, 2000.

10.66 Restated Technology Rights Agreement between Registrant and Howard B. Urnovitz, Ph.D. dated as of March 1, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

10.67 Technology Rights Agreement between Registrant and Chronix Biomedical dated as of March 1, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

10.70^ Distribution Agreement between the Registrant and Biobras S.A., dated as of May 11, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

10.73^ Fourth Amendment to the License Agreement between the Registrant and New York University, dated as of June 1, 2000; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

10.74 2000 Equity Incentive Plan, amended as of May 20, 2003; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106389) dated June 23, 2003.

10.79 Convertible Debentures and Warrants Purchase Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.84 Stock Purchase Warrant to purchase common stock dated January 24, 2001 issued to Townsbury Investments Limited; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.85 Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.86 Registration Rights Agreement between Calypte and Townsbury Investments Limited dated November 2, 2000; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.87 Escrow Agreement among Calypte, Townsbury Investments Limited and Epstein, Becker & Green, P.C. dated November 2, 2000; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.88 Amendment to Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated January 24, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-54316) filed on January 25, 2001, as amended on February 9, 2001.

10.91 Third Addendum to Lease between the Registrant and Gee-Aspora LLC dated as of October 31, 2001; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

10.92 Registration Rights Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.93 Escrow Agreement between the Registrant and AMRO International, S.A. dated January 22, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.94 Stock Purchase Warrant to purchase common stock issued to AMRO International, S.A. on January 24, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001.

10.95 6% Convertible Debenture in the principal amount of $550,000, due April 26, 2001, issued to AMRO International, S.A. ; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001

10.96 6% Convertible Debenture in the principal amount of $550,000, due June 11, 2001, issued to AMRO International, S.A. ; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-3 (File No. 333-58960) filed on April 13, 2001

10.97 Common Stock Purchase Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.98 Registration Rights Agreement between Calypte and Townsbury Investments Limited dated August 23, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.99 Escrow Agreement among Calypte, Townsbury Investments Limited and New York Escrow Services, LLC dated August 23, 2001; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.100 Stock Purchase Warrant to purchase Common Stock dated October 19, 2001 issued to Townsbury Investments Limited; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2 (File No. 333-72268) filed on October 26, 2001.

10.101 Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.102 Registration Rights Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.103 Security Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.104 Form of Secured Convertible Debenture Securities Purchase Agreement between the Registrant and Bristol Investment Fund, Ltd. Dated as of February 11, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.105 Class A Stock Purchase Warrant for 56,667 shares of Common Stock issued to Bristol Investment Fund, Ltd.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.106 Class B Stock Purchase Warrant for 400,000 shares of Common Stock issued to Bristol Investment Fund, Ltd.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.107 Stock Purchase Warrant for 283 shares of Common Stock issued to Alexander Dunham Capital Group, Inc.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.108 Stock Purchase Warrant for 2,550 shares of Common Stock issued to Bristol Capital, LLC. ; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated February 15, 2002.

10.109 Form of Common Stock Purchase Agreement between the Registrant and certain Purchasers dated November 13, 2001; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

10.110 Form of Common Stock Purchase Agreement with certain trade creditors issued pursuant to a private placement completed on February 12, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-K dated March 11, 2002.

10.111 Form of Subscription Agreement and 8% Convertible Note; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated June 3, 2002.

10.112 Form of Subscription Agreement and 8% Convertible Note Issued July 17, 2002 by Registrant; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2002.

10.113 Employment Agreement between the Registrant and Anthony J. Cataldo dated May 10, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2002.

10.114 Amendment to Non-Exclusive Patent and License Agreement between Registrant and Public Health Service, dated April 5, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 14, 2002.

10.115   Investment  Commitment   Arrangement  with  Cataldo  Investment  Group;
         incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002.

10.116 Term Sheet for Mercator Momentum Fund LP and Form of Registration Rights Agreement; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002.

10.117 Form of Subscription Agreement under Regulation S for Caledonia Corporate Group Ltd. And Careen Ltd.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002

10.118 Bi-Coastal Consulting, Inc. Agreements; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated November 12, 2002.

10.119 Employment Agreement between the Registrant and Nancy E. Katz, dated October 31, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 14, 2002.

10.120 12% Convertible Debenture Agreement and related Warrant and Registration Rights Agreement dated as of October 22, 2002 between Registrant and Mercator Momentum Fund, L.P.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated December 10, 2002.

10.121 Distribution Agreement between the Registrant and Zhong Yang Pute Co. dated as of October 10, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q/A (No.3) dated February 4, 2003.

10.122 Amendment to Agreement with Mercator Momentum Fund dated as of December 23, 2002; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K/A dated January 21, 2003.

10.123 10% convertible Debenture and related Registration Rights Agreement dated as of January 14, 2003 between Registrant and Mercator Focus Fund, L.P.; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated January 21, 2003.

10.124 Distribution and Usage Memorandum of Understanding between Registrant and Safe Blood for Africa Foundation, dated as of December 10, 2002; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-2/A (No. 5) (File No. 333-84660) dated February 4, 2003.

10.125 Employment Agreement between Registrant and Richard D. Brounstein dated as of January 1, 2003; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K dated March 26, 2003.

10.126 Letter Agreement between Registrant and Nancy E. Katz dated February 14, 2003; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K dated March 26, 2003.

10.127 Letter Agreement between Registrant and Bristol Investment Fund, Ltd. Dated February 28, 2003; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K dated March 26, 2003.

10.128 2003 Non-Qualified Stock Option Plan; incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 333-106387) dated June 23, 2003.

10.129 Consulting Agreement between Registrant and Junebug Enterprises effective as of April 23, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.130 Employment Agreement between Registrant and Jay Oyakawa, dated as of August 12, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.131   Separation  Agreement,  Mutual  Release  and  Waiver of Claims  between
         Registrant and Nancy E. Katz, effective as of June 27, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.132 Subscription Agreement between Registrant and Marr Technologies B.V. dated as of August 1, 2003 incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated August 14, 2003.

10.133 Subscription Agreement between the Company and Marr Technologies B.V. for 20,000,000 shares of Registrant's Common Stock dated August 28, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated September 12, 2003.

10.134 Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Company and Marr Technologies B.V. dated November 13, 2003; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB dated November 14, 2003.

10.135 Separation Agreement and Release between the Company and Jay Oyakawa dated January 19, 2004; incorporated by reference from an exhibit filed with the Company's Report on Form 10-QSB/A (No. 1) dated January 29, 2004.

10.136 Employment Agreement between the Company and J. Richard George effective as of January 20, 2004; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-KSB dated March 29, 2004.

10.137 Lease Agreement between the Company and ARE-1500 East Gude LLC dated as of March 1, 2004; incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-KSB dated March 29, 2004.

10.138 Amendment No. 1 to Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Company and Marr Technologies B.V. dated March 19, 2004 incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated March 19, 2004.

10.139 Common Stock Purchase Warrant to Purchase 400,000 Shares of Common Stock between the Company and Boodle Hatfield dated March 19, 2004 incorporated by reference from an exhibit filed with the Company's Report on Form 8-K dated March 19, 2004

10.140 Amendment No. 1 to Separation Agreement and Release between the Company and Jay Oyakawa dated February 25, 2004 incorporated by reference from an exhibit filed with the Company's Quarterly Report on Form 10-QSB dated May 13, 2004.

10.141 Form of Securities Purchase Agreement between the Company and the investors in the May 2004 PIPE financing incorporated by reference from an exhibit filed with the Company's Report on Form 8-K on June 1, 2004.

10.142 Form of Registration Rights Agreement between the Company and the investors in the May 2004 PIPE financing incorporated by reference from an exhibit filed with the Company's Report on Form 8-K on June 1, 2004.

10.143 Form of Warrant between the Company and the investors in the May 2004 PIPE financing incorporated by reference from an exhibit filed with the Company's Report on Form 8-K on June 1, 2004.

10.144 Amendment No. 2 to Agreement for Commitment to Purchase Aggregate of $10,000,000 of 5% Promissory Notes between the Company and Marr Technologies B.V. effective May 26, 2004, incorporated by reference from an exhibit filed with the Company's report on Form 8-K on June 3, 2004.

10.145 Common Stock Purchase Warrant to Purchase 500,000 Shares of Common Stock issued by the Company to Marr Technologies B.V. dated May 26, 2004, incorporated by reference from an exhibit filed with the Company's report on Form 8-K on June 3, 2004.

10.146 2004 Incentive Plan, incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 on June 25, 2004.

10.147 Form of Securities Purchase Agreement between the Company and the investors in the July 2004 PIPE financing incorporated by reference from an exhibit filed with the Company's Report on Form 8-K on July 13, 2004.

10.148 Form of Registration Rights Agreement between the Company and the investors in the July 2004 PIPE financing ~ncorporated by reference from an exhibit filed with the Company's Report on Form 8-K on July 13, 2004.

10.149 Form of Warrant between the Company and the investors in the July 2004 PIPE financing ~ncorporated by reference from an exhibit filed with the Company's Report on Form 8-K on July 13, 2004.

15.1 Letter from Odenberg Ullakko Muranishi & Co. LLP dated June 8, 2004 regarding Interim Financial Statements

16.1 Letter from KPMG LLP to SEC regarding Registrant's change in accountants; incorporated by reference from an exhibit filed on the Company's Report on Form 8-K dated January 2, 2004 and amended January 9, 2004.

21.1 Subsidiaries of the Registrant; incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

23.1 Consent of Odenberg Ullakko Muranishi & Co. LLP, Independent Registered Public Accounting Firm.

23.2     Consent of Baratta & Goldstein  (included  in opinion  filed as Exhibit
         5.1).

24.1     Power of Attorney (see page II-19 through II-20).


-------------
^ Confidential treatment has been granted as to certain portions of this exhibit.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Report of Independent Registered Public Accounting Firm                               F-2

Consolidated Balance Sheets                                                           F-3

Consolidated Statements of Operations                                                 F-4

Consolidated Statements of Stockholders' Equity (Deficit)                             F-5

Consolidated Statements of Cash Flows                                                 F-7

Notes to Consolidated Financial Statements                                            F-9


  UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003

  Condensed Consolidated Balance Sheets (unaudited)                                  F-39

  Condensed Consolidated Statements of Operations (unaudited)                        F-40

  Consolidated Statement of Stockholders' Deficit (unaudited)                        F-41

  Consolidated Statements of Cash Flows (unaudited)                                  F-42

  Notes to Condensed Consolidated Financial Statements (unaudited)                   F-44

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Calypte Biomedical Corporation:

We have audited the accompanying consolidated balance sheets of Calypte Biomedical Corporation and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Calypte Biomedical Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. As a result, the gain from settlement of debt in 2002 has been reclassified from an extraordinary to an ordinary gain.

As described in Notes 1, 6 and 18, the Company raised $9.3 million in equity financing in May 2004 and approximately $1.5 million in equity financing in July 2004 and also amended a financing agreement with its largest stockholder. Under the amended agreement, the Company may borrow up to approximately $3.6 million, subject to adjustment, for general corporate purposes until December 31, 2004, in exchange for 9% promissory notes maturing on May 31, 2005.

/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California March 19, 2004, except for Note 18, as to which the date is July 22, 2004

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                  DECEMBER 31,
                                                                                              ---------        ---------
                                                                                                2003             2002
                                         ASSETS
Current assets:
      Cash and cash equivalents                                                               $   5,084        $     147
      Accounts receivable, net of allowance of $36 and $32 at December 31, 2003 and                 369              327
         2002, respectively
      Inventory                                                                                   2,153              963
      Prepaid expenses                                                                              872              163
      Deferred offering costs, net of accumulated amortization of $333 and $213 at
         December 31, 2003 and 2002, respectively                                                    14              662
      Other current assets                                                                           63               15
                                                                                              ---------        ---------

            Total current assets                                                                  8,555            2,277

Property and equipment, net                                                                         727              917
Other assets                                                                                        235              103
                                                                                              ---------        ---------

                                                                                              $   9,517        $   3,297
                                                                                              =========        =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
      Accounts payable and accrued expenses                                                   $   4,322        $   5,145
      Notes and debentures payable, net of $90 and $2,638 discount at
         December 31, 2003 and 2002, respectively                                                   868            2,181
      Deferred revenue                                                                              500              500
                                                                                              ---------        ---------

            Total current liabilities                                                             5,690            7,826

Warrant liability                                                                                    --              356
Other long term liabilities                                                                         157               33

Mandatorily redeemable Series A preferred stock, $0.001 par value; no shares authorized at December 31, 2003 and 2002; 100,000 shares issued and outstanding at December 31, 2003 and 2002; aggregate redemption and
   liquidation value of $1,000 plus cumulative dividends                                          2,696            2,576

Minority interest in consolidated joint venture                                                      57               --
                                                                                              ---------        ---------

            Total liabilities                                                                     8,600           10,791
                                                                                              ---------        ---------

Commitments and contingencies

Stockholders' equity (deficit):
      Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued               --               --
         or outstanding
      Common stock, $0.03 par value; 800,000,000 and 200,000,000 shares authorized at December 31, 2003 and 2002; 136,300,885 and 5,058,484
         shares issued and outstanding as of December 31, 2003 and 2002, respectively             4,089              152
      Additional paid-in capital                                                                124,699           93,804
      Deferred compensation                                                                          (7)              --
      Accumulated deficit                                                                      (127,864)        (101,450)
                                                                                              ---------        ---------

            Total stockholders' equity (deficit)                                                    917           (7,494)
                                                                                              ---------        ---------

                                                                                              $   9,517        $   3,297
                                                                                              =========        =========

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               Year Ended December 31,
                                                                                              ------------------------
                                                                                                2003            2002
                                                                                              --------        --------
Revenues:
   Product sales                                                                              $  3,467        $  3,670
                                                                                              --------        --------

Operating expenses:
   Product costs                                                                                 6,121           6,162
   Research and development costs                                                                1,544             929
   Selling, general and administrative costs (non-cash of $6,648 and $3,243 in 2003 and
     2002, respectively)                                                                        15,517           9,006
                                                                                              --------        --------

     Total operating expenses                                                                   23,182          16,097
                                                                                              --------        --------

       Loss from operations                                                                    (19,715)        (12,427)
Interest expense, net (non-cash of $6,559 and $1,874 in 2003 and 2002, respectively)            (6,969)         (2,203)
Gain on settlement of trade debt                                                                    --           1,319
Minority interest in joint venture                                                                  90              --
Other income, net                                                                                  182              16
                                                                                              --------        --------

       Loss before income taxes                                                                (26,412)        (13,295)

Income taxes                                                                                         2               2
                                                                                              --------        --------

       Net loss                                                                                (26,414)        (13,297)

Less dividends on mandatorily redeemable Series A preferred stock                                  (60)           (120)
                                                                                              --------        --------

Net loss attributable to common stockholders                                                  $(26,474)       $(13,417)
                                                                                              ========        ========

Net loss per share attributable to common stockholders (basic and diluted)                    $  (0.47)       $  (5.18)
                                                                                              ========        ========

Weighted average shares used to compute net loss per share attributable to common
   stockholders (basic and diluted)                                                             55,903           2,591
                                                                                              ========        ========

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 2002 AND 2003

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                              TOTAL
                                    NUMBER OF       COMMON     ADDITIONAL       DEFERRED    ACCUMULATED    STOCKHOLDERS'
                                  COMMON SHARES     STOCK    PAID-IN CAPITAL  COMPENSATION    DEFICIT    EQUITY (DEFICIT)
                                  -------------     -----    ---------------  -----------    -------    ----------------
   Balances at December 31,         1,259,738        $  38     $  82,623     $              $ (88,153)    $  (5,500)
     2001                                                                             (8)
   Shares issued under the
     Employee Stock Purchase            3,437            -             5               -            -             5
     Plan
   Stock issued in lieu of
     cash to employees,
     vendors and consultants          450,494           13         1,320               -            -         1,333
   Shares issued under Equity
     Line agreements
     (including warrant               922,801           28         2,964               -            -         2,992
     exercise)
   Cost of issuance of common
     stock under Equity Line                -            -          (280)              -            -          (280)
     agreement
   Shares issued through
     private placement                266,667            8           392               -            -           400
   Costs for issuance of
     private placement                 16,666            -          (109)              -            -          (109)
   Shares issued upon
     conversion of debentures,
     accrued interest and             489,540           15           389               -            -           404
     delayed registration
     penalties
   Shares issued upon exercise
     of warrants and options        1,649,141           50         1,865               -            -         1,915
   Fair value of warrants and
     beneficial conversion
     feature granted in
     conjunction with issuance
     of convertible debentures              -            -         3,626               -            -         3,626
   Amortization of deferred
     offering costs associated
     with convertible notes,
     debentures and equity line             -            -          (953)              -            -          (953)
   Write off of deferred
     offering costs upon
     conversion of notes and                -            -          (224)              -            -          (224)
     debentures
   Dividend requirements of
     mandatorily redeemable
     Series A preferred stock               -            -          (120)              -            -          (120)
   Compensation related to
     stock option grants                    -            -         2,306             (75)           -         2,231
   Amortization of deferred
     compensation                           -            -             -              83            -            83
   Net loss                                 -            -             -               -      (13,297)      (13,297)
                                    ---------      -------      --------      ----------   ----------   -----------

   Balances at December 31, 2002    5,058,484      $   152      $ 93,804      $        -   $ (101,450)  $    (7,494)
                                    =========      =======      ========      ==========   ==========   ===========


                                   (Continued)

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2003

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                              TOTAL
                                    NUMBER OF       COMMON     ADDITIONAL      DEFERRED    ACCUMULATED    STOCKHOLDERS'
                                  COMMON SHARES     STOCK    PAID-IN CAPITAL COMPENSATION    DEFICIT    EQUITY (DEFICIT)
                                  -------------     -----    ----------------------------    -------    ----------------
   Balances at December 31,         5,058,484       $  152     $  93,804     $         -   $ (101,450)    $  (7,494)
     2002
   Shares issued under the
     Employee Stock Purchase           18,192            -             4               -            -             4
     Plan
   Stock issued in lieu of
     cash to employees,
     vendors and consultants        6,374,523          183         3,716               -            -         3,899
   Shares issued through
     private placement             28,333,333          850        11,650               -            -        12,500
   Shares issued upon
     conversion of debentures,
     accrued interest and          83,067,064        2,492         5,902               -            -         8,394
     delayed registration
     penalties
   Shares issued upon exercise
     of warrants and options       13,418,728          411         4,029               -            -         4,440
   Costs for issuance of stock              -            -          (677)              -            -          (677)
   Fair value of warrants and
     beneficial conversion
     feature granted in
     conjunction with issuance
     of convertible debentures              -            -         2,287               -            -         2,287
   Repurchase of beneficial
     conversion feature                     -            -          (128)              -            -          (128)
   Dividend requirements of
     mandatorily redeemable
     Series A preferred stock               -            -           (60)              -            -           (60)
   Compensation related to
     stock option grants                    -            -         4,136             (10)           -         4,126
   Amortization of deferred
     compensation                           -            -             -               3            -             3
   Shares issued to acquire
     intellectual property             30,561            1            36               -            -            37
   Net loss                                --          --             --               -      (26,414)      (26,414)
                                  -----------     ---------    ---------     -----------   ----------    ----------

   Balances at December 31, 2003  136,300,885     $   4,089    $ 124,699     $       ( 7)  $ (127,864)   $      917
                                  ===========     =========    =========     ===========   ==========    ==========

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                  Year Ended
                                                                                                 December 31,
                                                                                            ------------------------
                                                                                              2003            2002
                                                                                            --------        --------
Cash flows from operating activities:
Net loss                                                                                    $(26,414)       $(13,297)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                                 567             512
   Amortization of deferred compensation                                                           3              83
   Non-cash interest expense attributable to:
     Amortization of debenture discounts and charge for beneficial conversion feature          4,835           1,187
     Amortization of deferred offering costs                                                     997             214
     Liquidated damages due to delayed registration of stock underlying convertible              540             546
     debentures
     Dividends on mandatorily redeemable Series A preferred stock                                 60              --
   Non-cash loss (gain) on settlement of trade debt                                               54          (1,319)
   Fair market value of common stock warrants, options and bonuses granted                     7,082           2,952
   Gain on repurchase of beneficial conversion feature                                          (128)             --
   Warrant liability adjustment                                                                 (275)            (69)
   Loss on sale of equipment                                                                      55              --
   Minority interest in joint venture                                                             57
   Changes in operating assets and liabilities:
     Accounts receivable                                                                         (41)             (2)
     Inventory                                                                                (1,190)            166
     Prepaid expenses and other current assets                                                  (299)            127
     Deferred offering costs and other assets                                                     19              25
     Accounts payable and accrued expenses                                                       502             238
     Other long-term liabilities                                                                 129             (28)
                                                                                            --------        --------

       Net cash used in operating activities                                                 (13,447)         (8,665)
                                                                                            --------        --------

Cash flows from investing activities:
   Acquisition of intellectual property                                                         (113)             --
   Purchase of equipment                                                                        (433)           (242)
                                                                                            --------        --------

       Net cash used in investing activities                                                    (546)           (242)
                                                                                            --------        --------

Cash flows from financing activities:
   Proceeds from sale of stock                                                                16,994           5,311
   Expenses related to sale of stock                                                            (678)           (444)
   Net proceeds from issuance of notes and debentures                                          3,353           3,980
   Repayment of notes and debentures                                                            (735)            (42)
   Principal payments on capital lease obligations                                                (4)            (38)
                                                                                            --------        --------

       Net cash provided by financing activities                                              18,930           8,767
                                                                                            --------        --------

Net increase (decrease) in cash and cash equivalents                                           4,937            (140)

Cash and cash equivalents at beginning of period                                                 147             287
                                                                                            --------        --------

Cash and cash equivalents at end of period                                                  $  5,084        $    147
                                                                                            ========        ========


                                   (continued)

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                                                  Year Ended
                                                                                                 December 31,
                                                                                         -----------------------------
                                                                                             2003           2002
                                                                                         -------------- --------------
Supplemental disclosure of cash flow activities:
   Cash paid for interest                                                                  $       37     $       73
   Cash paid for income taxes                                                                       2              2

Supplemental disclosure of non-cash activities:
   Dividend on mandatorily redeemable Series A preferred stock                                     60            120
   Common stock grants                                                                            435            612
   Conversion of notes and debentures payable and accrued interest to common stock              8,488            408
   Fair market value of warrants issued in conjunction with debenture                              81            900
   Beneficial conversion feature, net of write off upon conversion                              2,287          3,452
   Accrued interest converted to note payable                                                     148              -

          See accompanying notes to consolidated financial statements.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


(1)    THE COMPANY

Calypte Biomedical Corporation (the "Company") develops, manufactures and markets urine-based screening and supplemental tests for the detection of antibodies to the Human Immunodeficiency Virus, Type-1 ("HIV-1"), the cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company's tests include its screening enzyme immunoassay (EIA) and supplemental Western Blot tests, the only two FDA-licensed HIV-1 antibody tests that can be used on urine samples. The Company believes that accurate, non-invasive urine-based testing methods for HIV and other chronic diseases make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. The Company also manufactures and markets an FDA-licensed serum-based supplemental test for detecting HIV-1 antibodies in serum. In December 1998, Calypte acquired from Cambridge Biotech Corporation certain assets primarily relating to the manufacture of its HIV-1 urine and serum Western Blot products. The Company's revenues are currently generated from the sale of its EIA and its urine- and serum-based Western Blot supplemental tests, together referred to as its "ELISA tests". The ELISA tests are manufactured in a format that makes them most suitable for high-volume laboratory settings. In November 2003, the Company filed an Investigational Device Exemption ("IDE") with the FDA announcing its intent to develop a rapid serum-based screening test that provides a test result in less than twenty minutes and which is more suitable for point-of care applications, particularly in international venues. The Company is currently developing both serum- and urine-based rapid screening tests and anticipates that the primary source of its future revenues will be from sales of its rapid products, both internationally and domestically.


Calypte commenced operations in 1989 and was incorporated as a Delaware corporation in June 1996, concurrent with the initial public offering of its stock. On June 1, 1998, the Company ceased being a development stage enterprise when it announced that the FDA had approved its urine HIV-1 Western Blot test. That test is used on samples that are repeatedly reactive in the Company's HIV-1 urine antibody screening test. The supplemental test completed the only available urine-based HIV-1 test method. Calypte is headquartered in Alameda, California and manufactures its HIV-1 screening test there. The Company manufactures its urine and serum HIV-1 Western Blot supplemental tests at its facilities in Rockville, Maryland. At December 31, 2003, both the Alameda and Rockville manufacturing facilities were FDA approved.


Calypte  and its  distributors  market its ELISA tests in  approximately  half a dozen countries worldwide. The Company's marketing strategy is to use distributors, focused direct selling and joint-venture marketing partners to penetrate targeted domestic and international markets. We are currently selling internationally primarily in the People's Republic of China and Brazil.


The Company incurred net losses attributable to common stockholders of $26.5 million and $13.4 million in 2003 and 2002, respectively. The accumulated deficit at December 31, 2003 was $127.8 million. As described more completely in
Note 18, since December 31, 2003, the Company has amended a financing arrangement that management believes will provide adequate funds to sustain operations at expected levels at least through 2004. To the extent that the Company issues notes under this financing arrangement, however, it must repay those notes at their maturity dates during the first half of 2005. The Company must achieve profitability and sustainable cash flows for its business model to succeed. If sufficient funds are not available from the Company's operations to repay the promissory notes when due, however, the Company may need to arrange additional financing, attempt to extend or otherwise modify the promissory notes or make other arrangements. There can be no assurance that additional financing would be available, or it if is available, that it would be on acceptable terms. The Company's future liquidity and capital requirements will depend on numerous factors, including successful completion of the development of its new rapid tests, acquisition and protection of intellectual property rights, costs of developing its new products, ability to transfer technology, set up manufacturing and obtain regulatory approvals of its new rapid tests, market acceptance of all its products, existence of competing products in its current and anticipated markets, actions by the FDA and other international regulatory bodies, and its ability to raise additional capital in a timely manner. Management expects to be able to raise additional capital; however, the Company may not be able to obtain additional financing on acceptable terms, or at all.

STOCK SPLIT

On May 20, 2003, the Company's shareholders approved a 1:30 reverse stock split, which became effective on May 28, 2003. The stated par value of the common shares was changed to $0.03 from $0.001 per share. The number of authorized shares of common stock remained at 800 million. All share and per share amounts presented reflect the stock split.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


(2)     SIGNIFICANT ACCOUNTING POLICIES


Principles of Consolidation

The accompanying consolidated financial statements include the results of operations of the Company, its wholly-owned subsidiary, Calypte, Inc. and its 51% owned joint venture in China, Beijing Calypte Biomedical Technology Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.


Cash and Cash Equivalents

Cash equivalents consist of investments in money market accounts.


Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts on a specific identification basis when, due to passage of time or receipt of information, there is appropriate evidence of a customer's inability to make the required payments.


Inventories

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method.


Property and Equipment

Property and equipment are stated at cost. Machinery and equipment, furniture and fixtures, and computer equipment are depreciated using the straight line method over the estimated useful lives of the assets, generally as follows:


Computer equipment                                            3 years
Machinery and equipment                                       5 years
Furniture and fixtures                                        5 years
Leasehold improvements                                        3-7 years


Leasehold improvements and equipment under capital leases are amortized or depreciated over the shorter of the remaining lease term or the useful life of the equipment or improvement.


Long-Lived Assets

Long-lived assets are comprised of property and equipment and intangible assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or by the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flow and fundamental analysis. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.


Fair Value of Financial Instruments

Financial assets and short-term liabilities, with the exception of the convertible notes and debentures, have carrying values which approximate their fair values for all periods presented. The carrying amounts of cash equivalents approximate fair value because of their short-term nature and because such amounts are invested in accounts earning market rates of interest. The face amount of the convertible notes and debentures approximate fair value and are offset by the calculated value of the beneficial conversion feature embedded in the respective notes or debentures.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


Revenue Recognition

The Company records revenues only upon the occurrence of all of the following conditions:

      o The Company has received a binding purchase order or similar commitment from the customer or distributor authorized by a representative empowered to commit the purchaser (evidence of a sale).

      o The purchase price has been fixed, based on the terms of the purchase order.

      o The Company has delivered the product from one of its manufacturing plants to a common carrier acceptable to the purchaser. The Company's customary shipping terms are FOB shipping point. Because of the need for controlled conditions during shipment, the Company suggests, but leaves to the purchaser's discretion, acquiring insurance for the value of the shipment. If the purchaser elects to insure the shipment, the insurance is at the purchaser's expense.

      o The Company deems the collection of the amount invoiced probable. The Company currently deals with a limited number of customers or distributors, with most of whom it has had a relationship for a number of years. To eliminate the credit risk associated with international distributors with whom the Company has had little or no experience, the Company requires prepayment of the order or a letter of credit before shipment.

The Company does not permit product returns. The Company's products must be maintained under rigidly controlled conditions that it cannot control after the product has been shipped to the customer.


The Company provides no price protection. With the exception of sales to one distributor through October 2003, the Company recognizes revenue upon shipment of product. In the case of that distributor, the distributor held the Company's inventory on consignment and reported monthly its usage of the products. The Company recorded revenue on sales to this distributor based on the distributor's reported usage. In October, 2003, this distributor purchased from the Company the inventory on hand and switched to a standard contractual relationship; thereafter, the Company recognized revenue upon shipment.

Deferred Revenue

Pursuant to a 1991 License and Supply Agreement, a Japanese distributor made a payment of $500,000 to Calypte representing an advance creditable against royalties and other payments to be paid by the distributor to Calypte under the terms of the Agreement. In a 1994 Distribution Agreement between Calypte and the distributor, the distributor agreed to waive its right to have the advance payment credited to subsequent payments it might owe Calypte under the License and Supply Agreement or the Distribution Agreement in return for a 50% discount on products supplied by Calypte to the distributor, until such time as the distributor has received cumulative discounts totaling $500,000. Pursuant to that agreement, Calypte recorded the $500,000 payment as deferred revenue that was to be recognized as product was sold at the stipulated 50% discount. As of this date, Calypte has sold no product to the distributor under the terms of the Distribution Agreement and the deferred revenue balance remains unchanged.


The Company's current sales practices do not require the deferral of revenues and no entries to record deferred revenue have been made during the period included in the accompanying consolidated financial statements.


Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach for the financial reporting of income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, establishes a fair-value method of accounting for stock options and similar equity instruments. The fair-value method requires that compensation cost be measured on the value of the award at the grant date, and recognized over the service period. SFAS No. 123 as amended allows companies to either account for stock-based compensation to employees under the provisions of SFAS No. 123 as amended or under the provisions of Accounting Principles Board (APB) Opinion No. 25 and its related interpretations. The Company accounts for its stock-based compensation to employees in accordance with the provisions of APB Opinion No. 25.


The Company has recorded deferred compensation for the difference, if any, between the exercise price and the deemed fair market value of the common stock for financial reporting purposes of stock options granted to employees. The compensation expense related to such grants is amortized over the vesting period of the related stock options on a straight-line basis.


The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, as amended, and Emerging Issues Task Force (EITF) Issue No. 96-18 Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.


Had the Company determined compensation cost based on the fair value at the grant date for its employee stock options and purchase rights under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the years ended December 31:

                                                                            2003                 2002
                                                                       ================     ================
                                                                       (IN THOUSANDS)       (IN THOUSANDS)

Net loss attributable to common stockholders, as reported             $         (26,474)   $         (13,417)
Add: Stock-based employee compensation expense included in
   reported net loss, net of related tax effects                                  1,082                  131
Less: Stock-based employee compensation expense determined under                 (2,794                 (355
                                                                      -----------------    -----------------
   fair value based method for all awards, net of related tax effects
Pro forma net loss attributable to common stockholders                $         (28,186)   $         (13,641)
                                                                      =================    =================
Net loss per share attributable to common stockholders:

    As reported                                                       $           (0.47)   $           (5.18)
    Pro forma                                                         $           (0.50)   $           (5.26)

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the year. The computation of diluted earnings per common share is similar to the computation of basic net loss per share attributable to common stockholders, except that the denominator is increased for the assumed conversion of convertible securities and the exercise of options and warrants to the extent they are dilutive using the treasury stock method. The weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders were the same for the two years ended December 31, 2003 and 2002. Options and warrants for 707,783 shares and 717,970 shares were excluded from the computation of loss per share at December 31, 2003 and 2002, respectively, as their effect is anti-dilutive. The difference between net loss and net loss attributable to common stockholders relates to accrued dividends on the Company's mandatorily redeemable Series A preferred stock discussed in Note 10.


Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable. The Company has investment policies that limit investments to short-term, low-risk investments. Concentration of credit risk with respect to trade accounts receivable are limited due to the fact that the Company sells its products primarily to established distributors and laboratories and requires prepayment for certain orders where the relationship between the parties is not well-established.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


Risks and Uncertainties

Calypte purchases certain raw materials and components used in manufacturing its products from a number of suppliers, but relies on single sources for certain other components. Establishment of additional or replacement suppliers for these components cannot be accomplished quickly. Any delay or interruption in the supply of these components could have a material adverse effect on the Company by significantly impairing its ability to manufacture products in sufficient quantities to meet commercial sales demand. Additionally, if the Company's financial condition reduces its ability to pay for critical components or to make royalty payments under its license agreements, suppliers may delay or cease selling critical components to it or its rights to use license agreements could be jeopardized, both of which could also impair its ability to manufacture.


Comprehensive Loss

The Company has no components of other comprehensive loss other than its net loss, and, accordingly, its comprehensive loss is equivalent to its net loss for all periods presented.


Segment and Geographic Information

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires an enterprise to report segment information based on how management internally evaluates the operating performance of its business units (segments). The Company's operations are currently confined to a single business segment: the development and sale of HIV diagnostics.


Substantially all of the Company's sales through 2003 have been to United States customers. Sales to international customers accounted for 5% and 4% of the Company's revenues in 2003 and 2002, respectively.


Sales to two major domestic customers accounted for approximately 50% of total net sales for the year ended December 31, 2003. Sales to those customers accounted for approximately 36% and 14% of the Company's 2003 net sales and 24% and 11%, respectively, of the Company's net sales in 2002. The Company made no sales in 2003 to a customer who had accounted for approximately 17% of its net sales in 2002.


Reclassifications

Certain previously-reported amounts in the financial statements have been reclassified to conform to the current year presentation.

Newly-Adopted Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if the criteria in APB No. 30 have been met. The Company adopted SFAS 145 in 2003 and as a result, the gain from settlement of debt in 2002 has been reclassified from an extraordinary gain to an ordinary gain.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses accounting and reporting for costs associated with exit and disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3 (EITF 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as defined by the Statement. Under EITF 94-3, an exit cost was recognized at the date an entity committed to an exit plan. Additionally, SFAS No. 146 provides that exit and disposal costs should be measured at fair value and that the associated liability will be adjusted for changes in estimated cash flows. The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002. This standard did not have a material impact on the Company's consolidated financial position or results of operations, however the Company has recognized exit costs associated with the closure of its Alameda, California manufacturing facility in accordance with the standard.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, many of which have been previously classified as equity or on the "mezzanine". The Company adopted this standard during the third quarter of 2003 and, accordingly, has classified its mandatorily redeemable Series A preferred stock as a long term liability for all periods presented. Additionally, effective with the adoption and on a prospective basis, the dividend on the mandatorily redeemable Series A preferred stock is classified as interest expense in the consolidated statement of operations.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies the financial accounting and reporting requirements, as were originally established in SFAS 133, for derivative instruments and hedging activities. SFAS 149 provides greater clarification of the characteristics of a derivative instrument so that contracts with similar characteristics will be accounted for consistently. This statement is effective for contracts entered into or modified after June 30, 2003, as well as for hedging relationships designated after June 30, 2003, excluding certain implementation issues that have been effective prior to this date under SFAS 133. The Company's adoption of this statement has not had a material impact on our results of operations or financial condition.


In January 2003, the FASB issued FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. FIN 46 provides guidance on how to apply the controlling financial interest criteria in ARB 51 to variable interest entities ("VIE"). Given the complexity of FIN 46 and implementation issues after its original issuance, particularly with respect to its scope and application of the consolidation model, the FASB staff issued several FASB staff positions throughout 2003 to clarify the Board's intent on certain of the interpretation's provisions. In December 2003, the Board issued FIN 46R to address certain technical corrections and clarify the implementation issues that had arisen.


In general, a VIE is subject to consolidation if it has (1) an insufficient amount of equity for the entity to carry on its principal operations without additional subordinated financial support provided by any parties, (2) a group of equity owners that are unable to make decisions about the entity's activities or (3) equity that does not absorb the entity's losses or receive the entity's benefits. Variable interest entities are to be evaluated for consolidation based on all contractual, ownership or other interests that expose their holders to the risks and rewards of the entity. These interests may include equity investments, loans, leases, derivatives, guarantees, service and management contracts and other instruments whose values change with changes in the VIE. Any of these interests may require its holder to consolidate the entity. The holder of a variable interest that receives the majority of the potential variability in gains or losses of the VIE is the VIE's primary beneficiary and is required to consolidate the VIE. FIN 46R became effective immediately for entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has determined that the adoption of the provisions of FIN 46 will not have an impact upon its financial condition or results of operations.

(3)    INVENTORY

Inventory as of December 31, 2003 and 2002 consisted of the following (in thousands):

                                                            2003          2002
                                                          -------       -------
Raw materials                                            $    708      $    197
Work-in-process                                               962           443
Finished goods (including consigned inventory of
  $101 at December 31, 2002)                                  483           323
                                                          -------       -------

Total Inventory                                           $ 2,153       $   963
                                                          =======       =======

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


(4)    PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2003 and 2002 consisted of the following (in thousands):

                                                         2003             2002

Computer equipment                                     $   424          $   766
Machinery and equipment                                  3,582            3,344
Furniture and fixtures                                     289              276
Leasehold improvements                                   1,227            1,132
                                                       -------          -------

                                                         5,522            5,518
Accumulated depreciation and amortization               (4,795)          (4,601)
                                                       -------          -------

Property and equipment, net                            $   727          $   917
                                                       =======          =======


The Company recognized depreciation expense of $527,000 and $512,000 for the years ended December 2003 and 2002, respectively. Included in leasehold improvements is approximately $90,000 related to improvements in the Rockville, Maryland facility. The Company has committed approximately an additional $400,000 in 2004 to complete leasehold improvements at this facility.


(5)    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 2003 and 2002 consisted of the following (in thousands):

                                                                                   2003         2002
                                                                                  ------       ------
Trade accounts payable                                                            $2,189       $3,462
Accrued royalties                                                                    582          338
Accrued salary and vacation pay                                                      125          240
Accrued interest (including non-cash liquidated damages related to delayed
  registration of stock underlying convertible and other securities of $271          308          789
  and $546 in 2003 and 2002, respectively)
Other                                                                              1,118          316
                                                                                  ------       ------

Total accounts payable and accrued expenses                                       $4,322       $5,145
                                                                                  ======       ======

 (6)     NOTES AND DEBENTURES PAYABLE

The table below summarizes notes and debentures payable activity for the years ended December 31, 2003 and 2002 (in thousands).

                                                                                                   Discount      Net
                                   Balance                                            Balance         at      Balance at
                                  12/31/02    Additions     Payments    Conversions    12/31/03    12/31/03    12/31/03
                                  --------     --------     -------     ---------        ------       -----       ------
8% Convertible Notes              $  2,985     $    107   $        -    $  (3,092)    $       -      $    -      $      -
8.5% Note - LHC Corporation            393           42        (435)            -             -           -            -
10% Convertible Note - BNC Bach        126            -           -          (126)            -           -            -
10% Convertible Debentures -
   Mercator                              -        1,950           -        (1,058)          892         (36)         856
12% Convertible Debenture -
   Bristol Investment Fund,            465            -           -          (465)            -           -            -
   Ltd.
12% Convertible Debenture -
   Mercator                            850        1,750        (300)       (2,234)           66         (54)          12
                                  --------     --------     -------     ---------        ------       -----       ------

Total                             $  4,819     $  3,849     $  (735)    $  (6,975)       $  958       $ (90)      $  868
                                  ========     ========     =======     =========        ======       =====       ======

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

                                                                                                    Discount       Net
                                   Balance                                             Balance        at      Balance at
                                  12/31/01    Additions     Payments    Conversions    12/31/02     12/31/02    12/31/02
                                  --------    ---------     --------    -----------    --------     --------    --------
8% Convertible Notes             $              $ 3,125   $       -     $    (140)     $  2,985   $  (2,052)  $      933
                                         -
8% Convertible Debentures                -        200             -          (200)            -          -            -
8.5% Note - LHC Corporation            411          -           (18)          -           393            -           393
10% Convertible Note - BNC Bach          -        150           (24)          -           126            -           126
12% Convertible Debenture -
   Bristol Investment Fund,              -         525            -           (60)          465        (273)         192
   Ltd.
12% Convertible Debenture -
   Mercator Group, LLP                   -        850             -               -          850       (313)         537
                                  --------     --------     -------     ---------        ------       -----       ------

Total current notes payable      $     411   $    4,850        $ (42)    $   (400)   $    4,819   $  (2,638)    $  2,181
                                 =========   ==========        =====     ========    ==========   ======================

8% Convertible Notes

Pursuant to Regulation S, Calypte has issued a series of 8% convertible notes in the aggregate principal amount of $3.125 million in 2002 and an additional $107,000 in 2003. These notes have a 24 month term and are convertible into shares of the Company's common stock at the lesser of $3.00 or 70% of the average of the three lowest trades during the 30 day period preceding conversion and are convertible at any time prior to maturity. Calypte has received approximately $2.6 million in proceeds after deducting fees and costs associated with these notes. The note issued during 2003 represented accrued interest due on one of the previous notes.

During 2003, various holders of the 8% convertible notes converted $3,092,000 face value plus accrued interest and liquidated damages resulting from delayed registration of the underlying common stock into approximately 45.7 million shares of the Company's common stock at conversion prices ranging from $1.014 to $0.077 per share. During 2002, various holders of the 8% convertible notes converted $140,000 face value plus accrued interest into approximately 0.3 million shares of the Company's common stock at a conversion price of $0.49 per share.

The Company was required to file a registration statement for the shares underlying the convertible notes within 30 days of the closing date. The Company did not file a registration statement for those shares until July 8, 2003. As a result of the delayed registration, the Company was required to pay, in cash or stock, at the subscribers' option, liquidated damages in an amount equal to 2% of the note principal for each month of delay. Between July 2002 and December
31, 2003, the Company recognized an aggregate of approximately $768,000 as liquidated damages attributable to these notes, substantially all of which was recorded as non-cash interest expense. The shares underlying these agreements were included in the Company's S-2 registration statement filed with the SEC that became effective on July 18, 2003.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

The following table sets forth the investors who subscribed to the 8% convertible notes in 2003 and 2002:

                                                                Transaction        Calypte           Shares
    Investor                                    Amount                Date      Closing Price   Issued (000) (1)
    --------                                    ------                ----      -------------   ----------------
    8% CONVERTIBLE NOTES
    2003
    Alpha Capital Aktiengesellshaft              $ 107,000          5/9/03            $ 0.63           1,302.5
                                                 =========                                             ========

    2002
    Alpha Capital Aktiengesellshaft              $ 500,000        5/24/02             $ 3.60           7,260.7
    Stonestreet Limited Partnership                500,000        5/24/02             $ 3.60           7,075.7
    Filter International Ltd.                      150,000        5/24/02             $ 3.60           2,452.4
    Camden International Ltd.                      350,000        5/24/02             $ 3.60           5,279.1
    Domino International Ltd.                      150,000        5/24/02             $ 3.60           1,767.4
    Thunderbird Global Corporation                  75,000        5/24/02             $ 3.60           1,083.1
    BNC Bach International Ltd.                    200,000        5/24/02             $ 3.60           2,463.8
    Excalibur Limited Partnership                  200,000        5/24/02             $ 3.60           1,678.9
    Standard Resources Ltd.                        100,000        5/24/02             $ 3.60           1,542.5
    SDS Capital International Ltd.                 300,000        7/10/02            $ 10.20           4,062.1
    Camden International Ltd.                      100,000        7/10/02            $ 10.20           1,707.9
    Excalibur Limited Partnership                  250,000        7/24/02             $ 6.60           4,238.3
    Stonestreet Limited Partnership                250,000        8/21/02             $ 3.90           4,042.2
                                                ----------                                           ----------

                                                $3,125,000                                            44,654.1
                                                 =========                                             ========


      (1) includes shares issued for accrued interest and liquidated damages as of December 31, 2003

8% Convertible Debentures

In 2002, Calypte issued two (2) 8% convertible debentures in the aggregate face amount of $200,000 pursuant to Regulation S. One of these debentures was convertible into shares of the Company's common stock at a 20% discount to the average closing price for the five trading days prior to conversion, the other at a 30% discount, and each had a conversion floor of $3.00 per share. Both of these debentures have been converted into shares of Calypte's common stock. Calypte received cash of $180,000, net of fees, from the issuance of these two debentures. The Company agreed to use its best efforts to register the shares of common stock and provided cost free piggyback registration rights to the debenture holders. There were no defined penalties and/or time requirements imposed on Calypte with respect to filing and achieving the effectiveness of a registration statement for the underlying shares. The shares underlying these agreements were included in the Company's S-2 registration statement filed with the SEC that became effective on July 18, 2003.

The following table lists the individual investors and transaction dates related to the issuance of the 8% convertible debentures:

                                                                                       Calypte
                                                                    Transaction        Closing             Shares
    8% CONVERTIBLE DEBENTURES                       Amount              Date            Price         Issued  (1)
    -------------------------                       ------              ----            -----         ------  ---
    Su So                                          $100,000         6/17/02            $4.20            36,667
    Jason Arasheben                                $100,000         7/03/02            $8.10            15,826

         (1) includes fee shares

The Company determined that the above 8% convertible notes and 8% convertible debentures were issued with beneficial conversion features. The beneficial conversion features were recognized by allocating an amount equal to the intrinsic value of each feature to note or debenture discount to be amortized over the life of the note or debenture, subject to a limitation of the face amount of the respective note or debenture. Upon earlier conversion, the proportionate share of unamortized discount was charged to interest expense. The intrinsic value was calculated at the date of issue as the difference between the conversion price of the note or debenture and the fair value of the Company's common stock into which the note or debenture was convertible, multiplied by the number of common shares into which the debenture was convertible. In the case of the 8% convertible notes, the beneficial conversion feature was generally limited by the face amount of the note. The beneficial conversion feature for each of the 8% convertible debentures was less than the face amount of the debenture, however, both debentures were converted soon after issuance.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

8.5% Note

In August 2001, the Company executed a promissory note in the amount of $400,000 to the parent company of its then-largest stockholder. The note required interest at 8.5% per annum and principal plus accrued interest was due no later than September 14, 2001. In December 2001, the parties agreed to execute a new note in the amount of $411,000, representing the unpaid principal and accrued but unpaid interest on the previous note. The note required interest at 8.5% per annum and principal payments were due beginning in February 2002. In February 2002, the Company renegotiated the payment terms to require monthly principal payments of $17,500 in February and March 2002, increasing to $35,000 thereafter unless and until the Company secured at least $2 million in additional financing, excluding the $850,000 of 12% convertible debentures and warrants discussed below, at which time a $200,000 principal payment would be required. The Company made the payment required on February 28, 2002. In March 2002, the Company further renegotiated the repayment terms of this note, suspending any required principal or interest payments until 30 days after the Company's registration statement for the 12% convertible debentures described below, at which time the Company was required to make a $200,000 payment and to resume making monthly payments of $35,000 until the principal and accrued interest were repaid in full. On February 28, 2003, the Company and the investor executed a new note in the amount of $435,000, representing the unpaid principal and accrued but unpaid interest on the December 2001 note between the parties. The Company renegotiated the terms of the December 2001 note due to a lack of available funds and to avoid a default. The terms of the February 2003 note required monthly principal payments of $17,500 plus interest from March 2003 through May 2003, increasing to $35,000 monthly, plus interest, thereafter, until the Company secured at least $5,000,000 in additional financing, at which time the remaining outstanding balance became due and payable. The remaining balance of the note was repaid in September 2003 following the securing of financing.

10% Convertible Note

On May 14, 2002, the Company issued, pursuant to Regulation S, a $150,000 10% convertible promissory note to BNC Bach International Ltd. ("BNC Bach"), a private investment fund that is a related party to Townsbury Investments Ltd. ("Townsbury"), the investor in a prior investment that provided the Company with financing pursuant to an equity line. The closing price for Calypte common stock on May 14, 2002 was $4.20. This note was originally convertible into shares of the Company's common stock at $1.50 per share and was due on the earlier of July 14, 2002 or the settlement date of Calypte's next drawdown under the equity line. On July 14, 2002, Calypte and BNC Bach agreed to extend the maturity date of the note from July 14, 2002 to December 31, 2002. The market price for Calypte common stock was $10.80 on July 14, 2002. In return for the extension of the maturity date, Calypte agreed to amend the conversion price of the note from $1.50 per share to the lesser of (a) $1.50 per share or (b) 60% of the lowest three closing bid prices of Calypte's common stock during the 22 business days prior to the date BNC Bach notifies Calypte of its election to convert the note. No accounting adjustments were required as a result of the extension of the note's maturity or the amendment of the conversion price. In December 2002, the Company repaid approximately $24,000 of the outstanding principal plus accrued interest from the proceeds of a draw down under its equity line with Townsbury.

On January 15, 2003, the Company and BNC Bach agreed to extend the maturity date of the Note to March 17, 2003. On March 17, 2003, the Company and BNC Bach agreed to further extend the maturity date to April 4, 2003. On April 2, 2003, the Company and BNC Bach agreed to extend the maturity date of the Note to May 5, 2003. On April 30, 2003, the Company and BNC Bach amended the conversion price to eliminate a conversion price ceiling of $1.50 per share and to increase the discount applicable to the conversion price from 40% to 50%. In return for this modification of the conversion price, BNC Bach agreed to extend the maturity of the note until May 10, 2004. No accounting adjustments were required as a result of any of the extensions of the note's maturity. In September 2003, BNC Bach converted the remaining $126,000 face value plus accrued interest into approximately 2.2 million shares of the Company's common stock at a conversion price of $0.0612 per share.

10% Convertible Debentures-Mercator Focus Fund, Mercator Momentum Fund and Mercator Momentum Fund III

On January 14, 2003, when the market price of the Company's stock was $1.92, the Company issued a $1,000,000 10% convertible debenture to Mercator Focus Fund, L.P. ("Focus Fund") pursuant to Regulation S and received net proceeds of $818,000 net of fees and expenses. $308,000 of the proceeds was used to repay the $300,000 October 2002 12% convertible debenture and accrued interest issued to Mercator Momentum Fund L.P. ("MMF"). The debenture is convertible into the Company's common stock at 80% of the average of the three lowest trades for the 20 days preceding conversion, but not more than $3.00. Under the terms of the debenture agreement, the Company agreed to file a registration statement for the shares of common stock underlying the debenture within 30 days of the closing date and use its reasonable best commercial efforts to cause the registration statement to be declared effective within 120 days of the closing date. On February 14, 2003, when the price of the Company's common stock was $2.01, the Company and Focus Fund agreed to extend the registration period until April 4, 2003. On March 31, 2003, when the market price of Calypte's common stock was $0.885, Focus Fund granted the Company an additional 30-day extension, until May 5, 2003, in which to register the shares of common stock underlying this financing. On May 1, 2003, when the market price of Calypte's common stock was $0.711, the Company received a further extension until July 1, 2003. On June 26, 2003, when the trading price for the Company's stock was $0.36 per share, Focus Fund agreed to extend the period for filing the registration statement through July 15, 2003. The shares underlying this agreement were included in the Company's S-2 registration statement that was filed with the SEC on July 8, 2003 and which became effective on July 18, 2003. During the third quarter of 2003, Focus Fund converted $422,000 face value plus accrued interest and $43,000 of liquidated damages due to delayed registration into approximately 5.8 million shares of the Company's common stock at conversion prices ranging from $0.07 to $0.09 per share. See Note 18 for information regarding the extension of the maturity of this note.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

On January 30, 2003, when the market price of the Company's stock was $1.86, the Company issued a $450,000 10% convertible debenture to MMF pursuant to Regulation S and received net proceeds of $440,000, net of fees and expenses. The debenture is convertible into the Company's common stock at 80% of the average of the three lowest trades for the 20 days preceding conversion, but not more than $3.00. Under the terms of the debenture agreement, the Company agreed to file a registration statement for the shares of common stock underlying the debenture within 30 days of the closing date and use its reasonable best commercial efforts to cause the registration statement to be declared effective within 120 days of the closing date. On February 14, 2003, when the price of the Company's common stock was $2.01, the Company and MMF agreed to extend the registration period of the underlying common stock as required in the Registration Rights Agreement until April 4, 2003. On March 31, 2003, when the market price of Calypte's common stock was $0.885, MMF granted the Company an additional extension, until May 5, 2003, in which to register the shares of common stock underlying this financing. On May 1, 2003, when the market price of Calypte's common stock was $0.711, the Company received a further extension until July 1, 2003. On June 26, 2003, when the trading price for the Company's stock was $0.36 per share, MMF agreed to extend the period for filing the registration statement through July 15, 2003. The shares underlying this agreement were included in the Company's S-2 registration statement that was filed with the SEC on July 8, 2003 and which became effective on July 18, 2003. During the third and fourth quarters of 2003, MMF converted $358,000 face value plus accrued interest and $29,000 of liquidated damages due to delayed registration into approximately 2.6 million shares of the Company's common stock at conversion prices ranging from $0.11 to $0.14 per share. See Note 18 for information regarding the extension of the maturity of this note.

On March 13, 2003, when the market price of the Company's stock was $1.50, the Company issued a $400,000 10% convertible debenture to Focus Fund and a $100,000 10% convertible debenture to Mercator Momentum Fund III, L.P. ("Momentum Fund III"), each pursuant to Regulation S, and received aggregate net proceeds of $400,000, net of fees and expenses. Each debenture is convertible into the Company's common stock at 65% of the average of the three lowest trades for the 20 days preceding conversion, but not more than $2.10. Under the terms of the debenture agreements, Calypte agreed to file a registration statement for the shares of common stock underlying the debentures within 30 days of the closing date and use its reasonable best commercial efforts to cause the registration statement to be declared effective within 120 days of the closing date. On April 11, 2003, when the market price of Calypte's common stock was $0.735, the Company received an extension until May 5, 2003 in which to register the shares of common stock underlying this financing. On May 1, 2003, when the market price of Calypte's common stock was $0.711, the Company received an extension until July 1, 2003. On June 26, 2003, when the trading price for the Company's stock was $0.36 per share, Focus Fund and Momentum Fund III agreed to extend the period for filing the registration statement through July 15, 2003. The shares underlying this agreement were included in the Company's S-2 registration statement that was filed with the SEC on July 8, 2003 and which became effective on July 18, 2003. During the third quarter of 2003, Focus Fund and Momentum Fund III converted an aggregate of $278,000 face value plus accrued interest and $50,000 of liquidated damages due to delayed registration into approximately 4.1 million shares of the Company's common stock at conversion prices ranging from $0.07 to $0.10 per share. See Note 18 for information regarding the extension of the maturity of this note.

The Company determined that each of the 10% convertible debentures was issued with a beneficial conversion feature. The intrinsic value was calculated at the date of issue as the difference between the conversion price of the debenture and the fair value of the Company's common stock into which the debenture was convertible, multiplied by the number of common shares into which the debenture was convertible, limited by the face amount of the debenture. The Company has treated the beneficial conversion features as a discount to the face amount of the debentures and is amortizing them over the term of the respective debentures. Upon conversion of all or a portion of the debenture, the proportionate share of unamortized discount has been charged to interest expense.

12% Convertible Debentures

On February 11, 2002, the Company signed a securities purchase agreement with a private investment fund, Bristol Investment Fund, Ltd. ("Bristol") pursuant to which Bristol agreed to purchase two 12% secured convertible debentures for an aggregate of $850,000, each of which matures two years after its issuance. The first debenture, in the amount of $425,000, was purchased by Bristol, under an exemption provided by Regulation S, on February 11, 2002 and the Company received net proceeds of $368,000. The closing price for Calypte stock on February 11, 2002 was $7.50. On May 10, 2002, Calypte issued a second $100,000 12% convertible debenture to Bristol, also under an exemption provided by Regulation S, and received net proceeds of $90,000. This debenture has the same terms as those of the initial debenture and reduced the remaining commitment under the agreement to $325,000. The closing price for Calypte stock on May 10, 2002 was $0.90. The outstanding debentures bear interest at the annual rate of 12%, payable quarterly in common stock or cash at Bristol's option. Under the terms of the debentures, Bristol could elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of the Company's common stock. The conversion price, as modified, for any debenture issued pursuant to this agreement is equal to the lesser of (i) the average of the lowest three closing bid prices during the 20 trading days immediately prior to the conversion date discounted by 40% and (ii) $1.50, subject to certain anti-dilution provisions.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

During May 2002, Bristol converted a principal amount of approximately $60,000 plus accrued interest into 148,747 shares of the Company's common stock at $0.42 per share. Subsequent to the February 14, 2003 effective date of the registration statement on Form S-2/A (No. 6) which registered shares of common stock underlying the 12% Convertible Debentures in the amount of $525,000 that we issued to Bristol Investment Fund, Ltd. ("Bristol") in February 2002, Bristol converted its remaining balance due under the debentures, an aggregate of $465,000 face value, plus accrued interest and $122,000 of liquidated damages due to delayed registration, into approximately 0.9 million shares of the Company's common stock at conversion prices ranging from $0.525 to $0.966 per share during the first half of 2003. The debenture discounts were eliminated concurrent with the conversions.

In conjunction with this transaction, the Company issued a Class A warrant to purchase up to 56,667 shares of its common stock. The Class A warrant was exercisable for a period of seven years after issuance at a price per share equal to the lesser of (i) the average of the lowest three trading prices during the 20 trading days immediately prior to the exercise date discounted by 30% and
(ii) $3.45. Bristol exercised the warrant in September 2003 at a price of $0.077 per share.. The warrant was valued on the date of issue at $6.30 per share using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 4.7%, the contractual life of 7 years, and volatility of 80%. As additional fees for this transaction, the Company also issued a warrant to purchase 2,833 shares of its common stock. The warrant to purchase the 2,833 shares has the same terms and the same fair market value as the Class A warrant and has not yet been exercised.


The Company also issued Bristol a Class B warrant to purchase an additional 400,000 shares of its common stock. Upon the effectiveness of the related registration statement for the shares underlying the Class B warrant, Bristol was required to exercise the Class B warrant in conjunction with the mandatory monthly conversion of its debentures so that each month the Company would issue to Bristol, pursuant to the Class B warrant, a number of shares equal to 150% of the shares issued to the fund pursuant to the monthly conversion of the debentures. The Class B warrant was exercisable at a price per share equal to the lesser of (i) the average of the lowest three trading prices during the 20 trading days immediately prior to the exercise date discounted by 30% and (ii) $6.45. The Company was not permitted to include the shares underlying the 400,000 share Class B warrant in its registration statement, and Bristol was not obligated to begin exercising the warrant until such time as the underlying shares were registered, however Bristol exercised it in its entirety in September 2003 at a price of $0.0825 per share. The warrant was valued on the date of issue at $4.20 per share using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 2.2%, the contractual life of 1 year, and volatility of 80%.

In accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Stock," and the terms of the Class A and Class B warrants issued to Bristol in conjunction with the 12% debentures in February 2002, the fair value of the warrants was accounted for as a liability, with an offsetting discount to the carrying value of the first $425,000 debenture, which was to be amortized as interest expense over the 24 month term of the debenture. The combined fair values of the Class A and Class B warrants treated as a discount to the debenture exceeded the $425,000 amount of the debenture. Accordingly, the aggregate amount of the warrant liability and the offsetting debenture discount recorded attributable to the Class A and Class B warrants was limited to $425,000 at the time of issuance. In September 2003, Bristol exercised both the Class A and Class B warrants. The Company issued 456,667 shares of its common stock and received proceeds of approximately $38,000. The Company reclassified the warrant liability to equity at the time of the exercise of the warrants. Until the warrants were exercised, the liability was marked to market through earnings. The Company recorded a net non-cash interest expense reduction of approximately $275,000 attributable to the re-measurement of the warrant liability for the year ended December 31, 2003. Non-cash interest income in 2002 attributable to the re-measurement of the warrant liability was approximately $70,000. This is recorded as a reduction of non-cash interest expense in the financial statements.

The Company did not receive any additional consideration over and above the negotiated price for the debentures in connection with the issuance of the Class A and B warrants. The Class A and B warrants were contemplated and considered a part of the negotiated transaction for the debentures issued to Bristol. The Class A and Class B warrants were intended to act as consideration for the investment by Bristol and also provided the Company with immediate cash upon their exercise. The Class B warrants were intended to provide the Company with cash over a one year period following the effective date of the registration statement for the shares underlying the debentures and warrants. Management believed that the terms of the financing were on the best possible terms available as a result of the Company's tenuous financial condition at the time of the arrangement.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

The Company determined that both of the debentures issued to Bristol were issued with a beneficial conversion feature. Upon conversion of a portion of the debenture, the Company charged the proportionate share of unamortized discount to interest expense. The intrinsic value was calculated at the date of issue as the difference between the conversion price of the debenture and the fair value of the Company's common stock into which the debenture was convertible, multiplied by the number of common shares into which the debenture was convertible. Because the Company also issued warrants in conjunction with the first $425,000 debenture, as described above, the value of the beneficial conversion feature was not accorded treatment as a discount to the debenture, since the valuation of the accompanying warrants had reduced the carrying value of the debenture to zero at the time of issuance. The beneficial conversion feature attributable to the second $100,000 debenture was limited to $100,000 by the face amount of the debenture and recorded as a discount to the debenture to be amortized to interest expense over the life of the debenture.

12% Convertible Debentures

On September 12, 2002, the Company issued a $550,000 12% convertible debenture to MMF. The debenture was convertible into the Company's common stock at 85% of the average of the three lowest trades for the 20 days preceding conversion. This debenture was the first tranche of a $2.0 million commitment that was to become available upon the filing and effectiveness of a registration statement. Under the terms of the debenture agreement, the Company agreed to file a registration statement for the shares of common stock underlying the debenture within 45 days of the closing date and use its best commercial efforts to cause the registration statement to be declared effective within 135 days of the closing date. At December 31, 2002, the Company had obtained an extension of the registration period through February 18, 2003. On February 14, 2003, when the price of the Company's common stock was $2.01, the Company and MMF agreed to extend the registration period until April 4, 2003. On March 31, 2003, when the market price of Calypte common stock was $0.885, the Company amended the conversion price to eliminate a conversion price floor of $1.50 per share in return for an extension until May 5, 2003 in which to register the shares of common stock underlying this and certain other Mercator-group financings. On May 1, 2003, when the market price of Calypte's common stock was $0.711, the Company received a further extension until July 1, 2003. On June 26, 2003, when the trading price for the Company's stock was $0.36 per share, MMF agreed to further extend the period for filing the registration statement through July 15, 2003. The shares underlying this agreement were included in the Company's S-2 registration statement that was filed with the SEC on July 8, 2003 and that became effective on July 18, 2003. During the third quarter 2003, MMF converted $550,000 face value plus accrued interest into approximately 4.8 million shares of the Company's common stock at conversion prices ranging from $0.09 to $0.22 per share.

On October 22, 2002, the Company issued a $300,000 12% convertible debenture to MMF. The debenture and related accrued interest was repaid on January 13, 2003 in conjunction with the issuance of a $1,000,000 10% convertible debenture to Focus Fund. Upon the repayment, the Company charged the remaining unamortized amount of the beneficial conversion feature of approximately $271,000 to non-cash interest expense. Additionally, the repayment of this note resulted in the Company effectively repurchasing a portion of the beneficial conversion feature. In situations in which a debt instrument containing an embedded beneficial conversion feature is extinguished prior to conversion, a portion of the debt payment is allocated to the beneficial conversion feature using the intrinsic value of that conversion feature at the extinguishment date. Any residual amount is then allocated to the convertible security with the Company recognizing a gain or loss to remove the remaining liability. The repurchase of the beneficial conversion feature upon repayment of the debenture resulted in a non-cash gain of $128,000, recorded as other income, during the first quarter of 2003.

On April 29, 2003, when the price of the Company's common stock was $0.82, the Company issued a $300,000 12% convertible debenture to MMF and recorded net proceeds of $245,000. The debenture is convertible into the Company's common stock at 70% of the average of the three lowest trades for the 20 days preceding conversion, but not more than $1.20. Under the terms of the debenture agreement, Calypte agreed to file a registration statement for the shares of common stock underlying the debenture within 30 days of the closing date and use its reasonable best commercial efforts to cause the registration statement to be declared effective within 120 days of the closing date. On May 1, 2003, when the market price of Calypte's common stock was $0.711, the Company received an extension until July 1, 2003 in which to file a registration statement for the underlying shares. On June 26, 2003, when the trading price for the Company's stock was $0.36 per share, MMF agreed to extend the period for filing the registration statement through July 15, 2003. The shares underlying this agreement were included in the Company's S-2 registration statement that was filed with the SEC on July 8, 2003 and which became effective on July 18, 2003. During the third quarter 2003, MMF converted $294,000 face value plus accrued interest and $11,000 liquidated damages due to delayed registration was converted into approximately 3.5 million shares of the Company's common stock at prices ranging from $0.077 to $0.12 per share. See Note 18 for information regarding the extension of the maturity of this note.

Pursuant to the Registration Statement filed on July 8, 2003 and effective July 18, 2003, the Company registered shares underlying a 12% convertible debenture for $250,000 which was to be funded upon the filing of the Registration Statement and another for $500,000 to be funded by July 25, 2003 as portions of the September 2002 $2 million commitment by MMF. On July 24, 2003, when the market price for the Company's common stock was $0.115, the Company issued 12% convertible debentures in the principal amount of $250,000 each to Alpha Capital AG, Gamma Opportunity Capital Partners, LP and Goldplate Investment Partners, assignees under the MMF $2 million commitment agreement mentioned above covering these two commitments. The Company had prepaid $75,000 in fees and received gross proceeds of $750,000. A portion of the proceeds were used to repay a $400,000 MMF advance from June 6, 2003, along with a fee of $12,000. The debentures were convertible into the Company's common stock at 85% of the average of the three lowest trades for the 20 days preceding conversion. During the third quarter 2003, the investors converted $750,000 face value plus accrued interest into approximately 8.0 million shares of the Company's common stock at conversion pricees of approximately $0.09 per share.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

On September 1, 2003, when the market price for the Company's common stock was $0.498 per share, the Company issued a $570,000 12% convertible debenture to Marr Technologies BV, an additional assignee from MMF under the $2 million September 2002 commitment, and received net proceeds of $570,000. The debenture was convertible into the Company's common stock at 85% of the average of the three lowest trades for the 20 days preceding conversion but not less than $0.11 per share. On September 1, 2003, this note was converted into approximately 5.2 million shares of the Company's common stock at a conversion price of $0.11 per share.

On October 2, 2003, when the market price for the Company's stock was $1.31 per share, the Company issued the final $130,000 of debentures to four assignees of MMF under the $2 million September 2002 12% convertible debenture commitment, and received net proceeds of $130,000. During October 2003, two of these investors converted $70,000 of principal of these debentures at a price of $0.59 per share and the Company issued approximately 118,400 shares of its common stock.

The Company determined that the MMF 12% convertible debentures, including those issued to MMF assignees, were each issued with a beneficial conversion feature. The intrinsic value was calculated at the date of issue as the difference between the conversion price of the debenture and the fair value of the Company's common stock into which the debenture was convertible, multiplied by the number of common shares into which the debenture was convertible, limited by the face amount of the debenture. The Company treated the beneficial conversion feature as a discount to the face amount of the debenture and amortized it over the respective term. Upon conversion of all or a portion of the debenture, the proportionate share of unamortized discount is charged to interest expense.

The table below summarizes the components of net interest expense reported in the consolidated statements of operations (in thousands).

                                                                                    2003             2002
                                                                                    ----             ----
Accrued interest on debt instruments                                           $     425         $     332

Non-cash interest expense composed of:
   Amortization and proportional write-off upon conversion of note and
     debenture discounts                                                           4,835             1,188
   Liquidated damages due to delayed registration of shares underlying
     convertible and other securities                                                620               546
   Amortization and proportional write-off upon conversion of deferred
     offering costs                                                                  997               210
   Expense attributable to warrants issued in conjunction with the Marr
     $10 million Promissory Note Agreement                                           322                 -
   Warrant liability mark-to-market adjustment attributable to Bristol
     Class A and Class B warrants                                                   (275)              (70)
   Expense attributable to dividends on mandatorily redeemable Series A
     preferred stock                                                                  60                 -
                                                                               ---------         ---------

Total interest expense                                                             6,984             2,206

Interest income                                                                      (15)               (3)
                                                                               ---------         ---------

Net interest expense                                                             $ 6,969          $  2,203
                                                                                 =======          ========

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


5% Note Purchase Agreement

On November 13, 2003, when the market price of the Company's common stock was $0.88 per share, the Company and Marr, its largest stockholder, entered into an agreement in which Marr agreed to provide the Company up to an aggregate of $10,000,000 (the "Marr Credit Facility") pursuant to promissory notes issuable to Marr on an as-needed basis by the Company (the "Notes"). Each Note will bear interest at the rate of 5% per annum and will have a 12-month term. The Marr Credit Facility is available during the period beginning on February 28, 2004 and ending on May 31, 2004. The aggregate amount available under the Marr Credit Facility will be proportionally reduced by the amount of any equity financing obtained by the Company during the term of the Marr Credit Facility. Marr has the right of first refusal to participate in any such equity financing on the same terms as the other investors. The Marr Credit Facility provides for earlier termination as of March 31, 2004, if the Company fails to have its common stock listed on an established stock exchange by that date. Moreover, upon the failure to obtain such stock exchange listing, any outstanding Notes would be due and payable on April 30, 2004. As of March 19, 2004, no Notes have been issued under the Marr Credit Facility. As consideration for the Marr Credit Facility, the Company issued to Marr a warrant to purchase 375,000 shares of its common stock at an exercise price of $0.80 per share. The warrant is immediately exercisable and expires two years after issuance on November 12, 2005. The warrant was valued at $0.859 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.93%; expected dividend rate of 0.00%; volatility of 316.42%; and expected term of 2 years. The calculated value of the warrant was charged to interest expense. Refer to Note 18 for information regarding an amendment to this agreement in the first quarter of 2004.

(7)   GAIN ON SETTLEMENT OF TRADE DEBT

On February 12, 2002, the Company completed a restructuring of approximately $1.7 million of its past due accounts payable and certain other obligations with 27 of its trade creditors. Under the restructuring, the Company issued approximately 47,000 restricted shares of its common stock at various negotiated prices per share to trade creditors in satisfaction of specified debt. The issuance of the shares was pursuant to Regulation D of the Securities Act. The shares issued are now eligible for resale under the provisions of Rule 144. The creditors accepted the shares plus deferred cash payments ranging from 0% to 25% of the outstanding balance in satisfaction of $1,699,000 of indebtedness plus certain patent rights for 2002. On the date the shares were issued, the aggregate value of the Company's common stock issued to the trade creditors was $248,000 and the aggregate deferred cash payment yet to be made to the trade creditors totaled $132,000. During the third quarter of 2002, the Company made cash payments to the various creditors totaling 10% of the deferred cash balance, or approximately $13,000, leaving $119,000 remaining to be paid at December 31, 2003 and 2002. The Company recognized a gain of $1,319,000 during the first quarter of 2002 as a result of restructuring this indebtedness.

(8)    LEASE COMMITMENTS


Capital Leases

The Company has acquired equipment under capital lease agreements that are collateralized by the related equipment. The lease agreements carry effective interest rates of approximately 18% per annum. During 1993, the Company issued stock warrants for the purchase of 1,172 shares of the Company's common stock at exercise prices ranging from $150.00 to $225.00 per share as partial consideration for obtaining two of the lease agreements. These warrants expired in 2003. In 2000, the Company exercised its option to renew one of the capital leases for an additional three year term. In 2001, the Company acquired laboratory equipment under a capital lease having a four-year term and an effective interest rate of approximately 17.5% per annum. In 2002, the Company settled its liability under one of these leases by issuing 9,804 shares of its common stock.

Equipment acquired under capital leases included in property and equipment as of December 31, 2003 and 2002 consisted of the following (in thousands):

                                                  2003          2002
                                                -------        -------

Machinery and equipment                         $ 1,729        $ 1,763
Other                                                92             92
                                                -------        -------

                                                  1,821          1,855
Accumulated depreciation and amortization        (1,802)        (1,790)
                                                -------        -------

                                                $    19        $    65
                                                =======        =======

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002



 Future minimum lease payments under capital leases as of December 31, 2003 were (in thousands):

Year ended December 31,
2004                                                                 12
2005                                                                  8
                                                               --------
                                                                     20

Less amount representing interest                                    (2)
                                                               --------

Present value of capital lease obligation                            18
Capital lease obligations - current portion                         (12)
                                                               --------

Capital lease obligations - long-term portion                  $      6
                                                               ========

Operating Leases

The Company leases office and manufacturing space in Alameda, California, under a noncancelable operating lease which expires in June 2004. The Company also leases manufacturing space in Rockville, Maryland under two operating subleases. Total rent expense under these leases was $836,000 and $867,000 for the years ended December 2003 and 2002, respectively. Future minimum rental payments under all noncancelable operating leases as of December 31, 2003 were (in thousands):


Year ended December 31,
2004                                                                $   584
2005                                                                    385
2006                                                                    321
Thereafter                                                                -
                                                                    -------

Total                                                               $ 1,290
                                                                    =======

Refer to Note 18 for information regarding an extension of the lease for the Company's Rockville, Maryland facilities.

(9)    MANDATORILY REDEEMABLE PREFERRED STOCK

At the time of its original incorporation, the Company issued both common stock and $1,000,000 of mandatorily redeemable Series A preferred stock. The Company is required to redeem all shares of mandatorily redeemable Series A preferred stock within 60 days of any fiscal year-end in which the Company attains $3,000,000 in retained earnings, and funds are legally available. Based on losses accumulated through December 31, 2003, the Company must achieve in excess of $130,800,000 in future earnings before any repayment is required. The mandatorily redeemable Series A preferred stock is nonvoting and holders of these shares are entitled to receive cumulative dividends at the rate of $1.20 per share per annum. Through June 30, 2003, cumulative preferred dividends totaling $1,636,000 have been charged to stockholders' equity (deficit) to accrete for the mandatorily redeemable Series A preferred stock redemption value with a corresponding increase in the recorded amount of the mandatorily redeemable Series A preferred stock. Since the Company's third quarter 2003 adoption of SFAS No. 150, as described in Note 2, cumulative preferred dividends totaling $60,000 have been charged to interest expense to accrete for the mandatorily redeemable Series A preferred stock redemption value with a corresponding increase in the recorded amount of the mandatorily redeemable Series A preferred stock.


In anticipation of using a portion of the proceeds from its Initial Public Offering to redeem the Series A preferred stock, the Company eliminated the Series A preferred stock from its articles of incorporation upon reincorporation of the Company in Delaware in June 1996. However, management subsequently chose not to redeem the Series A preferred stock and as of December 31, 2003 it remains outstanding. The holders of such shares maintain the same rights as held before the reincorporation.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


(10)    STOCKHOLDERS' EQUITY (DEFICIT)


Increase in Authorized Shares

On February 14, 2003, the Company filed an Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware that increased the number of shares of authorized common stock from 200 million to 800 million. The Company's stockholders approved the Amendment to the
Certificate of Incorporation at the Special Meeting of Stockholders held on February 14, 2003. A principal purpose for authorizing the additional shares was for issuance pursuant to arrangements to finance the Company's continuing operations.


Private Placements

As detailed in the Consolidated Statements of Stockholders' Equity (Deficit), the Company raised net proceeds $0.4 million and $12.5 million in private placement transactions with accredited investors who purchased 266,667 and 28,333,333 shares during 2002 and 2003, respectively.


Under the terms of the August 2002 private placement, Calypte agreed to file a registration statement for the shares of common stock and use its reasonable best commercial efforts to cause the registration statement to be declared effective within ninety days of the closing date. Under the terms of the agreement, the Company was required to issue, as liquidated damages, 8,333 shares of its common stock for each ten days of delay past November 27, 2002. The shares underlying this agreement were included in the Company's S-2 registration statement that was filed with the SEC on July 8, 2003 and which became effective on July 18, 2003. Through the effective date of the Registration Statement, the Company charged an aggregate of $225,000 to interest expense representing the value of 183,333 shares issuable as liquidated damages. On April 1, 2003, when the price of the Company's common stock was $0.849, the Company issued 100,000 shares of its common stock in settlement of accumulated liquidated damages through March 27, 2003, pursuant to the terms of the agreement. On September 19, 2003, when the price of the Company's common stock was $1.43, the Company issued an additional 83,333 shares of its common stock in final settlement of liquidated damages under this agreement.

On July 31, 2003, when the market price of the Company's stock was $0.18 the Company announced that it had entered into a financing agreement with Marr Technologies B.V. ("Marr") in which the Company would issue 8,333,333 restricted shares of its common stock priced at $0.30 for an aggregate of $2.5 million. The Company's stock just prior to the announcement had been trading in a range between $0.11 and $0.12 per share. The agreement contains a 12 month lock-up (holding period) provision. In conjunction with the investment, Marr has the right to nominate two mutually-agreeable individuals for appointment to the Calypte Board of Directors at a mutually-agreeable future date. The two companies also signed a Memorandum of Understanding and have formed a joint venture in China, with the intent of creating a platform for manufacturing, distribution and sale of Calypte's products in China. Calypte's existing distribution agreement has been assigned to the joint venture under the terms of this agreement. On September 2, 2003, when the market price of the Company's stock was $0.82, the Company announced that it had entered into an additional $10 million equity financing agreement with Marr in which the Company would issue 20 million restricted shares of its common stock priced at $0.50 per share. This agreement also contains a 12 month lock-up provision.

Equity Line of Credit

In August 2001, the Company and Townsbury Investments, Ltd. ("Townsbury"), a private investment fund, signed a common stock purchase agreement for the future issuance and purchase of up to $10 million of the Company's common stock over a twenty-four month period. The initial closing of the transaction occurred in October 2001. Under this arrangement, the Company, at its sole discretion, could draw down on this facility, sometimes termed an equity line, from time to time, and the investment fund was obligated to purchase shares of the Company's common stock. The purchase price of the common stock purchased pursuant to any draw down was equal to 88% of the daily volume weighted average price of the Company's common stock on the applicable date. In conjunction with the signing of the stock purchase agreement, in October 2001, the Company issued a 7-year fully-vested warrant to Townsbury to purchase approximately 140,000 shares of common stock at an exercise price of $8.229 per share and issued approximately 3,800 shares of its common stock as a fee to Townsbury. In October 2001, the Company filed a Registration Statement on Form S-2 with the Securities and Exchange Commission to register for resale 10,000,000 shares of common stock that it might issue in conjunction with the equity line facility, the warrant and the fee shares. During November and December 2001, the Company issued two draw down requests under this facility in the aggregate amount of $430,000. The Company issued 72,738 shares of its common stock and received aggregate net proceeds of $406,000 after deducting fees and expenses in settling these two draw downs. During 2002, the Company issued 783,038 shares of its common stock and received aggregate net proceeds of approximately $2.7 million after deducting fees and expenses in settling these fourteen draw downs. At the expiration of the facility in October 2003, the Company had issud all but approximately 633 shares of the registered stock.

The  warrant  issued to  Townsbury  was valued on the date of issue at $6.60 per share using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of 0.0%; risk free interest rate of 4.3%, the contractual life of 7 years, and volatility of 80%. The warrant was accounted for as a deferred offering cost and was recognized as a cost of the financing in proportion to the amount of each draw-down in relation to the $10 million nominal commitment amount. The unamortized balanced was written off as interest expense at the termination of the facility.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


In conjunction with the issuance of the 10% convertible note to BNC Bach described in Note 6, on May 10, 2002 when the market price of the Company's common stock was $0.90, Calypte repriced from $8.23 to $0.45 the 140,000 share warrant issued to Townsbury pursuant to the equity line, as permitted by the warrant's originally negotiated terms. Townsbury exercised the warrant for the entire 140,000 shares and Calypte received $63,000 in proceeds. In light of the Company's precarious financial condition and its being in danger of ceasing operations, the exercise price was modified to serve as an inducement for the investor to exercise the warrant. The Company viewed the modification of the exercise price as fair and reasonable under the circumstances. Townsbury was and is viewed as an unaffiliated party of the Company. The fair value of the warrant had originally been treated as a deferred offering cost associated with the equity line. The fair value of the repriced warrant was less than that of the original warrant and therefore no accounting adjustment attributable to the repricing was required. Upon the exercise of the warrant, the Company reclassified the $807,000 unamortized balance of the deferred offering cost to additional paid-in capital.

Warrants, options and stock grants

During 2002, the Company looked for ways to minimize its use of cash while obtaining required services. It issued warrants and options to purchase an aggregate of 1,583,333 shares of its common stock under agreements with consultants to perform legal, financial, business advisory and other services associated with the restart of its operations including introductions and arrangements with respect to potential domestic and international product distribution agreements, assistance with international product trials and regulatory qualifications. At December 31, 2002, the consultants had exercised options and warrants to purchase 1,550,000 shares of the Company's common stock and they exercised the balance in 2003. The Company received approximately $1.7 million in proceeds in 2002 and 2003. The warrant and option grants were non-forfeitable and fully-vested at the date of issuance and were valued using the Black-Scholes option pricing model using the following range of assumptions:

                                                            Low          High
                                                            ---          ----

Exercise price per share                                   $0.45         $1.50
Market price of Calypte's stock on date of issuance        $0.90         $4.20
Assumptions:
   Expected dividend yield                                  0.0%          0.0%
   Risk free rate of return                                1.25%         5.16%
   Contractual life                                     3 months      10 years
   Volatility                                                80%           80%
Fair Market Value                                         $0.465         $7.59

Pursuant to the requirements of FASB Statement No. 123 and EITFs 96-18 and 00-18 related to accounting for stock-based compensation, the Company recognized non-cash selling, general and administrative expense in the amount of $2.1 million attributable to these warrants at the date of grant in 2002.

In addition to the above warrants and options, the Company issued stock grants for approximately 103,000 shares of its common stock to certain consultants and other vendors under various agreements and recorded non-cash selling, general and administrative expense of $364,000 based on the intrinsic value of the stock on the date granted during 2002.

During 2003, the Company entered into new contracts and extended certain other contracts with existing consultants to perform various legal, business advisory, marketing and distribution functions similar to those entered into during 2002. The Company issued warrants to purchase an aggregate of 4,463,834 shares of its common stock as compensation for these services. During 2003, the consultants exercised warrants to purchase 4,263,834 shares of the Company's common stock and the Company received proceeds of $2,707,000. The warrants were non-forfeitable and fully-vested at the date of issuance and were valued using the Black-Scholes option pricing model using the following range of assumptions:

                                                             Low          High
                                                             ---          ----

Exercise price per share                                   $0.080         $1.50
Market price of Calypte's stock on date of issuance         $0.18         $2.01
Assumptions:
   Expected dividend yield                                   0.0%          0.0%
   Risk free rate of return                                 0.92%         1.86%
   Contractual life                                      3 months     24 months
   Volatility                                             131.35%       411.50%
Fair Market Value                                           $0.11         $1.46

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


Pursuant to the requirements of FASB Statement No. 123 and EITFs 96-18 and 00-18 related to accounting for stock-based compensation, the Company recognized non-cash selling, general and administrative expense in the amount of $2.8 million attributable to these warrants at the date of grant in 2003.

In addition to the warrants and options described above, during 2003, the Company also issued stock grants for approximately 3,637,000 shares of its common stock to certain consultants and other vendors under various agreements and recorded non-cash selling, general and administrative expense of $2,712,000 based on the intrinsic value of the stock on the date of grant.

Change of Control Provisions

Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. Additionally, in December 1998, the Company's Board of Directors declared a dividend distribution of one preferred share purchase right (a Right) for each outstanding share of common stock of the Company. The dividend was payable to the stockholders of record on January 5, 1999. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company because the Rights do not become exercisable in the event of a permitted offer or other acquisition exempted by the Board.


(11)    INCENTIVE STOCK AND STOCK OPTIONS PLANS

Stock option grants to employees are generally issued with an exercise price equal to the market price at the grant date. To the extent that the market price of the common stock exceeds the exercise price of the options, deferred compensation is recognized for the intrinsic value in accordance with APB 25 and FIN 44. This deferred compensation would be amortized on a straight-line basis over the vesting period of the option.


Option grants to non-employees are valued at the date of grant using the Black-Scholes option-pricing model in accordance with FAS 123. Option grants that do not include sufficient disincentive for non-performance are accounted for in accordance with EITFs 96-18 and 00-18. In such instances, the deferred compensation is amortized over the term of the agreement on a straight-line basis. Until the awards are fully vested or a measurement date is achieved, the Company records an adjustment to deferred compensation and consultant expense to reflect the impact of the fair value, as remeasured at quarter-end, of the options based on changes to the Company's stock price.

Stock bonuses and awards reflect shares of Calypte common stock granted to employees and consultants. Compensation expense is recognized at the time of grant, and is determined based on the number of shares awarded and the closing market price at the date of the award, in accordance with APB 25.

2000 Equity Incentive Plan

In June 2000, the Company's Board of Directors and stockholders approved the adoption of the Company's 2000 Equity Incentive Plan (the "2000 Incentive Plan") to replace the Company's 1991 Incentive Stock Plan, which expired in April 2001. At the Annual Meeting of Stockholders in May 2003, the Company's stockholders approved an increase to 10,000,000 shares in the number of shares of the Company's common stock authorized for issuance under this plan. The Compensation Committee of the Company's Board of Directors administers the Plan. The Board of Directors may amend or modify the 2000 Incentive Plan at any time. It will expire in June 2010, unless terminated earlier by the Board of Directors.


Under the terms of the 2000 Incentive Plan, nonstatutory stock options, restricted stock and stock bonuses may be granted to employees, including directors who are employees, non-employee directors, and consultants. Incentive stock options may be granted only to employees.


Nonstatutory stock options may be granted under the 2000 Incentive Plan at a price less than the fair market value of the common stock on the date the option is granted. Prior to the amendment of the 2000 Incentive Plan approved by the Company's stockholders at the May 2003 Annual Meeting of Stockholders, nonstatutory stock options could not be granted at a price less than 85% of the common stock on the grant date. Incentive stock options may be not be granted under the 2000 Incentive Plan at a price less than 100% of the fair market value of the common stock on the date the option is granted.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all classes of stock of the Company are granted at an exercise price not less than 110% of the fair market value of the common stock. Options granted to employees under the 2000 Incentive Plan generally vest monthly over periods of up to three years, as specified in the option agreements. The term of nonstatutory and incentive stock options granted is 10 years or less from the date of the grant, as provided in the option agreements.


Restricted stock awards may be granted to purchase stock either in addition to, or in tandem with, other awards under the 2000 Incentive Plan, under conditions determined by the Compensation Committee. The purchase price for such awards must be no less than 85% of the fair market value of the Company's Common Stock on the date of the grant. The Compensation Committee may also grant stock bonus awards to employees or consultants for services rendered to the Company. Such awards may also be granted either in addition to, or in tandem with, other awards under the 2000 Incentive Plan, under conditions determined by the Compensation Committee.


Deferred compensation is recorded related to options granted to non-employees and options granted to employees when the exercise price is below the fair market value of the underlying common stock, if any. For the years ended December 31, 2003 and 2002, the Company recorded deferred compensation of $10,000, and $75,000, respectively, for certain of the Company's common stock options granted under the Stock Plan. This amount is amortized over the relevant period of service. The amortized compensation expense for the years ended December 31, 2003 and December 31, 2002 was $3,000 and $83,000, respectively. The Company recorded compensation expense of $94,000 and $721,000, respectively, attributable to stock bonus awards of 48,667 shares of common stock granted during 2003 and 300,974 shares of common stock granted during 2002. Compensation expense attributable to stock bonuses is determined by multiplying the closing market price of the Company's common stock on the date of grant by the number of shares granted. The weighted average price of shares issued as stock bonuses was $1.92 in 2003 and $2.40 in 2002.

In December 2002, at the Company's request, employees agreed to the cancellation of an aggregate of approximately 440,000 options (including approximately 88,000 options granted to officers) to purchase the Company's common stock previously issued from this Plan and from the 1991 Incentive Stock Plan. The cancelled options had exercise prices above the then-current market price. The Company agreed to reissue these options on a fully vested basis with an exercise price of the lesser of (i) $1.92 per share or (ii) market at the date of the 2003 Annual Stockholders' Meeting, subject to stockholder approval at the meeting of an amendment to the 2000 Incentive Plan to increase the number of authorized shares for the 2000 Incentive Plan and to increase the number of shares permitted to be granted annually to a plan participant from 900,000 to 2,500,000 shares. The Company's stockholders approved the amendment and the options were issued on May 29, 2003 at the market price of $0.32.

The following  table  summarizes  option grant activity under the 2000 Incentive
Plan:

                                                         OPTIONS         WEIGHTED AVERAGE
                                                                         EXERCISE PRICE
                                                                         ================
Outstanding as of December 31, 2001                      292,418        $           13.34
Granted                                                  317,860                     3.03
Exercised                                                (99,140)                    2.60
Cancelled                                               (453,727)                    9.70
                                                     ---------------

Outstanding as of December 31, 2002                       57,411        $            3.74
Granted                                                8,528,626                     0.33
Exercised                                             (1,426,510)                    0.38
Cancelled                                               (562,778)                    0.36
                                                     ---------------

Outstanding as of December 31, 2003                    6,596,749        $            0.35
                                                     =============

Exercisable as of December 31, 2002                       38,710        $            3.68

Exercisable as of December 31, 2003                    2,431,636        $            0.34

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


As of December 31, 2003, 1,579,884 shares of common stock were available for grant under the 2000 Incentive Plan. The following table summarizes the per share weighted-average fair value of stock options granted during 2003 and 2002, on the date of grant using the Black-Scholes option-pricing model with the indicated weighted-average assumptions:

                                                                    2003             2002
                                                                =============    =============
Per share weighted average fair value of options granted               $0.336           $1.389
Expected dividend yield                                                 0.00%            0.00%
Risk-free interest rate                                                 3.44%            3.55%
Volatility                                                             226.1%            80.0%
Expected life                                                       8.0 years        4.9 years


1991 Incentive Stock Plan

In April 1991, the Company's Board of Directors approved the adoption of the Company's Incentive Stock Plan (the Stock Plan). A total of 141,366 shares of common stock were reserved for issuance under the Stock Plan. Since the adoption of the 2000 Equity Incentive Plan in June 2000, no additional shares have been granted from the Stock Plan. All of the shares reserved but not issued or subject to options granted under the Stock Plan, including shares subject to cancelled options, are available for grant under the 2000 Incentive Plan. At December 31, 2003, there were no shares of common stock available for grant under the Stock Plan.

The following table summarizes activity under the Stock Plan:

                                                  OPTIONS           WEIGHTED AVERAGE
                                                                     EXERCISE PRICE
                                                                   ===================
Outstanding as of December 31, 2001                  40,386      $              50.45
Cancelled                                           (33,630)                    38.23
                                                  ----------

Outstanding as of December 31, 2002                   6,756       $            111.31
Cancelled                                             (500)                   210.00
                                                  ----------
Outstanding as of December 31, 2003                   6,256       $            103.42
                                                 ===========
Exercisable as of December 31, 2002                  6,756       $             111.31

Exercisable as of December 31, 2003                  6,256       $             103.42

1995 Director Option Plan

In December 1995, the Company's Board of Directors approved the Company's 1995 Director Option Plan (the Director Option Plan). At the Annual Meeting of Stockholders in May 2003, the Company's stockholders approved an increase to 2,000,000 shares in the number of shares of the Company's common stock authorized for issuance under this plan. Under the Director Option Plan, the Company's Board of Directors determines the number of shares of the Company's stock that will be granted each year to newly-elected and re-elected directors. Options may be granted under this plan to non-employee directors or, pursuant to an agreement between the Company and another person, entity or affiliate with whom a non-employee director is associated, that other person, entity, or affiliate. Each option granted under the Director Option Plan is exercisable at 100% of the fair market value of the Company's common stock on the date the option was granted. Each grant under the plan vests monthly over the twelve month period commencing with the director's date of election or re-election, provided that the option will become vested and fully exercisable on the date of the next annual meeting of stockholders if such meeting occurs less than one year after the date of the grant. The plan will expire in December 2005 unless terminated earlier in accordance with certain provisions of the Plan.


The Company has not recorded any deferred compensation for the Company's common stock options granted under the Director Option Plan.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


The following table summarizes activity under the Director Option Plan:

                                                                          WEIGHTE AVERAGE
                                                         OPTIONS           EXERCISE PRICE
                                                         =======          ===============
Outstanding as of December 31, 2001                        21,930         $          37.65
Granted                                                     6,667                     4.80
Cancelled                                                  (7,916)                    4.99

Outstanding as of December 31, 2002                        20,681         $          39.56
Granted                                                   631,667                     0.33
Exercised                                                  (8,333)                    0.32
Cancelled                                                (206,335)                    0.87

Outstanding as of December 31, 2003                       437,680         $           1.93

Exercisable as of December 31, 2002                        20,681         $          39.56

Exercisable as of December 31, 2003                       271,004         $           2.93


As of December 31, 2003, 1,553,962 shares of common stock were available for grant under the Director Option Plan. The following table summarizes the per share weighted-average fair value of stock options granted during 2003 and 2002, on the date of grant using the Black-Scholes option-pricing model with the indicated weighted-average assumptions:

                                                                     2003              2002
                                                                     ====              ====
Per share weighted-average fair value of options granted              $0.332             $1.760
Expected dividend yield                                                0.00%              0.00%
Risk-free interest rate                                                3.57%              5.16%
Volatility                                                            217.1%              80.0%
Expected life                                                     10.0 years          1.3 years


2003 Non-Qualified Stock Option Plan

In June 2003, the Company's Board of Directors authorized and the Company registered a total of 10,000,000 shares of its common stock under a Form S-8 Registration Statement for issuance under the Company's 2003 Non-Qualified Stock Option Plan (the "2003 Plan"). Under the 2003 Plan, at the discretion of the Board of Directors, shares may be awarded in consideration of services rendered to the Company. Options or awards may be granted under this plan only to non-officer employees and consultants. The plan will expire in June 2013 unless terminated earlier in accordance with certain provisions of the plan.

The following table summarizes 2003 option activity for the 2003 Plan:

                                                                      WEIGHTED AVERAGE
                                                    OPTIONS            EXERCISE PRICE
                                                    =======            ===============
Granted                                             7,227,500         $           0.16
Exercised                                          (7,227,500)                    0.16
Outstanding as of December 31, 2003                         -         $              -
Exercisable as of December 31, 2003                         -         $              -

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


The following table summarizes the per share weighted-average fair value of stock options granted during 2003, on the date of grant using the Black-Scholes option-pricing model with the indicated weighted-average assumptions:


                                                                      2003
                                                                      ====

Per share weighted-average fair value of options granted              $0.114
Expected dividend yield                                                0.00%
Risk-free interest rate                                               0.918%
Volatility                                                            156.1%
Expected life                                                     0.22 years


The Company also granted stock awards from the 2003 Plan for an aggregate of 2,689,552 shares of its common stock during 2003 and recorded compensation expense of $788,000. Compensation expense attributable to stock awards is determined by multiplying the closing market price of the Company's common stock on the date of grant by the number of shares granted. The weighted average price of shares issued as stock awards was $0.36 in 2003. At December 31, 2003, a total of 82,978 shares of common stock were available for grant as options or other awards under the 2003 Plan.


The following table summarizes information about stock options outstanding at December 31, 2003 under the 2000 Equity Incentive Plan, the 1991 Incentive Stock Plan, and the 1995 Director Option Plan

                                          OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                              =============================================    ================================
                                 NUMBER      WEIGHTED-AVERAGE  WEIGHTED-AVERAGE    NUMBER        WEIGHTED-AVERAGE
                              OUTSTANDING   REMAINING YEARS       EXERCISE      EXERCISABLE      EXERCISE
 RANGE OF EXERCISE PRICES     AT 12/31/03   TO EXPIRATION          PRICE        AT 12/31/03      PRICE
===================================================================================================================
$0.010 -   $0.123                   359,564      9.42          $      0.014       345,564       $         0.010
$0.126 -   $0.180                   819,000      3.78          $      0.127        10,000       $         1.126
$0.320 -   $0.320                 5,169,592      8.25          $      0.320     2,281,151       $         0.320
$0.610 -   $1.405                   646,900      9.29          $      0.762        30,000       $         0.900
$3.000 - $210.00                     45,629      7.35          $     33.318        42,181       $        35.571
                              =============                                    ==========
$0.010 - $210.00                  7,040,685      7.88          $      0.536     2,708,896       $         0.835
                              =============                                    ============


1995 Employee Stock Purchase Plan

In December 1995, the Company's Board of Directors approved the Company's Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code (the Code). At the Annual Meeting of Stockholders in May 2003, the Company's stockholders approved an increase to 1,000,000 shares in the number of shares of the Company's common stock authorized for issuance under this plan. Under the Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's common stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the common stock on the last day of the six month purchase period during the offering period. Each offering period lasts for twenty four months; prior to 2002, stock purchases occurred on April 30 and October 31 of each year. The purchase period beginning November 1, 2001 and ending April 30, 2002 was terminated due to the wind-down of the Company's operations and all payroll deductions withheld from employees were returned. A new purchase period began on July 1, 2002 and was completed on December 31, 2002, when employees purchased 3,437 shares of the Company's common stock. During the year ended December 31, 2003, employees purchased 18,192, shares under the Purchase Plan. Cumulative purchases under the Purchase Plan through December 31, 2003 totaled 28,380 shares, leaving 971,620 shares reserved for future purchases.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

(12)    SECTION 401(K) PLAN

Effective January 1, 1995, the Company adopted a Retirement Savings and Investment Plan (the 401(k) Plan) covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under
Section 401(k) of the Internal Revenue Code. Under the terms of the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan. The Company matched participant's contributions up to the first $2,000 during 2003, for approximately $98,000; no such Company contribution was made in 2002.


(13)    INCOME TAXES

The provision for income taxes for all periods presented in the consolidated statements of operations represents minimum California franchise taxes. Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax losses as a result of the following:

                                                                      2003          2002
                                                                    -------        -------
Computed expected tax expense                                        (8,960)       $(4,520)
Losses and credits for which no benefits have been recognized         8,950          4,514
Meals and entertainment expenses, and officers life
  insurance not deductible for income tax purposes                       11              7
State tax expense, net of federal income tax benefit                      1              1
                                                                    -------        -------

                                                                    $     2        $     2
                                                                    =======        =======

The tax effect of temporary differences that give rise to significant portions of the deferred tax asset is presented below:

                                                                      December 31,
                                                                  2003            2002
                                                                --------        --------
Deferred tax assets:
    Employee benefit reserves, including accrued vacation       $     46        $     50
    and bonuses
    Start-up and other capitalization                                556             673
    Fixed assets, due to differences in depreciation                 300             173
    Deferred rent and revenue                                        199             210
    Net operating loss carryovers                                 44,070          33,544
    Research and development credits                               1,576           1,596
    Other                                                            622             704
                                                                --------        --------

Total gross deferred tax assets                                   47,369          36,950
Valuation allowance                                              (47,369)        (36,950)
                                                                --------        --------

Net deferred tax asset                                                --              --
                                                                ========        ========


The net change in the valuation allowance for the years ended December 2003 and 2002 was an increase of $10,419,000 and $4,623,000, respectively. Because there is uncertainty regarding the Company's ability to realize its deferred tax assets, a 100% valuation allowance has been established. When realized, approximately $171,000 of deferred tax assets will be creditable to additional paid-in capital.


As of December 31, 2003, the Company had federal tax net operating loss carryforwards of approximately $122,977,000, which will expire in the years 2004 through 2023. The Company also has federal research and development credit carryforwards as of December 31, 2003 of approximately $1,156,000, which will expire in the years 2005 through 2022.


State tax net operating loss carryforwards were approximately $38,700,000 and state research and development credit carryforwards were $619,000 as of December 31, 2003. The state net operating loss carryforwards will expire in the years 2004 through 2013 and the state research and development credits will carryforward indefinitely.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

The Company's ability to utilize its net operating loss and research and development tax credit carryforwards may be limited in the future if it is determined that the Company experienced an ownership change, as defined in
Section 382 of the Internal Revenue Code.


(14)    ROYALTY, LICENSE, AND RESEARCH AGREEMENTS


Royalty and License Agreements

The Company has entered into arrangements with various organizations to receive the right to utilize certain patents and proprietary rights under licensing agreements in exchange for the Company making certain royalty payments based on sales of certain products and services. The royalty obligations are based on a percentage of net sales of licensed products and include minimum annual royalty payments under some agreements. The Company pays royalties to five entities on its urine-based screening test and to one entity on its serum- and urine-based Western Blot supplemental tests. The patents underlying the royalties expire between 2004 and 2009. There are minimum payments required by certain of the agreements that apply regardless of the amount of actual sales. The Company did not make all of the required minimum and sales-based payments for 2003 or 2002.


At December 31, 2003, the Company is approximately $409,000 in arrears on the payment of royalties under certain of its licensing agreements. Under certain of the Company's licensing agreements, the patent holder or other organization granting  rights  to the  Company  has the  right  to  revoke  the  license  for
non-payment   of  royalties.   Should  the  patent  holder  or  other   granting
organization take that step, the Company could find it necessary to modify its manufacturing practices or change its business plan. During 2002, the Company settled approximately $1 million of its past due royalties by issuing 25,000 shares of its common stock. This transaction was a part of the debt restructuring discussed in Note 7. In September 2003, the Company issued 500,000 shares of its common stock valued at the date of issuance at approximately $610,000 to maintain its exclusivity under certain license agreements for the years 2003 and 2004. The portion applicable to exclusivity during 2004 is recorded as a prepaid expense at December 31, 2003.


(15)    EMPLOYMENT AND CONSULTING AGREEMENTS

In October 2001, the Company renewed an agreement with a former member of the Board of Directors to serve as Chairman of the Board of Directors for a twelve month term. The director was granted options to purchase 10,000 shares of the Company's stock at an exercise price of $6.60. The options were to vest ratably over the twelve-month term of the agreement. The Board member resigned as Chairman and as a member of the Board in May 2002. All options not vested at the time of his resignation were cancelled.

In May 2002, in conjunction with the financing proposal enabling the restart of operations, the independent members of the Company's Board of Directors entered into an employment agreement with the Company's new Executive Chairman. The employment agreement specifies an annual salary of $400,000 and allows for annual increases based on the Company's performance and approval of the Compensation Committee of the Board of Directors. The Company deferred approximately 30% of the Executive Chairman's cash compensation during 2002, which the Company accrued. The Company continued to defer and accrue this compensation until it was paid during the third quarter of 2003. In the event the Company terminates the Executive Chairman's employment other than for cause, he is entitled to receive his base salary for at least twelve months. On May 10, 2002, when the market price of the Company's common stock was $0.90 per share, the Executive Chairman was granted fully-vested options to purchase 65,556 shares of the Company's common stock at $0.45 per share and options to purchase 200,000 shares of the Company's common stock at $0.90 per share, with the option to purchase 100,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. The options have a five-year term. In the fourth quarter of 2002, the Company renegotiated the terms of the option grant contained in the Executive Chairman's Employment Agreement, canceling all but 30,000 of the options granted at $0.90. The Executive Chairman was granted 235,556 fully-vested options at an exercise price of $0.32 per share, the market price of the Company's stock on the May 29, 2003 grant date, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the Company's 2000 Equity Incentive Plan. Additionally, on May 29, 2003, the Executive Chairman was also granted fully-exercisable options to purchase 256,785 shares of the Company's stock at $0.01 per share, in recognition of an additional salary deferral arrangement, and options to purchase 2,000,000 shares of the Company's stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

In October 2002, the Company entered into a new five-year agreement with a former officer and director that included an annual salary of $300,000, subject to annual review. The previous agreement, which commenced in October 1999, provided for an initial annual salary of $220,000, subject to annual increases. In conjunction with the new agreement, the Company also granted the officer options to purchase 146,667 shares of common stock, at an exercise price of $2.40, subject to stockholder approval of amendments at the 2003 Annual Meeting of Stockholders to the Company's 2000 Equity Incentive Plan. These options were to be fully vested on the grant date. In February 2003, the exercise price of this option was reduced to the lesser of $1.50 per share or the market price on the grant date. In the fourth quarter of 2002, the officer agreed to cancel all outstanding options previously granted under the 1991 Incentive Stock Plan and the 2000 Equity Incentive Plan, an aggregate of 62,573 options. The officer was granted 62,573 fully-vested options at an exercise price of $0.32 per share, the market price of the Company's stock on the May 29, 2003 grant date, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the Company's 2000 Equity Incentive Plan. The options granted conditionally under the Employment Agreement were also granted as fully vested at $0.32 per share on May 29, 2003. Additionally, on May 29, 2003, the officer was also granted fully-exercisable options to purchase 85,236 shares of the Company's stock at $0.01 per share, in recognition of a salary deferral arrangement, and options to purchase 1,250,000 shares of the Company's stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant. Under the terms of a Separation Agreement, Mutual Release and Waiver of Claims, the officer resigned effective June 2, 2003 as the Company's President and Chief Executive Officer and effective June 27, 2003 as a member of the Company's Board of Directors. Under the terms of the Separation Agreement, the Company agreed to pay approximately $313,000 over a period of up to one year and to permit previously issued options to vest in accordance with the terms of their grants.


On January 1, 2003, the Company entered into a twelve month employment agreement, with automatic renewal options, with an officer of the Company that included a base salary of $200,000, and the grant of options to purchase 83,333 shares of the Company's common stock at an exercise price of $1.50 per share, subject to stockholder approval of amendments at the 2003 Annual Meeting of Stockholders to the Company's 2000 Equity Incentive Plan. These options were to be fully vested on the grant date. The officer had previously been granted options to purchase an aggregate of 25,000 shares of the Company's common stock in 2001 and 2002, pursuant to an earlier consulting contract. In the fourth quarter of 2002, the officer agreed to cancel all outstanding options previously granted to him. The officer was granted 25,000 fully-vested options at an exercise price of $0.32 per share, the market price of the Company's stock on the May 29, 2003 grant date, following stockholder approval at the May 20, 2003 Annual Stockholders' Meeting of amendments to the Company's 2000 Equity Incentive Plan. The options granted conditionally under the Employment Agreement were also granted as fully vested at $0.32 per share on May 29, 2003. Additionally, on May 29, 2003, the officer was also granted fully-exercisable options to purchase 24,038 shares of the Company's stock at $0.01 per share, in recognition of a salary deferral arrangement, and options to purchase 625,000 shares of the Company's stock at $0.32 per share. The latter options were exercisable 50% upon grant and 50% on the one year anniversary of the grant.

In June 2003, the Company entered into a five year employment agreement with a director and officer of the Company that included a base annual salary of $350,000. Refer to Note 18 regarding management changes.

In April 2003, the Company entered into a three-year consulting agreement for advisory and other services related to the marketing, distribution and sale of its products. The agreement obligates the Company to pay the consultant an aggregate of $3,000,000 in cash as follows: $750,000 in 2003, $1,000,000 in both 2004 and 2005, and $250,000 in 2006. At December 31, 2003, the Company had paid an aggregate of $675,000 pursuant to the contract and had accrued the remaining liability for the balance due in 2003. Additionally, the agreement requires the Company to issue 66,667 shares of its common stock annually as directed by the consultant in 2003, 2004 and 2005.

 (16)    RELATED PARTY TRANSACTIONS

As described in Note 6, in September 2001, the Company issued a $400,000 8.5% Promissory Note to the parent company of its then-largest stockholder. The Company renegotiated the note during 2001, 2002 and subsequently in 2003. This note was repaid in 2003.


In connection with the aggregate $12.5 million investments by Marr Technologies BV during 2003, the Company signed a Memorandum Of Understanding to create a joint venture in China to market the Company's current and future products. Additionally, the Nominating Committee of the Company's Board of Directors agreed to grant Marr the right to appoint two mutually-agreeable representatives to the Company's Board of Directors at a mutually-agreeable future date.


In November 2003, the joint venture, Beijing Calypte Biomedical Technology Ltd., was formed, with the Company owning 51% of its stock.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


(17)    CONTINGENCIES

On January 27, 2003, an action was filed in San Francisco County Superior Court against the Company by Heller Ehrman White & McAuliffe, LLP ("Heller"), the Company's former attorneys. On April 30, 2003, the Company and Heller reached a settlement agreement whereby the Company agreed to pay a total of $463,000 to settle this claim, after which the suit will be dismissed. As a part of the settlement, the Company waived all of its defenses to Heller's claims, as well as its counterclaims, should it default on this payment plan. The Company made the final required payment to Heller in February 2004 and Heller filed a request for dismissal of the suit with prejudice.

On January 24, 2003, the Company was informed that one if its former vendors, Validation Systems, Inc. ("Validation"), had commenced an action in Santa Clara County Superior Court on an open book account in the amount of $79,614, incurred between April 1999 and July 2002 and which the Company accrued, concurrently, plus $20,156 in interest, at the rate of 10% per annum until payment, wherein it has claimed that it rendered services related to the validation of biomedical equipment and processes at the Company's facilities. The Company has contested the claim as the alleged services claimed by Validation were not performed in a timely fashion and were unable to be used by the Company. On September 9, 2003 the Court dismissed Validation's lawsuit against the Company due to the failure of Validation's counsel to appear at a mediation status review and to respond to an order to show cause regarding the failure to appear. Validation has filed a motion to vacate this dismissal on grounds of inadvertence, mistake, surprise and excusable neglect. The Court vacated the dismissal and reinstated the case at a hearing on December 2, 2003 in return for Validation's payment of fees incurred by the Company in connection with Validation's failure to appear. Additonally, the Court ordered the parties to mediation. The parties are in the process of scheduling the mediation. The Company believes that it has meritorious defenses to the action.


On May 22, 2003, the Company was informed that a former vendor, Professional Maintenance Management LLC ("PMM"), had instituted an action against the Company in the Montgomery County Circuit Court of Maryland for the sum of $64,925 plus post-judgment interest. The Company agreed to resolve the matter by making an initial payment in the amount of $10,000 and subsequent monthly payments in the amount of $7,500 toward the outstanding amount claimed by PMM. All payments have been made and plaintiff's counsel has filed a dismissal of the action with the Court.

In  September  of 2003,  the  Company  was served a lawsuit  filed in the United
States District Court for the Northern District of California by three individuals, Michael Serro, Michael Caland and Assad Ali Assad, seeking shares of the Company to which they claim they are entitled based on consulting services they claim to have provided pursuant to consulting agreements they had with the Company. The Company disputed the liability and contended that these three individuals did not provide the consulting services to the Company upon which their claims are based. A Stipulation of Dismissal was filed with the Court in February 2004 and the matter is now closed.

The Company was contacted by the San Francisco District Office of the Securities and Exchange Commission ("SEC") on October 28, 2003 and advised of an informal inquiry being conducted by the enforcement staff of the SEC regarding the Company. The staff has requested, among other things, documents and information related to certain press releases issued by the Company. The SEC has advised the Company that the inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred. The Company has voluntarily provided the information sought by the SEC and is cooperating with the SEC in connection with its informal inquiry. Independently, the Company's Audit Committee has investigated the matter and has retained outside counsel to assist in its investigation by reviewing the press releases and related information that were the subject matter of the SEC's informal inquiry letter. The Audit Committee has completed its investigation and reported the results of its investigation and associated recommendations to the Board of Directors. Counsel for the Audit Committee advised the Audit Committee and the Board of Directors that the results of their investigation, interviews and review of documents provided in response to the SEC's informal inquiry letter indicated no evidence of management malfeasance with respect to its inquiry. The Audit Committee, based upon its counsel's recommendations, proposed that the Company implement certain practices and procedures, some of which represent a continuation or formalization of present practices. The recommendations and proposals of the Audit Committee that were approved by the Board of Directors include certain improvements in the Company's press release issuance process and investor relations and regulatory recordkeeping procedures. Additionally, the Board of Directors has directed management to implement the American Stock Exchange corporate governance standards (SR-AMEX-2003-65) approved by the SEC on December 1, 2003. The Company is in the process of implementing the directives of its Board of Directors regarding Corporate Governance and has submitted to the Board, and the Board has approved, certain policies and guidelines related to press releases and investor relations that reflect the recommendations of the Audit Committee. Refer to Note 18 for additional information regarding the informal inquiry by the SEC.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

(18)    SUBSEQUENT EVENTS

Extension of Mercator Debentures

On January 14, 2004, the Company extended the maturity date of the following debentures until July 14, 2004:

      o 10% Convertible Debenture dated January 14, 2003 issued to Mercator Focus Fund, LP

      o 10% Convertible Debenture dated January 30, 2003 issued to Mercator Momentum Fund, LP

      o 10% Convertible Debentures dated March 13, 2003 issued to Mercator Momentum Fund III, LP and Mercator Focus Fund, LP

      o 12% Convertible Debenture dated April 29, 2003 issued to Mercator Momentum Fund, LP

In return for the extension of the maturity dates, the Company has agreed to pay an additional extension fee equal to 2% of the outstanding principal balance per month until the earlier of the extended maturity date or conversion. The extension fee is payable 1% in cash and 1% in stock. Additionally, the Company agreed to file a registration statement including the shares potentially applicable to the conversion of the outstanding debenture balances and the extension fees by no later than April 29, 2004.

Conversion of Mercator Debentures and Extension of Time to File a Registration Statement

On April 22, 2004, when the market price of the Company's common stock was $0.625 per share, Mercator Focus Fund converted the remaining $577,754 balance of its January 2003 10% convertible debenture plus related accrued interest and extension fees into 2,109,366 shares of restricted common stock. Also on April 22, 2004, Mercator Focus Fund converted the remaining $222,318 balance of its March 2003 10% convertible debenture plus related accrued interest and extension fees into 991,465 shares of restricted common stock.

On April 23, 2004, when the market price of the Company's common stock was $0.625 per share, Mercator Focus Fund and Mercator Momentum Fund each agreed to extend from April 29, 2004 until May 14, 2004 the period in which the Company is required to file a registration statement including shares of its common stock previously issued to them or, in the case of Mercator Momentum Fund, issuable to it upon conversion of outstanding debentures. On May 7, 2004, when the market price of the Company's common stock was $0.48 per share, the Company and Mercator Momentum Fund and Mercator Focus Fund agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which the Company is required to file a registration statement including shares of its common stock issued or potentially issuable upon conversion. Such shares were included in the Company's June 15, 2004 registration statement, which was declared effective on July 8, 2004.

On July 12, 2004, when the market price of the Company's common stock was $0.58 per share, Mercator Momentum Fund converted the remaining $91,597 principal balance of its January 2003 10% convertible debenture and the remaining $6,113 principal balance of its April 2003 12% convertible debenture plus related accrued interest and extension fees for each into 285,276 registered shares of the Company's common stock.

Extension of Registration Rights

On January 23, 2004, the Company and Marr agreed to extend the registration rights period attributable to 5,181,818 shares of the Company's common stock issued in conjunction with Marr's conversion of $570,000 principal amount of the Company's 12% Convertible Debentures from February 27, 2004 to April 29, 2004. In return for the extension, the Company agreed to include in its next registration statement an aggregate of 28,333,333 shares of its common stock purchased by Marr in PIPE transactions in the third quarter of 2003. On April 23 2004, when the market price of the Common Stock was $0.625, the Company and Marr agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued to Marr upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. On May 7 2004, when the market price of the Company's common stock was $0.48 per share, Marr agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which the Company is required to file a registration statement including shares of its common stock issued to Marr upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. Such shares were included in the Company's June 15, 2004 registration statement, which was declared effective on July 8, 2004.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

Amendment of Marr Credit Facility

On March 19, 2004, when the market price of the Company's common stock was $0.575 per share, the Company and Marr amended the Marr Credit Facility to increase the aggregate amount available under the Marr Credit Facility to $15,000,000 and to eliminate the termination provision upon failure to have the common stock listed on an established stock exchange by March 31, 2004. As additional consideration for the amendment of the Marr Credit Facility, the Company issued to a party designated by Marr a warrant to purchase 400,000 shares of its common stock at an exercise price of $0.46 per share. This warrant is immediately exercisable and expires two years from its date of issuance on March 18, 2006. On May 26, 2004, when the market price of the Common Stock was $0.46 per share, the Company and Marr again amended the Marr Credit Facility whereby Marr has committed to purchase up to $5,000,000 of Promissory Notes that the Company may issue through December 31, 2004. Any Notes issued pursuant to this second amendment will bear interest at 9% per annum and will have a maturity date of May 31, 2005. The $5,000,000 amount available under the amended Marr Credit Facility will be reduced by the amount of any equity financing obtained by the Company after the May 26, 2004 effective date of the second amendment and through the December 31, 2004 commitment period, exclusive of the proceeds of the May 2004 Private Placement . At July 22, 2004, the Company has issued no Notes under the Marr Credit Facility. As consideration for the extension of the commitment period reflected in the second amendment of the Marr Credit Facility, the Company issued to Marr a warrant to purchase 500,000 shares of its Common Stock at an exercise price of $0.40 per share. This warrant is immediately exercisable and expires two years from its date of issuance on May 26, 2006. The Company included the shares of its Common Stock underlying these three warrants in its June15, 2004 registration statement, which was declared effective on July 8, 2004.

Additional Financing

May 2004 PIPE

On May 28, 2004, when the market price of the Company's Common Stock was $0.50 per share and pursuant to Regulations S and D, the Company issued 15,750,000 restricted shares of its Common Stock at a price of $0.40 per share to 6 unaffiliated investors and received gross proceeds of $6,300,000. Under the terms of the Marr Credit Facility, which provides Marr a right of first refusal to participate in subsequent financings on the same terms as other investors, Marr invested $3,000,000 in this private placement and the Company issued 7,500,000 restricted shares of its Common Stock to Marr. Under the terms of the subscription agreement, each investor received warrants to purchase the Company's Common Stock in an amount equal to 35% of the number of shares purchased in the private placement. Accordingly, the Company issued warrants to purchase an aggregate of 8,137,500 shares of its Common Stock to the investors and warrants to purchase an additional 630,000 shares of its Common Stock pursuant to placement agency agreements. The warrants are exercisable at a price of $0.50 per share for a period of five years from the May 28, 2004 date of issuance.

The securities purchase agreements for the May 2004 PIPE provide the investors with participation rights on the same terms and conditions as other investors in any subsequent financing transactions the Company may complete within one year of the closing of this placement. The shares issued pursuant to the May 2004 PIPE and the related warrants also contain anti-dilution provisions that will require the Company to issue additional shares of its common stock to the PIPE investors and modify their outstanding warrants if the Company raises additional equity financing at a price below $0.40 per share in the year following the closing of the PIPE transaction, except under the provisions of previously outstanding convertible debt, option or warrant agreements. The Company has granted piggyback registration rights and was required to register the shares issued in the May 2004 PIPE and the shares underlying the related warrants in a registration statement on Form SB-2 no later than June 18, 2004. Such shares were included in the Company's June 15, 2004 registration statement, which was declared effective on July 8, 2004.

July 2004 PIPE

On July 9, 2004, when the market price of the Company's Common Stock was $0.615 per share and pursuant to Regulation S, the Company issued 3,720,000 restricted shares of its Common Stock at a price of $0.40 per share to 5 unaffiliated investors and received gross proceeds of $1,488,000. Under the terms of the subscription agreement, each investor received warrants to purchase the Company's Common Stock in an amount equal to 70% of the number of shares purchased in the private placement. Accordingly, the Company issued warrants to purchase an aggregate of 2,604,000 shares of its Common Stock to the investors and warrants to purchase an additional 148,800 shares of its Common Stock pursuant to placement agency agreements. The warrants are exercisable at a price of $0.50 per share for a period of five years from the July 9, 2004 date of issuance.

The securities purchase agreements for the July 2004 PIPE provide the investors with participation rights on the same terms and conditions as other investors in any subsequent financing transactions the Company may complete within one year of the closing of this placement. The shares issued pursuant to the July 2004 PIPE and the related warrants also contain anti-dilution provisions that will require the Company to issue additional shares of its common stock to the PIPE investors and modify their outstanding warrants if the Company raises additional equity financing at a price below $0.40 per share in the year following the closing of the PIPE transaction, except under the provisions of previously outstanding convertible debt, option or warrant agreements. The Company has granted registration rights and is required to register the shares issued in the July 2004 PIPE and the shares underlying the related warrants in a registration statement on Form SB-2 no later than July 23, 2004.

                         CALYPTE BIOMEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

Management Changes

On January 24, 2004, the Company announced the appointment of J. Richard George, Ph.D. as its new President and Chief Executive Officer and Richard Van Maanen as its new Vice President of Operations. The Company also announced that Jay Oyakawa had resigned from his position as President, Chief Operating Officer and as a member of the Company's Board of Directors. The Company entered into a Separation Agreement and Release with Mr. Oyakawa wherein he will be paid a severance of one year's salary of $350,000 over a twelve month period and was vested in options to purchase 750,000 shares of the Company's common stock exercisable at $0.32 granted to him in accordance with the Company's 2000 Equity Incentive Plan. Dr. George has been the Company's Vice President of Government Affairs since January 2003 and Mr. Van Maanen has been employed by the Company since 1993 as Director of Marketing and Director of International Business Development.

Operating Leases

In March 2004, the Company entered into a new lease agreement with the primary landlord of its manufacturing facility in Rockville, Maryland. The new agreement extends the lease of the premises through February 28, 2009, or 28 months beyond the expiration of the curent sublease. Additionally, the new lease provides for tenant improvements to be made in connection with the Company's consolidation of its manufacturing operations at this facility in the amount of approximately $250,000. The base rent for the tenant improvements will be approximately $5,500 per month from March 2004 through October 2006. Following the expiration of the Company's current sublease, the base rent from November 2006 through February 2009 will be approximately $40,000 per month.

The Company's lease of its office and manufacturing facility in Alameda, Californa expired on June 30, 2004. The Company has initiated the consolidation of its domestic manufacturing operations at its Rockville facility and completed the physical relocation of its Alameda operations prior to the expiration of the Alameda lease. On May 7, 2004, the Company signed a three year lease that commenced on June 18, 2004 for approximately 4,400 square feet of office space in Pleasanton, California that now houses its corporate headquarters. The base rent for the Pleasanton office space will be approximately $7,750 per month for the term of the lease.

Informal Inquiry by the SEC

By letter dated July 14, 2004, the SEC Division of Enforcement notified the Company that the matter has been terminated and that no enforcement action is recommended by the Commission at this time.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                                                          MARCH 31,      DECEMBER 31,
                                                                                            2004              2003
                                                                                          ---------        ---------
                                              ASSETS
Current assets:
Cash and cash equivalents                                                                 $   1,656        $   5,084
Accounts receivable, net of allowance of $36 at
March 31, 2004 and December 31, 2003                                                            446              369
Inventory                                                                                     2,165            2,153
Prepaid expenses                                                                                858              872
Deferred offering costs, net of accumulated
amortization of $347 and $333 at March 31,
2004 and December 31, 2003, respectively                                                         --               14
Other current assets                                                                             60               63
                                                                                          ---------        ---------

Total current assets                                                                          5,185            8,555

Property and equipment, net                                                                     871              727
Other assets                                                                                    285              235
                                                                                          ---------        ---------

                                                                                          $   6,341        $   9,517
                                                                                          =========        =========

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses                                                     $   4,186        $   4,322
Notes and debentures payable, net of discount of $45
and $90 at March 31, 2004 and
December 31, 2003, respectively                                                                 913              868
Deferred revenue                                                                                500              500
                                                                                          ---------        ---------

Total current liabilities                                                                     5,599            5,690

Other long term liabilities                                                                     140              157
Mandatorily  redeemable  Series A  preferred  stock,  $0.001 par value;  no shares  authorized at March 31, 2004 and December 31, 2003;  100,000 shares issued and  outstanding at March 31, 2004 and December 31, 2003;  aggregate
redemption and liquidation value of $1,000 plus cumulative dividends                          2,726            2,696

Minority interest in consolidated joint venture                                                  57               57
                                                                                          ---------        ---------

Total liabilities                                                                             8,522            8,600
                                                                                          ---------        ---------

Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or              --               --
outstanding
Common stock, $0.03 par value; 800,000,000 shares authorized at March 31, 2004 and
December 31, 2003; 137,050,557 and 136,300,885 shares issued and outstanding as of
March 31, 2004 and December 31, 2003, respectively                                            4,112            4,089
Additional paid-in capital                                                                  125,618          124,699
Deferred compensation                                                                            (7)              (7)
Accumulated deficit                                                                        (131,904)        (127,864)
                                                                                          ---------        ---------

Total stockholders' equity (deficit)                                                         (2,181)             917
                                                                                          ---------        ---------

                                                                                          $   6,341        $   9,517
                                                                                          =========        =========

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)

                                                                                            Three months ended
                                                                                                 March 31,
                                                                                        --------------------------
                                                                                          2004             2003
                                                                                        ---------        ---------
Revenues:
   Product sales                                                                        $     971        $     784
                                                                                        ---------        ---------
Operating expenses:
   Product costs                                                                            1,980            1,415
   Research and development costs                                                             541              314
   Selling, general and administrative costs (non-cash of $371 and
     $2,219 for the three months ended March 31, 2004 and 2003, respectively)               2,196            4,009
                                                                                        ---------        ---------

     Total operating expenses                                                               4,717            5,738
                                                                                        ---------        ---------

       Loss from operations                                                                (3,746)          (4,954)
Interest expense, net (non-cash of $255 and $1,373 for the three months
   ended March 31, 2004 and 2003, respectively)                                              (297)          (1,516)
Other income, net (non-cash)                                                                    5              128
                                                                                        ---------        ---------

       Loss before income taxes                                                            (4,038)          (6,342)

Income taxes                                                                                    2                2
                                                                                        ---------        ---------

       Net loss                                                                            (4,040)          (6,344)

Less dividends on mandatorily redeemable Series A preferred stock                              --              (30)
                                                                                        ---------        ---------

Net loss attributable to common stockholders                                            $  (4,040)       $  (6,374)
                                                                                        =========        =========

Net loss per share attributable to common stockholders (basic and diluted)              $   (0.03)       $   (1.11)
                                                                                        =========        =========

Weighted average shares used to compute net loss per share attributable to common
   stockholders (basic and diluted)                                                       136,679            5,755
                                                                                        =========        =========

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                        THREE MONTHS ENDED MARCH 31, 2004
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                 TOTAL
                                        NUMBER OF      COMMON       ADDITIONAL      DEFERRED    ACCUMULATED   STOCKHOLDERS'
                                      COMMON SHARES     STOCK     PAID-IN CAPITAL COMPENSATION    DEFICIT    EQUITY (DEFICIT)
                                      -------------     -----     --------------- -----------    -------    ----------------
        Balances at December 31,       136,300,885    $   4,089     $ 124,699    $       ( 7)  $ (127,864)    $      917
          2003
        Stock issued in lieu of
          cash to employees,
          vendors and consultants          596,289          18            389              -            -            407
        Shares issued upon
          conversion of debentures,
          accrued interest and             127,742           4             62              -            -             66
          delayed registration
          penalties
        Shares issued upon exercise
          of warrants and options           25,641           1              3              -            -              4
        Compensation related to
          stock option grants                    -           -            465              -            -            465
        Net loss                                 -           -              -               -       (4,040)       (4,040)
                                       -----------    --------      ---------    ---------     ----------    ------------

        Balances at March 31, 2004     137,050,557    $  4,112      $ 125,618    $       ( 7)  $ (131,904)   $     (2,181)
                                       ===========    ========      =========    =========     ==========    ============

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                   (UNAUDITED)

                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                            ----------------------
                                                                                              2004          2003
                                                                                            -------        -------
Cash flows from operating activities:
Net loss                                                                                    $(4,040)       $(6,344)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                                100            134
   Amortization of deferred compensation                                                          1             --
   Non-cash interest expense attributable to:
     Amortization of debenture discounts and charge for beneficial conversion feature            44            840
     Amortization of deferred offering costs                                                     13            184
     Liquidated damages due to delayed registration of stock underlying convertible             (80)           312
     debentures
     Dividends on mandatorily redeemable Series A preferred stock                                30             --
   Non-cash loss (gain) on settlement of trade debt                                              --             55
   Fair market value of common stock warrants, options and bonuses granted                      713          2,214
   Gain on repurchase of beneficial conversion feature                                           --           (128)
   Warrant liability adjustment                                                                  --             37
   Loss on sale of equipment                                                                      3             --
   Changes in operating assets and liabilities:
     Accounts receivable                                                                        (77)             8
     Inventory                                                                                  (12)          (308)
     Prepaid expenses and other current assets                                                 (147)          (130)
     Deferred offering costs and other assets                                                   (50)            20
     Accounts payable and accrued expenses                                                      334            314
     Other long-term liabilities                                                                (14)             1
                                                                                            -------        -------

       Net cash used in operating activities                                                 (3,182)        (2,791)
                                                                                            -------        -------

Cash flows from investing activities:
   Purchase of equipment                                                                       (247)           (16)
                                                                                            -------        -------

       Net cash used in investing activities                                                   (247)           (16)
                                                                                            -------        -------

Cash flows from financing activities:
   Proceeds from sale of stock                                                                    4          1,661
   Expenses related to sale of stock                                                             --            (50)
   Net proceeds from issuance of notes and debentures                                            --          1,658
   Repayment of notes and debentures                                                             --           (318)
   Principal payments on capital lease obligations                                               (3)             3
                                                                                            -------        -------

       Net cash provided by financing activities                                                  1          2,954
                                                                                            -------        -------

Net increase (decrease) in cash and cash equivalents                                         (3,428)           147

Cash and cash equivalents at beginning of period                                              5,084            147
                                                                                            -------        -------

Cash and cash equivalents at end of period                                                  $ 1,656        $   294
                                                                                            =======        =======

                                   (continued)

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                                              Three Months Ended
                                                                                                  March 31,
                                                                                         -----------------------------
                                                                                             2004           2003
                                                                                         -------------- --------------
Supplemental disclosure of cash flow activities:
   Cash paid for interest                                                                  $       23      $       3
   Cash paid for income taxes                                                                       2              2

Supplemental disclosure of non-cash activities:
   Dividend on mandatorily redeemable Series A preferred stock                                      -             30
   Common stock grants                                                                              -            292
   Conversion of notes and debentures payable and accrued interest to common stock                 66            635
   Beneficial conversion feature, net of write off upon conversion                                  -            827
   Accrued interest converted to note payable                                                       -             42

           See accompanying notes to consolidated financial statements

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)


(1)   THE COMPANY AND BASIS OF PRESENTATION

Calypte Biomedical Corporation ("Calypte" or the "Company") develops, manufactures and markets in vitro diagnostic tests primarily for the detection of antibodies to the Human Immunodeficiency Virus ("HIV") and other sexually transmitted and infectious diseases. We have historically focused our business on urine-based screening and supplemental tests for use in laboratories. By integrating several proprietary technologies, we developed urine HIV antibody tests, the Calypte urine-based enzyme immunoassay ("EIA") HIV Type 1 ("HIV-1") screening test and the Cambridge Biotech urine-based HIV-1 western blot ("Urine Western Blot") supplemental test. We also manufacture and market the Cambridge Biotech serum-based western blot ("Serum Western Blot") supplemental test for detecting HIV-1 antibodies in serum. Our revenues are currently generated from sales of these three products, which we refer to collectively as our "ELISA tests." The ELISA tests are manufactured in formats that make them most suitable for high-volume laboratory settings.

We are the only company with Food and Drug Administration ("FDA") approval for the marketing and sale of urine-based HIV-1 antibody tests. Our EIA HIV-1 screening test received FDA approval for use in laboratories in August 1996. Our Urine Western Blot supplemental test received FDA approval in May 1998. Our urine-based ELISA tests together, with their screening and confirmatory testing components, are the only complete FDA approved urine-based HIV testing method.

Our business is also involved in developing new test products for the rapid detection of HIV-1 and HIV Type 2, a second type of HIV ("HIV-2"), and other infectious diseases. Rapid tests provide test results in less than 20 minutes and are particularly suitable for point-of-care testing, especially in lesser developed countries which lack the medical infrastructure to support laboratory based testing. We are currently developing both serum- and urine-based HIV-1 and HIV-2 rapid tests and are evaluating an oral fluid version of these tests. We anticipate that our primary focus for the current and longer-term future will be the development, manufacture and sale of our rapid test products, both internationally and domestically.

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), and reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the Company's financial position as of March 31, 2004 and the results of its operations for the three months ended March 31, 2004 and 2003 and its cash flows for the three months ended March 31, 2004 and 2003. Interim results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with the Company's audited consolidated financial statements for each of the years in the two year period ended December 31, 2003 included in its Form 10-KSB filed with the SEC on March 30, 2004.

Certain information in footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been condensed or omitted pursuant to the rules and regulations of the SEC. The data disclosed in these condensed consolidated financial statements and in the related notes is unaudited.

During the first quarter of 2004, Calypte incurred a net loss of $4 million and its accumulated deficit at March 31, 2004 was $132 million.

During March 2004, the Company amended a financing arrangement that currently provides a commitment for up to $15,000,000 in proceeds from the Company's issuance of 5% Promissory Notes having a term of one year that it may issue prior to May 31, 2004. (See Note 5.) This agreement provides that the commitment will be reduced dollar-for dollar for any equity financing that the Company might complete during the term of the agreement. The Company has not issued any notes under this agreement. Management believes that the funds available under this commitment plus its current cash balances will provide adequate funds to sustain operations at expected levels at least into the second quarter of 2005. To the extent that the Company issues one or more notes under this financing arrangement, however, it must repay that note at its maturity date in the second quarter of 2005. The Company must achieve profitability and sustainable cash flows for its business model to succeed. If sufficient funds are not available from the Company's operations to repay the promissory note when due, however, the Company may need to arrange additional financing, attempt to extend or otherwise modify the promissory note or make other arrangements. There can be no assurance that additional financing would be available, or it if is available, that it would be on acceptable terms. The Company's future liquidity and capital requirements will depend on numerous factors, including successful completion of the development of its new rapid tests, acquisition and protection of intellectual property rights, costs of developing its new products, ability to transfer technology, set up manufacturing and obtain regulatory approvals of its new rapid tests, market acceptance of all its products, existence of competing products in its current and anticipated markets, actions by the FDA and other international regulatory bodies, and its ability to raise additional capital in a timely manner. The Company may seek to raise additional capital; however, the Company may not be able to obtain additional financing on acceptable terms, or at all.

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

(2)  SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, establishes a fair-value method of accounting for stock options and similar equity instruments. The fair-value method requires that compensation cost be measured on the value of the award at the grant date, and recognized over the service period. SFAS No. 123 as amended allows companies to either account for stock-based compensation to employees under the provisions of SFAS No. 123 as amended or under the provisions of Accounting Principles Board (APB) Opinion No. 25 and its related interpretations. The Company accounts for its stock-based compensation to employees in accordance with the provisions of APB Opinion No. 25.


The Company has recorded deferred compensation for the difference, if any, between the exercise price and the deemed fair market value of the common stock for financial reporting purposes of stock options granted to employees. The compensation expense related to such grants is amortized over the vesting period of the related stock options on a straight-line basis.


The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, as amended, and Emerging Issues Task Force (EITF) Issue No. 96-18 Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.


Had the Company determined compensation cost based on the fair value at the grant date for its employee stock options and purchase rights under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the three month periods ended March 31:

                                                                                Three months ended
                                                                                    March 31,
                                                                                 2004        2003
                                                                              --------    ---------
Net loss attributable to common stockholders, as reported                   $   (4,040)  $   (6,374)
Add: Stock-based compensation expense included in reported net loss, net
   of related tax effects                                                          225           84
Less: Stock-based compensation expense determined under fair value based
   method for all awards, net of related tax effects                            (1,086)        (104)
                                                                              --------    ---------

Pro forma net loss attributable to common stockholders                        $ (4,901)   $  (6,394)
                                                                              ========    =========

Basic and diluted net loss per share attributable to common stockholders:

As reported                                                                   $  (0.03)    $  (1.11)
Pro forma                                                                     $  (0.04)    $  (1.11)

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period presented. The computation of diluted net loss per share attributable to common stockholders is similar to the computation of basic net loss per share attributable to common stockholders, except that the denominator is increased for the assumed conversion of convertible securities and the exercise of dilutive options using the treasury stock method. The weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders are equivalent for the periods presented. Options and warrants for 10,200,899 and 1,144,729 shares at March 31, 2004 and 2003, respectively, were excluded from the computation of loss per share attributable to common stockholders as their effect was anti-dilutive.

The difference between net loss and net loss attributable to common stockholders for the period ended March 31, 2003 relates to accrued dividends on the Company's mandatorily redeemable Series A preferred stock. In the third quarter of 2003, the Company adopted Statement of Financial Accounting Standards
("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, many of which were previously classified as equity or on the "mezzanine." In conformity with SFAS No. 150, the Company has classified its mandatorily redeemable Series A preferred stock as a long term liability for all periods presented and has, effective with the adoption of SFAS No. 150, classified the dividend on the mandatorily redeemable Series A preferred stock as interest expense in its consolidated statement of operations.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company's financial statements and accompanying notes. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies the financial accounting and reporting requirements, as were originally established in SFAS 133, for derivative instruments and hedging activities. SFAS 149 provides greater clarification of the characteristics of a derivative instrument so that contracts with similar characteristics will be accounted for consistently. This statement is effective for contracts entered into or modified after June 30, 2003, as well as for hedging relationships designated after June 30, 2003, excluding certain implementation issues that have been effective prior to this date under SFAS 133. The Company's adoption of this statement has not had a material impact on its results of operations or financial condition.


In January 2003, the FASB issued FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. FIN 46 provides guidance on how to apply the controlling financial interest criteria in ARB 51 to variable interest entities ("VIE"). Given the complexity of FIN 46 and implementation issues after its original issuance, particularly with respect to its scope and application of the consolidation model, the FASB staff issued several FASB staff positions throughout 2003 to clarify the Board's intent on certain of the interpretation's provisions. In December 2003, the Board issued FIN 46R to address certain technical corrections and clarify the implementation issues that had arisen.

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)


In general, a VIE is subject to consolidation if it has (1) an insufficient amount of equity for the entity to carry on its principal operations without additional subordinated financial support provided by any parties, (2) a group of equity owners that are unable to make decisions about the entity's activities or (3) equity that does not absorb the entity's losses or receive the entity's benefits. Variable interest entities are to be evaluated for consolidation based on all contractual, ownership or other interests that expose their holders to the risks and rewards of the entity. These interests may include equity investments, loans, leases, derivatives, guarantees, service and management contracts and other instruments whose values change with changes in the VIE. Any of these interests may require its holder to consolidate the entity. The holder of a variable interest that receives the majority of the potential variability in gains or losses of the VIE is the VIE's primary beneficiary and is required to consolidate the VIE. FIN 46R became effective immediately for entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has determined that the adoption of the provisions of FIN 46 will not have an impact upon its financial condition or results of operations.

In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 104 rescinds accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force Issue No. 00-21 (EITF 00-21), Accounting for Revenue Arrangements with Multiple Deliverables. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company adopted SAB 104 on the first day of its 2004 fiscal year. The adoption of SAB 104 did not have an impact on the Company's financial condition or results of operations.

(3)      INVENTORIES

Inventory as of March 31, 2004 and December 31, 2003 consisted of the following (in thousands):

                                                           2004            2003
                                                          ------          ------
Raw materials                                             $  515          $  708
Work-in-process                                            1,338             962
Finished goods                                               312             483
                                                          ------          ------

Total Inventory                                           $2,165          $2,153
                                                          ======          ======


(4)      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of March 31, 2004 and December 31, 2003 consisted of the following (in thousands):

                                                                                   2004         2003
                                                                                 ------       ------
Trade accounts payable                                                           $2,049       $2,189
Accrued royalty payments                                                            551          582
Accrued salary, severance and vacation pay                                          498          125
Accrued interest (including non-cash penalties for delayed registration of
  $125 and $271 at March 31, 2004 and December 31, 2003, respectively)              218          308
Other                                                                               870        1,118
                                                                                 ------       ------

Total accounts payable and accrued expenses                                      $4,186       $4,322
                                                                                 ======       ======


(5)      NOTES AND DEBENTURES PAYABLE

On January 14, 2004, when the market price of the Company's common stock was $0.60 per share, the Company obtained extensions of the maturity date of the following debentures until July 14, 2004:

      o 10% Convertible Debenture dated January 14, 2003 issued to Mercator Focus Fund, LP

      o 10% Convertible Debenture dated January 30, 2003 issued to Mercator Momentum Fund, LP

      o 10% Convertible Debentures dated March 13, 2003 issued to Mercator Focus Fund, LP

      o 12% Convertible Debenture dated April 29, 2003 issued to Mercator Momentum Fund, LP

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)


In return for the extension of the maturity dates, the Company has agreed to pay an additional extension fee equal to 2% of the outstanding principal balance per month until the earlier of the extended maturity date or conversion. The extension fee is payable 1% in cash and 1% in shares of the Company's common stock. Additionally, the Company agreed to file a registration statement including the shares potentially applicable to the conversion of the outstanding debenture balances by no later than April 29, 2004. The shares issuable as a portion of the extension fee are to be included in the registration statement. The Company issued no new notes or debentures nor were there any repayments or conversions of any debentures during the first quarter of 2004. See Note 7, Subsequent Events, regarding the conversion of certain of the debentures after March 31, 2004 and a further extension of the period in which the Company must file a registration statement.

Amendment of 5% Note Purchase Agreement

On March 19, 2004, when the market price of the Company's common stock was $0.575 per share, the Company and Marr Technologies BV ("Marr") amended the agreement under which Marr was obligated to purchase up to $10,000,000 of 5% Promissory Notes which the Company may issue between February 28, 2004 and May 31, 2004 (the "Marr Credit Facility") to increase the aggregate amount available under the Marr Credit Facility to $15,000,000 and to eliminate the termination provision upon failure to have the common stock listed on an established stock exchange by March 31, 2004. As consideration for the amendment of the Marr Credit Facility, the Company issued to a party designated by Marr a warrant to purchase 400,000 shares of its common stock at an exercise price of $0.46 per share. The warrant is immediately exercisable and expires two years from its date of issuance on March 18, 2006. The Company did not issue any notes under the Marr Credit Facility during the first quarter of 2004.

(6) STOCKHOLDERS' EQUITY (DEFICIT) Extension of Registration Rights

On January 23, 2004, when the market price of the Company's common stock was $0.695 per share, the Company and Marr agreed to extend the registration rights period attributable to 5,181,818 shares of the Company's common stock issued in conjunction with Marr's conversion of $570,000 principal amount of the Company's 12% Convertible Debentures from February 27, 2004 to April 29, 2004. In return for the extension, the Company agreed to include in its next registration statement an aggregate of 28,333,333 shares of its common stock purchased by Marr in PIPE transactions in the third quarter of 2003. See Note 7, Subsequent Events, regarding a further extension of the period in which the Company must file a registration statement.

Warrants, options and stock grants

During the first quarter of 2004, the Company issued stock grants for approximately 596,000 shares of its common stock, including grants from its 2003 Non-Qualified Stock Option Plan, as compensation under three consulting agreements. The Company recorded non-cash selling, general and administrative expense of $371,000 attributable to stock grants made in the first quarter of 2004, the amortized expense attributable to stock grants made in prior periods and the first quarter 2004 grant of below-market options granted to an employee, for which the expense was recognized using the intrinsic value method.

(7)    SUBSEQUENT EVENTS

Conversion of Mercator Debentures and Extension of Time to File a Registration Statement

On April 22, 2004, when the market price of the Company's common stock was $0.625 per share, Mercator Focus Fund converted the remaining $577,754 balance of its January 2003 10% convertible debenture plus related accrued interest and extension fees into 2,109,366 shares of restricted common stock. Also on April 22, 2004, Mercator Focus Fund converted the remaining $222,318 balance of its March 2003 10% convertible debenture plus related accrued interest and extension fees into 991,465 shares of restricted common stock.

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

On April 23, 2004, when the market price of the Company's common stock was $0.625 per share, Mercator Focus Fund and Mercator Momentum Fund each agreed to extend from April 29, 2004 until May 14, 2004 the period in which the Company is required to file a registration statement including shares of its common stock previously issued to them or, in the case of Mercator Momentum Fund, issuable to it upon conversion of outstanding debentures. On May 7, 2004, when the market price of the Company's common stock was $0.48 per share, the Company and Mercator Momentum Fund and Mercator Focus Fund agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which the Company is required to file a registration statement including shares of its common stock issued or potentially issuable upon conversion. Such shares were included in the Company's June 15, 2004 registration statement, which was declared effective on July 8, 2004.

On July 12, 2004, when the market price of the Company's common stock was $0.58 per share, Mercator Momentum Fund converted the remaining $91,597 principal balance of its January 2003 10% convertible debenture and the remaining $6,113 principal balance of its April 2003 12% convertible debenture plus related accrued interest and extension fees for each into 285,276 registered shares of the Company's common stock.

Extension of Marr Registration Rights

On April 23 2004, when the market price of the Company's Common Stock was $0.625, the Company and Marr agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued to Marr upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. On May 7, 2004, when the market price of the Company's common stock was $0.48 per share, Marr agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which the Company is required to file a registration statement including shares of its common stock issued to Marr upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. Such shares were included in the Company's June 15, 2004 registration statement, which was declared effective on July 8, 2004.

Amendment of Marr Credit Facility

On May 26, 2004, when the market price of the Common Stock was $0.46 per share, the Company and Marr again amended the Marr Credit Facility whereby Marr has committed to purchase up to $5,000,000 of Promissory Notes that the Company may issue through December 31, 2004. Any Notes issued pursuant to this second amendment will bear interest at 9% per annum and will have a maturity date of May 31, 2005. The $5,000,000 amount available under the amended Marr Credit Facility will be reduced by the amount of any equity financing obtained by the Company after the May 26, 2004 effective date of the second amendment and through the December 31, 2004 commitment period, exclusive of the proceeds of the May 2004 Private Placement. At July 22, 2004, the Company has issued no Notes under the Marr Credit Facility. As consideration for the extension of the commitment period reflected in the second amendment of the Marr Credit Facility, the Company issued to Marr a warrant to purchase 500,000 shares of its Common Stock at an exercise price of $0.40 per share. This warrant is immediately exercisable and expires two years from its date of issuance on May 26, 2006. The Company included the shares of its Common Stock underlying these three warrants in its June 15, 2004 registration statement, which was declared effective on July 8, 2004.

Additional Financing

May 2004 PIPE

On May 28, 2004, when the market price of the Company's Common Stock was $0.50 per share and pursuant to Regulations S and D, the Company issued 15,750,000 restricted shares of its Common Stock at a price of $0.40 per share to 6 unaffiliated investors and received gross proceeds of $6,300,000. Under the terms of the Marr Credit Facility, which provides Marr a right of first refusal to participate in subsequent financings on the same terms as other investors, Marr invested $3,000,000 in this private placement and the Company issued 7,500,000 restricted shares of its Common Stock to Marr. Under the terms of the subscription agreement, each investor received warrants to purchase the Company's Common Stock in an amount equal to 35% of the number of shares purchased in the private placement. Accordingly, the Company issued warrants to purchase an aggregate of 8,137,500 shares of its Common Stock to the investors and warrants to purchase an additional 630,000 shares of its Common Stock pursuant to placement agency agreements. The warrants are exercisable at a price of $0.50 per share for a period of five years from the May 28, 2004 date of issuance.

                         CALYPTE BIOMEDICAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

The securities purchase agreements for the May 2004 PIPE provide the investors with participation rights on the same terms and conditions as other investors in any subsequent financing transactions the Company may complete within one year of the closing of this placement. The shares issued pursuant to the May 2004 PIPE and the related warrants also contain anti-dilution provisions that will require the Company to issue additional shares of its common stock to the PIPE investors and modify their outstanding warrants if the Company raises additional equity financing at a price below $0.40 per share in the year following the closing of the PIPE transaction, except under the provisions of previously outstanding convertible debt, option or warrant agreements. The Company has granted piggyback registration rights and was required to register the shares issued in the May 2004 PIPE and the shares underlying the related warrants in a registration statement on Form SB-2 no later than June 18, 2004. Such shares were included in the Company's June 15, 2004 registration statement, which was declared effective on July 8, 2004.

July 2004 PIPE

On July 9, 2004, when the market price of the Company's Common Stock was $0.615 per share and pursuant to Regulation S, the Company issued 3,720,000 restricted shares of its Common Stock at a price of $0.40 per share to 5 unaffiliated investors and received gross proceeds of $1,488,000. Under the terms of the subscription agreement, each investor received warrants to purchase the Company's Common Stock in an amount equal to 70% of the number of shares purchased in the private placement. Accordingly, the Company issued warrants to purchase an aggregate of 2,604,000 shares of its Common Stock to the investors and warrants to purchase an additional 148,800 shares of its Common Stock pursuant to placement agency agreements. The warrants are exercisable at a price of $0.50 per share for a period of five years from the July 9, 2004 date of issuance.

The securities purchase agreements for the July 2004 PIPE provide the investors with participation rights on the same terms and conditions as other investors in any subsequent financing transactions the Company may complete within one year of the closing of this placement. The shares issued pursuant to the July 2004 PIPE and the related warrants also contain anti-dilution provisions that will require the Company to issue additional shares of its common stock to the PIPE investors and modify their outstanding warrants if the Company raises additional equity financing at a price below $0.40 per share in the year following the closing of the PIPE transaction, except under the provisions of previously outstanding convertible debt, option or warrant agreements. The Company has granted registration rights and is required to register the shares issued in the July 2004 PIPE and the shares underlying the related warrants in a registration statement on Form SB-2 no later than July 23, 2004.

Operating Lease

The Company's lease of its office and manufacturing facility in Alameda, Californa expired on June 30, 2004. The Company has initated the consolidation of its domestic manufacturing operations at its Rockville facility and completed the physical relocation of its Alameda operations prior to the expiration of the Alameda lease. On May 7, 2004, the Company signed a three year lease that commenced on June 18, 2004 for approximately 4,400 square feet of office space in Pleasanton, California that now houses its corporate headquarters. The base rent for the Pleasanton office space will be approximately $7,750 per month for the term of the lease.

Informal Inquiry by the SEC

By letter dated July 14, 2004, the SEC Division of Enforcement notified the Company that the matter has been terminated and that no enforcement action is recommended by the Commission at this time.